EXHIBIT 10.28

Execution Version

Dated 12 SEPTEMBER 2013

PT HOEGH LNG LAMPUNG

with

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

DBS BANK LTD

KOREA DEVELOPMENT BANK

OVERSEA-CHINESE BANKING CORPORATION LIMITED

and

STANDARD CHARTERED BANK

as Mandated Lead Arrangers

STANDARD CHARTERED BANK

as Facility Agent and Security Agent

THE FINANCIAL INSTITUTIONS LISTED HEREIN

as Lenders

THE FINANCIAL INSTITUTIONS LISTED HEREIN

as Hedging Banks

STANDARD CHARTERED BANK

as Offshore Account Bank

STANDARD CHARTERED BANK, JAKARTA BRANCH

as Onshore Account Bank

STANDARD CHARTERED BANK

as K-sure Agent

STANDARD CHARTERED BANK

as Issuing Bank

FACILITY AGREEMENT

for a $299,000,000 Term Loan Facility

and $10,700,000 Standby Letter of Credit Facility

in respect of the construction of one (1) Floating Storage

Regasification Unit (FSRU) having Hull No. 2548

at Hyundai Heavy Industries Co., Ltd. and a

tower yoke mooring system

Contents

Clause		Page

SECTION 1 - INTERPRETATION		1

1	Definitions and interpretation	1

SECTION 2 - THE FACILITIES		52

2	The Facilities	52

3	Purpose	55

4	Conditions of Utilisation	55

SECTION 3 - UTILISATION		57

5	Utilisation of Term Facility	57

6	Utilisation of LC Facility	60

SECTION 4 - LETTER OF CREDIT		62

7	Letter of Credit	62

SECTION 4 - REPAYMENT, PREPAYMENT AND CANCELLATION		66

8	Repayment	66

9	Illegality, prepayment and cancellation	67

SECTION 5 - COSTS OF UTILISATION		75

10	Interest	75

11	Interest Periods	76

12	Changes to the calculation of interest	77

13	Fees	78

SECTION 6 - ADDITIONAL PAYMENT OBLIGATIONS		80

14	Tax gross-up and indemnities	80

15	Increased Costs	85

16	Other indemnities	86

17	Mitigation by the Lenders	89

18	Costs and expenses	90

SECTION 7 - REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT		91

19	Representations	91

20	Information undertakings	97

21	Financial covenants	100

22	General undertakings	101

23	Construction undertakings	106

24	Project undertakings	108

25	Dealings with the Vessel	115

26	Condition and operation of Vessel	116

27	Insurance	119

28	Project Accounts, Receivables and Insurance Proceeds	123

29	Business restrictions	137

30	Hedging	141

31	Events of Default	145

32	Position of Hedging Banks	154

SECTION 8 - CHANGES TO PARTIES		157

33	Changes to the Lenders	157

34	Changes to the Obligors	161

35	Benefit and burden	161

36	Confidentiality	161

SECTION 9 - THE FINANCE PARTIES		165

37	Roles of Facility Agent, Security Agent and K-sure Agent	165

38	Conduct of business by the Finance Parties	181

39	Sharing among the Finance Parties	182

SECTION 10 - ADMINISTRATION		184

40	Payment mechanics	184

41	Set-off	187

42	Notices	187

43	Calculations and certificates	189

44	Partial invalidity	189

45	Remedies and waivers	189

46	Amendments and grant of waivers	190

47	Counterparts	191

THIS AGREEMENT is dated 12 September 2013 and made between:

(1)	PT HOEGH LNG LAMPUNG (the Borrower);

(2)	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., DBS BANK LTD, KOREA DEVELOPMENT BANK, STANDARD CHARTERED BANK and OVERSEA-CHINESE BANKING CORPORATION LIMITED as mandated lead arrangers (the Mandated Lead Arrangers);

(3)	STANDARD CHARTERED BANK as KSURE agent (the K-sure Agent);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the Original Lenders);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as hedging banks (the Original Hedging Banks);

(6)	STANDARD CHARTERED BANK as facility agent for the other Finance Parties (the Facility Agent);

(7)	STANDARD CHARTERED BANK as security agent for the Finance Parties (the Security Agent);

(8)	STANDARD CHARTERED BANK as offshore account bank (the Offshore Account Bank);

(9)	STANDARD CHARTERED BANK, JAKARTA BRANCH as onshore account bank (the Onshore Account Bank); and

(10)	STANDARD CHARTERED BANK as issuing bank (the Original Issuing Bank).

IT IS AGREED as follows:

SECTION 1 - INTERPRETATION

1	Definitions and interpretation

1.1	Definitions

In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

50% Acquisition Terms is as defined in the Charter.

Accession Deed means a deed of accession entered into in the form set out in Schedule 15 (Form of Accession Deed) or such other form as is agreed by the Facility Agent and the Borrower.

Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 28 (Project Accounts, Receivables and Insurance Proceeds).

Account Bank means the Offshore Account Bank or the Onshore Account Bank.

Account Security means, in relation to a Project Account (other than the Distribution Account), a deed or other instrument executed by the Borrower in favour of the Security Agent in an agreed form conferring a Security Interest over that Project Account.

Actual Project Cost means all Project Costs and other costs incurred to complete the Project (including Project Costs in respect of the Finance Documents) on or before Final Acceptance.

Additional Cost Rate has the meaning given to it in Schedule 6 (Mandatory Cost Formulae).

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agents means the K-sure Agent and the Facility Agent.

Agreed Scope of Work means the Technical Advisor’s scope of work as set out in Schedule 17 (Technical Adviser’s Scope of Work).

APLMA means the Asia Pacific Loan Market Association Limited.

Approved Credit Rating in respect of any relevant person, means a credit rating for the long term indebtedness of that person, or in the case of an insurer, an insurer financial strength rating, of not less than A- with Standard & Poor’s Rating Agency (or an equivalent rating with another internationally recognised credit rating agency).

Approved Operator means each O&M Contractor or another appropriately qualified and experienced company or group of companies within the Group as may be notified to the Facility Agent or another appropriately qualified and experienced company approved by the Lenders and K-sure.

Approved Refinancing means any extension of the Original FSRU Tranche Final Maturity Date which complies with the requirements of clause 22.15 (Balloon Refinancing) or any other refinancing approved by the Lenders in writing.

Approved Shareholder means the Singapore Shareholder, the Indonesian Shareholder or another company or group of companies which has provided, or in respect of which the Borrower has provided, to the Facility Agent all documentation and other evidence required by the Lenders in order for each Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

Approved Transferee means any commercial bank which has a credit rating for its long term indebtedness of not less than BBB+ with Standard & Poor’s Rating Agency (or the equivalent rating with another internationally recognised credit rating agency).

Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or another approved reputable international firm of accountants.

Authority means any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any person, whether or not government-owned and howsoever constituted or called, that exercises the functions of a central bank) in a Relevant Jurisdiction.

Available Cash Flow means, in respect of any period and without double counting:

(a)	the aggregate of:

(i)	all amounts received by the Borrower under or pursuant to the Charter and/or any other Project Agreement (including the Total Charter Rate during each period) and any compensation payments and/or Insurance Proceeds paid into, or permitted to be transferred into a Revenue Account which are not required to be applied in prepayment of any Facility, in each case in such period but excluding any up front or one off reimbursement payments not forming part of the Total Charter Rate received by the Borrower in connection with any Alteration (as defined in the Charter) and the Mooring Purchase Price;

(ii)	all interest and other income received by the Borrower during such period in respect of the Project Accounts (other than the Distribution Account); and

(iii)	refunds, credits, rebates or similar accounts of Tax actually received by the Borrower during such period,

(b)	less the sum of:

(i)	Operating Expenses paid by or due from the Borrower during such period excluding any payments by the Borrower in respect of (A) an Alteration referred to in paragraph (a) above or under the Mooring Documents or (B) any repairs and/or replacements or liabilities to the extent paid by Insurance Proceeds received by the Borrower (in the case of liabilities to the extent such Insurance Proceeds were paid in relation to such liabilities); and

(ii)	the Tax Element received by the Borrower under the Charter and paid into the Rupiah Account.

Available Commitment means, in relation to a Lender in respect of a Facility or Tranche at any time, that Lender’s Commitment under that Facility or Tranche minus:

(a)	the aggregate amount of its participations in any outstanding Loans or, as the case may be, any Letter of Credit under the relevant Facility or Tranche; and

(b)	in relation to any proposed Utilisation, the aggregate amount of its participations in any Loans or, as the case may be, any Letter of Credit that are due to be made under the relevant Facility or Tranche on or before the proposed Utilisation Date.

Available Drawings means, at any date for determination under this Agreement, the total amount which, as at such time, any member of the Group is entitled to draw under any credit facility with a major international bank or financial institution for a term of more than 12 months and not subject to any conditions with which it or any other relevant party would not be able to comply at such time.

Available Facility means, in relation to a Facility or Tranche, at any relevant time the aggregate of each Lender’s Available Commitment in respect of that Facility or Tranche and Available Facilities means at any relevant time, the aggregate of each Lender’s Available Commitment in respect of all of the Facilities or Trenches.

Balloon means the FSRU Tranche Repayment Instalment due on the Original FSRU Tranche Final Maturity Date (calculated as an amount equivalent to fifty per cent. (50%) of the aggregate of the FSRU Tranche Loans outstanding at the Last Availability Date in respect of the FSRU Tranche of the Commercial Facility), as such amount may be reduced in accordance with this Agreement.

Balloon Repayment Guarantee means the irrevocable financial guarantee and indemnity in respect of the repayment of the Balloon and any LC Loan and certain accrued interest thereon to be issued by the Guarantor in favour of the Security Agent in the agreed form and which shall be released in accordance with its terms.

Basel 2 Accord means the ‘International Convergence of Capital Measurement and Capital Standards, a Revised Framework’ published by the Basel Committee on Banking Supervision in June 2004 as updated prior to and in the form existing on the date of this Agreement excluding any amendment thereto arising out of the Basel 3 Accord.

Basel 2 Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel 2 Accord) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel 2 Accord.

Basel 2 Regulation means any law or regulation implementing the Basel 2 Accord or any Basel 2 Approach adopted by any Finance Party or any of its Affiliates.

Basel 3 Accord means, together, “Basel Ill: A global regulatory framework for more resilient banks and banking systems” and “Basel IlI International framework for liquidity risk measurement, standards and monitoring” both published by the Basel Committee on Banking Supervision on 16 December 2010.

Basel 3 Increased Costs means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel 3 Regulation (whether such implementation, application or compliance is by a government, regulators, Finance Party or any of its Affiliates).

Basel 3 Regulation means any law or regulation implementing the Basel 3 Accord save and to the extent that it re-enacts a Basel 2 Regulation.

Book Equity means, at any date for determination under this Agreement, the value of the capital and reserves of the Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet (but excluding any hedging reserve as shown in the relevant consolidated equity statement and the mark-to-market value of any financial derivatives).

Borrower Assigned Property means all the right, title, interest and benefit of the Borrower in and to:

(a)	the Vessel Rights;

(b)	the Guarantee Rights;

(c)	the Charter Documents;

(d)	the Building Contract Documents;

(e)	the Mooring Documents;

(f)	any Subordinated Loans;

(g)	the Promissory Notes;

(h)	the Earnings;

(i)	the Insurances;

(j)	any Requisition Compensation; and

(k)	each Hedging Contract.

Borrower Withdrawal Request means a notice substantially in the form set out in Part 1 of Schedule 18 (Form of instruction to Account Banks) or any other form agreed between the Borrower, the relevant Account Bank and the Facility Agent.

Borrower’s Security means together:

(a)	the Borrower Assigned Property;

(b)	all of the Borrower’s right, title, interest and benefit in and to the Vessel;

(c)	all of the Borrower’s right, title, interest and benefit in and to the Project Accounts (other than the Distribution Account);

(d)	all the Borrower’s other assets and undertakings (secured under the Fiduciary Assignment of Tangible Assets); and

(e)	all proceeds of realisation or enforcement of any Security Interest under a Security Document in or over any of the foregoing or the exercise of all and any rights, powers and remedies in relation to any such Security Interest over the foregoing.

Break Costs means the amount (if any) by which:

(a)	the interest (excluding the applicable Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum) had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current applicable Interest Period.

Builder means Hyundai Heavy Industries Co., Ltd, a company incorporated in South Korea with its principal office at 1, Jeonha-Dong, Dong-Gu, Ulsan, Korea.

Builder’s Performance L/C means any letter of credit issued to the Borrower pursuant to Article 7.10 of the Building Contract.

Builder’s Risk Insurances means:

(a)	all policies and contracts of insurance; and

(b)	all entries of the Lampung FSRU and/or the Mooring in a protection and indemnity or war risks or other mutual insurance association in the joint names of: (i) the Builder (in the case of the Lampung FSRU) or the Mooring EPC Contractor and/or the Mooring Installation Contractor (in the case of the Mooring) and (ii) the Borrower in respect of or in connection with the Lampung FSRU and/or the Mooring taken out under the Building Contract or the relevant Mooring Document.

Building Contract means the contract specified in Schedule 2 (Vessel information) and made between the Builder and the Sponsor relating to, inter alia, the construction of the Lampung FSRU (the Original Building Contract) as amended by addenda 1 to 3 dated 10 June 2011, 26 March 2012 and 2 July 2012 as novated to the Borrower pursuant to the Building Contract Novation Agreement.

Building Contract Documents means the Building Contract, any Builder’s Performance L/C, any Refund Guarantee and any other guarantee or security given to the Borrower by any persons for the Builder’s obligations under the Building Contract and includes any change orders or other deed, document, agreement or instrument amending, varying or supplementing any of the foregoing documents or any of the terms and conditions thereof.

Building Contract Novation Agreement means the novation agreement dated 22 July 2013 (as further described in Part 2 of Schedule 2 (Vessel information)) made between the Borrower, the Sponsor and the Builder, pursuant to which the rights and obligations of the Sponsor under the Original Building Contract were novated in favour of the Borrower.

Business Day means:

(a)	if a payment in dollars is to be made or would, but for the operation of clause 40.8 (Business Days), fall to be made by any person on that day, a day (other than a Saturday or Sunday) on which banks are open for general business in Seoul, Singapore, London, Jakarta, New York and, if such payment relates to a payment under a Guarantee, Oslo; or

(b)	for the purposes of determining LIBOR, a day (other than a Saturday or Sunday) on which banks are open for the transaction of domestic and foreign exchange business in London; or

(c)	for all other purposes, a day (other than a Saturday or Sunday) on which banks are open for general business in London, Singapore, Oslo, Seoul and Jakarta.

Cancellation Date shall have the meaning ascribed thereto in the Charter.

Capital Element means the hire payable by the Charterer to the Borrower in relation to the Vessel pursuant to clause 12 of the Charter, calculated in accordance with section 2.1 of Schedule 6 to the Charter.

Change in Location means a change in location of the Lampung FSRU from the Permitted Location.

Change of Control means:

(d)	the Shareholders, together, cease to, directly or indirectly, legally and beneficially, own one hundred per cent (100%) of the shares in the Borrower; or

(e)	unless the Master Limited Partnership has occurred, the Guarantor, ceases to, directly or indirectly, legally and beneficially, own at least forty nine per cent (49%) of the shares in the Borrower or have management control of the Borrower; or

(f)	if the Master Limited Partnership has occurred, the Guarantor, ceases to, directly or indirectly, legally and beneficially, own at least forty nine per cent (49%) of the units in the MLP or ceases to have management control of the MLP or the MLP ceases to, directly or indirectly, legally and beneficially, own at least forty nine per cent (49%) of the shares in the Borrower or the MLP ceases to have management control over the Borrower.

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Security Documents.

Charter means the amended and restated contract dated 17 October 2012 (as further described in Part 2 of Schedule 2 (Vessel information)) in respect of the procurement of the Mooring and the installation, lease, operation and maintenance of the Vessel for an initial period of twenty (20) years (the Original Charter) made between (1) the Charterer and (2) the Sponsor, as novated or to be novated to the Borrower pursuant to the Charter Novation Agreement.

Charter Documents means the Charter, the PGN L/C, the Umbrella Agreement, the Consortium Agreement, the Charter Guarantee and any guarantee or security given to the Borrower by any person for the Charterer’s obligations under the Charter and includes any other deed, document, agreement or instrument amending, varying or supplementing any of the foregoing documents or any of the terms and conditions thereof.

Charter Guarantee means each guarantee to be issued by the Charter Guarantor upon a novation of the Charter pursuant to and in accordance with clause 16.3 of the Charter, in form and substance satisfactory to the Lenders, acting reasonably.

Charter Guarantor means PT Perusahaan Gas Negara (Persero) Tbk, as further described in Part 2 of Schedule 2 (Vessel information).

Charter Liabilities means any and all obligations of the Borrower (whether present or future, actual or contingent) under or pursuant to the terms of the Charter.

Charter Novation Agreement means the novation agreement to be made between the Borrower, the Sponsor and the Charterer, pursuant to which the rights and obligations of the Sponsor under the Original Charter are novated in favour of the Borrower.

Charter Period means the “Lease Period” as defined in the Charter and further described in clause 3 of the Charter.

Charter Rate means the charter hire payable by the Charterer to the Borrower pursuant to the Charter in relation to the Vessel and payable pursuant to clause 12 of the Charter and which does not include the Operating and Maintenance Element or the Tax Element.

Charterer means PT Perusahaan Gas Negara (Persero) Tbk, as further described in Part 2 of Schedule 2 (Vessel information) or a wholly owned Affiliate of the Charter Guarantor which is wholly Controlled (as defined in the Charter) by the Charter Guarantor to whom all rights and obligations of the Initial Company (as defined in the Charter) under the Charter have been novated pursuant to and in accordance with clause 16.3 of the Charter.

Charterer’s Purchase Option means the purchase option in respect of the Vessel granted to the Charterer and exercisable in accordance with and subject to clause 36 of the Charter.

Classification means the classification specified in Schedule 2 (Vessel information) with the Classification Society or another classification approved by the Lenders as its classification.

Classification Society means the classification society specified in Part 2 of Schedule 2 (Vessel information) or another classification society requested by the Borrower or the Charterer, or as permitted under the Charter and in each case approved by the Lenders.

Co-assured means each party (other than the Borrower and any Finance Party) which is named as a co-assured on any of the Insurances in relation to the Vessel after Delivery.

Code means the US Internal Revenue Code of 1986.

Collateral means any and all assets over or in respect of which any Security Interest is created in favour of the Finance Parties or any of them pursuant to any Finance Document.

Commercial Facility means the term loan facility comprising of the FSRU Tranche and the Mooring Tranche in an aggregate amount of up to $120, 365,624 to be made available to the Borrower by the Commercial Lenders under this Agreement.

Commercial Facility Final Maturity Dates means the FSRU Tranche Final Maturity Date and the Mooring Tranche Final Maturity Date and Commercial Facility Final Maturity Date means either of them.

Commercial Facility Limit means the aggregate of the FSRU Tranche Limit and the Mooring Tranche Limit being an aggregate amount of $120,365,624.

Commercial Lender means:

(a)	any Original Commercial Lender; and

(b)	any bank or financial institution which has become a party as a Commercial Lender in accordance with clause 33 (Changes to the Lenders).

Commercial Loans means the FSRU Tranche Loans and the Mooring Tranche Loans and Commercial Loan means any of them.

Commitment means in relation to a Facility and a Tranche:

(a)	in relation to an Original Lender, the amount set opposite its name in Schedule 1 (The Original Lenders) in respect of such Facility or, as the case may be, such Tranche and the amount of any other Commitment transferred to it under this Agreement in respect of such Facility or, as the case may be, such Tranche or assumed by it in accordance with clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement in respect of such Facility or, as the case may be, such Tranche or assumed by it in accordance with clause 2.2 (Increase), in each case to the extent not cancelled, reduced or transferred by it under this Agreement.

Completion Guarantee means the irrevocable financial guarantee and indemnity to be issued by the Guarantor in favour of the Security Agent in the agreed form and which shall be released in accordance with its terms.

Completion Guarantee Release Date means the earlier of:

(a)	the date that all moneys, obligations and liabilities expressed to be guaranteed by the Guarantor in clause 2.1 (Guarantee) of the Completion Guarantee have been paid in full and the Available Commitments are zero; and

(b)	the date when the Facility Agent has confirmed to the Guarantor that it is satisfied, acting reasonably, that the conditions listed in the Schedule 13 (Conditions Precedent to Completion Guarantee Release Date) have been met.

Completion Guarantee Release Report means a report from the Technical Advisor prepared in accordance with the Agreed Scope of Work confirming that any of the following applies:

(a)	in the event of Final Acceptance following satisfaction of the NoR Conditions and the Final Acceptance Test under the Charter, the Lampung FSRU has continued to meet the Operational Minimum Requirements (as defined in the Charter) and continued to comply with the Warranty Performance Requirement (as defined in the Charter), in each case to a sufficient extent to permit the Borrower to maintain the Debt Service Coverage Ratio as required by clause 21.1 (Borrower Financial Covenants) throughout any continuous period of 90 days after the Final Acceptance Date; or

(b)	in the case of Deemed Acceptance, the Lampung FSRU has continued to meet the Operational Minimum Requirements (as defined in the Charter) and continued to comply with the Warranty Performance Requirement (as defined in the Charter), in each case, to a sufficient extent to permit the Borrower to maintain the Debt Service Coverage Ratio as required by clause 21.1 (Borrower Financial Covenants) throughout any continuous period of 90 days after Deemed Acceptance; and at any time after Deemed Acceptance:

(i)	the Lampung FSRU satisfied all the AMR Requirements; or

(ii)	in the event that an AMR Requirement was not satisfied, and there was not a reasonable opportunity (including by the supply of LNG and the nomination of regasified LNG by the Charterer) or it was agreed in consultation with the Technical Advisor that it was not reasonably practicable to determine whether the Lampung FSRU could satisfy that AMR Requirement, then as a minimum requirement the Lampung FSRU has demonstrated that:

(A)	for LNG transfer, storage and cargo handling systems:

(1)	the Lampung FSRU is capable of ship to ship transfer of LNG in accordance with the Charter; and

(2)	the LNG cargo storage and handling systems have been fully tested and accepted under the Building Contract;

(B)	for regasification and export systems:

(1)	each of the 3 LNG trains is capable of achieving its name plate capacity at 120MMscf per day, together with evidence that it is capable of ramping down to a minimum send-out rate of 45MMscf per day; or

(2)	if the system testing is limited (e.g. by LNG supply or gas export limitations) by the Charterer preventing the running of the trains to full capacity, each of the 3 LNG trains is capable of regasifying LNG at a rate of at least 45MMscf per day; or

(c)	in the case of Deemed Acceptance, to the extent that the requirements of paragraph (b) have not been satisfied, the Technical Advisor has assessed the performance of any untested or partially tested part of the Lampung FSRU, and is of the opinion that the Lampung FSRU is likely to be capable of satisfying the applicable Warranty Performance Requirements (as defined in the Charter) based on the results of operations and testing of the Lampung FSRU, including during vendor factory acceptance testing, sea trials and gas trials performed under the Building Contract and acceptance testing performed under the Charter.

For the purposes of this definition, an “AMR Requirement” means any of paragraphs 1(b), 1(c), 1(d), 1(f), 1(g), 1(h) and 1(i) of the Part A of Schedule 2 of the Charter.

Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate) or otherwise approved.

Compulsory Acquisition means requisition for title or other compulsory acquisition, nationalisation, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Vessel by any government entity or other competent authority, whether de jure or de factor, but shall exclude requisition for use or hire not involving requisition for title.

Confidential Information means all information relating to the Borrower, any Obligor, the Group, the Transaction Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	the Borrower or any member of the Group or any of their advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from the Borrower or any member of the Group or any of their advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 36 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by the Borrower or any member of the Group or any of their advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Borrower or Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Facility Agent and the Borrower.

Confirmation shall have, in relation to any Hedging Transaction, the meaning given to it in the relevant Hedging Master Agreement.

Consents means and includes consents, authorisations (including any Project Authorisations and Environmental Licences), licences, approvals, registrations with, declarations to or filings with, or waivers or exemptions from governmental or public bodies or Regulatory Authority or other authorities or courts.

Consortium Agreement means the agreement between the Sponsor or the Borrower and the EPCIC Contractor relating to the allocation of responsibility for delay liquidated damages payable under the Charter and the EPCIC Agreement (the Original Consortium Agreement) and, if not entered into by the Borrower, as novated or to be novated to the Borrower pursuant to the Consortium Agreement Novation Agreement.

Consortium Agreement Novation Agreement means a novation agreement made between the Borrower, the Sponsor and the EPCIC Contractor pursuant to which the rights and obligations of the Sponsor under the Original Consortium Agreement are novated in favour of the Borrower.

Constitutional Documents means, in respect of an Obligor, such Obligor’s memorandum and articles of association, by-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered by that Obligor pursuant to Schedule 3 (Conditions precedent).

Construction Account means the dollar account of the Borrower opened or, as the context may require, to be opened by the Borrower with the Offshore Account Bank, designated by the Offshore Account Bank to be the “PT HOEGH LNG LAMPUNG - Construction Account” and includes any redesignation and each sub-account thereof.

Contract Price means the price of the Lampung FSRU payable under the Building Contract and includes the instalments of such price paid or to be paid.

Cost Overruns means that part of the Actual Project Cost which exceeds the Initial Project Budget.

Debt Service for any period means, the aggregate of:

(a)	the amount of interest on the Facilities which is payable under clause 10 (Interest);

(b)	each principal amount of the Loans which is scheduled to be repaid under clause 8 (Repayment) (excluding the Mooring Tranche Repayment Instalment and the LC Loans); and

(c)	the Net Hedging Expenses,

in each case during that period.

Debt Service Coverage Ratio means:

(a)	for any date of testing under clause 21 (Financial covenants) the ratio of (i) Available Cash Flow to (ii) Debt Service for the Relevant Period ending on that date;

(b)	for the purposes of the Distribution Restrictions, the ratio of (i) Available Cash Flow to (ii) Debt Service for the most recent 6 month period ending on the applicable Repayment Date which falls on or within 10 Business Days of the date of the applicable transfer to the Distribution Account (but excluding any Debt Service that is due on a Repayment Date falling at the start, or within one (1) month of the start, of that period); and

(c)	for the purposes of the Completion Guarantee Release Date, the ratio of (i) Available Cash Flow to (ii) Debt Service for the 3 month period ending on the most recent Repayment Date (but excluding any Debt Service that is due on any Repayment Date falling at the start, or within one (1) month of the start, of such period);

in each case, as confirmed by the Borrower to the Facility Agent in a Compliance Certificate in accordance with clause 20.2 (Provision and contents of Compliance Certificate).

Debt Service Reserve means on any date a sum equal to the projected Debt Service obligations of the Borrower under this Agreement due in the six month period from that date (excluding the Mooring Tranche Repayment Instalment, the Balloon and any projected repayments of LC Loans and in respect of any period commencing on a Repayment Date, excluding the amounts payable on that Repayment Date) and provided that for such purpose LIBOR shall be assumed to be unchanged from the rate currently applicable for any Loan or pursuant to any Hedging Contract.

Debt Service Reserve Account means the dollar account of the Borrower opened or, as the context may require, to be opened by the Borrower with the Offshore Account Bank, designated by the Offshore Account Bank to be the “PT HOEGH LNG LAMPUNG - Debt Service Reserve Account” and includes any redesignation and each sub-account thereof.

Deemed Acceptance means Final Acceptance occurring under the Charter other than pursuant to satisfaction of the Acceptance Conditions (as defined in the Charter).

Default means an Event of Default or any event or circumstance which with giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default.

Defaulting Lender means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Facility Agent or the Borrower (which has notified the Facility Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with either clause 5.4 (K-sure Lenders’ participation) or clause 5.5 (Commercial Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five (5) Business Days of its due date;

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Delivery means the delivery to, and acceptance of the Lampung FSRU by, the Borrower under the Building Contract.

Delivery Date means the date on which Delivery occurs.

Delivery Instalment means the instalment of the Contract Price falling due on Delivery.

Disclosure Letter means the letter dated 6 September 2013 from Höegh LNG AS to the Mandated Lead Arrangers in relation to potential litigation and claims involving the Group.

Distribution Account means the dollar account of the Borrower opened or, as the context may require, to be opened by the Borrower with the Offshore Account Bank, designated by the Offshore Account Bank to be the “PT HOEGH LNG LAMPUNG - Distribution Account” and includes any redesignation and each sub-account thereof.

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Distribution Restriction means the occurrence of any of the following events:

(a)	the Debt Service Coverage Ratio for the most recent applicable period preceding, or ending on, the date of the proposed transfer to the Distribution Account is less than 1:20:1;

(b)	Final Acceptance has not occurred;

(c)	any Default or Event of Default has occurred and is continuing or would occur as a result of the transfer to the Distribution Account;

(d)	the Guarantor is in breach of any of the financial covenants set out in clause 21.2 (Guarantor Financial Covenants);

(e)	the first Repayment Instalment for each of the FSRU Tranche and the K-sure Facility has not been repaid in accordance with this Agreement or there are any outstanding Mooring Tranche Loans.

DSRA Balance means at any time the aggregate of the amount standing to the credit of the Debt Service Reserve Account and the amounts available to be drawn under each DSRA Letter of Credit.

DSRA Guarantee means the irrevocable financial guarantee and indemnity in respect of the Borrower’s obligations under clause 28.12 (Debt Service Reserve Account) to be issued by the Guarantor in favour of the Security Agent in the agreed form and which shall be released in accordance with its terms.

DSRA Letter of Credit means an irrevocable letter of credit issued by a DSRA L/C Issuer in favour of the Security Agent on terms acceptable to the Majority Lenders pursuant to clause 28.12(a) and includes any other letter of credit acceptable to the Majority Lenders that may replace it from time to time.

DSRA L/C Issuer means any Lender or other financial institution having an Approved Credit Rating.

Due Amount has the meaning given to it in clause 7.2 (Guarantee Payments).

Due Date has the meaning given to it in clause 7.2 (Guarantee Payments).

Due Diligence Report means a report from the Technical Advisor prepared in accordance with the Agreed Scope of Work.

Earnings means all money at any time payable to the Borrower for or in relation to the use or operation of the Vessel including the Total Charter Rate, the Purchase Option Price, freight, hire and passage moneys, money payable to the Borrower for the provision of services by or from the Vessel or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.

Enforcement Action means any action whatsoever to:

(a)	prematurely terminate or close out any Hedging Transaction (other than as provided by clause 32.4 (Close out of Hedging Contracts) or permitted under clause 30 (Hedging));

(b)	recover all or any part of any Hedging Debt including by set-off (whether by operation of law or otherwise) or combination of accounts;

(c)	exercise or enforce any rights under any guarantee, indemnity or other assurance in relation to (or given in support of) all or any part of any Hedging Debt (including under any Security Document);

(d)	exercise or enforce any rights under any Security Interest whatsoever (including, without limitation, the crystallisation (automatic or otherwise) of a floating charge) which secures or purports to secure any Hedging Debt (including under any Security Document);

(e)	apply, petition or vote for (or take any other steps which may lead to) any event described in clause 31.8 (Insolvency) or clause 31.9 (Insolvency proceedings) in relation to any Obligor; or

(f)	designate an Early Termination Date (as defined in any Hedging Master Agreement) or terminate and/or close out any transaction under any Hedging Contract prior to its stated maturity or demand payment of any amount which would become payable on or following an Early Termination Date or any such termination and/or close out, in each case other than in accordance with clause 32.4 (Close out of Hedging Contracts) or permitted under clause 30 (Hedging).

Environment means all or any of the following media: air (including air within buildings or other structures and whether below or above ground); land (including buildings and any other structures or erections in, on or under it and any soil and anything below the surface of the land); land covered with water; and water (including sea, ground and surface water and any living organism supported by such media).

Environmental and Social Regulations means:

(a)	any applicable law or regulation whose purpose or effect is (i) the protection of, or the prevention of damage to, the Environment, (ii) to regulate or control Environmental Contaminants, or (iii) to provide remedies in relation to harm or damage to the Environment; and

(b)	any applicable law or regulation whose purpose or effect is (i) to prevent, regulate or control an detrimental social effect, (ii) to provide remedies in relation to any detrimental social effect or (iii) to impose obligation so requirements in relation to social or cultural matters.

Environmental Claim means any claim, notice, prosecution, demand, action, abatement or other order (conditional or otherwise) relating to Environmental Matters or in response to a Spill or any notification or order requiring compliance with the terms of any Environmental Licence or Environmental Law and Environmental and Social Regulations which may reasonably be expected to result in a liability for an Obligor in respect of such matters that exceeds an amount of $1,000,000.

Environmental Contaminants means all Pollutants and contaminants (including any chemicals, biological, industrial, radioactive, dangerous, toxic or hazardous substance, water or residue, whether in solid or liquid form or a gas or vapour) and any genetically modified organisms.

Environmental Incident means any Spill from any vessel in circumstances where:

(a)	the Vessel or the Borrower or any O&M Contractor are or may reasonably be expected to be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement) (in the case of an O&M Contractor only if such Environmental Claims have arisen due to it being an O&M Contractor of the Lampung FSRU or otherwise in respect of or in connection with the Lampung FSRU); and/or

(b)	the Vessel is or may reasonably be expected to be arrested or attached in connection with any such Environmental Claim.

Environmental Law means all or any law, statute, rule, regulation, treaty, by-law, code of practice, order, notice, demand, decision of the courts or of any applicable governmental authority or agency or any other regulatory or other body in any applicable jurisdiction relating to Environmental Matters.

Environmental Licence means any permit, licence, authorisation, consent or other approval required at any time by any Environmental Law and Environmental and Social Regulations for the operation of the Borrower’s business or in order for the Borrower and each O&M Contractor to comply with its respective obligations under the Transaction Documents.

Environmental Management Plan means (i) the ship oil pollution emergency plan (SOPEP) in relation to the Vessel prepared in accordance with MARPOL 73/78 and (ii) the Environmental Management Plan prepared by the Charterer dated 12 September 2012, in the form provided by the Borrower to the Mandated Lead Arrangers prior to the date of this Agreement (unless otherwise agreed by the Lenders and the Borrower).

Environmental Matters means the pollution, conservation or protection of the Environment (both natural and built) or of man or any living organisms supported by the Environment.

EPCIC Agreement means the amended and restated contract between the Charterer and the EPCIC Contractor dated 17 October 2012 for the engineering, procurement, construction, installation and commissioning of the Project pipeline system on a turn-key, lump sum basis.

EPCIC Contractor means PT Rekayasa lndustri, a company incorporated in Indonesia with its principal office at Jalan Kalibata Timur I No. 36, Jakarta 12740.

Equator Principles means the principles set out in a paper entitled ‘‘A financial industry benchmark for determining assessing and managing social and environmental risk in project financing” dated July 2006 and developed and adopted by the International Finance Corporation and various other financial institutions, as amended, revived or reissued from time to time.

Equity Loan means any loan or loan stock made or, as the context may require, to be made available by the Singapore Shareholder or an Affiliate of the Singapore Shareholder to the Indonesian Shareholder pursuant to an Equity Loan Agreement.

Equity Loan Agreement means any loan agreement made or to be made between the Singapore Shareholder or an Affiliate of the Singapore Shareholder and an Indonesian Shareholder pursuant to the Shareholders Agreement.

Event of Default means any event or circumstance specified as such in clause 31 (Events of Default).

Excess Sponsor Funding means the amount by which the Sponsor Funding exceeds $104,000,000, as set out in the Financial Model and as such excess may be revised by the Borrower, with the consent of the Majority Lenders (acting reasonably and on the advice of the Technical Advisor) to reflect any additional Sponsor Funding not reflected in the Financial Model.

Extension Request means a written notice delivered to the Facility Agent in accordance with clause 6.6 (Extension of the Letter of Credit).

Facilities means:

(a)	the K-sure Facility;

(b)	the Commercial Facility; and

(c)	the LC Facility,

and Facility means any of them.

Facility Agent means Standard Chartered Bank or any person as may be appointed as facility agent under this Agreement.

Facility Agent Withdrawal Request means a notice substantially in the form set out in Part 2 of Schedule 18 (Form of instruction to Account Banks) or any other form agreed between the Borrower, the relevant Account Bank and the Facility Agent.

Facility Limit means the aggregate of the Commercial Facility Limit, the K-sure Facility Limit and the LC Facility Limit being an aggregate amount of not more than $309,700,000.

Facility Obligor means the Borrower and, until the Guarantee Release Date, the Guarantor.

Facility Office means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office through which it will perform its obligations under this Agreement.

Facility Period means the period from and including the date of this Agreement to and including the date on which (a) the issued Letters of Credit have been refunded to the Issuing Bank endorsed to the effect that they have been cancelled or any issued Letter of Credit has expired and (b) the Total Commitments of all Facilities have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been fully paid and discharged.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

FATCA Application Event has the meaning given to it in clause 14.9(a).

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

FATCA FFI means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

FATCA Protected Party means:

(a)	until and including the date of an Approved Refinancing, any Finance Party which is not required by applicable law, regulation or its group policy to be compliant with FACIA and/or other legislation or regulation applicable to it in a manner that would make it a FATCA Exempt Party;

(b)	from the date of an Approved Refinancing, any K-sure Lender who was a K-sure Lender on the date of the Approved Refinancing but immediately following the Approved Refinancing taking effect was not a Commercial Lender and which is not required by applicable law, regulation or its group policy to be compliant with FACTA and/or other legislation or regulation applicable to it in a manner that would make it a FATCA Exempt Party; and

(c)	any Finance Party which is required by applicable law, regulation or its group policy to be compliant with FATCA and/or other legislation or regulation applicable to it in a manner that would make it a FATCA Exempt Party and is so compliant.

Fee Letters means the letter(s) dated on or about the date of this Agreement between the relevant Finance Parties and the Borrower, each in the agreed form setting out any of the fees referred to in clause 13 (Fees) and Fee Letter means any of them.

Fiduciary Assignment of Receivables means an Indonesian law deed of fiduciary security (jaminan fidusia) over the Borrower’s rights under the Charter Documents, the Building Contract Documents, the Mooring Documents, the Vessel Rights and the Guarantee Rights executed by the Borrower in favour of the Security Agent in the agreed form;

Fiduciary Assignment of Tangible Assets means an Indonesian law deed of fiduciary security (jaminan fidusia) over all of the tangible assets of the Borrower executed by the Borrower in favour of the Security Agent in the agreed form

Fiduciary Assignments means the Fiduciary Assignment of Receivables, the Insurance Fiduciary Assignment, the Reinsurance Fiduciary Assignment, the Fiduciary Assignment of Tangible Assets and the Shares Security in respect of each Indonesian Shareholder and Fiduciary Assignment means any of them.

Final Acceptance means (a) the issue of the Final Acceptance Certificate by the Charterer pursuant to and in accordance with the terms of the Charter following satisfaction of the NoR Conditions and the Final Acceptance Test to the satisfaction of the Charterer or (b) Deemed Acceptance.

Final Acceptance Certificate means the “Certificate of Acceptance” (as defined in the Charter) issued or to be issued by the Charterer upon Final Acceptance in accordance with the terms of the Charter.

Final Acceptance Date means the date on which Final Acceptance occurs.

Final Acceptance Test means the “Acceptance Conditions” as defined in clause 6.2 of the Charter.

Final Maturity Date means the K-Sure Facility Maturity Date or either of the Commercial Facility Final Maturity Dates and in respect of a LC Loan means the FSRU Tranche Final Maturity Date.

Finance Documents means this Agreement, the Hedging Contracts, any Accession Deed, any Fee Letter, the Security Documents, any Subordination Deed, any lntercreditor Deed, each Utilisation Request and any other document designated as such by the Facility Agent and the Borrower.

Finance Party means the Facility Agent, the Security Agent, the K-sure Agent, the Issuing Bank, any Account Bank, any Mandated Lead Arranger, any Hedging Bank and any Lender (including K-sure if it has become a Lender) and Finance Parties means all of them.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	monies borrowed (including any overdraft facility);

(b)	debit balances at banks or other financial institutions;

(c)	any amount raised by acceptance under any acceptance credit facility or equivalent;

(d)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(e)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with applicable GAAP, be treated as a finance or capital lease;

(f)	unsubordinated redeemable preference shares (howsoever described);

(g)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(h)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, the marked to market value shall be taken into account);

(i)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of any underlying liability;

(j)	any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(k)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale-back or sale and leaseback agreement) under which interest charges are customarily paid or having the commercial effect of a borrowing or otherwise classified as borrowings under applicable GAAP; and

(l)	any guarantee for any of the items referred to in paragraphs (a) to (k) above.

Financial Model means the financial model setting out the base case financial projections and ratios related to the Project prepared by the Sponsor and approved by the Mandated Lead Arrangers prior to the date of this Agreement (as updated from to time to time by the Borrower with the approval of the Majority Lenders).

First Repayment Date means, in respect of the K-sure Facility and the FSRU Tranche of the Commercial Facility, subject to clause 40.8 (Business Days), the date falling three (3) months after the Last Availability Date of that Facility.

Flag State means the country specified in Schedule 2 (Vessel information) or such other state or territory as may be approved by the Lenders and K-sure (such approval not to be unreasonably withheld or delayed), at the request of the Borrower, as being the Flag State for the purposes of the Finance Documents.

FLNG Business means the Group’s rights, interests and title in and to certain assets used in the development and design of floating liquefied natural gas production units and plans and projects for utilisation of such units.

FLNG Transaction means a demerger, contribution in kind, private placement, sale or other disposal of all or any part of HFLNG, the Group’s shares in HFLNG and/or the FLNG Business.

Force Majeure Event means an event beyond the control of the Borrower and/or the Charterer as described in clause 25 of the Charter.

Free Liquid Assets means, at any date of determination under this Agreement, the aggregate value of the Group’s:

(a)	cash in hand;

(b)	deposits in banks (including any amounts credited to the Project Accounts) and financial institutions;

(c)	debt securities which are publicly traded on a major stock exchange or investment market (valued as at any applicable date of determination) and rated at least “A” with Standard and Poor’s; and

(d)	Available Drawings,

but excluding any of those assets subject to a Security Interest at any time.

FSRU means a floating LNG storage and regasification unit.

FSRU Tranche means the loan facility in an aggregate amount not exceeding the FSRU Tranche Limit available to be drawn by the Borrower on the terms, and subject to the conditions of, this Agreement.

FSRU Tranche Final Maturity Date means the Original FSRU Tranche Final Maturity Date or such later date as the Facility Agent may agree (on instructions of the Lenders, in their absolute discretion) or, except in respect of the LC Loans, as may be extended by the relevant Lenders and the Borrower in the event of an Approved Refinancing in accordance with clause 22.15 (Balloon Refinancing).

FSRU Tranche Loan each loan made or to be made to the Borrower under the FSRU Tranche of the Commercial Facility or (as the context may require) the outstanding principal amount of such borrowing and FSRU Tranche Loans means all of them.

FSRU Tranche Limit means an amount of $58,465,624.

FSRU Tranche Repayment Dates means with respect to the FSRU Tranche of the Commercial Facility:

(a)	the First Repayment Date relating to such Tranche;

(b)	each of the dates falling at three (3) monthly intervals thereafter up to but not including the Final Maturity Date for that Tranche; and

(c)	the FSRU Tranche Final Maturity Date.

FSRU Tranche Repayment Instalments means each scheduled repayment instalment payable on each FSRU Tranche Repayment Date in accordance with clauses 8.2(d) and 8.2(e) as may be amended by the Commercial Lenders and the Borrower in the event of an Approved Refinancing in accordance with clause 22.15 (Balloon Refinancing).

FSRU Tranche Repayment Schedule means the schedule set out in Part A of Schedule 11 (Repayment Schedules) as may be amended by the Commercial Lenders and the Borrower in the event of an Approved Refinancing.

Gap Analysis Report means a report from the Technical Advisor prepared in accordance with the Agreed Scope of Work.

GAAP means:

(a)	in relation to the Borrower, generally accepted accounting principles in Indonesia or, if so notified by the Borrower, generally accepted accounting principles in Indonesia or !FRS as may be notified to the Facility Agent by the Borrower prior to any such change applying for the purposes of this Agreement; and

(b)	in relation to the Guarantor, IFRS or, if so notified by the Borrower, generally accepted accounting principles in the United States of America or IFRS as may be notified to the Facility Agent by the Borrower prior to any such change applying for the purposes of this Agreement.

Grosse Akte Pendaftaran Kapal means the authenticated copy of the Lampung FSRU’s registration deed.

Group means the Guarantor and its Subsidiaries for the time being.

Guarantee Release Date means the date on which the Guarantor no longer has any obligations under any of the Guarantees.

Guarantees means each of the Prepayment Guarantee, the Balloon Repayment Guarantee, the DSRA Guarantee and the Completion Guarantee and Guarantee means any of them.

Guarantee Rights means the rights of the Borrower under any guarantees or warranties issued by the Builder, the Mooring EPC Contractor, the Mooring Installation Contractor or any manufacturer, supplier or repairer in respect of the manufacture, design, conversion, construction, supply, installation, operation and maintenance of the Vessel and/or the Mooring or any equipment of the Vessel and/or the Mooring or part thereof (including, without limitation, under or pursuant to the Building Contract or the Mooring EPC Contract).

Guarantor means Höegh LNG Holdings Ltd, a company incorporated in Bermuda with its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda.

Guarantor’s Letter of Undertaking means a letter of undertaking from the Guarantor in favour of the Security Agent (for and on behalf of the Finance Parties) in the agreed form to provide an irrevocable guarantee and indemnity in the agreed form for all amounts outstanding under the Finance Documents LESS (provided that such proceeds exceed the Major Casualty Amount and are paid in accordance with this Agreement and not applied by the Borrower in breach of this Agreement) any proceeds of the Insurances or Reinsurances received by the Borrower or a Finance Party relating to the Vessel FM, such guarantee to be provided in the event that prior to the date of an Approved Refinancing if the Charter is terminated for Vessel FM and the procedure for 50% Acquisition Terms is initiated and such terms are not agreed within 75 days after negotiation of the 50% Acquisition Terms commences and provided that such guarantee shall be released upon agreement of the 50% Acquisition Terms and where the Secured Obligations have been or, in the opinion of the Facility Agent, will be concurrently with the sale prepaid in full and provided that such undertaking shall automatically terminate and cease to apply with effect on the date of an Approved Refinancing.

Hedging Bank means:

(a)	any Original Hedging Bank;

(b)	any bank, financial institution, any trust, fund or other entity which has become a Party in accordance with clause 30.7 (Assignment of Hedging Contracts by Hedging Banks),

which in each case has entered into a Hedging Master Agreement with the Borrower and has not ceased to be a Party in accordance with the terms of this Agreement.

Hedging Contract means a Hedging Transaction together with the relevant Hedging Master Agreement and Hedging Contracts means all of them.

Hedging Debt means all present and future moneys, debts and liabilities due, owing and/or incurred by the Borrower to any Hedging Bank in connection with any Hedging Contract (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise) determined pursuant to the respective Hedging Contract.

Hedging Exposure means, as at any relevant date, the aggregate of the amount certified by each of the Hedging Banks to the Security Agent to be the net amount in dollars (a) in relation to all Hedging Contracts that have been closed out on or prior to the relevant date, that is due and owing by the Borrower to the Hedging Banks (or, to the extent that such amount is due and owing by the Hedging Banks to the Borrower, which amount shall be expressed as a negative amount) in respect of such Hedging Contracts on the relevant date and (b) in relation to all Hedging Contracts that are continuing on the relevant date, that would be payable by the Borrower to the Hedging Banks (or, to the extent that such amount would be payable by the Hedging Banks to the Borrower, which amount shall be expressed as a negative amount) under (and calculated in accordance with) the early termination provisions of the Hedging Contracts as if an Early Termination Date (as defined in the Hedging Master Agreements) had occurred on the relevant date in relation to all such continuing Hedging Contracts.

Hedging Master Agreement means a 2002 form of ISDA Master Agreement and the Schedule thereto between the Borrower and a Hedging Bank in a form agreed between the Facility Agent, such Hedging Bank and the Borrower and Hedging Master Agreements means all of them.

Hedging Security means a first assignment of the Borrower’s rights and interests in and to the Hedging Contracts in favour of the Security Agent in the agreed form.

Hedging Transaction means an interest rate swap transaction as evidenced by a Confirmation (as defined in the relevant Hedging Master Agreement) between the Borrower and a Hedging Bank under a Hedging Master Agreement and subject to the terms of this Agreement.

HFLNG means Höegh FLNG Ltd., a company incorporated in Bermuda.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

IFC Performance Standards means the performance standards set out in the paper entitled “Performance Standards and Guidance Notes - 2012 Edition” and developed by the International Finance Corporation.

IFRS means international accounting standards within the meaning of IAS regulation 1606/2002.

Illegality Payment means the proportion of a Due Amount which any LC Lender would have been obliged to pay to the Issuing Bank pursuant to clause 7.2(c), had clauses 9.1 (Illegality) or 9.5 (Right of cancellation in relation to a Defaulting Lender) not applied to that LC Lender, up to a maximum of the amounts received by the Issuing Bank by way of cash collateral from the Borrower (in respect of the Letter of Credit) or paid into the LC Cash Collateral Account for the purposes of cash collateral in respect of the Letter of Credit, in each case pursuant to any relevant provision of this Agreement at that time and not previously applied pursuant to clause 7.7 (Cash collateralisation).

IMF means the International Monetary Fund.

Impaired Agent means an Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	that Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if that Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to that Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Payment Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	that Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation means a confirmation substantially in the form set out in Schedule 16 (Form of Increase Confirmation).

Increase Lender has the meaning given to that term in clause 2.2 (Increase).

Increased Costs shall have the meaning given to it in clause 15.1(b) (Increased Costs).

Indemnified Person means:

(a)	K-sure, each Finance Party and each Receiver and any attorney, agent or other person appointed by them under and in accordance with the Finance Documents;

(b)	each Affiliate of those persons; and

(c)	any officers, employees or agents of any of the above persons.

Indirect Tax means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

Indonesian Shareholders means the Original Indonesian Shareholder and each New Shareholder which is not an Affiliate of the Guarantor or the MLP.

Initial Equity Account means a dollar account of the Borrower with a bank in Indonesia. Initial Project Budget means $403,000,000.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Advisor means Marsh (Singapore) Pte Limited or any other reputable insurance consultant familiar with the market with experience of assets of the same type as the Vessel and the Mooring, appointed by the Facility Agent on behalf of the Lenders, with the approval of the Borrower (such approval not to be unreasonably withheld or delayed and, to the extent that the Borrower has not responded to the Facility Agent within 5 Business Days of its request, such approval shall be deemed to have been given) to review the Insurances, the Finance Documents and, if necessary, the Reinsurances and to report to the Finance Parties whether such Insurances and/or Reinsurances are in full force and effect and in accordance with the requirements under the Finance Documents, the Charter, the Building Contract and the Mooring Documents (as applicable).

Insurance Assignment means, in relation to a Co-assured (other than the Charterer) a first assignment of that Co-assured’s rights and interests in and to the Insurances (other than protection and indemnity policies) and all benefits thereof (including the right to receive claims and to return of premiums) in relation to the Vessel after Delivery in favour of the Security Agent in the agreed form.

Insurance Fiduciary Assignment means an Indonesian law deed of fiduciary security (jaminan fidusia) of the Borrower’s rights in the Insurances and all benefits thereof (including the right to receive claims and to return of premiums) and the Builder’s Risk Insurances executed by the Borrower in favour of the Security Agent in the agreed form.

Insurance Notice means, in relation to the Insurances of the Vessel and the Mooring, a notice of assignment of such Insurances in the form scheduled to the Security Assignment (in the case of the Borrower), the Insurance Assignment (in the case of any other Co-assured (other than the Charterer) or any Reinsurance Fiduciary Assignment (in the case of an Insurer).

Insurance Proceeds means all proceeds of the Insurances and/or Reinsurances and/or Builder’s Risks Insurances (or any part thereof) from time to time received by any Obligor or any Finance Party (other than Total Loss Proceeds or Liability Insurance Proceeds).

Insurance Proceeds Account means the dollar account of the Borrower opened or as the context may require, to be opened by the Borrower with the Offshore Account Bank, designated by the Offshore Account Bank to be the “PT HOEGH LNG LAMPUNG - Insurance Proceeds Account” and includes any re-designation and each sub-account thereof.

Insurances means:

(a)	all policies and contracts of insurance (which expression includes, without limitation, any confiscation, expropriation, nationalisation and deprivation insurance, together with any kidnap and ransom insurance); and

(b)	all entries in a protection and indemnity or war risks or other mutual insurance association,

in the name of the Borrower or the joint names of the Borrower and any other person in respect of or in connection with the Vessel and/or the Mooring (up to and including the Final Acceptance Date) and/or the Earnings and/or the Project generally other than Builder’s Risk Insurances.

Insurer means any insurer which is from time to time party to any Reinsurance Fiduciary Assignment in favour of the Security Agent.

Interbank Market means the London interbank market.

lntercreditor Deed means the intercreditor deed dated on or around the date of this Agreement and entered into between each of the Finance Parties, the Borrower and the Singapore Shareholder.

Interest During Construction in relation to a Facility or Tranche, means interest which accrues under that Facility or Tranche from the date of this Agreement until the earlier of (a) Last Availability Date for that Facility or Tranche and (b) Final Acceptance.

Interest Payment Date shall have the meaning ascribed thereto in clause 10.2 (Payment of interest).

Interest Period means, in relation to a Loan, each period determined in accordance with clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 10.3 (Default interest).

Interpolated Screen Rate means, in relation to LIBOR for any Loan or Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan or Unpaid Sum; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan or Unpaid Sum,

each as of 11:00 a.m. on the Quotation Day for the offering of deposits in dollars.

Issuing Bank means the Original Issuing Bank or any other Lender having a credit rating for the long term indebtedness of that person of not less than BB with Standard & Poor’s Rating Agency or Bat with Moody’s Investor Service, Inc. (or the equivalent rating with another internationally recognised credit rating agency) which has become the Issuing Bank in accordance with this Agreement.

K-sure means Korea Trade Insurance Corporation.

K-Sure Agent means Standard Chartered Bank.

K-sure Facility means the term loan facility in an aggregate amount not exceeding the K-sure Facility Limit available to be drawn by the Borrower on the terms, and subject to the conditions of, this Agreement.

K-sure Facility Repayment Dates means with respect to the K-sure Facility:

(a)	the First Repayment Date relating to such Facility;

(b)	each of the dates falling at three (3) monthly intervals thereafter up to but not including the Final Maturity Date for that Facility; and

(c)	the Final Maturity Date for that Facility.

K-sure Facility Repayment Instalments means each scheduled repayment instalment payable on each K-sure Facility Repayment Date in accordance with clauses 8.2(a) and 8.2(b).

K-sure Facility Repayment Schedule means the schedule set out in Part B of Schedule 11 (Repayment Schedules).

K-sure Facility Limit means an amount of $178,634,376.

K-Sure Final Maturity Date means the date falling 144 months after Last Availability Date of the K-sure Facility, or such later date as the Facility Agent may agree (on instructions of the Lenders and K-sure, in their absolute discretion).

K-sure Insurance Proceeds means any and all insurance moneys, recoveries and/or any other amounts payable by K-sure under the K-sure Policy.

K-sure Lenders means:

(a)	any Original K-sure Lender; and

(b)	any bank or financial institutions which has become a party as a K-sure Lender in accordance with clause 33 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

K-sure Loan means a loan made or to be made to the Borrower under the K-sure Facility or (as the context may require) the outstanding principal amount of such borrowing and K-sure Loans means all of them.

K-sure Policy means the insurance policy given or to be given by K-sure in relation to this Agreement.

K-sure Premium means the full sum payable to K-sure as stipulated in the K-sure Policy, which sum may be adjusted by K-sure on the last Utilisation of the K-sure Facility in accordance with the terms of such policy and K-Sure’s internal regulations.

Korea means the Republic of Korea

Lampung FSRU means the FSRU being built by the Builder pursuant to the Building Contract with Hull number 2548 and to be delivered to the Borrower on the Delivery Date

Last Availability Date means:

(a)	in relation to the K-sure Facility and the FSRU Tranche of the Commercial Facility, the earliest to occur of:

(i)	31 October 2014;

(ii)	the Termination Date; and

(iii)	the date falling ninety (90) days after the Final Acceptance Date;

(b)	in relation to the Mooring Tranche of the Commercial Facility, the earliest to occur of:

(i)	31 October 2014;

(iv)	the Final Acceptance Date; and

(v)	the Termination Date; and

(c)	in relation to the LC Facility, the earliest to occur of:

(i)	the date falling thirty (30) days after Final Acceptance Date;

(ii)	the date falling thirty (30) days after the Cancellation Date (as defined in the Charter); and

(iii)	18 March 2015,

or in each case such later date as may be agreed in writing by the Borrower and the Facility Agent (acting on the instructions of the Lenders).

Latest Balance Sheet means the consolidated balance sheet of the Guarantor most recently delivered to the Facility Agent pursuant to clause 20.1 (Financial statements) and/or most recently made publicly available.

LC Amount means at any time prior to the relevant LC Termination Date, the maximum aggregate amount which may at that time be payable or at any time thereafter become payable by the Issuing Bank under the Letter of Credit.

LC Beneficiary means the Charterer.

LC Cash Collateral Account means the dollar account of the Borrower opened or as the context may require, to be opened by the Borrower with the Offshore Account Bank, designated by the Offshore Account Bank to be the “PT HOEGH LNG LAMPUNG — LC Cash Collateral Account” and includes any re-designation and each sub-account thereof.

LC Contribution means, in relation to any LC Lender at any time, that Lender’s participation in the Letter of Credit or, as the case may be, the principal amount of the LC Loan owing to that LC Lender at that time.

LC Demand means any demand for payment issued pursuant to and in accordance with a Letter of Credit.

LC Facility means the standby letter of credit facility provided to the Borrower by the Issuing Bank and the LC Lenders pursuant to this Agreement.

LC Facility Limit means an amount of $10,700,000.

LC Facility Repayment Dates means each of the dates specified in clause 8.2(f) (Repayment of LC Loans).

LC Lender means:

(a)	any Original LC Lender; and

(b)	any bank or financial institution which has become a party as a LC Lender in accordance with clause 33 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

LC Loan each loan deemed made to the Borrower under the LC Facility or (as the context may require) the outstanding principal amount of such borrowing and LC Loans means all of them.

LC Termination Date means the date on which a Letter of Credit will, pursuant to the terms thereof or pursuant to any other express agreement between the Issuing Bank and the LC Beneficiary which is not inconsistent with the Borrower’s obligations under the Charter, expire or be cancelled, being a date no later than 18 March 2015.

LC Utilisation means a Utilisation of the LC Facility which is to procured by the Borrower pursuant to and in accordance with clause 27.1 of the Charter.

Legal Reservations means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	notwithstanding the terms of any English Law Security Document or the assets or rights over which any English Law Security Document is expressed to create security, an English Law Security Document may not create effective security over an asset or right which is situated in or governed by the governing law of Indonesia (or in the case of Vessel Rights or Guarantee Rights any country other than England) and for the purpose of this paragraph (c) English Law Security Document means a Security Document governed by English law;

(d)	in relation to an assignment or charging of Vessel Rights and/or Guarantee Rights only, an assignment or other charge in breach of a prohibition on assignment or charging or without a consent required for such assignment or charge may not be effective;

(e)	as of the date of this Agreement, valid first-rank security interests under Indonesian laws are limited only to fiduciary security (fiducia), pledge (gadai) and mortgage (hak tanggungan), mortgage/hypothec over vessel and warehouse receipt (resi gudang). There is no assurance that Indonesian courts will recognize or enforce (i) the creation under any non-Indonesian law document of a security interest in assets of the Borrower located or sited in the Republic of Indonesia and (ii) the Powers of Attorney;

(f)	foreclosure on and sale of the capital goods covered by the Fiduciary Assignment of Tangible Assets (if any) may require the prior approvals of the Coordinating Board of Investment (“BKPM”) or the Minister of Finance, which approval may be conditioned upon payment of import duties and import value added taxes and import luxury goods sales taxes which may have been exempted, suspended or deferred upon importation of such goods.

(g)	foreclosure on and the sale of the Shares in the Borrower covered by the Share Security would be subject to the approvals from BKPM;

(h)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to any of the Finance Parties pursuant to clause 4.1 (Initial conditions precedent) or in connection with any Finance Document entered into after the first Utilisation; and

(i)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, or any trust, fund or other entity which has become a Party in accordance with clause 2.2 (Increase) or clause 33 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

Letter of Quiet Enjoyment means the letter of quiet enjoyment entered into or to be entered into between the Charterer, the Borrower and the Security Agent in the agreed form.

Letter of Credit means a standby letter of credit issued or to be issued by the Issuing Bank to the LC Beneficiary under the LC Facility for an amount not exceeding the LC Facility Limit, substantially in the form set out in Schedule 12 (Form of Standby Letter of Credit) or in any other form requested by the Borrower and agreed upon by the Facility Agent (with the prior consent of the LC Lenders) and the Issuing Bank for the term requested by the Borrower.

Liability Insurance Proceeds means the proceeds of the Insurances received in respect of protection and indemnity risks.

LIBOR means, in relation to any Loan or any part of it or any Unpaid Sum:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant Interest Period the applicable Interpolated Screen Rate;

(c)	if:

(i)	no Screen Rate is available for the currency of that Loan or Unpaid Sum; or

(ii)	no Screen Rate is available for the relevant Interest Period and it is not possible to calculate an Interpolated Screen Rate for that Loan and/or Unpaid Sum,

the Reference Bank Rate.

as of 11:00 am. (London time) on the Quotation Day for the offering of deposits in dollars for a period comparable to the Interest Period for the relevant Loan or relevant part of it or Unpaid Sum and, if any such rate is below zero, LIBOR will be deemed to be zero.

Limitation Acts means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984. LNG means liquified natural gas.

Loans means, together, the K-sure Loans, the Commercial Loans and the LC Loans and Loan means any of them.

London Business Day means a day (other than a Saturday or a Sunday) on which banks are open for business in London.

Loss of Hire Insurance Proceeds means the proceeds of the Insurances received in respect of loss of hire (if such Insurances are entered into in respect of the Vessel).

Loss Payable Clauses means, in relation to the Insurances of the Vessel and/or the Mooring, the provisions concerning payment of claims under such Insurances or, as the case may be, Reinsurances in the form scheduled to the Security Assignment, the Insurance Assignment, any Reinsurance Fiduciary Assignment (as the case may be) or in another approved form.

Losses means any losses, liabilities, costs, charges, expenses, claims, damages, penalties, fines or other sanctions of whatsoever nature (including without limitation, Taxes).

Maintenance Provider means an appropriately qualified company or group of companies within the Group as may be notified to the Facility Agent by the Borrower or another appropriately qualified company approved by the Lenders or such other Approved Operator which has been appointed by the Borrower as maintenance provider in accordance with clause 24.4 (Operation and Maintenance) of this Agreement.

Major Casualty means any casualty to the Vessel for which the total insurance claim, inclusive of any deductible, exceeds or is reasonably likely to exceed the Major Casualty Amount.

Major Casualty Amount means in respect of the Vessel, $30,000,000 (or the equivalent in any other currency).

Majority Lenders means at any time:

(a)	if there is any Loan then outstanding, a Lender or Lenders whose participations in the Loan(s) then outstanding aggregate more than 66 2/3% of all such Loan(s); or

(b)	if there is no Loan then outstanding and the Available Facilities are then greater than zero, a Lender or Lenders whose Available Commitments aggregate more than 66 2/3% of the Available Facilities; or

(c)	if there is no Loan then outstanding and the Available Facilities are then zero:

(i)	if the Available Facilities became zero after a Loan ceased to be outstanding, a Lender or Lenders whose Available Commitments aggregated more than 66 2/3% of the Available Facilities immediately before the Available Facilities became zero; or

(ii)	if a Loan ceased to be outstanding after the Available Facilities became zero, a Lender or Lenders whose participations in the Loan(s) outstanding immediately before any Loan ceased to be outstanding aggregated more than 66 2/3% of all such Loan(s).

Mandatory Cost means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 6 (Mandatory Cost Formulae).

Manuals and Technical Records means, in relation to the Vessel, all such books, records, logs, manuals, handbooks, technical data, plans, drawings and other materials and documents (whether or not kept or required to be kept in compliance with any applicable laws or the requirements of the Classification Society) relating to the Vessel.

Margin means:

(a)	in relation to each K-sure Loan, 2.30% per annum;

(b)	in relation to each FSRU Loan, 3.40% per annum;

(c)	in relation to the Mooring Loan, 2.50% per annum; and

(d)	in relation to each LC Loan, 3.40% per annum.

Master Limited Partnership means a corporate restructuring or reorganisation where following such restructuring or reorganisation:

(a)	49% of the shares in the Borrower shall be owned directly or indirectly by a new master limited partnership (MLP) and the remaining 51% of the shares in the Borrower shall be owned directly by the Indonesian Shareholders;

(b)	the Guarantor shall, directly or indirectly, own at least 49% of all units of the MLP and have management control over the MLP; and

(c)	the MLP shall have management control over the Borrower.

Master Maintenance Agreement means an agreement for the provision or procurement of maintenance between the Borrower and a Maintenance Provider in relation to the FSRU substantially following the terms set out in the applicable outline terms provided to the Mandated Lead Arrangers prior to the date of this Agreement or as otherwise approved.

Master Parts Agreement means an agreement for the provision or procurement of spare or replacement parts between the Borrower and a Parts Provider in relation to the FSRU substantially following the terms set out in the applicable outline terms provided to the Mandated Lead Arrangers prior to the date of this Agreement or as otherwise approved.

Material Adverse Effect means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Borrower, any other Facility Obligor or the Charterer to a level that adversely impacts the ability of any Obligor to perform its obligations under the Finance Documents;

(b)	the ability of an Obligor to perform its obligations under any of the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted pursuant to, any of the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Material Project Agreement means the Charter, any Charter Guarantee, the PGN L/C, the Umbrella Agreement, the Consortium Agreement, the Building Contract, the Refund Guarantee, any Builder’s Performance L/C, the Mooring EPC Contract, the Mooring Installation Contract, the Modec Guarantee, the Supervision Agreement and any O&M Contract.

MLP has the meaning given to it in the definition of Master Limited Partnership.

Modec means Modec International, Inc. whose corporate office is located at 14741 Yorktown Plaza Drive, Houston, TX 77040.

Modec Guarantee means the parent company guarantee to be issued by Modec in favour of the Borrower in respect of the Mooring EPC Contract following execution of the Mooring EPC Contract Novation Agreement.

Mooring means the Mooring as defined in the Charter.

Mooring Contract Price means the aggregate amount, payable by the Borrower (or prior to the relevant novation the Sponsor and/or its Affiliates) in respect of the Mooring under the Mooring EPC Contract and the Mooring Installation Contract, as notified by the Borrower to the Facility Agent.

Mooring Documents means the Mooring EPC Contract, the Modec Guarantee, the Mooring Installation Contract and any guarantee or security given to the Borrower by any person for the Mooring EPC Contractor’s obligations under the Mooring EPC Contract and/or the Mooring Installation Contractor’s obligations under the Mooring Installation Contract and includes any change orders or other deed, document, agreement or instrument amending, varying or supplementing any of the foregoing documents or any of the terms and conditions thereof.

Mooring EPC Contract means the contract specified in Schedule 2 (Vessel Information) and made between the Mooring EPC Contractor and the Sponsor relating to, inter alia, the construction of the Mooring (the Original Mooring EPC Contract) as novated or to be novated to the Borrower pursuant to the Mooring EPC Contract Novation Agreement.

Mooring EPC Contractor means SOFEC, Inc., a company incorporated in Texas, United States of America with its registered office at 14741 Yorktown Plaza Drive, Houston, Texas, 77040.

Mooring EPC Contract Novation Agreement means the novation agreement between the Borrower, the Mooring EPC Contractor and HLNG Asia Pte Ltd, pursuant to which the rights and obligations of HLNG Asia Pte Ltd under the Original Mooring EPC Contract are novated in favour of the Borrower.

Mooring installation Contract means a contract relating to the installation of the Mooring at the Site to be made between the Borrower and the Mooring Installation Contractor substantially following the terms set out in the applicable letter of intent provided by the Borrower prior to the entry into such contract and approved by the Lenders (acting reasonably) or as otherwise approved.

Mooring Installation Contractor means a company approved by the Lenders (acting reasonably).

Mooring Payment Accounts means the Offshore Mooring Account and the Onshore Mooring Account and Mooring Payment Account means either of them.

Mooring Purchase Price means the amount in respect of the purchase price of the Mooring calculated in accordance with the Charter and payable by the Charterer to the Borrower.

Mooring Tranche means the loan facility in an aggregate amount not exceeding the Mooring Tranche Limit available to be drawn by the Borrower on the terms, and subject to the conditions of, this Agreement.

Mooring Tranche Final Maturity Date means the earliest of:

(a)	18 March 2015;

(b)	the first Interest Payment Date following the Final Acceptance Date; and

(c)	three (3) months after the date of the Mooring Declaration (as defined in the Charter),

or such later date as the Facility Agent may agree (on instructions of the Commercial Lenders, in their absolute discretion).

Mooring Tranche Limit means an amount of up to $61,900,000.

Mooring Tranche Loan means the loan made or to be made to the Borrower under the Mooring Tranche of the Commercial Facility or (as the context may require) the outstanding principal amount of such borrowing.

Mooring Tranche Repayment Date means the Mooring Tranche Final Maturity Date.

Mooring Tranche Repayment Instalment means the scheduled repayment instalment payable on the Mooring Tranche Repayment Date in accordance with clause 8.2 (c).

Mortgage means a first ranking Indonesian ship hypothec (hipotek kapal) over the Vessel in the agreed form executed by the Borrower in favour of the Security Agent.

Mortgage Period means the period commencing on the date on which the Mortgage over the Vessel is executed and submitted for registration until the earlier of the date on which the Mortgage is released and discharged and the Total Loss Date in respect of the Vessel.

Net Hedging Expenses for any period means the amounts payable (or, in respect of a future period, projected to be payable) during that period under any Hedging Contract by the Borrower less the amounts payable (or, in respect of a future period, projected to be payable) during that period under any Hedging Contract to the Borrower in each case excluding any payment in respect of a party’s costs of entering into or terminating a Hedging Contract (and, for the avoidance of doubt, any Net Hedging Expenses may be a negative amount as well as a positive amount).

New Lender has the meaning given to such term in clause 33.1 (Assignments and transfers by the Lenders).

New Shareholder means any person or corporate entity which has become a shareholder of the Borrower pursuant to and in accordance with clause 29.16 (Replacement and/or additional shareholder).

NOR Conditions means the “NoR Conditions” as defined in clause 6.1 of the Charter.

O&M Contract means a Technical Services Agreement, a Master Maintenance Agreement or a Master Parts Agreement.

O&M Contractor means a Maintenance Provider or a Parts Provider or a Technical Services Provider.

O&M Contractor Undertaking means, in relation to each O&M Contractor which is an Affiliate of the Borrower or Guarantor, an undertaking by that O&M Contractor to the Security Agent in the agreed form.

Obligors means a Facility Obligor, the Singapore Shareholder, each O&M Contractor which is an Affiliate of the Borrower or the Guarantor (so long as it is a party to a Finance Document) and any other Affiliate of the Borrower (other than an Indonesian Shareholder) or the Guarantor (other than the Sponsor so long as it is a party only to the Sponsor’s Assignment) which is from time to time a party to a Finance Document and Obligor means any of them.

OECD Common Approaches means Recommendation of the Council in Common Approaches for Officially Supported Export Credits and Environmental and Social Due Diligence (the Common Approaches) (TAD/ECG (2012) 5) dated 28 June 2012.

Offshore Account Bank means the Offshore Account Bank specified above and includes any person who may be appointed by the Borrower with the approval of the Majority Lenders (not to be unreasonably withheld or delayed) as an ‘Offshore Account Bank’ in addition to or, as the case may be, in substitution for the Offshore Account Bank as at the date of this Agreement and which has entered into an Accession Deed.

Offshore Mooring Payment Account means the dollar account of the Borrower opened or, as the context may require, to be opened by the Borrower with the Offshore Account Bank, designated by the Offshore Account Bank to be the “PT HOEGH LNG LAMPUNG — Offshore Mooring Payment Account” and includes any redesignation and each sub-account thereof.

Offshore Operating Account means the dollar account of the Borrower opened or as the context may require, to be opened by the Borrower with the Offshore Account Bank, designated by the Offshore Account Bank to be the “PT HOEGH LNG LAMPUNG — Offshore Operating Account” and includes any re-designation and each sub-account thereof.

Offshore Revenue Account means the dollar account of the Borrower opened or, as the context may require, to be opened by the Borrower with the Offshore Account Bank, designated by the Offshore Account Bank to be the “PT HOEGH LNG LAMPUNG - Offshore Revenue Account” and includes any redesignation and each sub-account thereof.

Onshore Account Bank means the Onshore Account Bank specified above and includes any person who may be appointed by the Borrower with the approval of the Majority Lenders (not to be unreasonably withheld or delayed) as an ‘Onshore Account Bank’ in addition to or, as the case may be, in substitution for the Onshore Account Bank as at the date of this Agreement and which has entered into an Accession Deed.

Onshore Delivery Account means the dollar account of the Borrower opened or as the context may require, to be opened by the Borrower with the Onshore Account Bank, designated by the Onshore Account Bank to be the “PT HOEGH LNG LAMPUNG — Onshore Delivery Account” and includes any re-designation and each sub-account thereof.

Onshore Operating Account means the rupiah account of the Borrower opened or as the context may require, to be opened by the Borrower with the Onshore Account Bank, designated by the Onshore Account Bank to be the “PT HOEGH LNG LAMPUNG — Onshore Operating Account” and includes any re-designation and each sub-account thereof.

Onshore Mooring Payment Account means the dollar account of the Borrower opened or, as the context may require, to be opened by the Borrower with the Onshore Account Bank, designated by the Onshore Account Bank to be the “PT HOEGH LNG LAMPUNG - Onshore Mooring Payment Account” and includes any redesignation and each sub-account thereof.

Onshore Proceeds Account means the dollar account of the Borrower opened or as the context may require, to be opened by the Borrower with the Onshore Account Bank, designated by the Onshore Account Bank to be the “PT HOEGH LNG LAMPUNG — Onshore Proceeds Account” and includes any re-designation and each sub-account thereof.

Onshore Revenue Account means the dollar account of the Borrower opened or, as the context may require, to be opened by the Borrower with the Onshore Account Bank, designated by the Onshore Account Bank to be the “PT HOEGH LNG LAMPUNG - Onshore Revenue Account” and includes any redesignation and each sub-account thereof.

Operating Accounts means the Offshore Operating Account and the Onshore Operating Account and Operating Account means either of them.

Operating and Maintenance Element means the fee payable by the Charterer to the Borrower pursuant to clause 12 of the Charter, calculated in accordance with sections 3.2 to 3.7 of Schedule 6 to the Charter.

Operating Expenses means all operating expenses, taxes, capital expenditure, payments under Project Documents (other than Subordinated Loan Agreements and Promissory Notes), employee costs, insurance premiums and similar amounts payable by the Borrower.

Original Commercial Lenders means those banks and financial institutions listed in Schedule 1 (The Original Lenders) as Commercial Lenders.

Original Financial Statements means the audited consolidated financial statements of the Guarantor for its financial year ended 31 December 2012.

Original FSRU Tranche Final Maturity means the date falling 84 months after the Last Availability Date in respect of the FSRU Tranche of the Commercial Facility.

Original Hedging Banks means the banks and financial institutions listed in Schedule 1 as Hedging Banks.

Original Indonesian Shareholder means PT Bahtera Daya Utama, a company incorporated in Indonesia with its registered office at Jalan Ampera Raya No. 9-10, Jakarta Selatan 12550, Indonesia.

Original K-sure Lenders means those banks and financial institutions listed in Schedule 1 (The Original Lenders) as K-sure Lenders.

Original Lenders means the Original K-sure Lenders, the Original Commercial Lenders and the Original LC Lenders and Original Lender means any of them.

Original LC Lenders means those banks and financial institutions listed in Schedule 1 (The Original Lenders) as LC Lenders.

Original Security Documents means:

(a)	the Mortgage;

(b)	the Security Assignment;

(c)	the Project Agreements Assignment;

(d)	the Insurance Assignment;

(e)	the Shares Security

(f)	the Sponsor’s Assignment;

(g)	the Account Security;

(h)	each O&M Contractor Undertaking;

(i)	the Supervisor Undertaking;

(j)	the Letter of Quiet Enjoyment;

(k)	the Guarantees;

(l)	the Guarantor’s Letter of Undertaking;

(m)	the Fiduciary Assignments;

(n)	the Hedging Security;

(o)	any DSRA Letter of Credit; and

(p)	the Powers of Attorney.

Original Shareholders means the Singapore Shareholder and the Original Indonesian Shareholder.

Participating Member State means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

Parts Provider means a company or group of companies within the Group as may be notified to the Facility Agent by the Borrower or another appropriately qualified company approved by the Lenders or such other Approved Operator which has been appointed by the Borrower as parts provider in accordance with clause 24.4 (Operation and Maintenance) of this Agreement.

Party means a party to this Agreement.

Perfection Requirements means the paying, making or the procuring of the appropriate registrations, taxes, fees, filings, endorsements, notarisation, stampings, translations and/or notifications in respect of the Security Documents as specifically referred to in any Finance Document or in any legal opinion delivered to the Facility Agent pursuant to clause 4 (Conditions of Utilisation) or in connection with the entry into any Finance Document.

Permitted Amendment means:

(a)	any amendment of, or waiver or release of a party’s obligations under, any Subordinated Loan Agreement and/or any Promissory Note and/or any Equity Loan Agreement provided that if it is a material amendment, waiver or release it is notified in advance to the Facility Agent;

(b)	any amendment of, or waiver or release of a party’s obligations under, the Shareholders Agreement other than an amendment, waiver or release of any Restricted Provision which is notified in advance to the Facility Agent;

(c)	any amendment to the Building Contract and/or Mooring EPC Contract and/or Mooring Installation Contract in accordance with clause 23.8 (Variations to Building Contract, Mooring EPC Contract and Mooring Installation Contract) and any consequential amendment required to be made to the Charter pursuant to an expert’s determination;

(d)	any amendment to an O&M Contract which does not result in the Operating Expenses of the Borrower for the applicable period exceeding the then applicable Projected Operating

Expenses or increasing any other liability of the Borrower under the Project Agreements or in a change to the tenor of such Project Agreements and which is notified in advance to the Facility Agent; and

(e)	any amendment to the Supervision Agreement or any other Project Agreement which is not a Material Project Agreement or expressly referred to elsewhere in this definition which does not result in an increase in any amount payable by the Borrower or the liability of the Borrower under the Project Agreements or in a change to the tenor of such Project Agreements and which is notified in advance to the Facility Agent;

(f)	any amendment to the Charter by way of a change order or written amendment which relates to matters of a purely technical and/or operational nature and which would not, or would not reasonably be expected to:

(i)	require the Borrower to effect or otherwise result in a material structural alteration to the Vessel or the Mooring or affect the safety or structural integrity thereof; or

(ii)	result in any change in the amount (by way of reduction), calculation, method or timing of payment of the Total Charter Rate; or

(iii)	result in any reduction to the Charter Period or termination of the Charter; or

(iv)	result in any change to the termination and/or force majeure provisions (if applicable) of a Project Agreement; or

(v)	result in any change to any counterparty to a Project Agreement; or

(vi)	result in any forecast shortfall in funding to achieve Final Acceptance in excess of $5,000,000 in aggregate during the construction period; or

(vii)	result in an increase in Operating Expenses that are not being compensated in full by the Charterer;

(g)	any amendment permitted under clause 24.1(d) or 24.1(e) (Project Agreements) or required pursuant to and in accordance with this Agreement and any consequential amendments required to be made to the Charter pursuant to an expert’s determination; and

(h)	any novation of a Project Agreement (other than the Charter) to the Borrower as contemplated by this Agreement, the Building Contract Novation Agreement, the Mooring EPC Contract Novation Agreement, the Umbrella Novation Agreement or the Consortium Agreement Novation Agreement;

(i)	any novation of the Charter to the Borrower pursuant to the Charter Novation Agreement or by the Charterer pursuant to clause 16.3 of the Charter and in accordance with clause 24.1(d)(vi) of this Agreement;

(j)	any extension of the term of the Charter.

Permitted Financial Indebtedness means any:

(a)	Financial Indebtedness incurred under, or as expressly permitted by, the Finance Documents; and

(b)	Financial Indebtedness in the form of Subordinated Loans or Promissory Notes;

(c)	Financial Indebtedness in the form of an Approved Refinancing;

(d)	Financial Indebtedness incurred in respect of any trade and/or sundry creditors which is not exceeding ninety (90) days; and

(e)	Financial Indebtedness under finance or capital leases of vehicles, plant, machinery, equipment or computers provided that the aggregate capital value of all such items so leased by the Borrower under outstanding leases does not exceed $250,000 at any time.

Permitted Location means the Site or any other location required under the Charter Documents as the Lenders may approve in accordance with clause 24.12 (Negative covenants).

Permitted Maritime Liens means:

(a)	unless an Event of Default is continuing, any ship repairer’s or outfitter’s possessory lien in respect of the Vessel for an amount not exceeding the Major Casualty Amount;

(b)	any lien on the Vessel for master’s, officer’s or crew’s wages outstanding in the ordinary course of its trading which are not overdue;

(c)	any lien on the Vessel for salvage; and

(d)	any lien arising in the ordinary course of business or operation of the Vessel created by statute or by operation of law in Indonesia (and constituting a bona fide, non-discriminatory measure of general application) and in respect of obligations which are not overdue or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such lien do not, in the reasonable opinion of the Facility Agent, involve any likelihood of the sale, forfeiture or loss or, or of any interest in, or loss of use (for a period of seven (7) days or more) of, the Vessel.

Permitted Repayment means any repayment or payment in respect of Promissory Notes made by the Borrower prior to the first Utilisation Date provided that such repayment or payment is made solely from amounts paid by the Shareholders pursuant to the subscription of shares in or other capitalisation of share or equity of the Borrower.

Permitted Security Interest means:

(a)	any Security Interest which is created by or expressed to be created by any Finance Document or in respect of any cash collateral in relation to the LC Facility;

(b)	a Permitted Maritime Lien;

(c)	until the date that the Shares Security is entered into by the Indonesian Shareholder, any Security Interest over the shares in the Borrower owned by the Indonesian Shareholder;

(d)	any Security Interest arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Borrower in the ordinary course of trading and on the supplier’s standard or usual terms and not as a result of any default or omission by the Borrower;

(e)	any Security Interest arising as a consequence of any finance or capital lease which is permitted pursuant to paragraph (e) of the definition of Permitted Financial indebtedness;

(f)	any Security Interest existing in favour of an Account Bank pursuant to paragraph 3.1 of Schedule 19 (Account Banks provisions);

(g)	any Security Interest over cash collateral contemplated in clause 9.2(b); or

(h)	any other Security Interest approved by the Lenders.

PGN L/C means an irrevocable standby letter of credit substantially in the form of Part B of Schedule 4 of the Charter or such other form as may be approved by the Lenders which is issued by an Approved Bank (as defined in the Charter) in favour of the Borrower in accordance with the Charter.

Pollutant means and includes LNG, crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

Powers of Attorney means the security powers of attorney in the agreed form granted or, as the context may require, to be granted by the Borrower to the Security Agent on behalf of the Finance Parties, pursuant to which the Borrower appoints or, as the context may require, will appoint the Security Agent as its attorney for the purposes of, inter alia, effecting the termination of the Charter, the repossession of the Vessel, the decommissioning of the Vessel, sale of the Vessel, the towage of the Vessel to a location outside the Permitted Location, the deregistration of the Vessel and/or creating second and subsequent hypothec over the Vessel.

Prepayment Guarantee means the irrevocable financial guarantee and indemnity in respect of the K-sure Facility to be issued by the Guarantor in favour of the K-sure Agent in the agreed form and which shall be released in accordance with its terms.

Priority Operating Expenses means in any period the amount transferred from the Offshore Revenue Account to the Offshore Operating Account in respect of Operating Expenses pursuant to and in accordance with clause 28.8(a)(i).

Proceeds Application Event means the Borrower becoming obliged to prepay the Loans (or any part thereof) pursuant to the provisions of this Agreement (other than in accordance with clauses 9.1 (Illegality), 9.2 (Voluntary prepayment and cancellation) or 9.3 (Right of cancellation and prepayment in relation to a single Lender) unless applicable to all Loans and Lenders, clause 9.5 (Right of cancellation in relation to a Defaulting Lender) or clause 9.10 (K-sure Policy) in the event that only the K-sure Loans are required to be pre-paid in accordance with that clause or clause 28.8(a)(viii)).

Prohibited Payment means:

(a)	any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would constitute bribery or a breach of the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other applicable law of any Relevant Jurisdiction or England and Wales; or

(b)	any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would or might constitute bribery within the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of 17 December 1997.

Project means the Works and procurement and installation of the Mooring and the construction, installation, commissioning, operation and chartering to the Charterer of the Vessel pursuant to the Charter.

Project Accounts means, together, the following:

(a)	the Construction Account;

(b)	the Revenue Accounts;

(c)	the Operating Accounts;

(d)	the Onshore Proceeds Account;

(e)	the Onshore Delivery Account;

(f)	the Debt Service Reserve Account;

(g)	the Rupiah Account;

(h)	the Distribution Account;

(i)	the LC Cash Collateral Account;

(j)	the Mooring Payment Accounts;

(k)	the Retention Account; and

(l)	the Insurance Proceeds Account.

Project Agreements means the Charter Documents, the Building Contract Documents, the Mooring Documents, the O&M Contracts, the Supervision Agreement, the Subordinated Loan Agreements (if any) and each other document the Facility Agent and the Borrower designate as a Project Agreement.

Project Agreements Assignment means a first assignment of the Borrower’s rights and interest in and to the Material Project Agreements to which it is a party (including, without limitation, the Vessel Rights and the Guarantee Rights), the Subordinated Loan Agreement and the Promissory Notes by the Borrower in favour of the Security Agent in the agreed form.

Project Authorisations means all licences, permits, wayleaves, approvals, filings, registrations, exemptions, authorisations and consents (other than Environmental Licences) necessary to be obtained by the Borrower and/or any O&M Contractor in connection with the Transaction Documents, the Project and all activities related to the Project to be carried out by the Borrower and/or the O&M Contractor.

Project Budget Statement means each statement to be prepared and required to be submitted by the Borrower to the Facility Agent pursuant to and in accordance with clause 24.5 (Agreement of Projected Operating Expenses and Delivery of Project Budget Statement) substantially in the form attached as Schedule 10 (Form of Project Budget Statement) or as otherwise agreed by the Facility Agent and the Borrower and setting out the projected Projected Operating Expenses and the latest cashflow and tax projections for the relevant period, as such statement may be updated in accordance with clause 24.5 (Agreement of Projected Operating Expenses and Delivery of Project Budget Statement).

Project Cost means the costs and expenses incurred by the Borrower and, prior to first Utilisation, the Sponsor and/or its Affiliates in relation to, and costs and expenses to complete, the Project, including, without limitation, the construction and installation costs in respect of the Vessel and the Mooring, interest During Construction, the K-sure Premium, Net Hedging Expenses payable up to the Final Acceptance Date, direct fees, costs and expenses incurred by the Borrower and/or the Sponsor and its Affiliates in relation to the Project and the Finance Documents and including in each case such amounts paid or funded by the Guarantor, the Sponsor, the Shareholders and any of their Affiliates, whether before or after the establishment of the Borrower and provided that in determining the amount of the Project Costs, amounts payable by the Borrower to the Sponsor and/or its Affiliates pursuant to the novation of any Material Project Agreement to the Borrower shall not be included in addition to the amounts paid by the Sponsor and/or its Affiliates in respect of those Material Project Agreements prior to novation and any margin payable to the Sponsor and/or its Affiliates by the Borrower pursuant to such novations over such amounts paid by the Sponsor and/or its Affiliates shall not be a Project Cost,

Projected Operating Expenses means the anticipated operating expenses of the Borrower for the applicable year as shown in the relevant Project Budget Statement.

Promissory Note means any promissory note or convertible promissory note issued by the Borrower in favour of the Guarantor, the Sponsor, a Shareholder or any of their Affiliates, and which,

from the first Utilisation Date (or in the case of the Sponsor by no later than the date falling three (3) Business Days after the first Utilisation Date), is subordinated to the Facilities by way of a Subordination Deed.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two (2) London Business Days before the first day of that period unless market practice differs in the Interbank Market for the relevant currency, in which case the Quotation Day for that currency shall be determined by the Facility Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one day, the Quotation Day will be the last of those days).

Receivables means:

(a)	all Sales Proceeds in respect of the Vessel;

(b)	proceeds in respect of any disposal of part of the Vessel;

(c)	Total Loss Proceeds in respect of the Vessel;

(d)	any Termination Fee;

(e)	the Vessel Purchase Option Price;

(f)	the Mooring Purchase Price;

(g)	Tax refunds and other taxes applicable to the Project;

(h)	all amounts which are received or receivable by the Borrower (or the Security Trustee as assignee) under the Building Contract Documents, the Mooring Contract Documents or the Charter Guarantee;

(i)	the proceeds of any sale of the shares in respect of the Borrower pursuant to the Shares Security;

(j)	all amounts which are, at any time received or receivable from the Guarantor under, and pursuant to the terms of, any Guarantee (other than the DSRA Guarantee); and

(k)	all other amounts which are from time to time required, pursuant to the terms of the Finance Documents, to be deposited in a Revenue Account.

Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

Reference Banks means the principal offices in London of The Bank of Tokyo Mitsubishi, UFJ, Standard Chartered Bank, DBS Bank Ltd., Oversea-Chinese Banking Corporation Limited and JP Morgan or such other banks as may be agreed by the Facility Agent and the Borrower.

Refund Guarantee means the guarantee details of which are specified in Schedule 2 (Vessel information) issued by the Refund Guarantor in respect of the Builder’s obligations under the Building Contract and any further guarantee to be issued by the Refund Guarantor to the Borrower in respect of such obligations in accordance with the Building Contract.

Refund Guarantor means the refund guarantor specified as such in Schedule 2 (Vessel information) or any approved replacement Refund Guarantor in accordance with this Agreement.

Registry means such registrar, commissioner or representative of the Flag State who is duly authorised and empowered to register the Lampung FSRU, the Borrower’s title to the Lampung FSRU and the Mortgage under the laws of its Flag State.

Regulatory Authority means the Classification Society, the Registry, and each other regulatory authority in Indonesia or elsewhere or, as the case may be, such other body carrying out the functions which are carried out by the Classification Society or the Registry or such other body in Indonesia or in any other location in which the Vessel is, or is proposed to be operated, in each case to the extent applicable to the Borrower, any O&M Contractor and/or the Vessel.

Reinsurance Fiduciary Assignment means the Indonesian law deed of fiduciary security (jaminan fidusia) over Insurance Proceeds (in respect of the Reinsurances and all benefits thereof including claims of whatsoever nature and return of premiums) executed by the Insurer(s) in favour of the Security Agent in the agreed form or such other form as may be approved.

Reinsurances means any and all policies and contracts of reinsurance which are from time to time in place or taken out or entered into by or / for the benefit of the insurers in relation to any of the Insurances or any renewals or substitutions therefore.

Relevant Jurisdiction means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any Charged Property owned by it is situated; and

(c)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Relevant Period means in the case of the first Relevant Period, a period of nine (9) months ending on the first date of testing under clause 21.3 (Financial testing) and in the case of each subsequent Relevant Period, each period of nine (9) months ending on any FSRU Tranche Repayment Date or K-sure Facility Repayment Date.

Repayment Dates means, together, the FSRU Tranche Repayment Dates, the Mooring Tranche Repayment Date, the K-sure Facility Repayment Dates and the LC Facility Repayment Dates and

Repayment Date shall mean any such date.

Repayment Instalments means the FSRU Tranche Repayment Instalments, the Mooring Tranche Instalment, the K-sure Facility Repayment Instalments and Repayment Instalment shall mean any such instalment.

Repayment Schedule means, as the case may be, the K-sure Facility Repayment Schedule or the FSRU Tranche Repayment Schedule.

Repeating Representations means each of the representations and warranties set out in clauses 19.1 (Status) to 19.10 (Ranking and effectiveness of security) (other than clause 19.8(c)).

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Requisition Compensation means, in respect of the Vessel, any compensation paid or payable by a government entity to the Borrower for the requisition for title, confiscation or compulsory acquisition of the Vessel.

Restricted Party means a person that is: (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (ii) not a natural person and is located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; (or) (iii) otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by Sanctions from engaging in trade, business or other activities).

Restricted Provisions means clauses 4(a), 5, 8.1(a), (b)(i) & (ii), 8.1(c)(i), 8.2(d), (e) and (g), 8.3(a), (b)(i) and (b)(ii), (c)(i) and (f), 8.4(d), (e) and (g), 9(b), 9(e), 10(a), 15, 16(g), 17 and 19 of the Shareholders Agreement and the Super Majority Matters (as defined in the Shareholders Agreement) and Restricted Provision means any of them.

Retention Account means the dollar account of the Borrower opened or, as the context may require, to be opened by the Borrower with the Offshore Account Bank, designated by the Offshore Account Bank to be the “PT HOEGH LNG LAMPUNG - Retention Account” and includes any redesignation and each sub-account thereof.

Revenue Accounts means the Onshore Revenue Account and the Offshore Revenue Account and Revenue Account means either of them.

Rupiah Account means the rupiah account of the Borrower opened or, as the context may require, to be opened by the Borrower with the Onshore Account Bank, designated by the Onshore Account Bank to be the “PT HOEGH LNG LAMPUNG - Rupiah Account” and includes any redesignation and each sub-account thereof.

Sales Proceeds means, in respect of the Vessel, the total proceeds of any sale of the Vessel by the Borrower after the date hereof including the Vessel Purchase Option Price received by the Borrower (or the Security Agent or Account Bank) on its behalf and, if the Vessel is sold in a currency other than dollars, the Sales Proceeds shall be the amount of dollars which the Borrower is able to purchase with the other currency at a market rate of exchange on the day of receipt of such other currency.

Sanctions means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; or (v) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State and Her Majesty’s Treasury (HMT) (together, the Sanctions Authorities).

Sanctions List means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

Screen Rate means in relation to LIBOR, the British Bankers Association Interest Settlement Rate (or if the British Bankers’ Association ceases to act in the role of administering and publishing LIBOR rates, the equivalent rate published by a subsequently appointed administrator of LIBOR) for the relevant currency and period displayed on the LIBOR01 page (or its successor page) of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

Secured Obligations means the obligations of the Borrower and each other Facility Obligor to the Finance Parties or any of them under the Finance Documents and includes such obligations in respect of all sums of money (including, without limitation, the aggregate of the Loan and interest accrued and accruing thereon) and the Hedging Debt from time to time owing to the Finance Parties or any of them, whether actually or contingently and whether or not due and payable, under the Finance Documents or any of them.

Security Agent means Standard Chartered Bank or any other person as may be appointed Security Agent under this Agreement.

Security Assignment means a first assignment of the Borrower’s rights in respect of Insurances and all benefits thereof (including the right to receive claims and to return of premiums), Builder’s Risks Insurances and all benefits thereof (including the right to receive claims and to return of premiums), Earnings and Requisition Compensation by the Borrower in favour of the Security Agent in the agreed form.

Security Documents means:

(a)	the Original Security Documents;

(b)	any Subordination Deed executed after the date of this Agreement;

(c)	any other document as may after the date of this Agreement be executed by any Obligor, or by any other person if the Borrower has consented to such document being a Security Document to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Security Document.

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

Selection Notice means a notice substantially in the form set out in Schedule 5 (Selection Notice) given in accordance with clause 11 (interest Periods).

Shareholder Agreement means the shareholders agreement dated 13 March 2013 made between the Singapore Shareholder and the Original Indonesian Shareholder in relation to the establishment and operation of the Borrower as may be amended, supplemented and/or replaced from time to time.

Shareholders means the Original Shareholders and any New Shareholder.

Shares Security means:

(a)	the Indonesian law pledge of shares (gadai saham) by each Shareholder (other than an Indonesian Shareholder) in favour of the Security Agent; and

(b)	the Indonesian law deed of fiduciary security (jaminan fidusia) by each Indonesian Shareholder,

each in the agreed form in respect of all of the shares in the Borrower owned by the relevant Shareholder.

Singapore Shareholder means Höegh LNG Lampung Pte Ltd, a company incorporated in Singapore with its registered office at 4 Robinson Road, House of Eden #05-01, Singapore 048543 and any of its Affiliates which becomes a shareholder in the Borrower in accordance with the Finance Documents, in each case until it ceases to be a shareholder of the Borrower in accordance with the Finance Documents.

Site means the mooring site located approximately 16 kilometres offshore Lampung, South Sumatra, Indonesia, where the Vessel and the Mooring is stationed at the time of Final Acceptance as such site may be changed at the request of the Charterer in accordance with the Charter and with the prior approval of the Lenders (such approval not to be unreasonably withheld or delayed).

Specifications means the specifications of the Lampung FSRU, as defined in the Building Contract.

Spill means any actual spill, release or discharge of a Pollutant into the Environment.

Sponsor means Höegh LNG Ltd., a company incorporated in Bermuda with its registered office at Canon’s court, 22 Victoria Street, Hamilton HM 12, Bermuda.

Sponsor Funding means:

(a)	the amount of Project Costs paid by the Sponsor, the Guarantor, a Shareholder or any of their Affiliates (other than the Borrower), whether before or after incorporation of the Borrower;

(b)	the amount of Project Costs paid by the Borrower which are funded by the Sponsor, the Borrower, the Guarantor, a Shareholder or any of their Affiliates other than from the proceeds of the Loans but in the case of receipts under the Charter only including any such Project Costs funded by the Mooring Purchase Price (which has not been included as Sponsor Funding under paragraph (a)) or part thereof or by payments made by the Charterer and which the Borrower is entitled to retain for its own account in relation to Alterations (as defined in the Charter) or variations or other changes under the Building Contract or Mooring Documents, having paid all costs required to implement such Alterations or such variations.

Sponsor’s Assignment means a first assignment of the Sponsor’s rights and interest in and to the Umbrella Agreement and the Consortium Agreement by the Sponsor in favour of the Security Agent in the agreed form and which shall automatically be released upon the effective date of the novation of such Material Project Agreements to the Borrower pursuant to and in accordance with the Umbrella Novation Agreement and the Consortium Agreement Novation Agreement.

Subordinated Loan means any loan or loan stock made or, as the context may require to be made available by the Sponsor or a Shareholder or any of their Affiliates to the Borrower pursuant to a Subordinated Loan Agreement (and which is to be subordinated to the facility by way of a Subordination Deed from the first Utilisation Date or by no later than the third (3m) Business Day after the first Utilisation Date in the case of the Sponsor).

Subordinated Loan Agreement means any loan agreement made or to be made between the Sponsor or a Shareholder or any of their respective Affiliates and the Borrower in relation to the provision of a Subordinated Loan to the Borrower.

Subordination Deed means any deed of subordination in the agreed form executed or, as the context may require, to be executed by either the Sponsor or a Shareholder or any of their respective Affiliates in favour of the Security Agent on behalf of the Finance Parties together with all deeds of accession entered into or to be entered into pursuant thereto.

Subsidiary means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

Supervision Agreement means the construction management agreement entered into between the Borrower and the Supervisor pursuant to which the Supervisor will on behalf of the Borrower supervise the performance of the Builder, Mooring EPC Contractor and Mooring Installation Contractor under the Building Contract, Mooring EPC Contract and Mooring Installation Contract.

Supervisor means a company or group of companies within the Group as may be notified to the Facility Agent by the Borrower prior to the first Utilisation and as may be replaced by the Borrower with another company or group of companies within the Group following notice to the Facility Agent.

Supervisor Undertaking means an undertaking by the Supervisor to the Security Agent in the agreed form.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) however so arising, including in Indonesia whether or not in connection with the Borrower and Taxation shall be construed accordingly.

Tax Element means the fee payable by the Charterer to the Borrower pursuant to clause 12 of the Charter, calculated in accordance with sections 4.2 and 4.3 of Schedule 6 to the Charter.

Technical Adviser means Crandall Energy or any other technical consultant with experience of assets of the same type as the Vessel and the Mooring appointed by the Facility Agent on behalf of the Lenders, with the approval of the Borrower (such approval not to be unreasonably withheld or delayed and, to the extent that the Borrower has not responded to the Facility Agent within 5 Business Days of delivery of its request, such approval shall be deemed to have been given) to carry out the Agreed Scope of Work.

Technical Services Agreement means an agreement between the Borrower and a Technical Services Provider pursuant to which the Borrower is provided with certain services and licensed intellectual property substantially following the terms set out in the applicable outline terms provided to the Mandated Lead Arrangers prior to the date of this Agreement or as otherwise approved.

Technical Services Provider means a company or group of companies within the Group as may be notified to the Facility Agent by the Borrower or another appropriately qualified company approved by the Lenders or such other Approved Operator which has been appointed by the Borrower as the technical services provider in accordance with clause 24.4 (Operation and Maintenance) of this Agreement.

Term means each period determined under this Agreement for which the issuing Bank is under a liability under the Letter of Credit.

Term Facilities means the K-sure Facility and the Commercial Facility and Term Facility means either of them.

Termination Acquisition Notice is as defined in the Charter.

Termination Date means the earliest to occur of:

(a)	the Total Loss Date;

(b)	the date that the Total Commitments are cancelled pursuant to clause 31.30 (Acceleration);

(c)	the date on which the Total Commitments are reduced to zero pursuant to clause 9.3 (Right of cancellation and prepayment in relation to a single Lender) applying to all Lenders;

(d)	the date on which the Total Commitments are reduced to zero and/or cancelled pursuant to clause 9.6 (Change of Control), 9.7 (Sale of Vessel), 9.8 (Charter and Charter Guarantee), 9.9 (PGN L/C) and 9.10 (K-sure Policy).

Termination Fee means any amount payable to the Borrower by the Charterer under the charter upon termination of the Charter including the Vessel FM Termination Amount, the Non-Vessel FM Termination Amount, the Owner Breach Termination Amount, the Charterer Breach Termination Amount and the Acquisition Price as each such term is defined in Schedule 15 of the Charter.

Total Assets means the total book value of all the assets of the Group which would, in accordance with IFRS, be classified as assets of the Group (excluding the marked to market value of any derivative transactions).

Total Charter Rate means the aggregate of the Capital Element, the Operating and Maintenance Element and Tax Element.

Total Commitments means, in relation to a Facility or a Tranche, at any time the aggregate of the Commitments under that Facility or Tranche.

Total Loss means, in relation to the Lampung FSRU, its:

(a)	actual, constructive, compromised or arranged total loss; or

(b)	requisition for title, confiscation, expropriation, nationalisation, seizure or other compulsory acquisition by a government entity; or

(c)	hijacking, theft, condemnation, capture, seizure, arrest or detention for more than 30 days.

Total Loss Date means:

(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the Lampung FSRU was last reported;

(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:

(i)	the date notice of abandonment of the Lampung FSRU is given to its insurers by the Borrower; or

(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or

(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the relevant insurers;

(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and

(d)	in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date 30 days after the date upon which it happened.

Total Loss Proceeds means the proceeds of any policy or contract of insurance or reinsurance arising in respect of any Total Loss or any Requisition Compensation received in respect of a Compulsory Acquisition.

Total Loss Repayment Date means where the Lampung FSRU has become a Total Loss the earlier of:

(a)	the date 180 days after its Total Loss Date; and

(b)	the date upon which the Total Loss Proceeds are paid by insurers or the relevant government entity.

Tranche means either the FSRU Tranche or the Mooring Tranche and Tranches means both of them.

Transaction means any transaction entered into pursuant to the Hedging Contracts.

Transaction Documents means the Finance Documents and the Material Project Agreements, as may be amended or supplemented from time to time in accordance with this Agreement.

Transfer Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

Transfer Date means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Facility Agent executes the Transfer Certificate.

Treasury Transaction means any derivative or hedging transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (including, without limitation, any Transaction).

Trust Property means, collectively:

(a)	all moneys duly received by the Security Agent under or in respect of the Finance Documents;

(b)	any portion of the balance on any Project Account (other than the Distribution Account) held by or charged to the Security Agent at any time;

(c)	the Security Interests, guarantees, security, powers and rights given to the Security Agent under and pursuant to the Finance Documents including, without limitation, the covenants given to the Security Agent in respect of all obligations of any Obligor;

(d)	all assets paid or transferred to or vested in the Security Agent or its agent or received or recovered by the Security Agent or its agent in connection with any of the Finance Documents whether from any Obligor or any other person; and

(e)	all or any part of any rights, benefits, interests and other assets at any time representing or deriving from any of the above, including all income and other sums at any time received or receivable by the Security Agent or its agent in respect of the same (or any part thereof).

Umbrella Agreement means the amended and restated contract dated 17 October 2012 setting out, inter alia, the joint and several liability of the Sponsor and the EPCIC Contractor for delay liquidated damages under the Charter and the EPCIC Agreement (the Original Umbrella Agreement) made between the Sponsor, the EPCIC Contractor and the Charterer as novated or to be novated to the Borrower pursuant to the Umbrella Novation Agreement.

Umbrella Novation Agreement means a novation agreement to be made between the Borrower, the Sponsor, the EPCIC Contractor and the Charterer, pursuant to which the rights and obligations of the Sponsor under the Original Umbrella Agreement are novated in favour of the Borrower.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents,

US Tax Obligor means:

(a)	a Borrower which is resident for tax purposes in the United States of America; or

(b)	a Facility Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

Utilisation means the making of a Loan or a Letter of Credit.

Utilisation Date means the date on which a Utilisation is made, being a Business Day falling not later than the applicable Last Availability Date.

Utilisation Request means a notice substantially in the form set out in the form set out in Part 1 (for a Loan) or Part 2 (for a Letter of Credit) of Schedule 4 (Utilisation Requests) or any other form agreed between the Borrower and the Facility Agent (acting on the instructions of the Lenders).

Vessel means the FSRU referred to as the “FSRU” in the Charter, as further described in Schedule 2 (Vessel information) with Hull Number 2548 and, to be named “PGN FSRU Lampung” and registered with the Flag State in the name of the Borrower and where the context so permits includes any share or interest of the Borrower in it and its engines, machinery, boats, tackle, outfit, equipment, derricks, tools, cranes, rigging, pumps and pumping equipment, tubing, casing, spare gear, fuel, consumable or other stores, belongings, appurtenances and all fittings and equipment of the Vessel whether on board or ashore and whether now owned or later acquired by the Borrower (including, without limitation, all radio equipment and also any and all additions, improvements and replacements made in or to such vessel or any part of it or in or to its equipment and appurtenances but excluding, the Mooring and where applicable, all LNG stored in the Vessel, rented equipment and any other equipment installed on or used on the Vessel which is owned by the Charterer) in each case which are the property of the Borrower pursuant to the Charter or any other Project Agreement or become installed on the Vessel thereafter and which are the property of the Borrower or which, having been removed therefrom, remain the property of the Borrower, together with any and all replacements and renewals thereof and substitutions therefor from time to time made in accordance with the Project Agreements and which are the property of the Borrower and, where the context permits, Vessel shall include the Manuals and Technical Records in respect of the Vessel.

Vessel and Mooring Specifications means the specifications and performance criteria of the Lampung FSRU and the Mooring required by the Charter, as set out in schedules 1 and 2 to the Charter.

Vessel FM is as defined in the Charter.

Vessel FM Termination Amount means the fee payable by the Charterer to the Borrower pursuant to clause 26.4(a)(i) of the Charter, calculated in accordance with section 2 of Part A of Schedule 15 to the Charter.

Vessel Purchase Option Price means the amount in respect of the purchase price of the Lampung FSRU calculated in accordance with the Charter and payable by the Charterer upon the exercise of the Charterer’s Purchase Option.

Vessel Representations means each of the representations and warranties set out in clauses 19.22 (Vessel status) and 19.23 (Earnings).

Vessel Rights means all rights, including without prejudice to the foregoing, the benefit of all warranties and indemnities to which the Borrower is from time to time entitled from any builder (including the Builder and the Mooring EPC Contractor), manufacturer, sub-contractor, supplier or repairer in respect of the manufacture, supply, condition, design, conversion, construction, installation or operation of the Vessel and/or the Mooring or any part thereof and any liquidated damages payable to the Borrower from time to time under any of the Building Contract Documents and/or the Mooring Documents.

Works means the design, development and construction of the Project and any other works contemplated by the Building Contract Documents and/or the Mooring Documents and/or the Charter Documents.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in any of the Finance Documents to:

(i)	Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(ii)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(iii)	words importing the plural shall include the singular and vice versa;

(iv)	a time of day are to London time unless otherwise specified;

(v)	any person includes its successors in title, permitted assignees or transferees;

(vi)	the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;

(vii)	agreed form means:

(A)	where a Finance Document has already been executed by the Facility Agent or the Security Agent, such Finance Document in its executed form;

(B)	prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Facility Agent (acting on the instructions of the Lenders) and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower;

(viii)	approved by the Majority Lenders or approved by the Lenders means approved in writing by the Facility Agent acting on the instructions of the Majority Lenders or, as the case may be, the Lenders (on such conditions as they may respectively require and which are agreed by the Borrower) and otherwise approved means approved in writing by the Facility Agent (on such conditions as the Facility Agent may require and which are agreed by the Borrower) and approval and approve shall be construed accordingly;

(ix)	assets includes present and future properties, revenues and rights of every description;

(x)	an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

(xi)	charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(xii)	having management control of the Borrower or the MLP means:

(A)

in the case of the MLP, the general partner of the MLP is a direct or indirect wholly owned Subsidiary of the Guarantor and either (x) in the event the general partner of the MLP is a member-managed limited liability company, the Guarantor or one of its wholly owned Subsidiaries is the managing member or (y) in the event the general partner of the MLP is a manager-managed limited liability company, the Guarantor has, directly or indirectly, the power to appoint or remove the members of the board of managers of the general partner of the MLP and the Guarantor shall be deemed to have management control of the MLP if the foregoing apply; or

(B)	in the case of the Borrower, the direct or indirect power to appoint or remove the president director or the president commissioner or the majority of the directors or the majority of the commissioners of the Borrower, and for the purposes of this provision power means the power (whether by way of ownership of shares, units or partnership interests, proxy, contract, agency or otherwise and/or through arrangements set out in the Shareholders Agreement and the Borrower’s articles of association or, as the case may be, the relevant limited partnership agreement);

(xiii)	the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(xiv)	dollar/$ means the lawful currency of the United States of America;

(xv)	the equivalent of an amount specified in a particular currency (the specified currency amount) shall, unless otherwise expressly stated, be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 am. on the date the calculation falls to be made (or if not a Business Day the immediately preceding Business Day) for spot delivery at the Facility Agent’s (including for the purposes of 1.2(b)) or, as the context may require, the Account Bank’s spot rate of exchange and the Facility Agent’s or, as the case may be, the Account Bank’s determination of any such equivalent shall be conclusive absent manifest error;

(xvi)	a government entity means any government, state or agency of a state;

(xvii)	a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xviii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xix)	month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(A)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not); and

(B)	if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month and the above rules in paragraphs (A) to (B) will only apply to the last month of any period;

(xx)	an obligation means any duty, obligation or liability of any kind;

(xxi)	something being in the ordinary course of business of a person means something that is in the ordinary course of that person’s then applicable business and operations which, in the case of the Borrower, is the Project (and not merely anything which that person is entitled to do under its Constitutional Documents);

(xxii)	pay, prepay or repay in clause 29 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;

(xxiii)	a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xxiv)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law, which is generally complied with in the ordinary course of business of the party concerned or by those to which it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and includes (without limitation) any Basel 2 Regulation or Basel 3 Regulation;

(xxv)	right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(xxvi)	rupiah means the lawful currency of Indonesia;

(xxvii)	agent, trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;

(xxviii)	(i) the winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(xxix)	refinancing and reimbursing any payment or funding made by the Sponsor and/or a Shareholder and/or any of their Affiliates includes the Borrower making a payment or repayment pursuant to a Subordinated Loan Agreement or Promissory Note in an amount not exceeding such payment or funding; and

(xxx)	a provision of law is a reference to that provision as amended or re-enacted.

(b)	Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

(c)	Section, clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default or an Event of Default is continuing if it has not been remedied or waived.

1.3	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person (other than K-sure to the extent provided for under clause 1.6 (K-sure)) who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of the relevant Finance Document.

(b)	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).

(c)	An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through the Finance Party in relation to which it is an Indemnified Person and if and to the extent and in such manner as the Finance Party may determine.

1.4	Finance Documents

Where any other Finance Document provides that this clause 1.4 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

1.5	Conflict of documents

The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

1.6	K-sure

Each Party agrees that:

(a)	K-sure shall not have any obligations or liabilities under this Agreement unless it has become a Lender;

(b)	K-sure shall be a third party beneficiary of the rights expressed to be for its benefit or exercisable by it under this Agreement; and

(c)	This Agreement may not be amended to limit, modify or eliminate any rights of K-sure without its prior written consent.

SECTION 2 - THE FACILITIES

2	The Facilities

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available to the Borrower:

(i)	the Commercial Facility in two (2) Trenches (comprising of the FSRU Tranche and the Mooring Tranche) and in an aggregate amount up to the Commercial Facility Limit (as adjusted in accordance with the terms of this Agreement);

(ii)	the K-sure Facility in an aggregate amount up to the K-sure Facility Limit (as adjusted pursuant to the terms of this Agreement); and

(iii)	the LC Facility in an aggregate amount up to the LC Facility Limit (as adjusted pursuant to the terms of this Agreement).

(b)	The obligation of each Commercial Lender under this Agreement shall be to contribute that proportion of each Commercial Loan of each Tranche which, as at the Utilisation Date for that Commercial Loan, its Commitment in respect of that Tranche bears to the Total Commitments in respect of that Tranche.

(c)	The obligation of each K-sure Lender under this Agreement shall be to contribute that proportion of each K-sure Loan which, as at the Utilisation Date for each K-sure Loan, its Commitment in respect of the K-sure Facility bears to the Total Commitments in respect of the K-sure Facility.

(d)	The obligation of each LC Lender under this Agreement shall be to assume liability for that proportion of the LC Amount or, as applicable, to reimburse to the Issuing Bank that proportion of each Due Amount which, in each case, its Commitment in respect of the LC Facility hears to the Total Commitments in respect of the LC Facility immediately before the Letter of Credit is issued (as adjusted to reflect any transfer of such Commitment after the date of its issue) and no LC Lender shall be obliged to assume liability for and/or reimburse anything in excess of that proportion.

2.2	Increase

The Borrower may by giving prior notice to the Facility Agent by no later than the date falling ten (10) Business Days after the effective date of a cancellation of:

(a)	the undrawn Commitment of a Defaulting Lender in accordance with clause 9.5 (Right of cancellation in relation to a Defaulting Lender); or

(b)	the Commitment of a Lender in accordance with:

(i)	clause 9.1 (Illegality); or

(ii)	clause 9.3 (Right of cancellation and prepayment in relation to a single Lender),

request that the Commitments be increased (and the Commitments shall be so increased) in an aggregate amount of up to the amount of the Commitment so cancelled as follows:

(A)

the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Borrower (each of which shall not be a Group member) and acceptable to K-sure in case such Commitment relates to the K-sure Facility and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender);

(B)	the Borrower and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Borrower and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)	each Increase Lender shall become a Party as a ‘‘Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)	the Commitments of the other Lenders shall continue in full force and effect; and

(E)	any increase in the Commitments shall take effect on the date specified by the Borrower in the notice referred to above or any later date on which the conditions set out in clause 2.3 are satisfied.

2.3	An increase in the Commitments will only be effective on:

(a)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender; and

(b)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the Facility Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Facility Agent shall promptly notify the Borrower and the increase Lender upon being so satisfied.

2.4	Each of the other Finance Parties and the Borrower hereby appoints the Facility Agent as its agent to execute on its behalf any Increase Confirmation delivered to the Facility Agent in accordance with clauses 2.2 and 2.3.

2.5	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

2.6	The Borrower shall, promptly on demand, pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with arty increase in Commitments under clause 2.2.

2.7	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee in an amount equal to the fee which would be payable under clause 33.3 (Fee) if the increase was a transfer pursuant to clause 33.5 (Procedure for transfer) and if the Increase Lender was a New Lender.

2.8	The Borrower may pay to the Increase Lender a fee in the amount and at the times agreed between the Borrower and the Increase Lender in a letter between the Borrower and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this clause 2.8.

2.9	Clause 33.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in clause 2.2 in relation to an Increase Lender as if references in that clause to:

(a)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

(b)	the New Lender were references to that Increase Lender; and

(c)	a re-assignment or re-transfer were references to an assignment or transfer.

2.10	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents (including clauses 37.26 (All enforcement action through the Security Agent)) and 38.2 (Finance Parties acting together), separately enforce its rights under the Finance Documents.

2.11	K-sure override

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall oblige any Finance Party to act (or omit to act) in a manner that is inconsistent with the terms of the K-sure Policy, in particular:

(a)	the Security Agent and each Agent shall be authorized to take all such actions as may be necessary to ensure that the terms of the K-sure Policy are complied with; and

(b)	no Finance Party shall be obliged to do anything if to do so results or is reasonably likely to result in a breach of any term or affect the validity of the K-sure Policy.

2.12	Each Lender agrees that the Facility Agent, to the extent that such Lender’s participation in a Loan is guaranteed or insured by K-sure under the K-sure Policy, will accept (for the purposes of Majority Lender or all Lender decisions or instructions) the decision or instruction of K-sure as advised to the Facility Agent by the K-sure Agent or K-sure and the decision or instruction of that Lender will be accepted only to the extent that such Lender’s participation in a Loan is not guaranteed or insured by K-sure under the K-sure Policy.

2.13	Each Finance Party will cooperate with the Agents and each other Finance Party, and take such actions and/or refrain from taking such actions as may be reasonably necessary, to ensure that the K-sure Policy continues in full force and effect.

2.14	The K-sure Agent shall provide the Borrower with a copy of the K-sure Policy promptly following its issue and the K-sure Agent and the K-sure Lenders shall not make or consent to any material amendment to the K-sure Policy without the prior written consent of the Borrower (not to be unreasonably withheld or delayed).

2.15	In the event of conflict between the terms of this Agreement and the K-sure Policy as between the K-sure Lenders and K-sure the terms of the K-sure Policy shall prevail.

3	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed under the Facilities in accordance with this clause 3.

3.2	Use

(a)	The FSRU Tranche of the Commercial Facility shall be made available to the Borrower solely to finance (or to refinance or reimburse any payments or funding made by the Sponsor and/or the Shareholders and/or any of their Affiliates in respect of) Project Costs (including the Contract Price) and the K-sure Premium (except Project Costs to be funded by the Mooring Tranche).

(b)	The Mooring Tranche shall be made available solely for the purposes of funding Project Costs in relation to the Mooring and the Mooring Tranche.

(c)	Subject to the terms of the K-sure Policy, the K-sure Facility shall be made available to the Borrower solely for the purpose of financing (or refinancing or reimbursing any funding made by the Sponsors and/or the Shareholders and/or any of their Affiliates in respect of) the Contract Price. For the avoidance of doubt, the K-sure Facility shall not be used to fund the payment of the K-sure Premium or any Interest During Construction.

(d)	The LC Facility shall be made available to the Borrower for the purpose of issuing a Letter of Credit in favour of the LC Beneficiary in accordance with clause 27.1 of the Charter.

3.3	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Facility Agent, or its duly authorised representative, has received, or is satisfied that it will receive on the relevant Utilisation Date, all of the documents and other evidence listed in Part 1 of Schedule 3 (Initial conditions precedent) in form and substance satisfactory to the Facility Agent.

4.2	Conditions precedent to Utilisation on Delivery

(a)	The Borrower may not deliver a Utilisation Request in respect of the Delivery Instalment unless the Facility Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2A of Schedule 3 (Conditions precedent to Utilisation on Delivery) in form and substance satisfactory to the Facility Agent.

(b)	The Utilisation in respect of the Delivery Instalment shall be paid in accordance with the provisions of clause 28.6 (Onshore Delivery Account) and the Building Contract and released to the Builder when the Facility Agent, or its duly authorised representative, receives the evidence listed in Part 2B of Schedule 3 (Conditions precedent to Release of Delivery Instalment) in form and substance satisfactory to the Facility Agent.

4.3	Conditions subsequent

The Borrower shall provide to the Facility Agent or its duly authorised representative the documents and evidence listed in Part 3 of Schedule 3 (Conditions subsequent) in form and substance satisfactory to the Lenders (acting reasonably) prior to the applicable date specified that Schedule.

4.4	Notice to Lenders

The Facility Agent shall notify the Borrower and the Lenders promptly upon receiving and being satisfied with all of the documents and evidence delivered to it under this clause 4.

4.5	Further conditions precedent

(a)	The Lenders will only be obliged to comply with clause 5.4 (K-sure Lenders’ participation) and/or 5.5 (Commercial Lenders’ participation) if on the date of a Utilisation Request and on the proposed Utilisation Date:

(i)	no Default is continuing or would result from the proposed Utilisation;

(ii)	no breach or default has occurred and is continuing under any of the Project Agreements or the Shareholders Agreement or the EPCIC Contract which has or might reasonably be expected to have a Material Adverse Effect, save for any breach or default previously notified to and accepted by the Facility Agent in writing;

(iii)	the Repeating Representations and, in relation to the first Utilisation, all of the other representations set out in clause 19 (Representations) (other than the Vessel Representations), are true in all material respects; and

(iv)	in relation to each Utilisation during the Mortgage Period, the Vessel Representations are true in all material respects; and

(v)	the Borrower has certified in the relevant Utilisation Request:

(A)	that there is no forecast shortfall in funding in excess of $5,000,000 to achieve Delivery by the Last Availability Date and Final Acceptance by the earlier of (i) the Cancellation Date and (ii) 18 March 2015; and

(B)	that there is no forecast delay in achieving Delivery and/or Final Acceptance on or prior to such dates, respectively; and

(C)	the extent of any forecast Cost Overrun.

(vi)	at the time the Technical Adviser delivered its latest report to the Facility Agent, the Technical Adviser did not confirm in writing to the Facility Agent that there is a funding shortfall or forecast delay referred to in paragraph (v) above or, if the Technical Advisor did confirm in writing to the Facility Agent that there is such a funding shortfall or forecast delay (and provided that the Facility Agent shall promptly notify the Borrower of the existence of any such notice), the Technical Advisor has since confirmed in writing to the Facility Agent that any such funding shortfall or forecast delay has been determined pursuant to clause 24.10(f) to not apply or the Borrower has provided evidence satisfactory to the Facility Agent and the Technical Adviser that such funding shortfall or forecast delay no longer applies;

(vii)	the Borrower provides together with each Utilisation Request, invoices or other reasonable supporting documents (in form satisfactory to Facility Agent) relating to the Project Costs in respect of which payment and/or reimbursement is sought through the relevant Utilisation provided that the Borrower shall not be required to provide for any Utilisation copies of any invoices (or other supporting documentation other than a summary of such Project Costs so that for each Utilisation the amounts set out in the summary and the relevant invoices shall equal the amount of the proposed Utilisation) in respect of any payment or reimbursement of an amount in respect of Project Costs (or an item or part thereof), other than amounts payable under the Building Contract, the Mooring EPC Contact and/or the Mooring Installation Contract, which is less than $325,000; and

(viii)	the Sponsor Funding is not less than $104,000,000 and the ratio of the aggregate Loans (excluding any LC Loans) outstanding as at the proposed Utilisation Date (following the proposed Utilisation) and any Available Commitments (excluding in relation to the LC Facility) as at the proposed Utilisation Date (following the proposed Utilisation) to Sponsor Funding would not exceed 3:1.

(b)	The K-sure Lenders shall not be obliged to comply with their obligations under clause 5.4 (K-sure Lenders’ participation) if (i) K-sure has declared in writing that further disbursements under this Agreement will not be covered by the K-sure Policy, (ii) K-sure has not requested the K-sure Lenders to suspend the making of the Loan in accordance with the K-sure Policy and/or the Lenders are required by any term of the K-sure Policy to suspend the making of the Loan and (iii) an occurrence, event or circumstance exists which prohibits any of the K-sure Lenders from participating in the Loan pursuant to the terms of the K-sure Policy. The K-sure Agent shall promptly notify the Borrower of any such declaration.

4.6	Waiver of conditions precedent and conditions subsequent

The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with (provided agreed by the Borrower) or without conditions by the Facility Agent acting on the instructions of the Lenders.

SECTION 3 - UTILISATION

5	Utilisation of Term Facility

5.1	Delivery of a Utilisation Request for a Term Facility

The Borrower may utilise a Term Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than 11:00 a.m. five (5) Business Days before the proposed Utilisation Date for a Loan or such shorter period as the Facility Agent (in consultation with the relevant Lenders) may agree.

5.2	Completion of a Utilisation Request for a Term Facility

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised and, in the case of the Commercial Facility, the Tranche to be utilised;

(ii)	the proposed Utilisation Date is a Business Day falling not later than the Last Availability Date applicable to that Facility and/or, if applicable, Tranche;

(iii)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);

(iv)	the proposed first Interest Period complies with clause 11 (Interest Periods); and

(v)	it identifies (i) the purpose for the Utilisation and that purpose complies with clause 3 (Purpose) and (ii) the account into which the Utilisation is to be paid;

(vi)	it includes a statement from the Borrower confirming:

(A)	there is no forecast shortfall in funding in excess of $5,000,000 to achieve Delivery by the Last Availability Date and Final Acceptance by the earlier of (i) the Cancellation Date and (ii) 18 March 2015;

(B)	there is no forecast delay in achieving Delivery and/or Final Acceptance on or prior to such dates, respectively; and

(C)	the extent of any such forecast Cost Overrun.

(b)	No Utilisation Request shall request Utilisation of more than one Facility.

(c)	The frequency of Utilisation Requests shall be limited across all Facilities to two (2) Business Days in any one (1) month.

5.3	Currency and amount

The currency specified in a Utilisation Request must be dollars and the aggregate amount of the proposed Utilisations on any day must be a minimum of $2,500,000 (or if less, the applicable Available Facilities).

5.4	K-sure Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each K-sure Lender shall make its participation in each K-sure Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each K-sure Lender’s participation in a K-sure Loan will be equal to the proportion borne by its K-sure Facility Commitment to the Total Commitments for the K-sure Facility immediately prior to making a K-sure Loan.

(c)	The Facility Agent shall promptly notify each K-sure Lender and the K-sure Agent of the amount of a K-sure Loan and the amount of its participation in a K-sure Loan.

(d)	The Facility Agent shall pay all amounts received by it in respect of each K-sure Loan (and its own participation in it, if any) to the Borrower or for its account in accordance with the instructions contained in the Utilisation Request.

5.5	Commercial Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Commercial Lender shall make its participation in each Commercial Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Commercial Lender’s participation in a Commercial Loan will be equal to the proportion borne by its Commercial Facility Commitment to the Total Commitments for the Commercial Facility immediately prior to making a Commercial Loan.

(c)	The Facility Agent shall promptly notify each Commercial Lender of the amount of a Commercial Loan and the amount of its participation in a Commercial Loan.

(d)	The Facility Agent shall pay all amounts received by it in respect of each Commercial Loan (and its own participation in it, if any) to the Borrower or for its account in accordance with the instructions contained in the Utilisation Request.

5.6	Loans

(a)	The aggregate of all FSRU Tranche Loans shall not exceed the FSRU Tranche Limit.

(b)	The aggregate of all FSRU Tranche Loans and the Mooring Tranche Loan shall not exceed the Commercial Facility Limit.

(c)	The aggregate of all K-sure Loans shall not exceed the K-sure Facility Limit.

(d)	In relation to each Loan (other than any LC Loan), the amount of such Loan shall not, when aggregated with all Loans (other than any LC Loan) drawn down or to be drawdown as at the date of such Utilisation Request, exceed seventy five per cent (75%) of the aggregate Project Costs paid or incurred as at the Utilisation Date relating to that Loan.

5.7	Sponsor Funding

(a)	The Borrower shall be entitled to apply the proceeds of the first Utilisation of the FSRU Tranche of the Commercial Facility to reimburse the Sponsor, the Singapore Shareholder and/or any of their Affiliates up to an amount of the Excess Sponsor Funding and such amount of the first Utilisation of the FSRU Tranche of the Commercial Facility may be transferred into the Distribution Account for such purpose.

(b)	If the ratio of Loans (other than LC Loans) outstanding under the Facilities to Sponsor Funding (less any amounts repaid under the Facilities) is equal to or less than 3:1, then the Borrower will not be required to procure additional Sponsor Funding as a condition precedent to a Utilisation.

(c)	If, on the later of, (i) the Last Availability Date for the L/C Facility and (ii) the date on which the Available Commitments for all the Facilities are zero, any LC Loan remains outstanding, then the Borrower must ensure that within ten (10) Business Days of such date the ratio of Sponsor Funding to Loans outstanding on that date under the Facilities must be 1:3 by if necessary to achieve such ratios, procuring additional Sponsor Funding to either part-prepay one or more Facilities (where there is no forecast or actual increase in Project Costs) or to finance additional Project Costs (to the extent that there is a forecast or actual increase in Project Costs to achieve Final Acceptance) to ensure the Borrower complies with this clause 5.7(c).

(d)	if, during the period commencing one (1) month after the Final Acceptance Date up to and including the Last Availability Date for the FSRU Tranche, the ratio of Sponsor Funding to Loans outstanding is more than 1:3, the Borrower shall be entitled to apply the proceeds of a Utilisation of the FSRU Tranche to reimburse the Sponsor, Singapore Shareholders and/or any of their Affiliates up to an amount that ensures the ratio of the Sponsor Funding to the outstanding Loans is not less than 1:3 and such Utilisation may be transferred into the Distribution Account for such purpose.

6	Utilisation of LC Facility

6.1	Delivery of a Utilisation Request for Letter of Credit

The Borrower may request a Letter of Credit to be issued on its behalf, by delivery to the Facility Agent of a duly completed Utilisation Request and any additional document that the Issuing Bank may request the Borrower to complete as per its normal banking practice not later than 11:00am, five (5) Business Days prior to the proposed Utilisation Date.

6.2	Completion of a Utilisation Request for Letter of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for the Letter of Credit;

(b)	it identifies that it is on the Borrower’s behalf;

(c)	the proposed Utilisation Date is a Business Day falling not later than the Last Availability Date applicable to the LC Facility;

(d)	the currency specified is dollars and the amount of the proposed Letter of Credit is an amount not exceeding the Available Facility applicable to the LC Facility;

(e)	the delivery instructions for the Letter of Credit are specified; and

(f)	the beneficiary of the Letter of Credit is the LC Beneficiary.

6.3	Availability

Any amount of the Total Commitments in respect of the LC Facility not utilised by the Last Availability Date applicable to the LC Facility shall automatically be cancelled at close of business in Singapore on such date. Not more than one (1) Letter of Credit may be outstanding at any one time.

6.4	Lenders’ participation - Letter of Credit

Upon receipt of a Utilisation Request for a Letter of Credit, the Facility Agent shall notify each Lender of the details of the requested Letter of Credit and the amount of each Lender’s participation in the Letter of Credit.

6.5	Issue of Letter of Credit

(a)	Upon receipt of a Utilisation Request for a Letter of Credit complying with the terms of this Agreement, the Facility Agent shall promptly send to each Lender and the Issuing Bank a copy of that Utilisation Request.

(b)	It shall be a condition to the issue of the Letter of Credit requested in a Utilisation Request that the form of that Letter of Credit, if different from the form set out in Schedule 12, shall have been approved by the Facility Agent and the Issuing Bank and that the LC Termination Date for that Letter of Credit shall not fall later than 18 March 2015.

(c)	The Facility Agent and the Issuing Bank shall review the form of Letter of Credit requested by the Borrower (if different from the form set out in Schedule 12) and shall, as soon as practicable and, in any event, by no later than the date falling three (3) Business Days before the date on which the Letter of Credit is to be issued (as specified in the Utilisation Request), notify the Borrower whether it approves the Letter of Credit (if different from the form set out in Schedule 12 or not complying with the provisions of this clause 6).

(d)	Subject to the provisions of this clause 6 and the other terms and conditions of this Agreement, the Issuing Bank shall, on the date specified in the applicable Utilisation Request, issue the Letter of Credit so requested in that Utilisation Request (in an amount up to the Available Commitment in respect of the LC Facility, as specified in that Utilisation Request) by delivery thereof to the LC Beneficiary (and each of the LC Lenders, the Facility Agent and the Borrower hereby irrevocably and unconditionally authorises and instructs the Issuing Bank to do so). Promptly following the issue of the Letter of Credit, the Issuing Bank shall provide to the Facility Agent and the Borrower, and the Facility Agent shall provide to each of the LC Lenders, a copy of the executed version thereof. The Issuing Bank shall not agree to any amendment to a Letter of Credit without the prior written consent of the Borrower. The Issuing Bank shall promptly notify the Facility Agent of any such amendment. The Issuing Bank shall take such actions as are reasonably requested by the Borrower to ensure that on a novation of the Charter by the Charterer permitted under this Agreement any Letter of Credit is amended, re-issued or transferred, such that the Charterer following such novation is the beneficiary under that Letter of Credit. All pre-agreed costs incurred by the Issuing Bank in connection with such novation shall be borne by the Borrower.

6.6	Extension of the Letter of Credit

(a)	If any Letter of Credit is issued for a period of 12 months or less, the Borrower may request that any such Letter of Credit be extended for successive periods of up to 12 months ending no later than 18 March 2015 by delivery to the Facility Agent of an Extension Request in substantially similar form to a Utilisation Request for the Letter of Credit.

(b)	The Finance Parties shall treat any Extension Request in the same way as a Utilisation Request for the Letter of Credit.

(c)	The terms of each extended Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its extension;

(ii)	its Term shall start on the date which was the LC Termination Date of the Letter of Credit immediately prior to its extension and shall end on the proposed LC Termination Date specified in the Extension Request; and

(iii)	if the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue/extend the Letter of Credit pursuant to an Extension Request.

(d)	The Issuing Bank shall promptly notify the Facility Agent of any re-issuance or extension to the Letter of Credit.

6.7	Reduction of LC Amount

(a)	The LC Amount shall automatically be reduced by the amount of each demand thereunder paid and shall not otherwise be treated as reduced for the purposes of this Agreement unless and until:

(i)	the Facility Agent has received, on behalf of the Lenders, a written confirmation from the LC Beneficiary of the amount of such reduction;

(ii)	each Issuing Bank and the LC Lender has notified the Facility Agent in writing that, notwithstanding the absence of a written confirmation from the LC Beneficiary, it is satisfied that its liability under the Letter of Credit and LC Facility, respectively, has been irrevocably reduced or discharged;

(iii)	the amount of the Letter of Credit irrevocably and unconditionally reduces in accordance with its terms except to the extent a replacement Letter of Credit has been issued; or

(iv)	the LC Termination Date elapses and no claim or demand has been made under the Letter of Credit which is unpaid, except to the extent a replacement letter of credit has been issued.

(b)	Upon any such reduction of the LC Amount, the Total Commitments in respect of the LC Facility shall be reduced rateably.

SECTION 4 - LETTER OF CREDIT

7	Letter of Credit

7.1	Claims under the Letter of Credit

(a)	The Issuing Bank is hereby irrevocably and unconditionally authorised by the Borrower, the Facility Agent and each of the LC Lenders to make all and any payments demanded of them under the Letter of Credit which appear on their face to be in order without further authority or notice from the Borrower, the Facility Agent and the LC Lenders (or any of them) and shall accept any such demand as conclusive evidence (in the absence of manifest error) that the person whose obligations and/or liabilities are guaranteed pursuant to or are otherwise the subject of the Letter of Credit was liable to pay the amount in respect of which the relevant request or demand is made.

(b)	The Issuing Bank shall need not before the making of any payment under, or purportedly under, the Letter of Credit make any investigation or enquiry or otherwise concern itself as to the propriety of the relevant request or demand made or purported to be made under or in the manner required by the terms of the Letter of Credit nor as to whether any event has occurred which would, according to the terms hereof, or of that Letter of Credit or of any other document relating to this Agreement or otherwise, discharge the Issuing Bank from its obligations in respect of the Letter of Credit.

(c)	The obligations of the Borrower under this clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.2	Guarantee Payments

(a)	Upon receipt of a LC Demand, the Issuing Bank shall promptly notify the Facility Agent and the Facility Agent shall promptly notify each of the Lenders and the Borrower of:

(i)	that LC Demand;

(ii)	the amount (Due Amount) demanded thereunder in accordance with its provisions; and

(iii)	the date (Due Date) on which the Due Amount is due to be paid by the Issuing Bank in accordance with its provisions.

(b)	On the Due Date, the Issuing Bank shall (subject to paragraph (c) below) pay the Due Amount to the LC Beneficiary (or as it may direct in the LC Demand) and, without prejudice to the generality of clause 7.1, each of the Lenders, the Facility Agent and the Borrower hereby irrevocably and unconditionally authorises and instructs the Issuing Bank to do so.

(c)	Each of the LC Lenders shall pay to the Issuing Bank for value at least two (2) Business Days prior to the Due Date its proportion (calculated in accordance with clause 2.1(d)) of the Due Amount in the LC Cash Collateral Account in accordance with clause 40 (Payment mechanics). For the avoidance of doubt, the obligations of the LC Lenders under this clause 7.2 shall apply regardless of whether a Default has occurred and is continuing at such time.

(d)	Each of the parties to this Agreement agrees that any Due Amount paid by the Issuing Bank shall, as from the Due Date of the relevant Due Amount, constitute an LC Loan (except to the extent such Due Amount was paid from the LC Cash Collateral Account or other cash collateral provided by the Borrower in accordance with this Agreement), as if each of the LC Lenders had advanced its proportion (calculated in accordance with clause 2.1(d)) of the Due Amount to the Borrower on the Due Date of the relevant Due Amount. For the avoidance of doubt, the provisions of clause 4 (Conditions of Utilisation) shall not apply to such LC Loan.

(e)	The obligations of each LC Lender under this clause 7.2 are continuing obligations and will extend to the ultimate balance of sums payable by that LC Lender in respect of the Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any LC Lender under this clause 7.2 will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any LC Beneficiary or other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any LC Beneficiary or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any LC Beneficiary or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, the Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.3	Role of Issuing Bank

(a)	Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary of any other person.

(b)	The Issuing Bank shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

(c)	The Issuing Bank may accept deposits from, fend money to and generally engage in any kind of banking or other business with any member of the Group.

(d)	The Issuing Bank may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(e)	The Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, reasonably required, in respect of any demand under a Letter of Credit.

(f)	The Issuing Bank may act in relation to the Finance Documents through its personnel and agents and may engage a corresponding bank to issue the Letter of Credit.

(g)	The Issuing Bank is not responsible for:

(i)	the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by the Facility Agent, a corresponding bank, any Party (including itself), or any other person under or in connection with any Finance Document, the transaction contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(ii)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

7.4	Exclusion of liability

(a)	Without limiting paragraph 7.4(b) below, the Issuing Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.

7.5	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document.

7.6	LC Lenders’ indemnity to the Issuing Bank

(a)	Each LC Lender shall (in proportion to its share of the Total Commitments in respect of the LC Facility or, if such Total Commitments are then zero, to its share of the Total Commitments in respect of the LC Facility immediately prior to their reduction to zero) indemnify the Issuing Bank, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Issuing Bank under the Finance Documents.

(b)	The Borrower shall immediately on demand reimburse any LC Lender for any payment that LC Lender makes to the Issuing Bank pursuant to clause 7.6(a).

(c)	Clause 7.6(b) above shall not apply to the extent that the indemnity payment in respect of which the LC Lender claims reimbursement relates to a liability of the Issuing Bank to an Obligor.

(d)	The provisions of this clause 7.6 shall survive the termination or expiry of this Agreement.

7.7	Cash collateralisation

(a)	If a Due Date occurs at any time the Letter of Credit is outstanding and clause 9.1 (Illegality) and/or clause 9.5 (Right of cancellation in relation to a Defaulting Lender) has become applicable or an amount of cash collateral has been paid pursuant to clause 9.3 (Right of cancellation and prepayment in relation to a single Lender), an amount equal to the Illegality Payment shall be withdrawn by or paid to the Issuing Bank from the LC Cash Collateral Account or other cash collateral provided by the Borrower in accordance with this Agreement and applied by the Issuing Bank in or towards funding the Due Amount payable on that Due Date.

(b)	If a Due Date occurs at any time the Letter of Credit is outstanding after any of the events specified in clauses 9.4 (Total Loss) to 9.12 (Automatic cancellation) and/or 31.30 (Acceleration) has occurred, an amount equal to the lesser of (i) the Due Amount in respect of that Due Date and (ii) all amounts of cash cover paid to the LC Cash Collateral Account or otherwise received by the Issuing Bank from the Borrower (in respect of the Letter of Credit) pursuant to this Agreement at that Due Date (and not previously applied pursuant to this clause 7.7) shall be withdrawn by or paid to the Issuing Bank from the LC Cash Collateral Account or other cash collateral provided by the Borrower in accordance with this Agreement and applied by the Issuing Bank in or towards funding the Due Amount payable on that Due Date.

(c)	On or promptly after the LC Termination Date and provided that no LC Demand is outstanding and no Event of Default has occurred and is continuing, all amounts of cash collateral paid into the LC Cash Collateral Account or otherwise received by the Issuing Bank from the Borrower (in respect of the Letter of Credit) pursuant to this Agreement and not otherwise applied in accordance with this Agreement shall be paid to the Borrower as it may direct.

(d)	Following the occurrence of an Event of Default which is continuing, and provided that the LC Termination Date has occurred, all amounts of cash collateral paid into the LC Cash Collateral Account or otherwise received by the Issuing Bank from the Borrower (in respect of the Letter of Credit) pursuant to this Agreement and not otherwise applied in accordance with this Agreement shall be deemed to be Receivables and shall be transferred or be paid by the Issuing Bank at the request of the Facility Agent into the Offshore Revenue Account and applied in accordance with clause 28.18 (Application after Termination Date).

7.8	Defaulting Lender

(a)	The Borrower and the Facility Agent shall promptly notify the Issuing Bank upon it becoming aware that a Lender is a Defaulting Lender.

(b)

If any Lender becomes a Defaulting Lender due to any reason other than as a result of an Insolvency Event at any time when an LC Letter of Credit is outstanding and prior to the LC Termination Date, the Borrower shall upon request of the Issuing Bank, on or before the date falling twenty (20) Business Days after the date of such request provide cash cover by crediting to the LC Cash Collateral Account an amount equal to the proportion of the LC Amount that Defaulting Lender is liable for and such cash cover shall be held on the LC Cash Collateral Account unless it is released to the Borrower or transferred to the Offshore Revenue Account in accordance with clause 7.7 (Cash collateralisation) or applied in transfer to the Issuing Bank for the purpose of paying any Due Amount. Notwithstanding any provision of cash collateral pursuant to this clause (b) the Defaulting Lender shall remain obliged to fund its proportion of the Due Amount in accordance with clause 7.2(c) and such cash collateral shall only be withdrawn or applied by the Issuing Bank for the purpose of paying any Due Amount if the Defaulting Lender has failed to do so. To the extent that the Defaulting Lender has funded its proportion of such Due Amount the amount of such cash collateral not required to be applied in transfer to the Issuing Bank for the purpose of paying the Defaulting Lender’s proportion of any Due Amount shall be transferred to the Construction Account (if pre Final Acceptance) or the Offshore Revenue Account (if post Final Acceptance).

7.9	Replacement of Issuing Bank

(a)	If, at any time, the credit rating for the long term indebtedness of an Issuing Bank falls below BB with Standard & Poor’s Rating Agency or Ba2 with Moody’s Investor Service, Inc, the Borrower may, by giving thirty (30) days’ notice to the Issuing Bank, replace the Issuing Bank by appointing another LC Lender as successor Issuing Bank.

SECTION 4 - REPAYMENT, PREPAYMENT AND CANCELLATION

8	Repayment

8.1	Repayment

The Borrower shall on each Repayment Date repay such part of the Loans as is required to be repaid by clause 8.2 (Scheduled repayment of Facilities).

8.2	Scheduled repayment of Facilities

Repayment of K-sure Loans

(a)	The K-sure Loans shall be repaid by instalments on each K-sure Facility Repayment Date by the amounts specified in the K-sure Facility Repayment Schedule (as revised by clause 8.3).

(b)	On the K-sure Final Maturity Date (without prejudice to any other provision of this Agreement), the K-sure Loans shall be repaid in full.

Repayment of the Commercial Loans

(c)	The Mooring Loans shall be repaid by one (1) instalment on the Mooring Tranche Final Maturity Date.

(d)	The FSRU Loans shall be repaid by instalments on each FSRU Tranche Repayment Date by the amounts specified in the FSRU Tranche Repayment Schedule (as revised by clause 8.3).

(e)	On the FSRU Tranche Final Maturity Date (without prejudice to any other provision of this Agreement), the FSRU Loans shall be repaid in full.

Repayment of LC Loans

(f)	Subject to any earlier prepayment in accordance with clause 28.8(a) (Payment Cascade), each LC Loan shall be repaid in full on the FSRU Tranche Final Maturity Date.

(g)	The Facility Agent shall promptly notify all Lenders of any repayment of any LC Loans.

8.3	Adjustment of scheduled repayments

Subject to clause 9.13 (Restrictions), if:

(a)	the Total Commitments in respect of a Facility or Tranche have been partially reduced under this Agreement; and/or

(b)	any part of a Loan is prepaid before any Repayment Date,

such reduction and/or prepayment shall be treated as reducing the repayment instalments for that Facility or Tranche (including in the case of the FSRU Tranche, the Balloon) in inverse order of maturity. As soon as practicable after effecting any such recalculation, the Facility Agent shall, if applicable, provide the Borrower with a revised schedule of Repayment Instalments and, if applicable, the Balloon and such revised schedule shall, unless incorrect, with effect from the date on which such revised schedule is produced (and signed by the Facility Agent and dated), be substituted for the relevant existing schedule set out in Schedule 11 (Repayment Schedules).

8.4	The Borrower shall not reborrow any part of any Facility which is repaid.

9	Illegality, prepayment and cancellation

9.1	Illegality

If it becomes unlawful at any time in any applicable jurisdiction for a Lender and/or the Issuing Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation or part thereof then:

(a)	the affected Lender or, as the case may be, the Issuing Bank shall promptly notify the Facility Agent upon becoming aware of that event; and

(b)	that Lender or, as the case may be, the Issuing Bank shall be given the opportunity (at its option) to transfer its rights and obligations to an Affiliate or a New Lender (as defined in clause 33 (Changes to the Lenders) pursuant to and in accordance with clause 33 (Changes to the Lenders)). If that Lender or, as the case may be, the Issuing Bank has not been able to effectively transfer its rights and obligations in such manner, then:

(i)	in the case of an affected Lender:

(A)	if the Lender is a LC Lender and such unlawfulness occurs at any time when a Letter of Credit is outstanding and prior to the LC Termination Date, the Borrower shall, on or before the date falling twenty (20) Business Days after such date or, if earlier, the date specified by that Lender in the notice delivered to the Facility Agent (being no earlier than the fast day of any applicable grace period permitted by law), provide cash cover by crediting to the LC Cash Collateral Account an amount equal to the proportion of the LC Amount that Lender is liable for and such cash cover shall be held on the LC Cash Collateral Account unless it is released to the Borrower in accordance with clause 7.7 (Cash collateralisation) or applied in transfer to the Issuing Bank for the purpose of paying any Due Amount;

(B)	upon the Facility Agent acting on the instruction of the affected Lender notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(C)	the Borrower shall repay that Lender’s participation in each Loan on the last day of the Interest Period for the relevant Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(ii)	in the case of an affected Issuing Bank:

(A)	upon the Facility Agent, acting on the instruction of the affected Issuing Bank, notifying the Borrower, the Issuing Bank shall not be obliged to issue any Letter of Credit;

(B)	the Borrower shall use its reasonable endeavours to procure the release of the Letter of Credit issued by that issuing Bank and outstanding at such time; and

(C)	unless any other Lender is or has become an Issuing Bank pursuant to the terms of this Agreement, the LC Facility shall cease to be available for the issue of the Letter of Credit.

9.2	Voluntary prepayment and cancellation

(a)	Subject to the proviso below, the Borrower may, if it gives the Facility Agent not less than ten (10) Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay and/or cancel the whole or any part of the Term Facilities, the Loans under the Term Facilities or the Available Commitments for the Term Facilities (but if in part, being an amount that reduces the amount of the Term Facilities in aggregate by a minimum amount of five million dollars ($5,000,000) or in full, provided that, (unless it is a cancellation in respect of the Mooring Tranche after the date of the Mooring Declaration (as defined in the Charter)) or in respect of the K-sure Facility after the Borrower has been notified that any of the events in clause 9.10 (K-Sure Policy) apply) if there are any Loans or Letter of Credit outstanding and Final Acceptance has not occurred, before the Borrower may cancel any part of the Available Commitments of the Term Facilities, it is required to demonstrate to the satisfaction of the Majority Lenders (acting on the advice of the Technical Adviser) that, after such cancellation, it has sufficient funds available to cover all projected Project Costs to achieve Final Acceptance by the earlier of (i) the Cancellation Date and (ii) 18 March 2015.

(b)	The Borrower may at any time, if it gives the Facility Agent not less than ten (10) Business Days prior written notice (except for any prepayment pursuant to clause 28.8(a)(viii) for which no prior notice shall be required), prepay and/or cancel the LC Loans or the Available Commitments for the LC Facility or the LC Facility in full provided that:

(i)	in the case of a cancellation of the LC Facility in full, no Letter of Credit is outstanding; and

(ii)	in the case of any cancellation, if the Borrower is then (or may at any later time be in accordance with the terms of the Charter) required to provide a letter of credit under the Charter and the Issuing Bank meets the requirements under the Charter for the issue of the relevant letter of credit under the Charter, the Borrower providing evidence satisfactory to the Facility Agent that a replacement letter of credit has been, or will be, issued in accordance with clause 27.1 of the Charter or the Borrower has provided equivalent security (including but not limited to cash collateral) to the Charterer in place of such letter of credit. In such event, the Borrower shall not be required to prepay and/or cancel any other Facility under this Agreement.

9.3	Right of cancellation and prepayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under clause 14.2 (Tax gross-up) other than in respect of any withholding Tax payable in respect of payments under any Finance Document to Lenders in Korea or Singapore; or

(ii)	any Lender is a FATCA Protected Party and at any time any Party is or will be required to make a FATCA Deduction from a payment to that Lender (or to an Agent or Security Agent for the account of that Lender); or

(iii)	any Lender claims indemnification from the Borrower under clause 14.3 (Tax indemnity) or clause 15.1 (Increased Costs); or

the Borrower may, whilst (in the case of (i), (ii) and (iii) above) the circumstance giving rise to the requirement or indemnification or FATCA Deduction continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan.

(b)	On receipt of a notice referred to in clause 9.3(a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under clause 9.3(a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Lender’s participation in each Loan and, if the Lender is an LC Lender and a Letter of Credit is outstanding, the Borrower shall immediately provide cash cover in an amount equal to that Lender’s LC Contribution, by paying such amount into the LC Cash Collateral Account.

(d)	The Borrower may, in the circumstances set out in paragraph (a) above (when sub paragraph (ii) of that paragraph applies), on 10 Business Days’ prior notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to clause 33 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with clause 33 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph 9.3(d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)	A Lender shall perform the checks described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Facility Agent and the Borrower when it is satisfied that it has complied with those checks.

9.4	Total Loss

On the Total Loss Repayment Date in relation to the Vessel:

(a)	the Total Commitments of all Facilities will be reduced to zero;

(b)	the Borrower shall:

(i)	prepay the Loans and any Hedging Debt then due (in accordance with the terms of the Hedging Contracts) in full; and

(ii)	if a Letter of Credit is outstanding, immediately provide cash cover by crediting to the LC Cash Collateral Account such amount that ensures the balance on the LC Cash Collateral Account is equal to the LC Amount.

9.5	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent fifteen (15) Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in clause 9.5(a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in clause 9.5(a) above, notify all the Lenders and K-sure.

9.6	Change of Control

If a Change of Control occurs the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower with effect from the date falling fifteen (15) Business Days after the giving of such notice (or such later date as may be approved in advance by the Majority Lenders) cancel the Total Commitments of all Facilities. The Borrower shall on the date such cancellation takes effect:

(a)	prepay the Loans in full; and

(b)	if a Letter of Credit is outstanding, immediately provide cash cover by crediting to the LC Cash Collateral Account such amount that ensures the balance on the LC Cash Collateral Account is equal to the LC Amount, whereupon the Total Commitments of all Facilities shall be reduced to zero, and pay any Hedging Debt then due in full in accordance with the terms of the Hedging Contract.

9.7	Sale of Vessel

(a)	If at any time the Lampung FSRU is sold by or on behalf of the Borrower (including to the Charterer following exercise of the Charterer’s Purchase Option), the Borrower shall forthwith upon the date on which any Sales Proceeds are received by it (or by the Security Agent on its behalf in which case it shall apply them to):

(i)	prepay the Loans in full; and

(ii)	if a Letter of Credit is outstanding, immediately provide cash cover by crediting to the LC Cash Collateral Account such amount that ensures the balance on the LC Cash Collateral Account is equal to the LC Amount, whereupon the Total Commitments of all Facilities shall be reduced to zero, and pay any Hedging Debt then due in full in accordance with the terms of the Hedging Contracts. If the Sales Proceeds received are sufficient to pay, repay, satisfy and discharge the Secured Obligations in full and the other obligations to be paid in priority pursuant to the Intercreditor Deed, the Facility Agent shall as soon as reasonably practicable pay any Sales Proceeds remaining after such payment, repayment, satisfaction and discharge to the Borrower or to its order. The Finance Parties shall take such action as is reasonably requested by the Borrower in respect of any sale of the Vessel to release the Vessel from the relevant Security Interests created by the Security Documents upon discharge of the Secured Obligations in full. For the avoidance of doubt, the Finance Parties shall not be required to release such Security Interests unless the Lenders are satisfied that the Secured Obligations have been, or will be immediately upon the release of such Security Interests, paid in full.

9.8	Charter and Charter Guarantee

If:

(a)	the Charter or the Charter Guarantee is for any reason (other than for an Event of Owner’s Default as defined in the Charter) and by any method terminated, repudiated or rescinded; or

(b)	the Charter ceases to be in full force and effect (other than through expiry by lapse of time or fulfilment of all obligations thereunder);

(c)	the Charter Guarantee ceases to be in full force and effect (other than through expiry by lapse of time or fulfilment of all obligations thereunder) unless the PGN L/C remains in full force and effect and such Charter Guarantee is replaced with a valid, binding and enforceable replacement Charter Guarantee within twenty (20) Business Days of it ceasing to be in full force and effect; or

(d)	a payment of the Termination Fee is made or is payable,

the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower with effect from the date falling five (5) Business Days after the giving of such notice (or thirty (30) Business Days of the occurrence of any event described in paragraphs (a) to (d) above if such event results in, or will following the issue of a termination notice result in, a Termination Fee being payable in accordance with the Charter and such Termination Fee is, or will be, sufficient to repay all Secured Obligations in full, or such later date as may be approved in advance by the Majority Lenders) cancel the Total Commitments of all Facilities. The Borrower shall on the date such cancellation takes effect (or if earlier the date the Termination Fee is paid):

(i)	prepay the Loans in full; and

(ii)	if a Letter of Credit is outstanding, immediately provide cash cover by crediting to the LC Cash Collateral Account such amount that ensures the balance on the LC Cash Collateral Account is equal to the LC Amount, whereupon the Total Commitments of all Facilities shall be reduced to zero, and pay any Hedging Debt then due in full in accordance with the terms of the Hedging Contracts and the Finance Parties agree that following a notice under this clause the Borrower may take such actions as are necessary to terminate the Charter and shall promptly provide their confirmation of any consent or approval of such termination required pursuant to any Finance Document and reasonably requested by the Borrower.

9.9	PGN L/C

(a)

The Borrower shall promptly notify the Facility Agent if a Company Event of Default occurs under clause 27.2(b) of the Charter. If such Company Event of Default is not remedied to the satisfaction of the Lenders within thirty (30) Business Days of such event occurring and the Borrower has not drawn down under the PGN L/C and has not received and is not holding cash collateral in an amount equal to the face value of the PGN L/C that should have been in place, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower with effect from the date falling thirty (30) Business Days after the giving of such notice (or such later date as may be approved in advance by the Majority Lenders) cancel the Total Commitments of all Facilities. The Borrower shall on the date such cancellation takes effect (or if earlier the date the Termination Fee is paid):

(i)	prepay the Loans in full; and

(ii)	if a Letter of Credit is outstanding, immediately provide cash cover by crediting to the LC Cash Collateral Account such amount that ensures the balance on the LC Cash Collateral Account is equal to the LC Amount, whereupon the Total Commitments of all Facilities shall be reduced to zero, and pay any Hedging Debt the due in full in accordance with the terms of the Hedging Contracts and the Finance Parties agree that following a notice under this clause the Borrower may take such actions as are necessary to terminate the Charter and shall promptly provide their confirmation of any consent or approval of such termination required pursuant to any Finance Document and reasonably requested by the Borrower.

9.10	K-sure Policy

(a)	If on the Original FSRU Tranche Facility Final Maturity Date, there has been no Approved Refinancing pursuant to and in accordance with clause 22.15 (Balloon Refinancing), the Facility Agent shall if so directed by the K-Sure Agent (acting on behalf of the K-sure Lenders or upon instruction from K-sure), by notice to the Borrower with effect from the date falling fifteen (15) Business Days after the giving of such notice (or such later date as may be approved in advance by the Majority Lenders) cancel the Total Commitments of the K-sure Facility. The Borrower shall on the date such cancellation takes effect prepay the K-sure Loans in full whereupon the Total Commitments of the K-sure Facility shall be reduced to zero, and pay any Hedging Debt then due in full in accordance with the terms of the Hedging Contracts.

(b)	If, at any time:

(i)	the K-sure Policy ceases to remain in full force and effect or ceases to be legal, valid, binding and (subject to general principles of law limiting enforceability) enforceable; or

(ii)	the K-sure Policy is repudiated, revoked, rescinded or suspended by K-sure,

then, subject to paragraph (c) below, the Facility Agent shall, by notice to the Borrower with effect from the date falling five (5) Business Days (or thirty (30) Business Days if for a reason not due to an action or inaction of an Obligor) after the giving of such notice (or such later date as may be approved in advance by the Majority Lenders) cancel the Total Commitments. The Borrower shall on the date such cancellation takes effect:

(A)	prepay the Loans in full; and

(B)	if a Letter of Credit is outstanding, immediately provide cash cover by crediting to the LC Cash Collateral Account an amount that ensures the balance on the LC Cash Collateral Account is equal to the LC Amount, whereupon the Total Commitments of all Facilities shall be reduced to zero, and pay any Hedging Debt then due in full in accordance with the terms of the Hedging Contracts.

(c)	Provided that if any event specified in paragraph (b)(i) or (ii) above occurs:

(i)	prior to Final Acceptance and the Lenders are satisfied that there would be no forecast shortfall in funding following a cancellation of the Total Commitments in respect of the K-sure Facility; or

(ii)	after Final Acceptance,

then in each case the Facility Agent shall, by notice to the Borrower with effect from the date falling five (5) Business Days (or thirty (30) Business Days if for a reason not due to an action or inaction of an Obligor) after the giving of such notice (or such later date as may be approved in advance by the Majority Lenders), subject to the proviso below, cancel the Total Commitments in respect of the K-sure Facility only. The Borrower shall on the date such cancellation takes effect prepay the K-sure Loans in full whereupon the Total Commitments of all K-sure Facility shall be reduced to zero and pay any Hedging Debt then due in full in accordance with the terms of the Hedging Contracts.

9.11	Insurance

If:

(a)	the credit rating of any insurer (unless such Insurances are reinsured and the Reinsurance Fiduciary Assignment has been duly executed, in which case the credit rating of any reinsurer) in respect of the Insurances or, if applicable, the Reinsurances falls below the Approved Credit Rating such that the requirements of clause 27.3(d) are not met and such insurer or and the insurances or, as applicable, Reinsurances are not replaced with a replacement insurer or reinsurer such that the requirements of clause 27.3(d) are met and otherwise in compliance with clause 27 (Insurance) within forty (45) days of the Facility Agent giving notice to the Borrower.

(b)	any insurer being a provider of Insurances and/or Insurer is or becomes insolvent, unless (a) the Insurances and/or Reinsurances placed with such Insurer are re-placed with a replacement, solvent insurer within seven (7) days of the Facility Agent giving notice to the Borrower and, in the case of an Insurer, (b) the Reinsurance Fiduciary Assignment granted by such Insurer is within thirty (30) days of the Facility Agent giving notice to the Borrower replaced by a substitute Reinsurance Fiduciary Assignment issued by the replacement insurer on substantially the same terms.

(c)	any Insurer fails to perform or observe any material covenant or obligation to be performed or observed by it under the Reinsurance Fiduciary Assignment (which the Facility Agent has notified the Borrower and Insurer of) unless either:

(i)	the Facility Agent considers that the failure to perform or observe any such material covenant or obligation is capable of remedy and the failure is remedied within forty (45) days of the Facility Agent giving notice to the Borrower and the Insurer; or

(ii)	within such forty (45) day period, the Insurances placed with such Insurer are replaced with a replacement insurer and the Reinsurance Fiduciary Assignment granted by such Insurer is replaced by a substitute Reinsurance Fiduciary Assignment issued by the replacement insurer on substantially the same terms.

(d)	any representation made by an Insurer in any Reinsurance Fiduciary Assignment is or proves to have been incorrect or misleading in any material respect when made (which the Facility Agent has notified the Borrower and Insurer of) unless either:

(i)	the incorrectness or misleading nature of the relevant representation and/or the underlying event or circumstance giving rise to it is capable of remedy and is remedied within forty (45) days of the Facility Agent giving notice to the Borrower and/or the Insurer; or

(ii)	within such forty (45) day period, the Insurances placed with such Insurer are replaced with a replacement insurer and the Reinsurance Fiduciary Assignment granted by such Insurer is replaced by a substitute Reinsurance Fiduciary Assignment issued by the replacement insurer on substantially the same terms.

(e)	either:

(i)	it is or becomes unlawful for an Insurer to perform any of its obligations under any Reinsurance Fiduciary Assignment entered into by it and/or any Security Interest created or expressed to be created or evidenced by any such Reinsurance Fiduciary Assignment ceases (subject to the Legal Reservations) to be effective; or

(ii)	any obligation of an Insurer under any Reinsurance Fiduciary Assignment entered into by it is not (subject to the Legal Reservations) or ceases to be legal, valid, binding or enforceable,

unless, within forty (45) days of the Facility Agent giving notice to the Borrower and/or the Insurer of such event, the Insurances placed with such Insurer are re-placed with a replacement insurer (whereby such unlawfulness, non-effectiveness, illegality, invalidity, non-binding nature or unenforceability is thereby remedied) and the Reinsurance Fiduciary Assignment granted by such Insurer is replaced by a substitute Reinsurance Fiduciary Assignment issued by the replacement insurer on substantially the same terms, then the Facility Agent may, by notice to the Borrower with effect from the date falling five (5) Business Days after the giving of such notice (or such later date as may be approved in advance by the Majority Lenders) cancel the Total Commitments. The Borrower shall on the date such cancellation takes effect:

(i)	prepay the Loans in full; and

(ii)	if a Letter of Credit is outstanding, immediately provide cash cover by crediting to the LC Cash Collateral Account such an amount that ensures the balance on the LC Cash Collateral Account is equal to the LC Amount, whereupon the Total Commitments of all Facilities shall be reduced to zero, and pay any Hedging Debt then due in full in accordance with the terms of the Hedging Contracts.

9.12	Automatic cancellation

The Available Commitments of a Facility or Tranche which have not been utilised by the Last Availability Date applicable to such Facility or Tranche shall be automatically cancelled at 17:00 on such Last Availability Date.

9.13	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, if prepayment is made otherwise than on an Interest Payment Date, subject to any Break Costs (and any swap break costs in relation to the Loans (or any part thereof) which are payable in accordance with the terms of the Hedging Contracts), without premium or penalty.

(c)	The Borrower may not reborrow any part of either Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of either Facility or reduce all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments of any Facility reduced under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this clause 9 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate and provide a copy of such notice to K-sure.

(g)	If the Total Commitments of any Facility or Tranche are partially reduced under this Agreement (other than under clause 9.1 (Illegality) and clause 9.3 (Right of cancellation and prepayment in relation to a single Lender) and clause 9.5 (Right of cancellation in relation to a Defaulting Lender)), the Commitments of the Lenders in respect of that Facility or Tranche shall be reduced rateably.

(h)	Any prepayment under this Agreement (other than under clause 9.1 (Illegality), clause 9.2 (Voluntary prepayment and cancellation), clause 9.3 (Right of cancellation and prepayment in relation to a single Lender) and clause 9.5 (Right of cancellation in relation to a Defaulting Lender), clause 9.10(a) and clause 9.10(c)) shall be applied pro rata against each Facility and pro rata among the Lenders in proportion to their participation in the Loans and the Letter of Credit.

(i)	Subject to paragraph (j) below, any prepayment and/or cancellation under clause 9.2(a) (Voluntary prepayment and cancellation) shall be applied pro rata against the Term Facilities in reducing the Term Facilities Loans and pro rata among the Lenders in proportion to their participation in such Loans.

(j)	Any prepayment and/or cancellation stated by the Borrower to be in respect of the Mooring Tranche shall be applied against Loans under the Mooring Tranche and pro rata among the Lenders in proportion to their participation in such Loans.

(k)	Any prepayment under this Agreement shall be made together with payment to a Hedging Banks (pro rata) of any amount falling due to the Hedging Banks under the Hedging Contracts on the date of that prepayment as a result of the termination or close out of the Hedging Contracts or any Hedging Transactions under them in accordance with clause 30.6 (Unwinding of Hedging Contracts) in relation to that prepayment.

(l)	Any prepayment under this Agreement shall be applied against the outstanding repayment instalments of the Loans under the relevant Facility in inverse order of maturity.

SECTION 5 - COSTS OF UTILISATION

10	Interest

10.1	Calculation of interest

The rate of interest on each Loan, for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.

10.2	Payment of interest

The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period relating to such Loan (an Interest Payment Date) and, if the relevant Interest Period is longer than three (3) months, on the dates falling at three monthly intervals after the first day of the relevant Interest Period.

10.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause (b) below, is two per cent (2%) higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing in accordance with this clause 10.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan or the relevant part of it:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent (2%) higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

(d)	For the avoidance of doubt, this clause 10.3 does not apply to any amount payable under a Hedging Contract in respect of any continuing Transaction as to which section 2(e) (Default Interest; Other Amounts) of the ISDA Master Agreement of that Hedging Contract shall apply or in respect of any other Finance Document which also provides for interest to be paid on overdue amounts (other than pursuant to this provision).

10.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11	Interest Periods

11.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed or in the case of a LC Loan deemed borrowed) in a Selection Notice.

(b)	Each Selection Notice is irrevocable and must be delivered to the Facility Agent by the Borrower not later than 11:00 a.m. four (4) Business Days before the last day of the then current Interest Period.

(c)	If the Borrower fails to deliver a Selection Notice to the Facility Agent (in accordance with clause (b) or otherwise) the relevant Interest Period will, subject to clause 11.1(h) below, be three (3) months.

(d)	Subject to this clause 11, the Borrower may select an interest Period of one or three months or such other period as the Borrower may agree with the Facility Agent from time to time.

(e)	No Interest Period for a Loan shall extend beyond that Loan’s Final Maturity Date.

(f)	Each interest Period for a Loan shall commence on the actual Utilisation Date or (if already made) on the last day of its preceding Interest Period or, in the case of a LC Loan, on the Due Date relating to that LC Loan.

(g)	If a Loan is already outstanding under a Facility, then the first Interest Period for each subsequent Loan under that Facility must end on the last day of the current Interest Period for such outstanding Loan (the Current Interest Period) and on the last day of the Current Interest Period, the new Loan will be consolidated with all other borrowings outstanding in respect of that Facility so that together they form the Loan on the last day of the Interest Period. The next following Interest Period will then be applicable to the Loan in accordance with the terms of clause 11.3 (Consolidation of Loans) as a whole.

(h)	No Interest Period for any Loan under a Facility shall overrun a Repayment Date relating to such Facility.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.3	Consolidation of Loans

If two (2) or more Interest Periods:

(a)	relate to Loans under the same Facility; and

(b)	end on the same date,

the amounts to which those Interest Periods relate shall be consolidated into, and treated as, a single Loan under that Facility on the last day of the Interest Period.

12	Changes to the calculation of interest

12.1	Absence of quotations

Subject to clause 12.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 am. on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan prior to the commencement of any Interest Period, then the rate of interest on each Lender’s share in that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the applicable Margin; and

(ii)	the rate notified to the Facility Agent by that Lender (in a Market Disruption Notification, at the time set out in clause 12.2(b)(ii)) to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in that Loan.

(b)	In this Agreement:

Market Disruption Event means that:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the relevant Interest Period; or

(ii)	before 17:00 (Singapore time) one Business Day after the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from any Lender or Lenders (the Affected Lenders) (whose participations in the Loans are equal to or exceed 60% of the Loans) (pursuant to a Market Disruption Notification) that the cost to it of obtaining matching deposits in the Interbank Market would be in excess of LIBOR (and that the Facility Agent shall inform the other Lenders in accordance with paragraph 3 of the Market Disruption Notification as set out in Schedule 9 (Form of Market Disruption Notification)).

Market Disruption Notification means a notification from a Lender substantially in the form set out in Schedule 9 (Form of Market Disruption Notification) or otherwise approved.

12.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days (in the case of Interest Periods of three (3) months’ or more duration) or, in the case of Interest Periods of less than three (3) months’ duration, a period ending not less than seven (7) days prior to the end of the current Interest Period, with a view to agreeing a substitute basis for determining the rate of interest for the relevant Affected Lenders.

(b)	Any alternative basis agreed pursuant to (a) above shall, with the prior consent of the Affected Lenders, K-sure and the Borrower, be binding on all Parties.

12.4	Break Costs

(a)	The Borrower shall, promptly on demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum or relevant part of it.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide to the Facility Agent a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13	Fees

13.1	Commitment fee

(a)	The Borrower shall pay to the Facility Agent (for the account of each Lender) a fee in dollars computed at the rate of forty per cent (40%) of the Margin (other than in the case of the LC Facility where it shall be the rate equal to forty per cent (40%) of the rate specified in clause 13.4) per annum calculated daily on the Available Facility of each Facility (or, in the case of the Commercial Facility, each Tranche) calculated from the date of this Agreement (the Start Date) to the date of payment of the accrued commitment commission pursuant to clause 13.1(b) below.

(b)	The Borrower shall pay the accrued commitment fee on the last day of the period of three months commencing on the Start Date, on the last day of each successive period of three months, on the Last Availability Date of each Facility and, if a Lender’s Commitment is cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee or commission is payable to the Facility Agent for any Lender in respect of its Available Commitment for any day when it is a Defaulting Lender.

13.2	Agency fee

The Borrower shall pay to each Agent and Security Agent (each for its own account), whether or not any part of a Loan is ever drawn down, an agency fee in the amount and at the times agreed in a Fee Letter.

13.3	Arrangement fee

The Borrower shall pay to the Facility Agent (for the account of the Mandated Lead Arrangers), whether or not any part of a Loan its ever drawn down, a documentation fee in the amount and at the times agreed in a Fee Letter.

13.4	LC Commission

The Borrower shall pay to the Facility Agent (for the account of the LC Lenders), in relation to each Letter of Credit issued, a fee in dollars computed at the rate of one point five per cent (1.5%) per annum calculated daily on the LC Amount for the scheduled period of the Letter of Credit in respect of that Letter of Credit and payable on or prior to the date of issuance of that Letter of Credit.

13.5	Issuing Bank fee

The Borrower shall pay to the Issuing Bank (for its own account) a guarantee fee in the amount and at the times agreed in a Fee Letter.

13.6	Account Bank fee

The Borrower shall pay to each Account Banks (for its own account) a fee in the amount and at the times agreed in a Fee Letter to which that Account Bank is a party.

13.7	K-sure Premium

(a)	The Borrower shall pay the K-sure Premium to the K-sure Agent (for the account of K-sure).

(b)	The Borrower acknowledges that none of the Finance Parties nor the Builder are in any way involved in the final determination of the K-sure Premium or any additional K-sure Premium and that the Borrower will not raise against any of the Finance Parties any claim or defence of any kind whatsoever in relation to the calculation or payment of any K-sure Premium. Without prejudice to clause (c) below, the Borrower’s obligation to pay the K-sure Premium shall be an absolute and unconditional obligation and, without limitation, shall not be affected by any failure by the Borrower to drawdown funds under this agreement or the prepayment or acceleration of the whole or any part of the Loans.

(c)	The parties acknowledge that the K-sure Premium is refundable in accordance with the terms of the K-sure Policy and K-sure internal policy and any such refund shall be payable to the K-sure Agent and shall be transferred or paid by the K-sure Agent into the Offshore Revenue Account. No K-sure Premium shall be refundable following service of a notice by the Facility Agent pursuant to and in accordance with clause 31.30 (Acceleration). The K-sure Agent shall use reasonable endeavours to obtain a refund at the request of the Borrower.

SECTION 6 - ADDITIONAL PAYMENT OBLIGATIONS

14	Tax gross-up and indemnities

14.1	Definitions

(a)	In this Agreement:

FATCA Payment means either:

(i)	the increase in a payment made by an Obligor to a Finance Party under clause 14.10 (FATCA Deduction and gross-up by Obligor) or clause 14.11 (FATCA Deduction by Finance Party); or

(ii)	a payment under clause 14.11 (FATCA Deduction by Finance Party);

Protected Party means a Finance Party or, in relation to clause 16.5 (Indemnity concerning security) and 16.11 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 16 (Other indemnities), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a Hedging Contract or a FATCA Deduction).

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 14.2 (Tax gross-up) or a payment under clause 14.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this clause 14 a reference to “determines” or determined means a determination made in the absolute discretion of the person making the determination, acting reasonably.

14.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	Subject to clause 33.2 (Conditions of assignment or transfer), if a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required to be made.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and, subject to the proviso in clause 33.2 (Conditions of assignment or transfer), any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

14.3	Tax indemnity

(a)	The Borrower shall within three (3) Business Days of demand by the Facility Agent pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Clause 14.3(a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under clause 14.2 (Tax gross-up), clause 14.10 (FATCA Deduction and gross-up by Obligor) or clause 14.11 (FATCA Deduction by a Finance Party) or would have been compensated by an increased payment under clause 14.2 (Tax gross-up) but was not compensated solely because one of the exclusions in paragraph (d) of clause 14.2 (Tax gross-up) applied or the application of clause 33.2 (Conditions of assignment or transfer); or

(iii)	to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim under clause 14.3(a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this clause 14.3, notify the Facility Agent.

14.4	Tax credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that a Finance Party has obtained, utilised and retained that Tax Credit,

the relevant Finance Party shall pay an amount to the relevant Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Stamp taxes

The Borrower shall pay and, within on demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document except for any stamp taxes relating to the transfer by a Finance Party of any participation in a Finance Document.

14.6	Indirect Tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document and the Finance Party is required to account for that Indirect Tax, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

(c)	A Finance Party making, or intending to make a claim under this clause 14.6 shall provide the Facility Agent with reasonable evidence of the Indirect Tax referred to in this clause 14.6 (if available), following which the Facility Agent shall pass on such evidence to the Borrower.

14.7	Conflict with Hedging Contracts

In respect of any of the indemnities entered into in favour of the Hedging Banks in this clause 14 (and in clauses 15 (Increased Costs) and 16 (Other indemnities)), and in respect of the mitigation obligations of the Hedging Banks set out in clause 17 (Mitigation by the Lenders) to the extent of any inconsistency between such provisions and the equivalent indemnity and mitigation provisions set out in the Hedging Contracts, the provisions of the Hedging Contracts shall prevail.

14.8	FATCA Information

(a)	Subject to clause 14.8(c), each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)	if a Party confirms to another Party pursuant to clause 14.8(a) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Clause 14.8(a) shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with clause 14.8(a) (including, for the avoidance of doubt, where clause 14.8(c) applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

14.9	FATCA Grandfathering

(a)	Clauses 14.10, 14.11 and 14.12 shall only apply if (i) an amendment or waiver to this Agreement is made at the request, or with the consent, of a Facility Obligor that constitutes a “material modification” for the purposes of FATCA with the result that the grandfathering of the Facilities for the purposes of FATCA is no longer available or (ii) due to the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation (including FATCA and any inter-governmental agreements associated thereto) a FATCA Deduction is required to be made in circumstances where a FATCA Deduction would not have been required but for that change in law or regulation, and in each case a Facility Obligor is a FATCA FFI or US Tax Obligor (the “FATCA Application Event”). If the FATCA Application Event does not apply the provisions of paragraphs (b) and (c) below shall apply.

(b)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and, except as specifically provided for in this Agreement, no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(c)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate of the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Facility Agent and the other Finance Parties.

14.10	FATCA Deduction and gross-up by Obligor

(a)	If a Facility Obligor is required to make a FATCA Deduction, that Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)	If the FATCA Application Event applies and a FATCA Deduction is required to be made by a Facility Obligor in respect of a payment to a FATCA Protected Party (or to an Agent or the Security Agent for the account of a FATCA Protected Party), the amount of the payment due from that Obligor to that FATCA Protected Party (or to an Agent or the Security Agent for the account of that FATCA Protected Party) shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required in respect of the payment to that FATCA Protected Party (or to an Agent or the Security Agent for the account of that FATCA Protected Party).

(c)	The Borrower shall promptly upon becoming aware that a Facility Obligor must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Facility Agent accordingly. Similarly, a Finance Party shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Facility Agent receives such notification from a Finance Party it shall notify the Borrower.

(d)	Within thirty (30) days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Facility Obligor making that FATCA Deduction or payment shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.]

14.11	FATCA Deduction by a Finance Party

(a)	Each Finance Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Finance Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. A Finance Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction) shall notify that Party and the Facility Agent.

(b)	If the FATCA Application Event applies and the Facility Agent is required to make a FATCA Deduction in respect of a payment to a FATCA Protected Party under clause 40.2 (Distributions by the Facility Agent) which relates to a payment by a Facility Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after the Facility Agent has made such FATCA Deduction), leaves the Facility Agent with an amount equal to the payment which would have been made by the Facility Agent if no FATCA Deduction had been required in respect of the payment to a FATCA Protected Party.

(c)	The Facility Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a FATCA Protected Party under clause 40.2 (Distributions by the Facility Agent) which relates to a payment by a Facility Obligor (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Borrower, the relevant Obligor and the relevant Finance Party.

(d)	If the FATCA Application Event applies and a Finance Party has made a FATCA Deduction in respect of a payment due to a FATCA Protected Party under a Finance Document, the Borrower shall (within three Business Days of demand by the Facility Agent) pay to that FATCA Protected Party an amount equal to the loss, liability or cost which that FATCA Protected Party determines will be or has been (directly or indirectly) suffered by that FATCA Protected Party as a result of another Finance Party making a FATCA Deduction in respect of a payment due to it under a Finance Document. This paragraph shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under clause 14.11(b).

(e)	A Finance Party making, or intending to make, a claim under clause 14.11(d) shall promptly notify the Facility Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

14.12	Tax Credit and FATCA

If an Obligor makes a FATCA Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that FATCA Payment forms part, to that FATCA Payment or to a FATCA Deduction in consequence of which that FATCA Payment was required; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the FATCA Payment not been required to be made by the Obligor.

15	Increased Costs

15.1	Increased Costs

(a)	Subject to clause 15.3 (Exceptions), the Borrower shall, promptly on demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates which:

(i)	arises as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation in either case made after the date of this Agreement; and/or

(ii)	is a Basel 3 Increased Cost.

The terms law and regulation in this clause 15.1(a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement Increased Costs means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to clause 15.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent provide a certificate confirming the amount of its Increased Costs to the Facility Agent.

15.3	Exceptions

(a)	Clause 15.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by clause 14.3 (Tax indemnity) (or would have been compensated for under clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 14.3(b) applied) or the application of clause 33.2 (Conditions of assignment or transfer);

(iii)	attributable to a FATCA Deduction required to be made by a Party;

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(v)	compensated for by paragraph (d) of clause 14.11; or

(vi)	compensated for by the payment of the Mandatory Cost.

(b)	In this clause 15.3, a reference to a Tax Deduction has the same meaning given to the term in clause 14.1 (Definitions).

16	Other indemnities

16.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; and/or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, promptly on demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

The Borrower shall promptly on demand by a Finance Party or K-sure, indemnify each Finance Party and/or K-sure against all Losses incurred by that Finance Party or K-sure as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, all Losses arising as a result of clause 39 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

16.3	Indemnity to the Agents and the Security Agent

The Borrower shall promptly indemnify the Agents and the Security Agent against:

(a)	all Losses incurred by the Agents and/or the Security Agent (each acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	taking, or failing to take, any action in connection with clause 2.11 (K-sure override) (provided that the relevant Agent or Security Agent (as relevant) acted in good faith in taking, or failing to take, such action).

16.4	Indemnity to K-sure

The Borrower shall promptly indemnify K-sure in relation to any costs or expenses (including legal fees) reasonably suffered or incurred by K-sure in connection with any assignment or transfer to K-sure undertaken pursuant to clauses 31.32 to 31.36 (K-sure subrogation) (including legal fees) or in connection with any review by K-sure of or in relation to any Event of Default and/or amendment or supplement to any of the Finance Documents, dispute between the Borrower or any Obligor on the one hand and the Finance Parties on the other prior to the assignment referred to in clauses 31.32 to 31.36 (K-sure subrogation) and/or a request for a consent or approval from K-sure.

The provisions of clause 37.9 (Exclusion of Liability) and clause 37.10 (Lenders’ indemnity to the Facility Agent) shall be deemed repeated and shall apply with respect to K-sure in this Agreement as if (each reference to the Facility Agent were a reference to K-sure and (ii) with respect to clause 37.10 (Lenders’ indemnity to the Facility Agent), each reference to a Lender in such clause were a reference to a K-sure Lender.

16.5	Indemnity concerning security

(a)	The Borrower shall promptly indemnify the Security Agent and any Receiver against all Losses incurred by it as a result of:

(i)	any failure by the Borrower to comply with its obligations under clause 18 (Costs and expenses);

(ii)	the taking, holding, protection or enforcement of the Security Documents;

(iii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver by the Finance Documents or by law unless and to the extent that it was caused by its gross negligence or wilful misconduct;

(iv)	any default by any Obligor in the performance of any of its obligations expressed to be assumed by it in the Finance Documents; or

(v)	or which otherwise relates to any of the Charged Property or the performance of the terms of the Finance Documents (otherwise than as a result of its gross negligence or wilful misconduct).

(b)	The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Trust Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 16.5 and shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all monies payable to it.

16.6	General operating indemnity

The Borrower hereby agrees at all times to pay promptly or, as the case may be, indemnify each Indemnified Person against all Losses incurred by it:

(a)

as a result of the relevant Finance Party and/or K-sure exercising its rights under and in accordance with the Finance Documents to operate, possess or dispose of the Vessel or the Mooring or to perform the obligations of the Borrower under a Material Project Agreement and which arise directly or indirectly out of the refurbishment, conversion, manufacture, construction, installation, transportation, ownership, possession, performance, management, import to or export from any jurisdiction, control, use or operation, registration, navigation, certification, classification, management, manning, provisioning, the provision of bunkers and lubricating oils, testing, design, condition, acceptance, chartering, sub-leasing, insurance, maintenance, repair, service, modification, refurbishment, dry-docking, survey, overhaul, replacement, removal, repossession, return, redelivery of the Vessel (or any part thereof) or the Mooring (or any part thereof), whether or not such Losses may be attributable to any defect in the Vessel (or any part thereof) or the Mooring (or any part thereof) or to the design, construction or use thereof or from any maintenance, service, repair, overhaul, inspection or to any other reason whatsoever (whether similar to any of the foregoing or not), and regardless of when the same shall arise (whether prior to, during or after termination of this Agreement) and whether or not the Vessel or the Mooring (or any part thereof) is in the possession or control of the Borrower, any O&M Contractor or the Charterer or any other person; and/or

(b)	which arise as a result of the relevant Finance Party and/or K-sure being party to a Finance Document or exercising its rights under and in accordance with the Finance Documents to operate, possess or dispose of the Vessel or the Mooring or perform the obligations of the Borrower under a Material Project Agreement as a consequence of any claim that any design, article or material in the Vessel (or any part thereof) or the Mooring (or any part thereof) or any part thereof or relating thereto or the operation or use thereof constitutes an infringement of patent, copyright, design or other proprietary right; and/or

(c)	in preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, requisition, impounding, forfeiture or detention of the Vessel (or any part thereof) or the Mooring (or any part thereof) or in securing or attempting to secure the release of the Vessel (or any part thereof) or the Mooring (or any part thereof) in each case in accordance with the Finance Documents.

16.7	Environmental indemnity

Without prejudice to the provisions of clause 16.6 (General operating indemnity), the Borrower shall indemnify the Indemnified Persons and each of them on demand and hold the Indemnified Persons and each of them harmless from and against all costs, expenses, payments, charges, Losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgments, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Indemnified Persons or any of them at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim in respect of any Obligor or the Vessel (whilst owned and operated by the Borrower or any other Obligor) or the Mooring (whilst owned and operated by the Borrower or any other Obligor) made or asserted against the Indemnified Persons or any of them if such Environmental Claim would not have been, or been capable of being, made or asserted against the Indemnified Persons if the Finance Parties and/or K-sure or the relevant Finance Party or K-sure had not entered into this Agreement or any of the Finance Documents (or in the case of K-sure issued the K-sure Policy) and/or exercised any of their rights, powers and discretions thereby conferred in accordance with their terms and/or performed any of their obligations thereunder in accordance with their terms.

16.8	The indemnities contained in clause 16.6 (General operating indemnity) and clause 16.7 (Environmental indemnity) shall not extend to any claim or liability of an Indemnified Person to the extent that such claim or liability:

(a)	arises as a direct consequence of the gross negligence or wilful misconduct of that Indemnified Person or in the case of K-sure or a Finance Party and their related Indemnified Persons, K-sure or that Finance Party, as the case may be, or their related Indemnified Persons;

(b)

is caused by any breach or failure on the part of that Indemnified Person or in the case of K-sure or a Finance Party and their related Indemnified Persons, K-sure or that Finance Party, as the case may be, or their related Indemnified Persons to comply with any of its obligations under any of the Finance Documents (but excluding any such breach or failure that arises as a result of the failure of a party to such Finance Document (other than that Indemnified Person or, in the case of a Finance Party or K-sure and their related Indemnified Persons, that Finance Party or K-sure or their related Indemnified Persons) to duly and punctually to perform its obligations);

(c)	would have been, or capable of being, made or asserted against the Indemnified Person if the Finance Parties or relevant Finance Party or K-sure had not entered into one or more of the Finance Documents (or in the case of K-sure the K-sure Policy) and/or exercised any of their rights, powers and discretions thereby conferred in accordance with their terms and/or performed any of their obligations thereunder in accordance with their terms;

(d)	represents any loss of future income or profits (other than to the extent the same comprises, consists or is derived from interest or the margin thereon or any Increased Costs);

(e)	in respect of which that Indemnified Person or, in the case of K-sure or a Finance Party and their related Indemnified Persons, K-sure or that Finance Party or its related Indemnified Persons is expressly and specifically indemnified under any other provision of the Finance Documents.

16.9	Continuation of indemnities

The indemnities of the Borrower in favour of an Indemnified Person contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party which is not that Indemnified Person or the Finance Party to which that Indemnified Person relates, or the Borrower of the terms of this Agreement, the repayment or prepayment of a Loan, the cancellation of the Total Commitments or the repudiation by the Facility Agent (in the case of an Indemnified Person other than the Facility Agent and its related Indemnified Persons) or the Borrower of this Agreement and shall survive the termination or expiry of this Agreement.

16.10	Third Parties Act

Each indemnified Person may rely on the terms of clause 16.5 (Indemnity concerning security) and clause 14 (Tax gross-up and indemnities) and 16.11 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 16.5 (Indemnity concerning security), subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

16.11	Interest

Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this clause 16 or elsewhere in this Agreement shall be paid within five (5) Business Days of demand made by the relevant Finance Party and shall be paid together with interest on the sum demanded from the due date therefore to the date of reimbursement by the Borrower to such Finance Party (both before and after judgment) at the rate referred to in clause 10.3 (Default interest) without double counting.

17	Mitigation by the Lenders

17.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 9.1 (Illegality), clause 14 (Tax gross-up and indemnities) or clause 15 (Increased costs), clause 16 (Other indemnities) or paragraph 3 of Schedule 6 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Clause 17.1(a) does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability

(a)	The Borrower shall within five (5) Business Days of demand indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 17.1 (Mitigation).

(b)	No Finance Party is obliged to take any steps under clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18	Costs and expenses

18.1	Transaction expenses

The Borrower shall within fifteen (15) Business Days of demand pay the Finance Parties and K-sure the amount of all costs and expenses (not exceeding the amounts which have been pre-approved by the Borrower and to the extent so approved, including fees, costs and expenses of legal advisers and insurance, technical and other consultants and advisers) reasonably incurred by any of them (and by any Receiver) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

(a)	this Agreement and any other documents referred to in this Agreement and the Original Security Documents;

(b)	any other Finance Documents executed or proposed to be executed after the date of this Agreement; and/or

(c)	any Security Interest expressed or intended to be granted by a Finance Document.

18.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within fifteen (15) Business Days of demand by the Facility Agent, reimburse the Finance Parties and K-sure for the amount of all costs and expenses (not exceeding the amounts which have been pre-approved by the Borrower and to the extent so approved including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by the Finance Parties and K-sure (and by any Receiver) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement, preservation and other costs

The Borrower shall within five (5) Business Days of demand by a Finance Party or K-sure, pay to each Finance Party and/or K-sure, as the case may be, the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) incurred by that Finance Party and/or K-sure in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings initiated by or against any Finance Party or K-sure as a consequence of holding, or being a beneficiary of, the Charged Property or enforcing those rights, in each case in accordance with the Finance Documents.

18.4	Appointment of advisers

The Facility Agent may at any time:

(a)	appoint such advisers as it considers necessary (acting reasonably and with the prior consent of the Borrower (not to be unreasonably withheld)) to act on behalf of the Finance Parties in relation to the Project; and

(b)	if any adviser resigns or its appointment ceases or is terminated, appoint a replacement to such advisers with the prior written consent of the Borrower (not to be unreasonably withheld).

18.5	Costs and expenses

The Borrower shall pay to the Facility Agent any reasonable costs and expenses incurred by the Facility Agent in connection with the appointment of any adviser under this clause 18 not exceeding the amount which has been pre agreed by the Borrower.

SECTION 7 - REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19	Representations

The Borrower makes and repeats the representations and warranties set out in this clause 19 to each Finance Party at the times specified in clause 19.31 (Times when representations are made) and provided that the Borrower only makes the representations in this clause 19 in respect of the Sponsor so long as it is a party to a Finance Document.

19.1	Status

(a)	Each Obligor and the Sponsor is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation as a limited liability company or corporation.

(b)	Each Obligor and the Sponsor has power and authority to carry on its business as it is now being conducted and to own its property and other assets.

19.2	Binding obligations

Subject to any applicable Legal Reservation, the obligations expressed to be assumed by each Obligor and the Sponsor in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations.

19.3	Power and authority

(a)	Each Obligor and the Sponsor has power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, each Transaction Document to which it is a party and the transactions contemplated by the Transaction Documents to which it is a party.

(b)	No limitation on any Obligor’s or the Sponsor’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into, any Finance Document to which such Obligor is, or is required to be, a party.

19.4	Non-conflict

The entry into and performance by each Obligor and the Sponsor of, and the transactions contemplated by the Transaction Documents and the granting of the Security Interests purported to be created by the Security Documents do not and will not conflict with:

(a)	subject to any applicable Legal Reservation, any law or regulation applicable to any Obligor or the Sponsor;

(b)	the constitutional documents of that Obligor or, as the case may be, the Sponsor; or

(c)	in relation to the Borrower, any agreement or other instrument binding upon it or its assets or constitute a default or termination event (however described) under any such agreement or instrument:

(d)	in relation to art Obligor (other than the Borrower) and/or the Sponsor in any material respect any agreement or other instrument binding upon that Obligor or its assets or constitute a default or termination event (however described) under any such agreement or instrument, or result in the creation of any Security Interest (save for a Permitted Maritime Lien or under a Security Document) on any of its assets, rights or revenues.

19.5	Validity and admissibility in evidence

(a)	All Consents required (in connection with the Project and/or the Vessel and/or the Mooring or otherwise at the times this representation is made):

(i)	to enable each Obligor and the Sponsor lawfully to enter into, exercise its rights and comply with its obligations (in the case of a Project Agreement the rights and obligations it is then entitled or required to exercise or perform, as the case may be) under each Transaction Document to which it is a party; and

(ii)	subject to the Legal Reservations and Perfection Requirements, to make each Transaction Document to which it is a party admissible in evidence in its Relevant Jurisdiction,

have been obtained or effected and are in full force and effect except any authorisation or filing referred to in clause 19.12 (No filing, stamp taxes or announcements), which authorisation or filing will be promptly obtained or effected within any applicable period.

(b)	All Consents necessary for the conduct of the business, trade and ordinary activities of each Obligor and the Sponsor have been obtained or effected and are in full force and effect if failure to obtain or effect those Consents has or is reasonably likely to have a Material Adverse Effect.

19.6	Governing law and enforcement

Subject to the Legal Reservations,

(a)	the choice of governing law of any Transaction Document will be recognised and enforced in each Obligor’s and the Sponsor’s Relevant Jurisdiction; and

(b)	any arbitration award obtained in relation to an Obligor under a Finance Document will be recognised and enforced in the relevant Obligor’s and the Sponsors Relevant Jurisdictions.

19.7	Information

(a)	Any Information is true and accurate in all material respects at the time it was given or made.

(b)	There were at the time any Information was given or provided no facts or circumstances or any other information which have not been disclosed to a Finance Party in writing and could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

(c)	The Information did not at the time it was provided omit anything which could make that Information incomplete, untrue, inaccurate or misleading in any material respect.

(d)	All opinions, projections, forecasts, estimates or expressions of intention contained in the Information and prepared by the Borrower, the Sponsor or their Affiliates and the assumptions on which they are based have been arrived at after due and careful enquiry and consideration and were believed to be reasonable by the person who provided that Information as at the date it was given or made.

(e)	For the purposes of this clause 19.7, Information means: any written information provided by any Obligor to any of the Finance Parties in connection with the Transaction Documents or the transactions referred to in them, excluding any Information concerning any third party (which is not an Obligor or a member of the Group) which was received and provided by the Borrower, the Sponsor or any of their Affiliates in good faith and to the best of its knowledge and belief at the time it was given or provided.

19.8	Original Financial Statements

(a)	The Original Financial Statements were prepared in accordance with applicable GAAP consistently applied.

(b)	The audited Original Financial Statements give a true and fair view of the consolidated financial condition and results of operations of the Guarantor during the relevant financial year.

(c)	There has been no material adverse change in the assets, business or financial condition of the Guarantor since the date of the Original Financial Statements to a level that adversely effects the ability of any Obligor to perform its obligations under the Finance Documents.

19.9	Pari passu ranking

Each Facility Obligor’s payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for the order or priority for payments under the Finance Documents set out in any Finance Document and any obligations mandatorily preferred by law applying to companies generally.

19.10	Ranking and effectiveness of security

Subject to any applicable Legal Reservation and the Perfection Requirements, the security created by the Security Documents has (or will have when the Security Documents have been executed and the applicable Perfection Requirements completed) the priority which it is expressed to have in the Security Documents, the Charged Property is not subject to any Security Interest other than Permitted Security Interests and such security will following completion of the Perfection Requirements constitute perfected security on the assets described in the Security Documents to the extent provided for under the Security Documents.

19.11	No insolvency

No corporate action, legal proceeding or other procedure or step described in clause 31.9 (Insolvency proceedings) or creditors’ process described in clause 31.11 (Creditors’ process) has been taken or, to the knowledge of any Facility Obligor, threatened in relation to any Facility Obligor and none of the circumstances described in clause 31.8 (Insolvency) applies to any Facility Obligor.

19.12	No filing, stamp taxes or announcements

Under the laws of its Relevant Jurisdictions it is not necessary that any Transaction Document to which it is party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Transaction Document or the transactions contemplated by such Transaction Documents except for such filings, recordings, enrolments and payments that have been made, any applicable Perfection Requirements and any filing, recording or enrolling or any tax or fee payable in relation to any Transaction Document which is referred to in any legal opinion delivered to the Facility Agent under clause 4.1 (Initial conditions precedent) or in connection with any Finance Document entered into after first Utilisation and which will be made or paid promptly within any applicable period.

19.13	No Default

(a)	No Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or to which any Obligor’s assets are subject which has or is reasonably likely to have a Material Adverse Effect.

19.14	No proceedings pending or threatened

Other than as disclosed to the Mandated Lead Arrangers in the Disclosure Letter, no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency have (to the best of any Obligor’s knowledge and belief) been started or threatened against any Obligor which in relation to the Guarantor only, if adversely determined, would have or might reasonably be expected to have a Material Adverse Effect.

19.15	No breach of laws

(a)	Each Obligor is in compliance with all applicable laws and regulations, in the case of the Borrower, in all material respects and in the case of an Obligor other than the Borrower to the extent that failure to do so has or might reasonably be expected to have a Material Adverse Effect.

(b)	No labour dispute is current or, to the best of any Obligor’s knowledge and belief, threatened against any Obligor which might reasonably be expected to have a Material Adverse Effect.

19.16	Taxation

(a)	The Borrower is not overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax; and

(b)	the Guarantor is not materially overdue in the filing of any Tax returns or materially overdue in the payment of any amount in respect of Tax,

save in each case to the extent that (i) payment is being contested in goodfaith; (ii) adequate reserves are being maintained for those Taxes; and (iii) payment can be lawfully withheld and failure to pay these Taxes will not or could not reasonably be expected to result in the imposition of any penalty.

(c)	Other than as disclosed to the Mandated Lead Arrangers in the Disclosure Letter, no claims or investigations are being, or is reasonably likely to be, made or conducted against any Obligor with respect to Taxes such that a liability of, or claim against, any Obligor is reasonably likely to arise for an amount for which adequate reserves are not being maintained and which has or is reasonably like to have a Material Adverse Effect.

(d)	The Borrower is resident for Tax purposes only in the jurisdiction of its incorporation.

19.17	Security and Financial Indebtedness

(a)	No Security Interest other than any Permitted Security Interest exists over all or any of the present or future assets of the Borrower or the Consortium Agreement or the Umbrella Agreement.

(b)	The Borrower does not have any Financial Indebtedness outstanding in breach of this Agreement.

19.18	Legal and beneficial ownership

Each Obligor which is a party to a Security Document is, subject to the Security Interests under the Security Documents, the sole legal and beneficial owner of the respective assets over which it purports to grant a Security Interest under the Security Documents.

19.19	Shares

(a)	The shares of the Borrower will, at all times from the date of the Shares Security in respect of those shares, be fully paid and not subject to any Security Interest (other than pursuant to the Security Documents), any option to purchase or similar rights other than under the Shareholders Agreement and Equity Loan Agreements. The Constitutional Documents of the Borrower do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents. Other than the Shareholders Agreement and Equity Loan Agreements, there are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share capital of the Borrower (including any option or right of pre-emption or conversion).

(b)	The Guarantor indirectly, legally and beneficially, owns at least forty nine per cent (49%) of the shares in the Borrower and has management control of the Borrower.

(c)	On the first Utilisation Date, the Indonesian Shareholders, together, directly, legally and beneficially, own 51% of the shares in the Borrower and the Singapore Shareholder directly, legally and beneficially, owns 49% of the shares in the Borrower.

19.20	Copies of documents

The copies of the Project Agreements to which an Obligor or the Sponsor is a party and the Constitutional Documents of the Obligors delivered to the Facility Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and all amendments and supplements to them as at the time of such delivery have been delivered to the Facility Agent and no other agreements or arrangements exist between any of the parties to any such Project Agreement which would materially affect the transactions or arrangements contemplated by any such Project Agreement or modify or release the obligations of any party under that Project Agreement which have not been delivered to the Facility Agent as required hereunder.

19.21	No immunity

No Obligor or any of its assets is immune to any legal action or proceeding that may be taken under the Finance Documents.

19.22	Vessel status

The Vessel shall:

(a)	on the first day of the Mortgage Period be registered in the name of the Borrower through the Registry as a ship (or other applicable category of vessel or installation) under the laws and flag of the Flag State.

(b)	on the Delivery Date be seaworthy and has been built in accordance with its Specifications;

(c)	on the Delivery Date be classed with the relevant Classification free of all overdue conditions; and

(d)	on the Delivery Date be insured in the manner required by the Finance Documents.

19.23	Earnings

There is no agreement or arrangement whereby the Earnings may be shared with any other person except as expressly provided for in the Finance Documents and Material Project Agreements.

19.24	Other business

The Borrower is not currently involved in any business whatsoever, other than as contemplated by the Transaction Documents and has not undertaken any other business which is still continuing.

19.25	Subsidiaries and minority interest

The Borrower has no Subsidiaries and holds no share or stock in any corporate entity of any kind or in any partnership.

19.26	No Prohibited Payments

To the best of its knowledge, no Prohibited Payment has been made or provided, directly or indirectly, by (or on behalf of) it, any of its Affiliates, its officers, directors or any other person acting on its behalf to, or for the benefit of, any Authority (or any official, officer, director, agent or key employee of, or other person with management responsibilities in, any Authority) in connection with any Finance Document.

19.27	No funds of illicit origin

None of the sources of funds provided other than under the Finance Documents and to be used by it in connection with any Finance Document or its business are of illicit origin.

19.28	Sanctions

(a)	No Loan will be used by any Facility Obligor or any other member of the Group:

(i)	to finance equipment or sectors under embargo decisions of the United Nations or the World Bank; or

(ii)	in breach of any Sanctions.

(b)	No Obligor, nor any of their respective Subsidiaries or joint ventures, nor any of their respective directors, officers or employees nor, to the knowledge of the Borrower or the Guarantor, any persons acting on any of their behalf in connection with the Project:

(i)	is a Restricted Party; or

(ii)	is aware of any valid claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

19.29	No adverse consequences

(a)	Subject to the Legal Reservations, it is not necessary under the laws of the Relevant Jurisdictions of any Obligor:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

19.30	K-sure Policy

(a)	To the best of its knowledge, no Obligor has done, or omitted to do anything, and no event or circumstance has occurred, which has made, or could make, the K-sure Policy void or voidable.

(b)	No Obligor has received any valid notification that the liability of K-sure or the government of Korea under the K-sure Policy has been reduced or avoided.

19.31	Times when representations are made

(a)	All of the representations and warranties set out in this clause 19 (other than Vessel Representations) are made on the date of this Agreement and are deemed to be repeated on the dates of:

(i)	the first Utilisation Request; and

(ii)	the first Utilisation.

(b)	The Repeating Representations are deemed to be repeated on the dates of each subsequent Utilisation Request and on the first day of each Interest Period.

(c)	The Vessel Representations are deemed to be made and repeated on the first day of the Mortgage Period and on Final Acceptance.

(d)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

20	Information undertakings

The undertakings in this clause 20 remain in force during the Facility Period.

In this clause 20:

Annual Financial Statement means in relation to a Facility Obligor the financial statements for a financial year of such Obligor delivered pursuant to clause 20.1(a).

Semi-annual Financial Statement means, in relation to a Facility Obligor the financial statements for the first half of a financial year of such Obligor delivered pursuant to clause 20.1(c).

20.1	Financial statements

(a)	The Borrower shall supply to the Facility Agent as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each of the relevant Facility Obligors’ financial years the audited (consolidated in the case of the Guarantor) financial statements of the Borrower and the Guarantor for that financial year (or part of a year in the case of the Borrower’s first statements)

(b)	The Borrower shall use its reasonable endeavours to supply to the Facility Agent as soon as the same become available to it the annual audited financial statements (consolidated if applicable) of the Charterer for that financial year together with any information concerning the Charterer which the Lenders may reasonably require that the Borrower may obtain using reasonable endeavours.

(c)	The Borrower shall supply to the Facility Agent as soon as the same become available, but in any event within ninety (90) days after the end of the first half of the relevant Facility Obligors’ financial years the unaudited financial statements of the relevant Facility Obligor for that financial half-year.

20.2	Provision and contents of Compliance Certificate

(a)	Unless the Guarantor is not then a Facility Obligor, the Borrower shall supply a Compliance Certificate signed by an authorised signatory of the Guarantor to the Facility Agent with each set of financial statements of the Guarantor delivered pursuant to clause 20.1 (Financial statements);

(b)	The Borrower shall supply to the Facility Agent a Compliance Certificate signed by an authorised signatory of the Borrower within ten (10) Business Days of each K-sure Tranche Repayment Date.

(c)	Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 21.1 (Borrower Financial Covenants) (in the case of a Compliance Certificate signed by the Borrower) or clause 21.2 (Guarantor Financial Covenants) (in the case of a Compliance Certificate signed by the Guarantor). A Compliance Certificate signed by the Borrower shall also set out the Debt Service Coverage Ratio for the purposes of the Distribution Restrictions, if a transfer to the Distribution Account has been made or is proposed to be made on or within ten (10) Business Days of that Repayment Date and the Debt Service Coverage Ratio for the purposes of the Completion Guarantee Release Date if applicable.

20.3	Requirements as to financial statements

(a)	The Borrower shall procure that each set of Annual Financial Statements and Semiannual Financial Statements includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition each set of Annual Financial Statements shall be audited by one of the Auditors.

(b)	Each set of financial statements delivered pursuant to clause 20.1 (Financial statements) shall:

(i)	be prepared in accordance with applicable GAAP;

(ii)	give a true and fair view of (in the case of Annual Financial Statements for any financial year), or fairly represent (in other cases), the financial condition and operations of the relevant Obligor as at the date as at which those financial statements were drawn up;

(iii)	in the case of Annual Financial Statements and the Semi-annual Financial Statements, be in English or accompanied by an English translation.

20.4	Information: miscellaneous

The Borrower shall supply to the Facility Agent and the K-sure Agent (and the K-sure Agent shall supply to K-sure):

(a)	together with the monthly progress reports required to be delivered to the Facility Agent pursuant to clause 24.6(a) (Information concerning the Project):

(i)	copies of all documents dispatched by the Borrower to its shareholders generally (or any class of them) (in relation to extraordinary matters);

(ii)	copies of all documents dispatched by any Facility Obligor to its creditors generally;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect;

(c)	promptly, such information as the Facility Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents;

(d)	promptly on request, such further information regarding the financial condition, assets and operations of the Borrower and/or the Guarantor and/or the performance of the Charter and/or the other Project Agreements as any Finance Party or K-sure, through the Facility Agent, may reasonably request, except to the extent that disclosure of such information would breach contract to which it is a party, any law, regulation or stock exchange requirement or listing rule;

(e)	promptly following any changes to the authorised signatories of the Borrower in relation to any of the Project Accounts (other than the Distribution Account) and/or a Utilisation Request, notice of such changes in the form of a certificate signed by the authorised director(s) of the Borrower in accordance with its articles of association together with specimen signatures of any new signatory;

(f)	promptly following the making of any amendment to any constitutional documents of either Facility Obligor, a notification of the details of such amendment together with complete copies of each amended constitutional document; and

(g)	promptly following any changes in the percentage ownership interests and/or shareholding of the Borrower, a notification of the details of such change.

20.5	Change in law

The Borrower shall, promptly upon becoming aware of the same, advise the Facility Agent upon any change in law or regulation which has or might reasonably be expected to have a Material Adverse Effect.

20.6	Sufficient copies

The Borrower shall supply sufficient copies of each document to be supplied under the Finance Documents to the Facility Agent to distribute to each of the Lenders and K-sure, and a document in electronic format shall be sufficient to satisfy this requirement provided that a single certified hard copy is provided to the Facility Agent if the relevant document is required to be provided in certified form and a certified hard copy is required to fulfil this requirement.

20.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Finance Party shall promptly upon the request of the Facility Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent or the Security Agent (for itself) in order for it to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.8	Notification of defaults

The Borrower shall promptly inform the Facility Agent of:

(a)	any material occurrence of which it becomes aware which has or which might reasonably be expected to have a Material Adverse Effect;

(b)	any Default under this Agreement of which it becomes aware and will from time to time, if so requested by the Security Agent, confirm to the Security Agent in writing that, save as otherwise stated in such confirmation, it is not aware of any Default that has occurred and is continuing; and/or

(c)	any material breach of the Charter or any other Material Project Agreement or Shareholders Agreement or EPCIC Contract by any party (and the steps, if any, that the Borrower is aware are being taken to remedy such breach) promptly upon the Borrower becoming aware of the same;

20.9	Remedy of Defaults

The Borrower will, promptly after request by the Facility Agent, provide the Facility Agent with evidence satisfactory to the Lenders (acting reasonably) of the remedy of any Default or Event of Default which has occurred and been remedied.

20.10	K-sure Policy

The Borrower will, promptly after request by the K-sure Agent, promptly supply to the K-sure Agent copies of all financial or other information reasonably required by K-sure to satisfy any request for information made by K-sure pursuant to the K-sure Policy, except to the extent that such disclosure of such information would breach contract to which it is a party, any law, regulation or stock exchange requirement or listing rule.

21	Financial covenants

The Borrower undertakes that the undertakings in this clause 21 will be complied with throughout the Facility Period.

21.1	Borrower Financial Covenants

The Borrower shall ensure that, from the second K-sure Tranche Repayment Date and thereafter, the Debt Service Coverage Ratio for any Relevant Period is not less than 1.10:1.

21.2	Guarantor Financial Covenants

The Borrower shall procure that, from the date of this Agreement up to and including the Guarantee Release Date:

Minimum Book Equity

(a)	Book Equity is greater than the higher of (i) $200,000,000 and (ii) twenty five percent (25%) of the Total Assets; and

Minimum liquidity

(b)	Free Liquid Assets are greater than $20,000,000.

21.3	Financial testing

The financial covenants set out in this clause 21 shall be calculated in accordance with applicable GAAP and tested:

(a)	in the case of the Borrower’s financial covenants in clause 21.1 (Borrower Financial Covenants), by reference to the Compliance Certificates signed by the Borrower delivered pursuant to clause 20.2; and

(b)	in the case of the Guarantors financial covenants in clause 21.2 (Guarantor Financial Covenants), by reference to each of the financial statements and each Compliance Certificate signed by the Guarantor delivered pursuant to clause 20.2 (Provision and contents of Compliance Certificate) on the date they are delivered, in accordance with the terms and conditions of this Agreement.

22	General undertakings

The undertakings in this clause 22 will remain in force throughout the Facility Period.

22.1	Use of proceeds

The Borrower undertakes that the proceeds of Utilisations will be used exclusively for the purposes specified in clause 3 (Purpose).

22.2	Authorisations

The Borrower will promptly and shall procure that each other Obligor and the Sponsor shall:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	to the extent requested by the Facility Agent, supply certified copies to the Facility Agent of,

each Consent required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Transaction Documents to which it is a party;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document to which it is a party; and

(iii)	carry on its business where failure to do so has or might reasonably be expected to have a Material Adverse Effect.

22.3	Pari passu

The Borrower shall and shall ensure that each Facility Obligor shall ensure that its payment obligations under this Agreement and the other Finance Documents to which it is a party shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated indebtedness with the exception of any order of priority for payments under the Finance Documents set out in any Finance Documents and any obligations which are mandatorily preferred by law and not by contract.

22.4	Compliance with laws

The Borrower shall and shall procure that in respect of the Vessel any O&M Contractor will comply in all respects with all laws and regulations (including Environmental Laws and Environmental and Social Regulations) to which it may be subject where failure to do so has or might reasonably be expected to have a Material Adverse Effect or a material adverse effect on an Obligor’s ability to perform its obligations under a Material Project Agreement.

22.5	Anti-corruption law

(a)	The Borrower will not directly or indirectly use the proceeds of any Facility to make any Prohibited Payment.

(b)	The Borrower shall conduct its businesses in compliance with applicable anti-corruption laws.

22.6	Taxation

(a)	The Borrower shall pay and discharge all Tax imposed upon it or its assets within such time period as may be allowed by law without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Tax and the costs required to contest them which have been disclosed (or will when they are delivered) in its latest financial statements delivered to the Facility Agent under clause 20.1 (Financial statements); and

(iii)	such payment can be lawfully withheld.

(b)	The Borrower shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction except with the consent of the Facility Agent.

22.7	Change of business

The Borrower undertakes that no change will be made to the general nature of its business from that carried on at the date of this Agreement.

22.8	Merger

The Borrower will not enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

22.9	Further assurance

(a)	The Borrower shall and shall ensure that each other Obligor and the Sponsor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Facility Agent may reasonably specify (and in such form as the Facility Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect any Security Interests created or expressed to be created by that Obligor and/or the Sponsor under or evidenced by the Security Documents (which may include the execution of a mortgage, pledge, fiduciary security, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	confer on the Security Agent or on the Finance Parties Security Interests over any Charged Property of that Obligor and/or the Sponsor located in any jurisdiction equivalent or similar to the Security Interest expressed to be conferred by or pursuant to the Security Documents and that are recognised and effective under the laws of such jurisdiction; and/or

(iii)	after an Event of Default that is continuing, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

(b)	The Borrower shall and shall ensure that each other applicable Obligor and/or, as the case may be, the Sponsor shall take all such action as is available to it (including making all filings and registrations) and is requested by the Security Agent and may be necessary for the purpose of the creation, perfection as required under the Finance Documents, protection or maintenance of any Security Interest conferred or expressed to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents including but not limited to:

(i)	the registration of the Fiduciary Assignments with the Fiduciary Registration Office having jurisdiction over the legal domicile of the relevant fiduciary grantor;

(ii)	the registration of the Mortgage with the port authority that issued the Grosse Akta Pendaftaran Kapal relating to the Vessel;

(iii)	the registration of the Shares Security in the Borrowers share register;

(iv)	the reporting of the execution and the filing of this Agreement with each of Bank Indonesia, the Ministry of Finance and Coordination of Management Offshore Commercial Loan Team (Tim Koordinasi Pengelolaan Pinjaman Komersial Luar Negeri) and/or the Financial Service Authority (Otoritas Jasa Keuangan) (as applicable); and

(v)	the payment of nominal stamp tax in the amount of Rp6,000 on the Finance Documents to which the Borrower is a party.

22.10	Translations

(a)	The Finance Documents are executed in the English language. The Parties confirm that they fully understand and agree to be bound by the terms and conditions of the Finance Documents notwithstanding that the Finance Documents are prepared and executed in English.

(b)	In compliance with Law No. 24 of 2009 regarding National Flag, Language, Emblem and Anthem, the Borrower agrees, at its own cost:

(i)	to translate and to ensure that the relevant Obligors take such actions as are reasonably required on their part and to use reasonable endeavours on the other relevant Indonesian parties to execute a Bahasa Indonesia version of each of the Transaction Documents listed in Schedule 14 (List of Translated Documents) in the agreed form: or

(ii)	in the case of the Transaction Documents listed in Schedule 14 (List of Translated Documents) involving Indonesian parties (in addition to the Borrower), to translate and to ensure that the relevant Obligors and to use reasonable endeavours to ensure that all other relevant parties to such Transaction Documents sign a confirmation to be attached to each Indonesian translation pursuant to which the parties (i) confirm that the translation constitutes the Indonesian version of the document to satisfy the requirement of Law 24 and (ii) provide similar language undertakings as provided in items (a), (c) and (d) of this clause 22.10, no later than the later of (i) ninety (90) days after the date of this Agreement; (ii) the date such Transaction Document is entered into; (iii) or any other date as agreed between the Borrower and the Facility Agent; and provide a copy of the same to the Facility Agent (or in the case of a Finance Document an original signed by the relevant Obligors).

(c)	The Parties agree that: (i) the Bahasa Indonesia version of the Transaction Documents, if executed, will be deemed to be effective from the date the English language version was executed; and (ii) in the event of inconsistency between the Bahasa Indonesia version and the English version, the English version shall prevail and the relevant Bahasa Indonesia text will be deemed to be amended to conform with and to make the relevant Indonesian text consistent with the relevant English text.

(d)	The Borrower further agrees and undertakes that not to (or allow or assist any other party to), in any manner or forum, challenge the validity of, or raise or file any objection to, this Agreement or any other Transaction Document or the transactions contemplated by any Transaction Document on the basis of any failure to comply with Law 24 or its implementing regulations or other similar laws and regulations applicable in Indonesia.

22.11	No prejudicial action

The Borrower shall not do anything and shall not take any action against any person (including, without limitation, any insolvency official or similar officer of, or any creditor of, the Borrower or any other person claiming through, under or in place of the Borrower) which has or is reasonably likely to have the effect of prejudicing any Security Interest created by any Security Document in favour of any Finance Party except for such actions permitted by this Agreement.

22.12	Negative pledge in respect of Charged Property

Except for Permitted Security Interests, the Borrower will not and shall procure than no Obligor will grant or allow to exist any Security Interest over any Charged Property.

22.13	Action of Borrower

At any time after an Event of Default which is continuing, the Borrower shall take such action, make such requests or demands and give such notices and certificates (including, without limitation, any lawful demand for payment under any of the Transaction Documents) as the Facility Agent or the Security Agent may reasonably request and, if requested by the Facility Agent shall not, without the prior written consent of the Facility Agent, take any steps to enforce or exercise, and shall take such reasonable steps as the Facility Agent or the Security Agent may direct to enforce or exercise, any rights, remedies, powers and privileges under the Charter or in respect of the Vessel or the Mooring or any of the Borrower’s Security.

22.14	Subordinated Loan

(a)	At all times from the first Utilisation Date (or in the case of the Sponsor three (3) Business Days after the first Utilisation Date), the Borrower shall ensure (and procure) that if the Sponsor, a Shareholder (or any other member of the Group) has or may have outstanding rights or claims against the Borrower in respect of any Subordinated Loan or Promissory Note (or any other inter-company loan made available to the Borrower) such person shall have executed a Subordination Deed. The Finance Parties shall promptly take any action that is reasonably requested by the Borrower and required on their part to ensure a Subordination Deed is executed for this purpose

(b)	The Borrower agrees that following the occurrence of a Default, the Borrower shall not repay and shall procure that the Sponsor, a Shareholder or any relevant member of the Group shall not demand or accept repayment of any such loans or payments of any Promissory Notes, in each case without the prior written consent of the Facility Agent acting on the instructions of the Lenders except to the extent that such payments are made from amounts standing to the credit of the Distribution Account (which payments can be made without any such consent).

22.15	Balloon Refinancing

Subject to the provisions of this clause 22.15, each of the Finance Parties hereby acknowledges and agrees that the Borrower may procure that the Balloon is effectively refinanced by an extension of the FSRU Tranche Final Maturity Date by agreement with existing Lenders and/or new lenders, subject to the terms of this Agreement. Each of the following conditions must be satisfied in respect of an Approved Refinancing pursuant to this clause:

(a)	the Borrower has notified the Facility Agent of the proposed Approved Refinancing and provided the Lenders with the opportunity to provide terms and/or to match other terms received and, to the extent a Lender has (acting in its absolute discretion), within twenty (20) Business Days of request, agreed to provide terms matching those provided to the Borrower from such banks (including Lenders if applicable) as it may select at its discretion, each such Lender that has agreed to participate in the Approved Refinancing has been allocated a commitment equal to the maximum amount of its agreed commitment or, to the extent such maximum commitments exceed in aggregate the amount of the desired Approved Refinancing a commitment pro rata to the proportion its maximum commitment has to the aggregate maximum commitments;

(b)	the date that the proposed Approved Refinancing is to be effected falling not earlier than one hundred and eighty (180) days prior to the Original FSRU Tranche Final Maturity Date and not later than the Original FSRU Tranche Final Maturity Date;

(c)	the Borrower has delivered to the Facility Agent the details of the proposed terms of the Approved Refinancing such that the proposed FSRU Tranche will from the date of the Original FSRU Final Maturity Date have a minimum loan tenor of 5 years (or if less a tenor equal to the outstanding tenor of the K-sure Facility) and an average loan life of not less 2.5 years (or, if less an average loan life equal to the average remaining loan life of the K-sure Facility calculated from the Original FSRU Tranche Final Maturity Date) and otherwise shall only require changes to the applicable Margin, the FSRU Tranche Repayment Dates, the FSRU Tranche Repayment Instalments, the FSRU Tranche Final Maturity Date and any other necessary consequential changes

(d)	the Lenders (acting reasonably) receive evidence satisfactory to them (supported by necessary legal opinions) that upon and following any such Approved Refinancing:

(i)	each Security Document remains valid, legal, binding and enforceable in accordance with its terms to the same extent as required by the terms of the Finance Documents prior to any Approved Refinancing being effected; and

(ii)	the K-sure Policy remains in full force and effect and such confirmations as they may reasonably require from the K-sure Agent and K-sure that the K-sure Policy is not the subject of any arbitration or legal proceedings;

(e)	Any New Lender is not a bank or a financial institution located in any sanctioned country which is the subject of Sanctions.

22.16	Each Commercial Lender that is not participating in an Approved Refinancing or whose maximum commitment for an Approved Refinancing is less than its participation in the FSRU Tranche Loans, in each case in accordance with clause 22.15 (Balloon Refinancing), shall promptly on request by the Borrower transfer its participation on the FSRU Tranche Loans, or the relevant part of its participation, as applicable, to such of the participating lenders as the Borrower may direct, provided that on such transfer the relevant Commercial Lender receives all amounts owing to it in its capacity as a Commercial Lender pursuant to this Agreement and the other Finance Documents. Each Finance Party agrees to promptly enter into such Transfer Certificates, amendment agreements or letters and other documents as are reasonably requested by the Borrower to implement an Approved Refinancing in accordance with clause 22.15 (Balloon Refinancing). All costs reasonably incurred by a Finance Party in relation to any such transfer to be borne by the Borrower in accordance with clause 18.2 (Amendment costs).

23	Construction undertakings

23.1	Construction period

The Borrower undertakes that this clause 23 will be complied with throughout the period from the date of this Agreement until the earlier of (i) the Final Acceptance Date and (ii) the end of the Facility Period.

23.2	Performance by Builder, Mooring EPC Contractor and Mooring Installation Contractor

The Borrower shall use its reasonable endeavours to ensure that:

(a)	the Builder builds the Lampung FSRU diligently; and

(b)	the Mooring EPC Contractor and the Mooring Installation Contractor build and installs, respectively, the Mooring diligently.

23.3	Progress and information

Upon the Facility Agent’s reasonable request, the Borrower shall and shall procure that the Supervisor shall:

(a)	advise the Facility Agent of the progress of construction of the Lampung FSRU and the Mooring; and

(b)	supply the Facility Agent with such other information as the Facility Agent may reasonably require about the construction of the Lampung FSRU or the Mooring or the Building Contract or any Refund Guarantee or any other Building Contract Document or the Mooring Documents.

23.4	Enforcement of rights

If an Event of Default has occurred and is continuing, the Borrower shall do everything it is entitled to do under any Building Contract Document or any Mooring Document which the Facility Agent requires for the purpose of enforcing the rights of the Borrower under the Building Contract and/or any Refund Guarantee and/or any other Building Contract Document and/or any Mooring Document and allow its name to be used by the Security Agent for that purpose.

23.5	Notification of certain events

The Borrower shall notify the Facility Agent promptly if:

(a)	any party cancels, rescinds, repudiates or otherwise terminates the Building Contract (or purports to do so) or rejects the Lampung FSRU (or purports to do so) or if the Lampung FSRU becomes a Total Loss or partial loss or is materially damaged or if a dispute arises under the Building Contract which has or might reasonably be expected to have a Material Adverse Effect; or

(b)	any party cancels, rescinds, repudiates or otherwise terminates any Mooring Document (or purports to do so) or rejects the Mooring (or purports to do so) or if, prior to and including the Final Acceptance Date, the Mooring becomes a Total Loss or partial loss or is materially damaged or if a dispute arises under any Mooring Document which has or might reasonably be expected to have a Material Adverse Effect.

23.6	Vessel’s registration and mortgage

The Borrower will by no later than ten (10) Business Days after Delivery register the Lampung FSRU with the relevant Registry under the laws and flag of its Flag State and by no later than five (5) Business Days after the later of (i) Delivery and (ii) issuance of the Gross Akte Pendaftaran Kapal execute the Mortgage in the presence of officials of the Directorate General of Sea Communication of the Department of Communication of the Republic of Indonesia and submit the Mortgage for registration against the Lampung FSRU as a first priority Indonesian ship mortgage.

23.7	Sale or other disposal

Except with approval of the Lenders and K-sure, or under the Security Documents, the Borrower will not dispose of its rights:

(a)	under the Building Contract, any Refund Guarantee or any other Building Contract Document; or

(b)	under any Mooring Document other than a sale or transfer to the Charterer in accordance with the Charter and having repaid or concurrently repaid the Mooring Loan in full (and the Security Agent shall promptly release the Mooring and the Mooring Documents from the relevant Security Interests for such purpose), or, in either case, agree to do so except as contemplated under paragraph (b) above.

23.8	Variations to the Building Contract, Mooring EPC Contract and Mooring Installation Contract

(a)	Subject always to the provisions of this clause 23.8, the Borrower may vary the Building Contract and/or the Mooring EPC Contract and/or the Mooring Installation Contract and/or change the specification of the Vessel and/or the Mooring if required by law, the Classification Society or the Charterer in accordance with the Charter.

(b)	Except with approval of the Lenders (such approval not to be unreasonably withheld or delayed where the Charterer has agreed to pay in advance for such variation and where the conditions in paragraphs (i) and (iv) below do not apply), the Building Contract and/or the Mooring EPC Contract and/or the Mooring Installation Contract shall not be varied and the specification of the Lampung FSRU and/or the Mooring shall not be changed in a way which:

(i)	might reasonably be expected to delay Delivery beyond the Last Availability Date; or

(ii)	will increase the Project Cost by a cumulative amount greater than $15,000,000; or

(iii)	notwithstanding the generality of paragraph (ii) above, will increase the Mooring Contract Price by a cumulative amount greater than 10%; or

(iv)	might reasonably be expected to result in any forecast shortfall in funding to achieve Final Acceptance in excess of $5,000,000.

(c)	The Borrower shall agree in writing with the Builder the terms and specification of any such work before the work is put in hand irrespective of whether approval of that work is required under the Finance Documents;

23.9	Variations to other Building Contract Documents and Mooring Documents

Except with approval of the Lenders, any Refund Guarantee, the Modec Guarantee and/or any Builder’s Performance L/C shall not be varied.

23.10	Rejection and cancellation

Except with approval, the Borrower shall not exercise any right which it may have to permanently reject the Lampung FSRU or the Mooring or cancel or rescind or otherwise terminate the Building Contract, the Mooring EPC Contract or the Mooring Installation Contract.

24	Project undertakings

The undertakings in this clause 24 apply throughout the Facility Period.

24.1	Project Agreements

(a)	The Borrower shall, and shall procure that each other Obligor shall, duly and punctually perform, comply with and observe each of its respective obligations under each Project Agreement to which it is party and use its reasonable endeavours to ensure that each other party to them performs their obligations under the Project Agreements in each case to the extent that failure to do so has or may reasonably be expected to have a Material Adverse Effect or a material adverse effect on any Obligor’s ability to perform its obligations under the Project Agreements.

(b)	The Borrower shall, and shall procure that each other Obligor shall, maintain and enforce its respective rights under the Project Agreements in each case to the extent that failure to do so has or may reasonably be expected to have a Material Adverse Effect or a material adverse effect on any Obligor’s ability to perform its obligations under the Project Agreements.

(c)	If the Borrower and/or any other Obligor has the right to terminate a Material Project Agreement, the Borrower shall, and shall procure that any Obligor shall, (a) not exercise that right without the written consent of the Facility Agent (acting on the instructions of the Lenders and K-sure) and (b) exercise that right if so directed by the Facility Agent (acting on the instructions of the Lenders and K-sure) if an Event of Default is continuing, provided that if the Borrower has a right to terminate the Charter and the Charterer is, or would following such termination be, required to pay to the Borrower either a Company Breach Termination Amount or a Non Vessel FM Termination Amount (as each such term is defined in the Charter) in an amount which is sufficient to discharge all Secured Obligations in full and no other Event of Default is continuing) such consent shall not be unreasonably withheld or delayed) and the Borrower may exercise any rights to terminate a Project Agreement which a O&M Contractor or the Supervisor is party to at any time when that O&M Contractor or Supervisor is being replaced in accordance with this Agreement.

(d)	The Borrower shall not (and shall procure that no other Obligor shall), without the prior written consent of the Facility Agent (acting on the instructions of the Lenders), permit or agree or consent to:

(i)	any withdrawal of the Lampung FSRU from service under the Charter at a time when the Borrower is entitled to terminate the Charter (except any suspension of services under clause 26.3(c) of the Charter or when termination is required or permitted under this Agreement) or which entitles the Charterer to terminate, or may reasonably be expected to entitle the Charterer to terminate, the Charter;

(ii)	save for Permitted Amendments and as otherwise permitted under this Agreement (including under paragraph (e) below), any amendment or variation of, or waiver or release of a party’s obligations or liabilities under, any Project Agreement or the Shareholder Agreement;

(iii)	save for Permitted Amendments and as otherwise permitted under this Agreement, any variation or series of variations to the Works or any changes to the design or construction of the Project which (either alone or together with all other variations and changes) would or is reasonably likely to materially alter the nature of the Project, the manner in which it operates or the risk profile of the Project;

(iv)	give a notice under the Charter requiring negotiation of the 50% Acquisitions Terms (as defined in the Charter);

(v)	except as expressly required under the Finance Documents, the assignment or transfer of a Project Agreement, Environmental Licence or Project Authorisation by the Borrower or any O&M Contractor;

(vi)	any party to a Project Agreement (other than an Obligor) assigning or transferring that party’s rights or obligations under that Project Agreement except a novation of the Charter pursuant to and in accordance with clause 16.3 of the Charter and provided that the Facility Agent has received a copy of the novated Charter and Charter Guarantee, in each case certified as true by an authorised signatory of the Borrower, duly executed by the parties thereto together with (A) a legal opinion in form satisfactory to the Facility Agent (acting reasonably and upon the advice of its legal counsel) as to the validity and enforceability of the Charter and the Charter Guarantee, the due incorporation of each of the new Charterer and the Charter Guarantor, its power and authority to enter into and perform the Charter and the Charter Guarantee, respectively, and all other documents and instruments to give effect to the same and (B) a certified true copy of the new PGN L/C (if required by applicable law following novation of the Charter) and valid Security Interest in respect of the Charter Guarantee and the PGN L/C in the same form as the Project Agreements Assignment or such other form as may be agreed and (C) a letter of quiet enjoyment in substantially the same form as the Letter of Quiet Enjoyment duly executed by the new Charterer; or

(vii)	the termination of a Material Project Agreement or the Shareholders Agreement (unless directed to do so in accordance with clause 24.1(c) above or otherwise required or permitted under this Agreement).

(e)	Each Lender shall respond promptly to a Borrower’s request to vary the Charter (other than for a Permitted Amendment for which consent shall not be required) and in any event no later than fifteen (15) Business Days (or five (5) Business Days in the case of a variation to the Charter which results in an increase in amounts payable by PGN to the Borrower under the Charter and such variation does not impose any additional materially onerous obligations on the Borrower) from receipt by that Lender of notice from the Borrower or the Facility Agent of the proposed variation. If a Lender or the Facility Agent fails to respond to the Borrower within such fifteen (15) day period (or, as the case may be, five (5) day period) then such Lender or the Facility Agent on behalf of the Lenders, as the case may be shall be deemed to have consented to such variation (including any consent required under clause 24.1(d)).

24.2	Project Authorisations

The Borrower shall, and (if applicable) each O&M Contractor, shall obtain, and maintain in full force and effect, each Project Authorisation necessary:

(a)	to enable it to lawfully enter into, exercise its rights and comply with its respective obligations under the Transaction Documents to which it is a party; and

(b)	required by it to carry out the Project in accordance with the Project Agreements,

and shall at all times comply with the requirements such Project Authorisations, in each case to the extent that failure to do so has or may reasonably be expected to have a Material Adverse Effect or a material adverse effect on any Obligor’s ability to perform its obligations under the Project Agreements.

24.3	Environmental Matters

(a)	The Borrower shall, and shall procure that the O&M Contractors shall, ensure that it has each Environmental Licence required to be in its name and which is necessary for it to carry out the Project in accordance with the Material Project Agreements and that it maintains, and complies with the terms of, such Environmental Licences in each case to the extent that failure to do so has or may reasonably be expected to have a Material Adverse Effect or a material adverse effect on any Obligor’s ability to perform its obligations under the Project Agreements and upon reasonable request by a Finance Party provide such information in relation to the Project as is available to it and able to be disclosed without breach of any contract or law and is reasonably required by such Finance Party for determining the extent of compliance by that Finance Party with the Equator Principles to the extent applicable to the Project.

(b)	The Borrower shall, and shall procure that the O&M Contractors shall, comply with, and carry out the Project in accordance with, all applicable Environmental Laws and the Environmental and Social Regulations in each case to the extent that failure to do so has or may reasonably be expected to have a Material Adverse Effect or a material adverse effect on any Obligor’s ability to perform its obligations under the Project Agreements. The Borrower will provide to the Facility Agent and the Technical Adviser details of all environmental tests and studies carried out in relation to the Project and the Site or any material environmental inspections, investigations, studies, audits, tests, reviews or other analyses, in each case which are received by it relating to the Borrower, any O&M Contractor, the Charterer and/or the Vessel and/or the Mooring and able to be disclosed without breach of any contract or applicable law.

(c)	The Borrower will notify the Facility Agent as soon as reasonably practicable after becoming aware of:

(i)	any Environmental Incident or any Spill which has given or it reasonably expects may give rise to an Environmental Incident;

(ii)	any Environmental Claim being made against any Obligor (or any of their respective officers) relating to a breach of Environmental and Social Regulations or an Environmental Incident in respect of the Vessel and/or the Mooring and/or the Project or against the Vessel and of any Environmental Incident which may give rise to such a claim and will keep the Facility Agent regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim; and

(iii)	details of any material breach of or non-compliance by the Borrower with any Environmental and Social Regulation.

(d)	The Borrower will duly and punctually perform, comply with and observe each of its obligations under the Environmental Management Plans, and shall provide the Facility Agent with any environmental monitoring reports that the Borrower has prepared or received pursuant to the Environmental Management Plans and which are able to be disclosed without any breach of any contract or law on a semi-annual basis.

24.4	Operation and Maintenance

(a)	The Borrower shall from Delivery ensure that throughout the Facility Period the Lampung FSRU is at all times operated and maintained in accordance with appropriate industry standards.

(b)	The Borrower shall further ensure that at all times throughout the Facility Period from Delivery O&M Contractors will be contracted to carry out the O&M Contracts and will not otherwise sub-contract or delegate any of its operation and maintenance obligations under the Charter to any other party (other than an Approved Operator) without the written consent of the Lenders, which consent shall not be unreasonably withheld or delayed;

(c)	The Borrower further undertakes that from Delivery there shall be no change in the companies carrying out the operation and maintenance services provided by the Borrower under the Charter in respect of the Vessel without the consent of the Facility Agent (acting on the instructions of the Lenders) unless:

(i)	if such approval is required under the Charter, the Charterer has approved, in accordance with the terms of the Charter or, following an Event of Default, the Letter of Quiet Enjoyment, the appointment of the replacement operator (the Replacement Operator) to carry out the operation and maintenance services to be provided by the Borrower under the Charter (as the case may be);

(ii)	the Replacement Operator is an Approved Operator;

(iii)	the replacement contract (the Replacement Contract) to be entered into between the Replacement Operator and the Borrower is on terms acceptable to the Majority Lenders (acting reasonably);

(iv)	if applicable, the Replacement Operator has entered into an accession deed (or such other documentation as may be required) whereby the Replacement Operator assumes all of an outgoing O&M Contractor’s obligations under the Finance Documents and such other amendments are made to the Finance Documents and the other Transaction Documents so as to ensure that the Replacement Operator assumes all of an outgoing O&M Contractor’s obligations under such documents (to the satisfaction of the Lenders, acting reasonably); and

(v)	the Facility Agent has obtained satisfactory legal opinions in respect of the Replacement Operator’s entry into the Replacement Contract and any applicable other documents referred to in paragraph (v) above.

24.5	Agreement of Projected Operating Expenses and Delivery of Project Budget Statement

(a)	Prior to Delivery for the then current financial year and thereafter not less than sixty (60) days prior to the end of each of its financial years, the Borrower shall deliver to the Facility Agent the Project Budget Statement with the Projected Operating Expenses for the next financial year. If, in the opinion of the Majority Lenders (acting reasonably), the proposed Project Budget Statement is materially inaccurate, the Facility Agent shall be entitled (no later than thirty (30) days prior to the end of that financial year) to instruct the Technical Advisor to determine the Projected Operating Expenses in consultation with the Borrower and the Technical Advisor’s determination shall be binding on the parties; provided that the Technical Advisor’s terms of reference shall be solely to confirm such expenses or to adjust such expenses to the extent it determines them to be materially inaccurate and that prior to such determination the Borrower’s Project Budget Statement shall continue to apply.

(b)	Following delivery and, if applicable, determination of each Project Budget Statement in accordance with paragraph (a) above, the Borrower may amend that Project Budget Statement with the consent of the Facility Agent (acting reasonably) unless the amendment is to transfer Projected Operating Expenses (in respect of which a transfer to the Offshore Operating Account pursuant to clause 28.8(a) (Payment Cascade) has not been made) to a different month within the same financial year in which case such consent is not required and the Borrower may update and shall deliver to the Facility Agent the revised Project Budget Statement accordingly.

24.6	Information concerning the Project

The Borrower shall furnish the Facility Agent promptly (or on a monthly basis where so indicated) with:

(a)	on a monthly basis until Final Acceptance, up to date progress reports with respect to the construction of the Vessel and the Mooring which shall include the projected Project Costs, details of any Cost Overrun, shortfall in funding to achieve Final Acceptance or forecast delay in achieving Delivery by the Last Availability Date and a statement from the Borrower in respect of the construction of the Downstream Pipeline (as defined in the Charter) and/or the Project;

(b)	after the Guarantee Release Date, annual progress reports with respect of the operation of the Vessel and the Project;

(c)	information relating to (i) any material amendments to or proposed amendments to the Vessel and Mooring Specifications and (ii) details of any material changes to the design, construction or operation of the Vessel and/or the Mooring prior to carrying out or agreeing such changes and (iii) details of any Permitted Amendments to the Material Project Agreements and the Shareholders Agreement and, to the extent available to the Borrower, the EPCIC Contract that have not previously been provided;

(d)	on a monthly basis in respect of the previous month (i) details of any fines levied and charges made by the Charterer pursuant to the Charter (including the amount of each such fine and, to the extent available to the Borrower, the basis on which the fine was levied) and (ii) details of any other Total Charter Rate reduction event incurred which results in a reduction in Total Charter Rate and (iii) details of any period of off hire incurred which results in a suspension of the obligation to pay any Total Charter Rate or the amount by which the anticipated Total Charter Rate for that period has been reduced;

(e)	notice of any party having begun any arbitration proceedings under any Project Agreement to which it is party, the conclusion of the arbitration and the terms of any award in such arbitration;

(f)	information in relation to any proposed dry docking of the Vessel including the proposed date of any dry docking and the period for which it is expected that the Vessel will be suspended or in dry dock;

(g)	copies of any material notices received by or on behalf of the Borrower or issued by or on behalf of the Borrower under any of the Material Project Agreements and which have not previously been provided; and

(h)	such information that the Borrower is aware of concerning the Project or any Project Agreements that deviates from the requirements stipulated in the Charter and/or the O&M Contract and which might reasonably be expected to have a Material Adverse Effect and any remedial action proposed by the Borrower to eliminate or reduce the extent of any such deviation.

24.7	Information in relation to the Charterer

The Borrower shall use its reasonable endeavours to provide any information in respect of the Charterer as the Lenders may reasonably require and request.

24.8	Enforcement of rights

The Borrower shall take such reasonable steps to enforce its rights under the Charter and the other Project Agreements which may reasonably be expected to be taken by a prudent FSRU owner or (following the occurrence of an Event of Default which is continuing) which may be required by the Facility Agent.

24.9	Communications under the Charter and any O&M Contract

The Borrower shall advise the Facility Agent promptly upon receipt by the Borrower of a termination notice under the Charter, and as soon as reasonably practicable (but in any event within one (1) Business Day), provide the Facility Agent with a copy of any such notice.

24.10	Technical Adviser

(a)	The Borrower shall give the Facility Agent and the Technical Adviser:

(i)	reasonable notice of all acceptance tests to be carried out in respect of the Lampung FSRU and/or the Mooring (if it so requires) and copies of its reports on such tests promptly following completion of such tests to the extent necessary to carry out its Agreed Scope of Work;

(ii)	promptly upon receipt by the Borrower and/or the O&M Contractor, a copy of any notice received from the Charterer in relation to any material operational issues in respect of the Charter which might reasonably be expected to adversely affect the amount of Charter Hire;

(b)	The Technical Adviser is entitled to inspect the Borrower’s and any O&M Contractor’s records (including all drawings and specifications) in relation to the Vessel, the Mooring and the Project on reasonable prior notice to the Borrower or, as the case may be, any O&M Contractor to the extent necessary to carry out its Agreed Scope of Work;

(c)	The Borrower shall use best endeavours to ensure that the Technical Advisor shall:

(i)	at any time it has a material concern relating to the Project, which has been raised with the Borrower and not resolved, on reasonable prior notice to the Borrower be allowed to visit the Site and/or the Builder’s and/or the Mooring EPC Contractor’s yard and/or to board the Vessel and/or the Mooring to enable the Technical Adviser to investigate such concern (without interfering with or hindering performance of a Project Agreement or the safe and efficient operation of the Vessel or Mooring) and shall be given all proper facilities needed for that purpose;

(ii)	following an Event of Default which is continuing, be granted access to any meetings between the Borrower and the Charterer or the Builder or the Mooring EPC Contractor,

in each case subject to the consent of the Charterer or, as the case may be, the Builder or the Mooring EPC Contractor or the Mooring Installation Contractor.

(d)	The Borrower shall, and shall procure that the O&M Contractor shall:

(i)	provide all necessary co-operation, access and assistance or, as the case may be, procure that the same is provided within their control to enable the Technical Adviser to complete its scope of work and produce the reports in accordance with the Agreed Scope of Work; and

(ii)	following the occurrence of an Event of Default which is continuing and on request by the Facility Agent, prepare any report or investigate any concerns of the Facility Agent in each case of such operational or technical matters in respect of the Project as the Facility Agent shall reasonably advise.

(e)	The Borrower shall promptly respond to each material concern referred to in any of the reports specified in the Agreed Scope of Work, at the request of the Facility Agent.

(f)	The Technical Adviser shall, until Final Acceptance, provide quarterly progress reports to the Facility Agent with respect to the construction of the Vessel and the Mooring and the Project. In the event that the Technical Adviser determines in a report at any time that there is a funding shortfall to achieve Final Acceptance by the earlier of (i) the Cancellation Date and (ii) 18 March 2015 or that the Project is likely to be delayed beyond such date, the Facility Agent shall notify the Borrower and the Borrower and the Lenders (in consultation with the Technical Adviser) shall use reasonable endeavours to agree the extent to which any funding shortfall to achieve Final Acceptance or such forecast delay exists, within a period of thirty (30) days after the date on which the Facility Agent notifies the Borrower that the Technical Adviser’s report has determined that there is such a funding shortfall or forecast delay (the Negotiation Period). The Technical Adviser shall update such report promptly at the end of the Negotiation Period, if applicable, to reflect any revisions consequent on the information and clarifications provided by the Borrower in such period. If there has been a Negotiation Period, then unless otherwise agreed within the Negotiation Period, the Technical Adviser’s report (as updated if applicable) shall be conclusive and binding on all parties.

24.11	Advisers

The Borrower shall co-operate with, and shall from Delivery ensure that the O&M Contractor and use reasonable endeavours to ensure that each other party to the Project Agreements cooperates with reasonable requirements of the Technical Adviser and the Insurance Advisor.

24.12	Negative covenants

The Borrower shall not, and shall from Delivery procure that no O&M Contractor shall, without the prior written consent of the Facility Agent (acting on the instructions of the Lenders) agree to any Change in Location (such consent not to be unreasonably withheld or delayed), other than (a) within the Permitted Location for the normal operational duties or (b) in case of emergencies or where required for the safety of, maintenance or repair of the Vessel and/or its crew and personnel or (c) where required under the Charter for laying up of the Lampung FSRU in accordance with clause 28.1 of the Charter.

24.13	K-sure Policy

(a)	The Borrower shall take all action reasonably requested by the K-sure Agent or the Facility Agent to avert any risk covered by the K-sure Policy.

(b)	The Borrower shall not take any action or omit to take any action which would:

(i)	result in the restriction, reservation, annulment or termination of the K-sure Policy; or

(ii)	give rise to an exclusion or defence to payment by K-sure applicable to an insured loss under the K-sure Policy.

(c)	The Borrower shall not waive any right, claim or cause of action or other remedy or accept any offer of compensation in respect of an insured loss under the K-sure Policy.

(d)	The Borrower agrees that, in the event that the Security Agent has filed or intends to file a claim for payment under K-sure Policy, the Borrower shall:

(i)	use its best efforts to assist in filing a claim for compensation, indemnity or reimbursement in respect of any loss;

(ii)	use its best efforts to co-operate in good faith with the Security Agent and K-sure with respect to any verification of claim, eligibility or amount by any such person (including but not limited to providing evidence, documentation, information, certificates and other forms of proof reasonably requested in connection therewith).

25	Dealings with the Vessel

The Borrower undertakes that this clause 25 will be complied with throughout the Mortgage Period.

25.1	Vessel’s name and registration

(a)	The Lampung FSRU’s name shall only be changed after prior notice to the Facility Agent.

(b)	The Lampung FSRU shall remain permanently registered with the relevant Registry under the laws of the Flag State. Except with approval of the Lenders, the Lampung FSRU shall not be registered under any other flag or at any other port or fly any other flag (other than that of the Flag State). If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Facility Agent shall be notified of that renewal at least 30 days before that expiry date.

(c)	Nothing will be done and no action will be omitted by the Borrower or any other Obligor if that might result in such registration being forfeited or imperilled or the Vessel being required to be registered under the laws of another state of registry.

25.2	Sale or other disposal of the Vessel

Except:

(a)	with approval of the Lenders and K-sure; or

(b)	for the 50% Acquisition Terms and any sale that complies with clause 9.7 (Sale of Vessel) and in each case where the Secured Obligations have been, or will be concurrently with the sale, prepaid in full; or

(c)	in accordance with clause 29.8(b) (Disposals),

the Borrower will not sell, or agree to, transfer, abandon or otherwise dispose of the Vessel or any share or interest in it or agree to do so (other than as contemplated in paragraph (b) above and pursuant to the Finance Documents).

25.3	Sale of the Mooring

Except a sale or transfer to the Charterer pursuant to and in accordance with the terms of the Charter and where the Mooring Tranche Loan has been, or will be concurrently with the sale or transfer, prepaid and/or repaid in full, the Borrower will not sell, transfer, abandon or otherwise dispose of the Mooring or any share or interest in it or agree to do so (other than as contemplated in this clause 25.3 and pursuant to the Finance Documents).

25.4	Conveyance on default

Following the occurrence of an Event of Default which is continuing, where the Vessel is (or is to be) sold in exercise of any power conferred by the Security Documents, the Borrower shall, upon the Facility Agent’s request, immediately execute such form of transfer of title to the Lampung FSRU as the Facility Agent may require.

25.5	Chartering

Except with approval, the Borrower shall not enter into any charter commitment for the Vessel (except for the Charter and the O&M Contracts).

25.6	Movement of parts

Except with approval, the Borrower shall not allow any machinery, equipment or materials which are an integral part of the Vessel to be removed outside the Permitted Location except as and when necessary to repair or replace them.

25.7	Sanctions:

(a)	The Borrower shall not, and shall not permit or authorize any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan to fund any trade, business or other activities: (i) involving or for the benefit of any Restricted Party, or (ii) in any other manner that would reasonably be expected to result in any Obligor or any Lender being in breach of any Sanctions (if any to the extent applicable to any of them) or becoming a Restricted Party.

(b)	The Borrower shall not permit or authorize and shall use reasonable endeavours to prevent the Vessel being used directly or indirectly: (i) by or for the benefit or any Restricted Party; and/or or (ii) in any business which could reasonably be expected to expose the Vessel or the Finance Parties to enforcement proceedings or any other adverse consequences whatsoever arising from Sanctions.

26	Condition and operation of Vessel

The Borrower undertakes that this clause 26 will be complied with in relation to the Vessel throughout the Mortgage Period.

26.1	Repair

The Vessel shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Vessel or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Vessel’s value is not reduced (fair wear and tear excepted) as a result of any repair or replacement.

26.2	Modification

Except with approval or as permitted under this Agreement, the structure, type or performance characteristics of the Vessel shall not be modified in a way which might reasonably be expected to materially alter the Vessel in a manner that would materially reduce its value.

26.3	Removal of parts

Except with approval, no material part of the Vessel shall be removed from the Vessel if to do so would materially reduce its value (unless for repair or if at the same time it is replaced with equivalent parts or equipment owned by the Borrower free of any Security Interest except under Permitted Security Interests).

26.4	Third party owned equipment

Except with approval, equipment owned by a third party (other than the Mooring) shall not be installed on the Vessel if it cannot be removed without risk of causing damage to the structure or fabric of the Vessel or incurring significant expense.

26.5	Maintenance of class

The Lampung FSRU’s class shall be, and shall be maintained throughout the Mortgage Period as, the Classification.

26.6	Surveys

The Lampung FSRU shall be submitted to surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Facility Agent if it so requests.

26.7	Notice of drydockings

(a)	The Borrower shall ensure that the Vessel is not put into drydock without the consent of the Facility Agent (acting on the instructions of the Majority Lenders, in consultation with the Technical Advisor if required), such consent not to be unreasonably withheld or delayed.

(b)	In the event that the Vessel is drydocked in accordance with clause 26.7(a), the Facility Agent shall be given reasonable advance notice of any intended drydocking of the Vessel (whatever the purpose of that drydocking) and of the intended yard in which such drydocking is to be carried out. No drydocking may be carried out in a yard which is not approved by the Facility Agent (acting on the instructions of the Majority Lenders), such approval not to be unreasonably withheld or delayed.

26.8	Prevention and release from arrest

All debts, damages, liabilities and outgoings which have given, or may reasonably be expected to give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Vessel, the Earnings or Insurances shall be promptly paid and discharged when due.

26.9	Notification of certain events

The Facility Agent shall promptly after the Borrower becomes aware of such event be notified of:

(a)	any damage to the Vessel where the cost of the resulting repairs is reasonably likely to exceed the Major Casualty Amount;

(b)	any occurrence which is reasonably likely to result in the Vessel becoming a Total Loss;

(c)	any requisition of the Vessel for hire other than under the Charter;

(d)	any requirement or recommendation made in relation to the Vessel by any insurer or the Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(e)	any arrest or detention of the Vessel or any exercise or purported exercise of a lien or other claim on the Vessel or the Earnings or Insurances other than the Finance Documents.

26.10	Repairers’ liens

Except with approval of the Facility Agent (acting reasonably), the Lampung FSRU shall not be put into any other person’s possession for work to be done on the Lampung FSRU if the cost to the Borrower of that work will exceed or is likely to exceed the Major Casualty Amount unless that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on the Vessel or the Vessel’s Earnings for any of the cost of such work.

26.11	Codes

The Vessel and the Obligors responsible for its operation shall at all times comply with the requirements of any applicable code or prescribed procedures required to be observed by the Vessel or in relation to its operation under any applicable law or regulation (including but not limited to those currently known as the ISM Code and the ISPS Code) to the extent that failure to comply has or could reasonably be expected to have a Material Adverse Effect or a material adverse effect on any Obligor’s ability to perform its obligations under the Material Project Agreements to which it is a party. The Facility Agent shall promptly be informed of:

(a)	any threatened or actual withdrawal of any certificate issued in accordance with any such code which is or may be applicable to each of the Vessel and its operation and required by the Borrower for the purposes of the Charter; and

(b)	the receipt of notification that any application for such a certificate has been refused.

26.12	Lawful use

The Vessel shall not be employed:

(a)	in any way or in any activity which is unlawful under applicable international law or the domestic laws of Indonesia;

(b)	in storing illicit or prohibited goods;

(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(d)	in carrying contraband goods,

and the persons responsible for the operation of the Vessel shall take all necessary and proper precautions to ensure that this does not happen.

26.13	War zones

(a)	Except with the approval of the Facility Agent (acting on the instructions of the Lenders and K-sure), the Vessel shall not enter or remain in any zone which has been declared a war zone by any applicable government entity or the Vessel’s war risk insurers.

(b)	If approval is granted for the Vessel to enter or remain in any such war zone, any requirements of the Facility Agent and/or the Vessel’s insurers necessary to ensure that the Vessel remains properly and fully insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) and agreed by the Borrower for the purposes of such approval shall be complied with.

26.14	Valuations

On an annual basis, the Borrower (at its cost) shall provide to the Facility Agent the valuation of the Vessel carried out by a reputable international broker.

27	Insurance

The Borrower undertakes that this clause 27 shall be complied with at all times throughout the Facility Period.

27.1	Insurance terms

In this clause 27:

excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.

excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.

hull cover means insurance cover against the risks identified in clause 27.2(a)(i).

minimum hull cover means an amount equal at the relevant time to 120% of such proportion of the Loans.

P&I association means a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover)

P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a P&I association.

27.2	Coverage required

The Lampung FSRU and the Mooring shall be insured:

(a)	In the case of the Lampung FSRU, on and at all times after Delivery,

(i)	against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks and terrorism risks) on an agreed value basis, for at least its minimum hull cover and no less than US$400,000,000;

(ii)	against P&I risks for such amount then available in the insurance market for vessels of similar age, size and type as the Vessel as would be reasonable and expected for a prudent FSRU operator to insure against (but, in relation to liability for oil pollution, for an amount of not less than $500,000,000);

(iii)	against such other risks and matters which would be reasonable and expected in the international insurance market from time to time (such as Workmen’s Compensation and/or Employer’s Liability or Third Party Legal Liability Insurance) for a prudent FSRU operator to insure against and which are proposed by the Facility Agent in consultation with the Borrower and the Insurance Adviser.

(iv)	on terms which comply with the other provisions of this clause 27; and

(b)

In the case of the Lampung FSRU, on and at all times from the earlier of (i) Arrival Time (as defined in the Charter) or (ii) Final Acceptance against loss of hire for a daily amount sufficient to cover in full the aggregate of the Capital Element, the Operating and Maintenance Element and all Tax payable by the Borrower not (i) covered by the Tax

Element or (ii) otherwise payable by or to be reimbursed by the Charterer under the Charter of not less than 180 days (after deductible of 20 days) each accident or occurrence and in all; and

(c)	In the case of the Mooring, on and at all times after delivery of the Mooring to the Borrower under the Mooring EPC Contract until transfer to the Charterer, the Mooring shall at all times be insured: (i) with a Construction All Risk (CAR) Insurance on an agreed value for physical loss or damage to property, including third party liability insurance for limit USD 50,000,000.

27.3	Placing of cover

The insurance coverage required by clause 27.2 (Coverage required) shall be:

(a)	in the name of the Borrower (in the case of the Vessel’s hull cover) and no other person (other than the Security Agent if required by the Facility Agent, the Charterer, any O&M Contractor and any other person which is approved and where, if so required by the Facility Agent, such person (other than the Charterer) has duly executed and delivered a first priority assignment and/or subordination of its interest in the Insurances (other than protection and indemnity insurances) to the Security Agent in an approved form and provided such supporting documents and opinions in relation to that assignment as the Facility Agent requires);

(b)	if the Facility Agent so requests, in the joint names of the Borrower and Security Agent (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Security Agent for premiums or calls);

(c)	in dollars or another approved currency; and

(d)	on terms reasonable in accordance with international insurance market practice and the requirements of the Charter (the Borrower to consult with the Facility Agent on such terms in the case of the first placing of any such insurance and, in the case of P&l Risks, with a P&I association(s). Each of the policies shall be placed with insurers with an Approved Credit Rating (or, if placed with insurers with no credit rating or a credit rating lower than the Approved Credit Rating, reinsured not less than 98% (or such lower percentage as is then required by applicable law) with reinsurers so that not more than 20% of each policy is placed with reinsurers with a credit rating for its long term indebtedness of not less than BBB with Standard & Poor’s Rating Agency (or the equivalent rating with another internationally recognised credit rating agency) and otherwise with reinsurers with an Approved Credit Rating and in all respects subject to the execution of the Reinsurance Fiduciary Assignment in the case of an Indonesian primary insurer).

27.4	Deductibles

The aggregate amount of any excess or deductible under the Vessel’s hull cover shall not exceed an amount not exceeding $500,000.

27.5	Mortgagee’s insurance

The Borrower shall promptly reimburse to the Facility Agent the cost (pre-approved by the Borrower, such approval not to be unreasonably withheld or delayed) (with certification by the Facility Agent being prima facie evidence) of taking out and keeping in force in respect of the Vessel on terms in line with international market standards, or in considering or making claims under, a mortgagee’s interest insurance for the benefit of the Finance Parties for an amount acceptable to K-sure and up to its minimum hull cover.

27.6	Fleet liens, set off and cancellations

If the Vessel’s hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)	set off against any claims in respect of the Vessel any premiums due in respect of any of such other vessels insured; or

(b)	cancel that cover because of non-payment of premiums in respect of such other vessels,

or the Borrower shall ensure that hull cover for the is provided under a separate policy from any other vessels.

27.7	Payment of premiums

All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually.

27.8	Details of proposed renewal of Insurances

(a)	At least twenty one (21) days before any of the Insurances are due to expire, the Facility Agent shall be told the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and either that there is no change in the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed or that there will be changes. If any of the terms of such Insurances are changed then the Borrower will on request by the Facility Agent provide details of such changes.

(b)	The Borrower will procure that the relevant brokers and/or insurers and or P&I Club will provide the Facility Agent with pro forma copies of all policies relating to the Insurances that are to be effected or renewed.

27.9	Instructions for renewal

At least seven (7) days before any of the Insurances are due to expire, instructions shall be given by the Borrower to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

27.10	Confirmation of renewal

The Insurances shall be renewed or replaced upon their expiry or replacement in a manner and on terms which comply with this clause 27 and confirmation of such renewal or replacement given by the relevant brokers or insurers to the Facility Agent at least seven (7) days (or such shorter period as may be approved) before such expiry or replacement.

27.11	P&I guarantees

Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Vessel shall be provided when required by the association.

27.12	Insurance documents

The Facility Agent shall be provided with cover notes of all insurance and reinsurance policies and other documentation issued by brokers, insurers, reinsurers and associations in connection with the Insurances and the Reinsurances promptly after they have been placed or renewed but in any case no later than thirty (30) days following such placement or renewal.

27.13	Letters of undertaking

Unless otherwise approved where the Facility Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking already provided, on each placing or renewal of the Insurances, the Facility Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers.

27.14	Insurance Notices and Loss Payable Clauses

The interest of the Security Agent as assignee of the Insurances shall be endorsed on all policies for the Insurances by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Vessel.

27.15	Insurance correspondence

If so requested by the Facility Agent, the Facility Agent shall promptly be provided with copies of all material written communications between the assureds and brokers, insurers and associations relating to any of the Insurances which are available to the Borrower for provision as soon as they are available to the Borrower to be provided.

27.16	Qualifications and exclusions

All requirements applicable to the Insurances to be complied with by the Borrower shall be complied with and the Insurances shall only be subject to exclusions or qualifications which have been approved by the Insurance Advisor.

27.17	Independent report

The Facility Agent shall be entitled to obtain a detailed report on the adequacy of the Insurances and/or Reinsurances on an annual basis and when the terms of the Insurances and/or Reinsurances have been changed from the Insurance Advisor and the Borrower shall reimburse the Facility Agent for the cost of obtaining any such report on an annual basis and following any change to the terms of such Insurances and/or Reinsurances, provided that such costs have been pre-approved by the Borrower (not to be unreasonably withheld or delayed).

27.18	Collection of claims

All documents and other information and assistance available to be provided by the Borrower and required from the Borrower by the Facility Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Insurances and/or Reinsurances acting in accordance with the terms of the Finance Documents shall be provided promptly.

27.19	Employment of Vessel

The Vessel shall only be employed or operated in conformity with the terms of the relevant Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).

27.20	Declarations and returns

If the Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Vessel sails to, or in the case of the Vessel, operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

27.21	Settlement of claims

Any claim under the Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with the prior approval of the Facility Agent, acting on the instructions of the Lenders not to be unreasonably withheld in the case of settlement or compromise for a Major Casualty (exclusive of any deductible) where the requirements of clause 28.13(a)(ii)(A) are satisfied or for a Total Loss where the Total Loss Proceeds are sufficient to repay the Secured Obligations.

27.22	Further undertaking

The Borrower will, at all times during the Facility Period, take all reasonable action within its power to comply or procure compliance at all times with the terms and conditions of all Insurances (or Reinsurances), and use its reasonable endeavours to procure that nothing is at any time done, or suffered to be done, by any Obligor whereby any Insurance (or Reinsurance) or other insurance required to be maintained by it hereunder, may be impaired, suspended or rendered void or voidable in whole or in part, or any claim becomes uncollectable in full or in part, including, without limitation:

(a)	complying with all of the requirements expressly imposed on it under the Insurances;

(b)	taking all reasonable action within its power to procure that at all times all parties to the Insurances (other than, if applicable, any Finance Party) comply with all of the requirements under the Insurances; and

(c)	complying with the express terms of all Insurances and taking all action necessary to maintain the Insurances as valid and up-to-date insurances.

28	Project Accounts, Receivables and Insurance Proceeds

28.1	The Borrower undertakes with each of the Finance Parties that, from the first Utilisation Date and thereafter, for so long as any Commitment or amount is outstanding under the Finance Documents, it will:

(a)	open each of the Project Accounts with the Account Banks (and such other accounts as may from time to time be requested by the Borrower and approved by the Facility Agent) and, in connection therewith, will from time to time complete all “know your customer” and other returns necessary for such process if any;

(b)	not withdraw any moneys, certificates of deposit or other securities from any Project Account (other than the Distribution Account) otherwise than in accordance with the provisions of this Agreement and the Account Security; and

(c)	not request a withdrawal of any moneys from any Project Account (other than the Distribution Account) without the prior written consent of the Facility Agent if:

(i)	an Event of Default has occurred and is continuing or would occur as a result (wholly or partly) of such withdrawal and (in either case) the Facility Agent has notified the Borrower and the Account Bank that no such withdrawal will be permitted; or

(ii)	such Project Account is overdrawn or would become overdrawn as a result of such withdrawal.

28.2	With effect from the first Utilisation Date, the Borrower shall:

(a)	maintain each of its Project Accounts with an Account Bank;

(b)	immediately disclose to the Facility Agent the particulars of any bank accounts of the Borrower other than the Project Accounts and notify the Facility Agent immediately upon opening any bank accounts other than the Project Accounts;

(c)	pay and direct that the Charterer and any other relevant person shall pay:

(i)	all Total Charter Rate (other than the Tax Element) and other Earnings payable to the Borrower in respect of the Vessel into a Revenue Account in dollars;

(ii)	all the Tax Element payable to the Borrower in respect of the Vessel into the Rupiah Account in rupiah; and

(iii)	the Mooring Purchase Price into a Mooring Payment Account;

(d)	pay proceeds of Utilisations of the Term Facilities (other than the Utilisations in respect of the Delivery Instalment) and the proceeds of Subordinated Loans, for issuance of Promissory Notes and share subscriptions in the Borrower payable to the Borrower into the Onshore Proceeds Account or the Construction Account (prior to Final Acceptance) or the Offshore Revenue Account (on and following Final Acceptance);

(e)	in the case of the proceeds of Utilisations in respect of the Delivery Instalment, pay such proceeds into the Onshore Delivery Account for onward transmission by the Onshore Account Bank to the Builder’s bank in accordance with clause 28.6 (Onshore Delivery Account).

(f)	pay or procure the payment of all compensation from time to time during the Facility Period received in respect of any requisition of the Vessel for hire into a Revenue Account;

(g)	direct the Hedging Banks to pay any moneys received or receivable from the Hedging Banks under or pursuant to the Hedging Contracts into a Revenue Account and provided that any Hedging Banks who are party to this Agreement shall be deemed to have received such direction;

(h)	permit the Security Agent and the Facility Agent to apply all Earnings in respect of the Vessel in accordance with the Security Assignment and/or in accordance with this clause 28;

(i)	subject to clause 28.4 (Construction Account) and clause 5.7 (Sponsor Funding), pay all Receivables payable to it (other than the Tax Element and the Mooring Purchase Price) or procure that such proceeds are paid into either Revenue Account, for application in accordance with 28.7 (Onshore Revenue Account) and/or 28.8 (Offshore Revenue Account);

(j)	pay all Insurance Proceeds and Liability Insurance Proceeds in respect of the Vessel, received by it whether greater or less than the Major Casualty Amount, or procure that such proceeds are paid, in the manner contemplated by clause 28.13 (Insurance Proceeds Account); and

(k)	pay the proceeds of any Permitted Financial Indebtedness payable to the Borrower into a Project Account (other than the Distribution Account or the Rupiah Account) as the circumstances may require to be notified by the Borrower to the Facility Agent.

28.3	If any money credited to any of the dollar denominated Project Accounts is denominated in a currency other than (a) dollars or (b) currencies that are not freely convertible as determined by the relevant authorities and/or the relevant Account Bank from time to time, then the Borrower irrevocably authorises the relevant Account Bank to convert the amount received into dollars at the rate of exchange then prevailing in the market in accordance with the relevant Account Bank’s normal operating practices and any incidental costs of making such conversion in accordance with this clause shall be borne by the Borrower.

28.4	Construction Account

(a)	Payments

The Borrower shall ensure that at all time prior to Final Acceptance, except as provided in clause 5.7 (Sponsor Funding), or as otherwise contemplated in clauses 28.2, 28.5, 28.6, 28.7 (Onshore Revenue Account), 28.14 (Rupiah Account) and 28.15, all amounts received by the Borrower in respect of Utilisations, under Hedging Contracts or Project Agreements, Sponsor Funding and liquidated damages are paid into the Construction Account.

(b)	Withdrawals

The Borrower shall be entitled to withdraw funds from the Construction Account to: (i) meet any Project Costs and payments under the Finance Documents; (ii) prepay any Loan required to be prepaid pursuant to clause 5.7 (Sponsor Funding); (iii) transfer to the Distribution Account the proceeds of any Utilisation which have been transferred into the Construction Account and are permitted to be transferred into the Distribution Account pursuant to clause 5; and (iv) after the Final Acceptance Date transfer any amounts on such account to the Offshore Revenue Account, and for each such withdrawal the Borrower shall deliver a Borrower Withdrawal Request to the relevant Account Bank (with a copy to the Facility Agent) no later than two (2) Business Days prior to the relevant payment date.

(c)	Final Acceptance

The Borrower hereby irrevocably authorises and instructs the relevant Account Bank to transfer (and the Offshore Account Bank agrees to make such transfer upon receipt of a Borrower Withdrawal Request provided no later than two (2) Business Days prior to such transfer date) on the date falling ten (10) Business Days after the Final Acceptance Date all moneys standing to the credit of the Construction Account first to prepay any Loan then required to be prepaid pursuant to clause 5.7 (Sponsor Funding) to ensure that the ratio of Sponsor Funding to the outstanding Loans is not less than 1:3 and the remainder if any transferred to the Offshore Revenue Account.

28.5	Onshore Proceeds Account

(a)	Payments

No later than one (1) Business Day following receipt of any payment into the Onshore Proceeds Account, the relevant Account Bank shall transfer (and the Borrower hereby irrevocably authorises and instructs that Account Bank to make such transfer) such amount to the Construction Account (prior to the Final Acceptance Date) and to the Offshore Revenue Account (on and following the Final Acceptance Date). The Borrower shall notify the Onshore Account Bank of the occurrence of the Final Acceptance Date on the Final Acceptance Date and within two (2) Business Days of receipt of such notice the Onshore Account Bank shall ensure that amounts are transferred to the Offshore Revenue Account in accordance with this clause 28.5(a).

(b)	Withdrawals

The Onshore Account Bank shall make the transfers required pursuant to clause 28.5(a) automatically and no Borrower Withdrawal Request shall be required for such transfer. During the Facility Period, the Borrower shall not withdraw or request a withdrawal of moneys from the Onshore Proceeds Account except (i) as provided for in clause 28.5(a), (ii) in accordance with the terms of the Account Security or (iii) with the Lenders’ prior written consent.

28.6	Onshore Delivery Account

(a)	Payments

No later than one (1) Business Day following receipt of the proceeds of Utilisations in respect of the Delivery Instalment into the Onshore Delivery Account, unless the Borrower, Lenders and the Onshore Account Bank otherwise agree, the Onshore Account Bank shall upon receipt of a Facility Agent Withdrawal Request provided two (2) Business Days prior to the relevant transfer date, transfer (and the Borrower hereby irrevocably authorises and instructs that Account Bank to make such transfer) such amount to the Builder’s bank in accordance with Article (X)(4)(a)(ii) of the Building Contract. The transfer shall be accompanied by a MT199 message in a form agreed by the Borrower, relevant Account Bank and the Lenders and funds shall be released to the Builder in accordance with clause 4.2(b).

(b)	Withdrawals

During the Facility Period, the Borrower shall not withdraw or request a withdrawal of moneys from the Onshore Delivery Account except (i) as provided for in clause 28.6(a), (ii) in accordance with the terms of the Account Security or (iii) with the Lenders’ prior written consent.

28.7	Onshore Revenue Account

(a)	Payments

No later than one (1) Business Day following receipt of any payment into the Onshore Revenue Account, the relevant Account Bank shall transfer (and the Borrower hereby irrevocably authorises and instructs that Account Bank to make such transfer) such amount to the Offshore Revenue Account.

(b)	Withdrawals

No Borrower Withdrawal Request shall be required for a transfer pursuant to clause 28.7(a). During the Facility Period, the Borrower shall not withdraw or request a withdrawal of moneys from the Onshore Revenue Account except (i) as provided for in clause 28.7(a), (ii) in accordance with the terms of the Account Security or (iii) with the Lenders’ prior written consent.

28.8	Offshore Revenue Account

(a)	Payment Cascade

Subject to clause 28.8(c) and clause 28.8(e), the Borrower shall apply the amounts standing to the credit of the Offshore Revenue Account in the following order of priority:

(i)	up to twice in any month, in or towards payment in dollars to the Offshore Operating Account of an amount which, when taken together with all other payments under this sub-paragraph in the same financial year, does not exceed 125% of the Projected Operating Expenses payable in that month and each prior month in that financial year as specified in the Project Budget Statement for that financial year;

(ii)	secondly, on each Repayment Date and/or at any other time when such fees or prepayments are due, in payment in dollars of all fees (including commitment fee), expenses, charges and prepayments of Loans and accrued interest on such amounts prepaid due to the Finance Parties pursuant to the Finance Documents to the extent not paid from the Retention Account or in the case of the Mooring Tranche Loans the Offshore Mooring Payment Account;

(iii)	thirdly, on any date to pay any amounts which are due and payable under the Finance Documents and not otherwise referred to in this clause 28.8(a) or clause 28.9 or payable on a date otherwise than as set out in this clause 28.8(a) or clause 28.9;

(iv)	fourthly, on each date (being a Business Day calculated in accordance with clause 1.2(a)(xix)) (a retention date) falling 1 month after the date (the start date) three months before the First Repayment Date and at 1 month intervals after that, the Borrower shall pay into the Retention Account the lower of: (A) the balance on the Offshore Revenue Account on such date after any payments in priority to this paragraph (iii) are made and (B) such amount as will ensure that the amount credited to the Retention Account is the relevant fraction of:

(A)	the aggregate of all amounts in respect of interest (including any default interest) due on an Interest Payment Date falling at the end of any Interest Period current or ending on that retention date and payable under the Finance Documents and projected Net Hedging Expenses (if a positive number) in respect of the period ending on the relevant Interest Payment Date;

(B)	all amounts in respect of principal on Loans payable on the first Repayment Date (other than LC Loans unless such date is the FSRU Tranche Final Maturity Date and the Mooring Tranche Loans unless the Mooring Purchase Price has been transferred to the Offshore Revenue Account from the Offshore Mooring Payment Account) that falls on or after such retention date and payable under clause 8 (Repayment) (or otherwise pursuant to the Finance Documents); and

(C)	any swap termination sums / close-out payments payable to the Hedging Banks under the Hedging Contracts on the first Repayment Date that falls on or after such retention date.

The relevant fraction of such an amount referred to in paragraphs (A) to (C) as at a retention date will be the fraction whose numerator is the number of retention dates from the beginning of that Interest Period (in the case of an amount referred to in paragraph A) (but excluding any retention date at the start of such period) up to and including the relevant retention date or (in the case of an amount referred to in paragraph B or C) since the start date or, if later, the previous Repayment Date (but excluding any retention date at the start of such period) and whose denominator is the number of retention dates from the beginning of that Interest Period (in the case of an amount referred to in paragraph A) (but excluding any retention date at the start of such period) up to and including the relevant Interest Payment Date or (in the case of an amount referred to in paragraph B or C) the number of retention dates falling during the period beginning on the previous K-sure Facility Repayment Date (or the start date in the case of the retention dates before the First Repayment Date) (but in each case excluding any retention date at the start of such period) and ending on the K-sure Facility Repayment Date immediately following the start of such period;

(v)	fifthly, at the option of the Borrower in transfer to the Retention Account of any amount;

(vi)	sixthly, on the relevant due date in payment of any amounts that are payable from the Retention Account but are unable to be paid from the amounts standing to the credit of the Retention Account;

provided that if there would, but for this proviso, be inadequate moneys standing to the credit of the Offshore Revenue Account on the relevant due date to make the payments referred to in paragraphs (ii), (iii) and/or (vi) above in full, then the relevant shortfall shall be met from any funds available first, in the Debt Service Reserve Account (or available to be drawn under any DSRA Letter of Credit) and, for this purpose, the Borrower hereby authorizes the Facility Agent and the Account Banks to apply the funds on the Debt Service Reserve Account (or available to be drawn under any DSRA Letter of Credit) for such purpose and the Facility Agent, the Security Agent and the relevant Account Bank must apply such amounts for that purpose and in the case of the Facility Agent sign the relevant Facility Agent Withdrawal Request for such payment;

(vii)	seventhly, on each Repayment Date, in transfer to the Debt Service Reserve Account of such amount (up to the balance remaining on the Offshore Revenue Account) needed to ensure that the DSRA Balance is equal to the applicable Debt Service Reserve at such time;

(viii)	eighthly, on each FSRU Tranche Repayment Date falling after the Due Date, any moneys remaining on the Offshore Revenue Account after the applications under the preceding paragraphs of this clause 28.8(a) (Payment Cascade) have been made in full shall be paid to the Facility Agent in prepayment of the LC Loans (in inverse order of maturity) and otherwise in accordance with clause 9.13 (Restrictions) until the LC Loans have been prepaid in full;

(ix)	ninthly, at the option of the Borrower, to the Facility Agent in prepayment of any of the Loans in accordance with clause 9.13 (Restrictions); and

(x)	tenthly, (provided no Proceeds Application Event has occurred for which the relevant required prepayments have not been made) on each Repayment Date or within thirteen (13) Business Days thereafter, any moneys remaining on the Offshore Revenue Account after the applications under the preceding paragraphs of this clause 28.8(a) (Payment Cascade) have been made in full for the applicable date may be transferred to the Distribution Account provided that no Distribution Restriction shall have occurred and be continuing.

(b)	To ensure compliance with clause 28.8(a), the Borrower shall:

(A)	in respect of transfers to any third parties (other than the Facility Agent) in accordance with clause 28.8(a), provide the Facility Agent with a Facility Agent Withdrawal Request signed by the Borrower no later than four (4) Business Days prior to the relevant payment date and the Facility Agent shall, provided that such Facility Agent Withdrawal Request is in compliance with this clause 28.8 or appears to it to be so in compliance, deliver to the relevant Account Bank the countersigned Facility Agent Withdrawal Request no later than two (2) Business Days before the relevant payment date;

(B)

in respect of transfers to the Distribution Account in accordance with this clause 28.8 (Offshore Revenue Account), provide the Facility Agent with a Facility Agent Withdrawal Request signed by the Borrower (and in the case of a transfer on or after the First Repayment Date a copy of the relevant Compliance Certificate pursuant to clause 20.2(b)) no later than five (5) Business Days prior to the relevant payment date and the Facility Agent shall provide the Lenders with a copy of such Facility Agent Withdrawal Request and, if applicable, the relevant Compliance Certificate. Unless the Majority Lenders have instructed the Facility Agent by such date that the conditions set out in clause 28.8(a)(x) are not met (in the case of a transfer on or after the First Repayment Date) or the withdrawal is not permitted under clause 28.8(e) (in the case of a transfer prior to the First Repayment Date), the Facility Agent shall deliver to the relevant Account Bank the countersigned Facility Agent Withdrawal Request no later than two (2) Business Days before the relevant payment date.

(C)	in respect of transfers to a Project Account (other than the Distribution Account) in accordance with clause 28.8(a) or clause 28.8(e), deliver a Borrower Withdrawal Request to the relevant Account Bank (with a copy to the Facility Agent) no later than two (2) Business Days prior to the relevant payment date;

(D)	on a monthly basis from the Final Acceptance Date within seven (7) Business Days of the end of each calendar month, provide to the Facility Agent a detailed summary of all withdrawals from the Offshore Revenue Account in that calendar month and with appropriate statements and/or information as may be reasonably required by the Facility Agent for the purpose of determining that such withdrawals have been made in compliance with this clause 28.8.

(c)	All Receivables (other than the Mooring Purchase Price and the Tax Element) from time to time received by the Borrower, either Agent, the Security Agent or either Account Bank after Final Acceptance shall be paid to and held in the Offshore Revenue Account, except as otherwise contemplated in clause 28.7 (Onshore Revenue Account) and shall in each case, if applicable following transfer to the Offshore Revenue Account, be applied in accordance with this clause 28.8.

(d)	Upon the occurrence of a Proceeds Application Event (or if later the date the relevant prepayment is due) and at all times thereafter (until the relevant payments have been made together with the other amounts then due under the Finance Documents), all amounts standing to the credit of the Offshore Revenue Account (including all interest accrued thereon whilst held in the Offshore Revenue Account), together with all Receivables otherwise held by either Agent, the Security Agent, either Account Bank or the Borrower, shall (after providing for any Losses ranking by law in priority to the Secured Obligations) be applied (and, for this purpose, the Borrower hereby instructs the Facility Agent to make such application (and the Facility Agent hereby instructs the Account Banks, and the Borrower hereby authorises the Account Banks to make such payments) as soon as reasonably practicable in paying the following amounts in the following order:

(i)	first, in or towards reimbursing all and any expenses and charges properly suffered, incurred or paid by the Finance Parties or any Receiver pursuant to the Finance Documents and all and any remuneration payable to any Receiver pursuant to the Finance Documents;

(ii)	secondly, in or towards the required prepayment of the Loans and accrued interest and all other amounts then due under the Finance Documents and any Hedging Debt then due (in each case for further application in accordance with clause 40.6 (Partial payments); and

(iii)	thirdly, an amount equal to the balance (if any) shall be paid to the Borrower or as it directs (including in accordance with the order of priorities in clause 28.8(a)).

To ensure compliance with this clause 28.8(d) the Facility Agent shall deliver to the relevant Account Bank a Facility Agent Withdrawal Request (with a copy to the Borrower) for payment in accordance with this clause 28.8(d) no later than two (2) Business Days before the relevant payment date (and the Borrower hereby authorises that Account Bank to make the payment in accordance with such Facility Agent Withdrawal Request).

(e)	Notwithstanding clause 28.8(a), the Borrower may: (i) transfer any amounts received into the Offshore Revenue Account prior to the Final Acceptance Date into the Construction

Account, (ii) transfer to the Distribution Account the proceeds of any Utilisation which have been transferred into the Offshore Revenue Account and are permitted to be transferred into the Distribution Account pursuant to clause 5; and (iii) transfer into the Offshore Operating Account the proceeds of Subordinated Loans, for issuance of Promissory Notes and share subscriptions in the Borrower received by the Borrower and transferred to the Offshore Revenue Account after the Final Acceptance Date.

(f)	Withdrawals

During the Facility Period the Borrower shall not withdraw or request a withdrawal of moneys from the Offshore Revenue Account except as provided for in clause 28.8(a) or 28.8(d) or clause 28.8(e) or in accordance with the terms of the Account Security.

(g)	Information

Without prejudice to the other provisions of this Agreement, the Borrower undertakes that it will provide to the Facility Agent promptly such information as may be reasonably required by the Facility Agent for the purpose of determining the amounts to be credited to each of the Project Accounts referred to in clause 28.8(a) or otherwise for application in accordance with the provisions of clause 28.8(a).

28.9	Retention Account

(a)	The Borrower shall not withdraw amounts standing to the credit of the Retention Account except as permitted by paragraph (b) below. The Borrower may withdraw amounts from the Retention Account by providing the Facility Agent with a Facility Agent Withdrawal Request signed by the Borrower no later than four (4) Business Days prior to the relevant payment date and the Facility Agent shall, provided that such Facility Agent Withdrawal Request is in compliance with this clause 28.9 or appears to it to be so in compliance, deliver to the relevant Account Bank the countersigned Facility Agent Withdrawal Request no later than two (2) Business Day before the relevant payment date.

(b)	The Borrower shall apply amounts standing to the credit of the Retention Account in the following order of priority:

(i)	firstly, on each Interest Payment Date, in payment in dollars, on a pari passu basis, to:

(A)	the Lenders pro rata of all amounts in respect of interest (including any default interest) then due (or overdue) on that Interest Payment Date and payable under the Finance Documents;

(B)	the Hedging Banks pro rata of all amounts (other than any swap termination sums / close-out payments under the Hedging Contracts) (if any) then due and payable to the Hedging Banks under the Hedging Contracts in respect of the period ending on that Interest Payment Date;

(ii)	secondly, on each Repayment Date, in payment in dollars, on a pari passu basis, to:

(A)	the Lenders pro rata of all amounts in respect of principal on Loans (other than LC Loans unless such date is the FSRU Tranche Final Maturity Date and the Mooring Tranche Loans to the extent such Loans are repaid from the Offshore Mooring Payment Account) then due (or overdue) on that Repayment Date and payable under clause 8 (Repayment) (or otherwise pursuant to the Finance Documents); and

(B)	the Hedging Banks pro rata of any swap termination sums / close-out payments owing to them under the Hedging Contracts; and

provided that if there would, but for this proviso, be inadequate moneys standing to the credit of the Retention Account on that Interest Payment Date or Repayment Date to make the payments referred to in paragraphs (i) and (ii) above in full, then the relevant shortfall shall be met from any funds available first, in the Offshore Revenue Account and then from the Debt Service Reserve Account (or available to be drawn under any DSRA Letter of Credit) and, for this purpose, the Borrower hereby authorizes the Facility Agent and the Account Banks to apply the funds on the Offshore Revenue Account and/or Debt Service Reserve Account (or available to be drawn under any DSRA Letter of Credit) for such purpose and the Facility Agent, the Security Agent and the relevant Account Bank must apply such amounts for that purpose and in the case of the Facility Agent sign the relevant Facility Agent Withdrawal Request for such payment;

(iii)	thirdly, at the option of the Borrower payment to the Borrower’s Offshore Revenue Account of any amount by which the balance on the Retention Account exceeds that maximum amount then required to be in such account pursuant to clause 28.8(a).

28.10	Operating Accounts

(a)	Payments

The Borrower shall be entitled to:

(i)	make transfers from the Offshore Operating Account to the Onshore Operating Account for Operating Expenses payable in Rupiah; and

(ii)	withdraw funds from the Onshore Operating Account and the Offshore Operating Account to pay any Operating Expenses on such dates and in such amounts as are necessary and transfers to the Offshore Revenue Account permitted by clause 28.13 (Insurance Proceeds Account).

To ensure compliance with this clause 28.10(a) the Borrower shall deliver to the relevant Account Bank a Borrower Withdrawal Request for payment in accordance with this clause 28.10(a) no later than two (2) Business Days before the relevant payment date.

(b)	Cash Sweep

The Borrower shall ensure that on 31st December of each year the amounts standing to the credit of the Operating Accounts shall not exceed 125% of the Projected Operating Expenses for January of the following year as set out in the relevant Project Budget Statement. To ensure compliance with this clause 28.10(b), the Borrower shall transfer any such excess to the Offshore Revenue Account and the relevant Account Bank agrees to make such transfer upon receipt of a Borrower Withdrawal Request provided no later than two (2) Business Days prior to the relevant payment date.

(c)	Withdrawals

During the Facility Period, the Borrower shall not withdraw or request a withdrawal of moneys from either Operating Account except (i) as provided for in clause 28.10(a) and (b), (ii) in accordance with the terms of the Account Security or (iii) with the Lenders’ prior written consent.

28.11	LC Cash Collateral Account

(a)	Except with approval of the Issuing Bank or for the payment or transfer of cash collateral in accordance with clauses 7.7(c) and 7.7(d) (Cash collateralisation), clause 28.11(b) or clause 28.11(c), the Borrower shall not be entitled to withdraw moneys standing to the credit of the LC Cash Collateral Account.

(b)	To ensure compliance with clause 28.11(a) and subject to clause 28.11(b) the relevant Account Bank shall only make a transfer from the LC Cash Collateral Account in accordance with paragraph (a) above and upon receipt of a Borrower Withdrawal Request which is counter-signed by the Issuing Bank and is delivered by the Issuing Bank to the Account Bank no later than two (2) Business Days prior to the relevant payment date (and the Borrower hereby irrevocably authorises and instructs that Account Bank and the relevant Account Bank agrees to make the payment in accordance with such Borrower Withdrawal Request).

(c)	The Issuing Bank shall withdraw from the LC Cash Collateral Account any amounts to be withdrawn or paid to it from such account pursuant to clauses 7.7(a) or 7.7(b) and notwithstanding the foregoing paragraphs of this clause 28.11, the Issuing Bank shall be permitted to make withdrawals from the LC Cash Collateral Account in accordance with clause 7.7(a) and 7.7(b) without any intervention of the Borrower or requirement for any Borrower Withdrawal Request, and the Borrower hereby irrevocably authorises and instructs that Account Bank and the relevant Account Bank agrees to process such withdrawal request.

28.12	Debt Service Reserve Account

(a)	At any time (unless an Event of Default shall have occurred at such time and be continuing), the Borrower shall be entitled to withdraw moneys standing to the credit of the Debt Service Reserve Account provided that the Borrower has provided a DSRA Letter of Credit (procured by the Shareholders or any of their Affiliates) or to the extent that the DSRA Balance is greater than the Debt Service Reserve. The amount available to be withdrawn shall be such amount that ensures after such withdrawal the DSRA Balance is equal to the Debt Service Reserve. Any such moneys withdrawn from the Debt Service Reserve Account shall be paid into the Distribution Account in the case of the transfer pursuant to the issuance of a DSRA Letter of Credit or the Offshore Revenue Account in the case of a withdrawal due to the DSRA Balance exceeding the Debt Service Reserve other than due to the issue of a DSRA Letter of Credit.

(b)	The Borrower shall not enter into any counter indemnity or other obligations with the DSRA L/C Issuer in connection with the issue of any DSRA Letter of Credit. No DSRA L/C Issuer shall be entitled to share in the security constituted by the Security Documents with the Finance Parties by reason of provision of the DSRA Letter of Credit. Each DSRA Letter of Credit shall be renewed and/or replaced by the Borrower with a new DSRA Letter of Credit one month prior to the expiry of the then current DSRA Letter of Credit, provided that the Borrower shall not be obliged to ensure such renewal or replacement if the cash balance on the Debt Service Reserve Account is then equal to the Debt Service Reserve. If not replaced as required pursuant to this paragraph (b), the Security Agent shall be entitled to claim under the existing DSRA Letter of Credit an amount equal to the applicable Debt Service Reserve less the cash balance on the Debt Service Reserve Account and such amount shall be credited to the Debt Service Reserve Account.

(c)	The Borrower shall not withdraw or request a withdrawal of moneys from the Debt Service Reserve Account except as provided in clause 28.8(a) (Payment Cascade), clause 28.9 or as provided in paragraph (a) above.

(d)	The Borrower shall ensure that on the 8th FSRU Tranche Repayment Date the DSRA Balance is not less than the Debt Service Reserve.

(e)	To ensure compliance with this clause 28.12 the relevant Account Bank shall only make a transfer from the Debt Service Reserve Account in accordance with paragraph (a) or (c) above and upon receipt of a Facility Agent Withdrawal Request. The Borrower may withdraw amounts from the Debt Service Reserve Account by providing the Facility Agent with a Facility Agent Withdrawal Request signed by the Borrower no later than four (4) Business Days prior to the relevant payment date and the Facility Agent shall, provided that such Facility Agent Withdrawal Request is in compliance with this clause 28.12 or appears to it to be so in compliance, deliver to the relevant Account Bank the countersigned Facility Agent Withdrawal Request no later than two (2) Business Day before the relevant payment date.

28.13	Insurance Proceeds Account

(a)	Unless an Event of Default has occurred and is continuing, all Insurance Proceeds from time to time received by the Borrower, the Security Agent or either Account Bank during the Facility Period shall (after providing for any Losses ranking by law in priority to the Secured Obligations) be applied as follows:

(i)	if those Insurance Proceeds are in an amount less than the Major Casualty Amount, an amount equal to those Insurance Proceeds shall be paid to the Operating Account and the Borrower shall use such Insurance Proceeds in repairing or replacing such asset or property and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs or replacement are unnecessary for continued operation or have already been paid for and/or the liability already discharged or those Insurance Proceeds exceed the cost of repair in which case such excess Insurance Proceeds shall be transferred to the Offshore Revenue Account and if a Termination Date has occurred applied in accordance with clause 28.18 (Application after Termination Date);

(ii)	if those Insurance Proceeds are in an amount equal to or exceeding the Major Casualty Amount an amount equal to those Insurance Proceeds shall be paid into the Insurance Proceeds Account and thereafter:

(A)	if the Borrower is able to demonstrate to the satisfaction of the Lenders (acting reasonably and on the advice of the Technical Adviser and in consultation with the Borrower) that it is technically feasible to repair or replace and make good the relevant damage or loss with a financial model showing (1) a projected average Debt Service Coverage Ratio (for the purpose of clause 21) of 1.10:1 and (2) projected sufficient cash and cash flow (including the existing and projected cash balance on the Debt Service Reserve Account and amounts then available to be drawn down under any DSRA Letter of Credit) to pay Debt Service, in each case for the remainder of the Facility Period, an amount equal to those Insurance Proceeds shall be paid:

(1)	to the Borrower (to such account as is advised by the Borrower), following receipt by the Facility Agent from the Borrower of evidence reasonably satisfactory to the Facility Agent that the relevant damage or loss has been properly made good and repaired and that all repair accounts and other liabilities whatsoever in connection with that damage or loss have been fully paid and discharged by the Borrower; or

(2)	to the persons or person effecting the repairs to the Vessel on account of those repairs in the course of those repairs being effected (if staged payments for such repairs are required) or after those repairs have been effected (in all other circumstances);

(B)	if the Lenders have not provided their consent to the application in accordance with paragraph (a) (such consent not to be unreasonably withheld or delayed), those Insurance Proceeds that are not applied as contemplated by paragraph (A) above shall be paid into the Offshore Revenue Account for application in accordance with clause 28.18 (Application after Termination Date).

(b)	All amounts of Liability Insurance Proceeds from time to time received by the Borrower, the Security Agent or the Account Banks during the Facility Period shall be paid to the person who incurred the liability or who suffered the damage to which those Liability Insurance Proceeds relate or, where that liability has been satisfied, to the person who has satisfied that liability, in reimbursement to that person of the monies expended by it in satisfaction of that liability, in each case and to the extent applicable, following the receipt by the Security Agent from the Borrower of evidence satisfactory to the Security Agent acting reasonably that the relevant liability or damage was incurred or suffered or, as the case may be, that the relevant liability has been satisfied.

(c)	All amounts of Loss of Hire Insurance Proceeds from time to time received by the Borrower, the Security Agent or the Account Banks during the Facility Period shall be paid into the Offshore Revenue Account.

(d)	If an Event of Default is continuing, all amounts of Insurance Proceeds and/or Liability Insurance Proceeds from time to time received or held by the Security Agent or the Account Banks shall be applied in accordance with clause 37.23 (Order of application).

(e)	To ensure compliance with this clause 28.13:

(i)	the Borrower shall provide its instructions for payment (by providing the relevant Facility Agent Withdrawal Request signed by the Borrower) in accordance with this clause 28.13 to the Facility Agent (for its confirmation of compliance) no later than five (5) Business Days prior to the relevant payment date; and

(ii)	the relevant Account Bank shall only make a transfer from the Insurance Proceeds Account upon receipt of a Facility Agent Withdrawal Request countersigned by the Facility Agent no later than two (2) Business Days prior to the relevant payment date (and the Borrower hereby irrevocably authorises and instructs the relevant Account Bank to make the payment in accordance with such Facility Agent Withdrawal Request).

28.14	Rupiah Account

(a)	The Borrower shall not withdraw or request a withdrawal of moneys from the Rupiah Account other than in payment of its Tax obligations.

(b)	To ensure compliance with this clause 28.14, the relevant Account Bank shall only make a transfer from the Rupiah Account upon receipt of a Borrower Withdrawal Request which is delivered by the Borrower to that Account Bank no later than two (2) Business Days prior to the relevant payment date.

28.15	Onshore Mooring Payment Account

(a)	Payments

No later than one (1) Business Day following receipt of any payment into the Onshore Mooring Payment Account, the relevant Account Bank shall transfer (and the Borrower hereby irrevocably authorises and instructs that Account Bank to make such transfer) such amount to the Offshore Mooring Payment Account.

(b)	Withdrawals

No Borrower Withdrawal Request shall be required for a transfer pursuant to clause 28.15(a). During the Facility Period, the Borrower shall not withdraw or request a withdrawal of moneys from the Onshore Mooring Payment Account except (i) as provided for in clause 28.15(a), (ii) in accordance with the terms of the Account Security or (iii) with the Lenders’ prior written consent.

28.16	Offshore Mooring Payment Account

(a)	The Borrower shall not withdraw or request a withdrawal of moneys from the Offshore Mooring Payment Account other than to (i) make any payment or repayment in respect of the Mooring Tranche in accordance with this Agreement; (ii) transfer amounts to the Construction Account or, following Final Acceptance the Offshore Revenue Account; or (iii) transfer moneys standing to the credit of the Offshore Mooring Payment Account to the Distribution Account provided always that (in the case of transfers to the Distribution Account):

(i)	the Mooring Tranche of the Commercial Facility has first been repaid in full and no Event of Default has occurred and is continuing; and

(ii)	the Technical Advisor has confirmed to the Facility Agent on or prior to the proposed withdrawal date that the Borrower has sufficient funds to achieve Final Acceptance (taking into account any monies transferred from the Offshore Mooring Payment Account in respect of (i) and (ii) above). An amount equal to any funding shortfall (as determined by the Technical Advisor) shall be transferred to the Construction Account or, if Final Acceptance has occurred, to the Offshore Revenue Account. The Lenders shall request and use reasonable endeavours to procure the Technical Advisor to issue its advice as soon as possible prior to the payment of the Mooring Payment in order to minimise any delay in transferring any amount to the Distribution Account.

(b)	To ensure compliance with this clause 28.16:

(i)	the Borrower shall provide its instructions for payment (by providing the relevant Facility Agent Withdrawal Request signed by the Borrower) in accordance with this clause 28.16 to the Facility Agent (for its confirmation of compliance) no later than five (5) Business Days prior to the relevant payment date (or four (4) Business Days if the relevant payment is a repayment or prepayment of the Mooring Tranche Loans and/or any accrued interest thereon);

(ii)	the relevant Account Bank shall only make a transfer from the Offshore Mooring Account upon receipt of a Facility Agent Withdrawal Request countersigned by the Facility Agent no later than two (2) Business Days prior to the relevant payment date (and the Borrower hereby authorises that Account Bank to make the payment in accordance with such Facility Agent Withdrawal Request).

28.17	Distribution Account

(a)	The Borrower shall be entitled to withdraw moneys from the Distribution Account without restriction.

(b)	To ensure compliance with this clause 28.17, the relevant Account Bank shall only make a transfer from the Distribution Account upon receipt of a Borrower Withdrawal Request which is delivered by the Borrower to that Account Bank no later than two (2) Business Days prior to the relevant payment date.

28.18	Application after Termination Date

Upon and following any Termination Date, the Facility Agent will (and the Account Banks and the Security Agent hereby agree to) on the due date for payment in accordance with this Agreement apply the proceeds of realisation of any Collateral, including any credit balance on any Project Account (other than the Distribution Account), any Insurance Proceeds and/or Total Loss Proceeds and/or Liability Insurance Proceeds and any other moneys received under or pursuant to the Finance Documents and the Security Documents (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority to the Secured Obligations) in the following manner and order:

(a)	first, in or towards payment to the Security Agent of any unpaid costs and expenses incurred in connection with the enforcement or attempted enforcement of any of the rights under any of the Finance Documents; and

(b)	secondly, for further application in accordance with clause 37.23 (Order of application).

28.19	Payment Administration

(a)	Each of the Project Accounts shall be operated by the relevant Account Bank solely-in accordance with this clause 28 and each instruction to the Account Banks shall be compliant with the format indicated in Schedule 18 (Form of instruction to Account Bank). For the avoidance of doubt, adherence to the terms of this clause 28 is the Facility Agent’s responsibility.

(b)	The general provisions set out in Schedule 19 (Account Bank provisions) are incorporated into this Agreement by reference and, in the case of any conflict between the other provisions of this Agreement and Schedule 19, the provisions of Schedule 19 shall prevail.

28.20	Other provisions

(a)	A Project Account (other than Project Accounts in place as of the first Utilisation Date) may only be designated for the purposes described in this clause 28 after the first Utilisation Date if:

(i)	such designation is made in writing by the Borrower to the Facility Agent and specifies the name and address of the relevant Account Bank and the number and any designation or other reference attributed to the Account;

(ii)	an Account Security (other than in the case of the Distribution Account) has been duly executed and delivered by the Borrower in favour of the Security Agent;

(iii)	any notice required by the Account Security to be given to an Account Bank has been given to the relevant Account Bank in the form required by the relevant Account Security; and

(iv)	the Facility Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to the Account and the relevant Account Security.

(b)	The Accounts shall, unless otherwise agreed by the Borrower, be interest bearing with such interest paid into the relevant Project Account to which it relates and the rates of payment of interest and other terms regulating any Project Account will be a matter of separate agreement between the Borrower and the relevant Account Bank. If a Project Account (other than the Distribution Account) is a fixed term deposit account, the Borrower may select the terms of deposits until the relevant Account Security has become enforceable and the Security Agent directs otherwise.

(c)	The Borrower shall not close any Project Account (other than the Distribution Account) or alter the terms of any Project Account (other than the Distribution Account) from those in force at the time it is designated for the purposes of this clause 28 or waive any of its rights in relation to a Project Account (other than the Distribution Account) except with approval.

(d)	The Borrower shall deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Project Account (other than the Distribution Account), notify the Security Agent of any claim or notice relating to a Project Account (other than the Distribution Account) from any other party and provide the Facility Agent with any other information it may request concerning any Project Account (other than the Distribution Account).

(e)	Each of the Facility Agent and the Issuing Bank shall promptly countersign and provide to the relevant Account Bank any Facility Agent Withdrawal Request or Borrower Withdrawal Request which is provided to them for their countersignature in accordance with this Agreement for a withdrawal which is in compliance with this clause 28 or in the case of a Borrower Withdrawal Request for the LC Cash Collateral Account clause 7.7 and the Lenders shall promptly provide such instructions as are required by the Facility Agent or Issuing Bank to countersign and provide to the relevant Account Bank any such Facility Agent Withdrawal Request or Borrower Withdrawal Request.

(f)	For the purposes of this clause 28 a withdrawal from a Project Account includes a payment or transfer from such Project Account.

(g)	Each Finance Party agrees that if it is an Account Bank in respect of a Project Account (other than the Distribution Account) then there will be no restrictions on charging that Project Account as contemplated by this Agreement and it shall not (except with the approval of the Majority Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

29	Business restrictions

The Borrower undertakes that this clause 29 will be complied throughout the Facility Period.

29.1	General negative pledge

The Borrower shall not permit any Security Interest to exist, arise or be created or extended over all or any part of its assets except for:

(a)	those granted or expressed to be granted by any of the Security Documents; and

(b)	Permitted Security Interests.

29.2	Transactions similar to security

(Without prejudice to clauses 29.3 (Financial Indebtedness) and 29.8 (Disposals)), the Borrower shall not:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby that asset is or may be leased to, or re-acquired by, any other member of the Group other than pursuant to disposals permitted under clause 29.8 (Disposals);

(b)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms (except for the discounting of bills or notes in the ordinary course of business);

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset except where such arrangement or transaction would be permitted by clause 29.1 (General negative pledge) if such arrangement or transaction had been a Security Interest.

29.3	Financial Indebtedness

The Borrower shall not incur, or permit to exist, any Financial Indebtedness owed by it to anyone else except:

(a)	Financial Indebtedness incurred under the Finance Documents;

(b)	Permitted Financial Indebtedness; and

(c)	Financial Indebtedness permitted under clause 29.5 (Loans and credit).

29.4	Guarantees

The Borrower shall not give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else (except pursuant to the Guarantees or otherwise by the Guarantor).

29.5	Loans and credit

The Borrower shall not make, grant or permit to exist any loans or any credit by it to anyone else other than trade credit granted by it to its customers on normal commercial terms in the ordinary course of its business and any loans made from amounts standing to the credit of the Distribution Account.

29.6	Bank accounts and other financial transactions

The Borrower shall not:

(a)	maintain any current or deposit account (other than the Project Accounts and, prior to the first Utilisation Date, the Initial Equity Account) with a bank or financial institution except for the deposit of money, operation of current accounts and the conduct of electronic banking operations with the Account Banks;

(b)	hold cash in any account (other than with the Account Banks) over or in respect of which any set-off, combination of accounts, netting or Security Interest exists except for the Initial Equity Account prior to the first Utilisation Date;

(c)	be party to any banking or financial transaction, whether on or off balance sheet, that is not permitted under this Agreement.

29.7	Other obligations and/or business

The Borrower shall not:

(a)	enter into any contract or agreement with any person and will not otherwise create, undertake, assume or incur any obligation or liability whatsoever to any person other than in its ordinary course of business or as provided for in, or as permitted by, the Transaction Documents and arrangements entered into as a result thereof and each other document required to be executed and delivered by it in accordance with the provisions hereof or thereof; or

(b)	undertake or become involved in any business whatsoever other than as contemplated by the Transaction Documents without the prior written consent of the Facility Agent acting with the consent of all the Lenders.

29.8	Disposals

The Borrower shall not enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to sell, transfer, assign, pledge, charter,

discount or otherwise dispose of any of its present and future business, undertaking, assets and revenues, including, but not limited to, its title, rights or interests in or to the Vessel or any equipment or any of the Borrower’s Security (other than the Permitted Security Interests) except for any of the following disposals so long as they are not prohibited by any other provision of the Finance Documents:

(a)	disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;

(b)	disposals of obsolete assets, or assets which are no longer required for the purpose of the business of the Borrower in each case for cash on normal commercial terms and on an arm’s length basis;

(c)	disposals of any assets, rights and revenues permitted by any Finance Document, or including without limitation under clauses 25.2 (Sale or disposal of the Vessel) and 25.3 (Sale of the Mooring) of this Agreement, or required pursuant to any other Finance Document;

(d)	dealings with trade creditors with respect to book debts in the ordinary course of trading; and

(e)	the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.

29.9	Contracts and arrangements with Affiliates

The Borrower shall not be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm’s length basis.

29.10	Subsidiaries

The Borrower shall not establish or acquire a company or other entity which would be or become a member of the Group or reactivate any member of the Group.

29.11	Acquisitions and investments

The Borrower shall not acquire any person, business or assets or make any investment in any person or business or enter into any joint-venture arrangement except:

(a)	the Vessel, the Mooring and the Borrower Assigned Property;

(b)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels); or

(c)	pursuant to any Transaction Document to which it is party.

29.12	Reduction of capital

The Borrower shall not redeem or purchase or otherwise reduce any of its share capital or any warrants or any uncalled or unpaid liability in respect of its share capital or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

29.13	Increase in capital

The Borrower shall not issue shares to anyone unless to an existing Shareholder provided there is no change in the percentage ownership interests and/or shareholding in the Borrower that constitutes a Change of Control or to a New Shareholder which is an Approved Shareholder in accordance with clause 29.16 (Replacement and/or additional shareholder) and in each case provided that any such issued shares are, from the first Utilisation Date, subject to the Shares Security.

29.14	Distributions and other payments

Except to the extent the relevant payment is made from amounts standing to the credit of the Distribution Account and for any Permitted Repayment, the Borrower shall not:

(a)	pay (including by way of set-off, combination of accounts or otherwise) any dividend or redeem or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any of its other share capital or any warrants for the time being in issue; or

(b)	make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any Subordinated Loan or Promissory Note to a Shareholder or the Sponsor or another member of the Group or to any other person.

29.15	Change in ownership

(a)	Subject to paragraphs (b) and (c) below, the Borrower shall not, change or permit any change in the percentage shareholding held by the Shareholders in the Borrower as at the first Utilisation Date without the prior written consent of the Lenders.

(b)	The Indonesian Shareholder may transfer all or part of its shareholding in the Borrower to another Shareholder or a New Shareholder which is an Approved Shareholder in accordance with clause 29.16 (Replacement and/or additional shareholder).

(c)	The Singapore Shareholder may transfer all or part of its shareholding in the Borrower to an Affiliate which is a wholly owned Subsidiary of the Guarantor or, as the case may be, the MLP in accordance with clause 29.16 (Replacement and/or additional shareholder).

29.16	Replacement and/or additional shareholder

No Shareholder shall transfer any of the shares held by it in the Borrower without the prior written consent of the Lenders (acting reasonably) unless:

(a)	the appointment of a New Shareholder would not breach the terms of the Charter, the Shareholders’ Agreement or any applicable law or regulation;

(b)	the New Shareholder is an Approved Shareholder;

(c)	the transfer does not result in a Change in Control;

(d)	the Lenders have obtained all internal “know your customer” approvals required for the proposed appointment of the New Shareholder and can satisfy their “know your customer” requirements in respect of the New Shareholder;

(e)	the New Shareholder has, or will have concurrently with such transfer, entered into an accession deed (solely or together with the transferring shareholder) or such other documentation as may reasonably be required whereby the New Shareholder assumes all applicable obligations of the transferring Shareholder under any applicable Finance Documents (to the satisfaction of the Majority Lenders (acting reasonably)) and any other documents which the Facility Agent (acting reasonably) may consider necessary in relation to appointment of the New Shareholder to ensure that rights equivalent to those provided to the Finance Parties under the Finance Documents in respect of the transferring shareholder and its shares are preserved; and

(f)	if required by the Facility Agent (acting reasonably), the Facility Agent has obtained satisfactory legal opinions in respect of the New Shareholder’s entry into any of the documents entered into by the New Shareholder pursuant to paragraph (e) above.

30	Hedging

The undertakings in this clause apply throughout the Facility Period.

30.1	Hedging

(a)	Subject to clause 30.1(j) below, the Borrower shall enter into and maintain at all times on and from the date falling three (3) months after the date of this Agreement, Hedging Transactions on a forward start basis to commence from no later than the scheduled first Repayment Date for the K-sure Facility and FSRU Tranche which provide for protection against adverse movements in interest rates for an aggregate notional principal amount that is not less than seventy per cent (70%) of the aggregate of the Total Commitments of (or from the applicable Last Availability Date Loans under) the K-sure Facility and the FSRU Tranche of the Commercial Facility (as at the date of this Agreement) but not greater than one hundred per cent (100%) (provided that the Borrower shall not be in breach of this requirement where such notional amounts are greater than 100% due to a prepayment if it is in compliance with such requirement within 20 Business Days or if due to a cancellation by any Finance Party or due to the occurrence of any Last Availability Date it is in compliance with such requirement within 20 Business Days after being notified of such event by the Facility Agent) of the aggregate of the K-sure Loans and FSRU Tranche Loans (or prior to the applicable Last Availability Date Total Commitments of the K-sure Facility and the FSRU Tranche);

(b)	The initial Hedging Transactions to be entered into within 3 months of the date of this Agreement shall be entered into by the Borrower with the Original Lenders with the credit spread, in basis points (bps), over the offer side of the dollar swap rate, as calculated in line with the scheduled Repayment Instalments, based on the prevailing dollar swap yield curve, agreed by the Borrower and the Mandated Lead Arrangers in writing on or prior to the date of this Agreement, such Hedging Transactions to be entered into with each of the Original Lenders pro rata to the respective Commitments of the Original Lenders (provided that the Original Lenders enter into such Hedging Transactions on such agreed terms). Any Hedging Transactions required or permitted to be entered into by the Borrower after such initial Hedging Transactions shall, subject to clause 32.4(f) be entered into with such Lenders as the Borrower may select and on such terms as they may agree. The Borrower may for the purpose of an Approved Refinancing enter into further Hedging Transactions for the purposes of this clause 30 and subject to any additional terms that may be agreed as part of such Approved Refinancing.

(c)	All Original Hedging Banks shall be Original Lenders.

(d)	The Borrower shall no later than three (3) months after the first Utilisation Date, execute and deliver to the Facility Agent a copy of the Hedging Master Agreements that there are required to have been entered into by such date pursuant to clause 30.1(a) certified as true by an authorised signatory of the Borrower and evidence of the entry into the Hedging Transactions.

(e)	Each Hedging Contract contemplated by this clause 30.1 (Hedging) shall:

(i)	provide that the Termination Currency (as defined in each Hedging Contract) of each Hedging Contract is dollars;

(ii)	provide for two-way payments in the event of a termination of a Hedging Transaction, whether upon a Termination Event or an Event of Default (each as defined in the relevant Hedging Contract) as the applicable payment measure; and

(iii)	provide that the governing law is English law.

(f)	The Hedging Transactions contemplated by this clause 30.1 (Hedging) shall:

(i)	individually provide for the Borrower to pay a fixed rate of interest in respect of the relevant notional principal amount from the first Repayment Dates of the FSRU Tranche and the K-sure Facility; and

(ii)	collectively match the repayment profile of the K-sure Loans and the FSRU Tranche Loans in a manner consistent with clause 30.1(a), including pursuant to any adjustment necessitated by clause 8.3 (Adjustments of scheduled repayments).

(g)	The Borrower and Hedging Banks shall use reasonable endeavours to ensure that:

(i)	each Floating Rate Payer Payment Date (as defined in each Hedging Contract) in respect of each Hedging Transaction shall coincide with each Repayment Date;

(ii)	each Reset Date (as defined in each Hedging Contract) in respect of each Hedging Transaction is consistent with each Quotation Day; and

(iii)	the Floating Rate Option (as defined in each Hedging Contract) in respect of each Hedging Transaction is consistent with the definition of LIBOR, including with respect to the first Interest Period and any fallback determination provisions.

(h)	Each Hedging Bank shall, promptly upon entry into any Hedging Transaction, deliver to the Facility Agent an original or certified copy of the relevant Confirmation.

(i)	Other than Hedging Transactions which meet the requirements of this clause 30 (Hedging), the Borrower shall not enter into derivative transactions.

(j)	In the circumstances referred to in clauses 32.4(f)(i), and 30.1(k) and from the date designated as the Early Termination Date by the terminating Hedging Bank or the Borrower, as applicable, the Borrower shall, if such action is necessary in order for the Borrower to comply with clause 30.1(a) above, have a period of thirty (30) days to execute replacement Hedging Transactions in accordance with the provisions of clause 30.1(b) and 32.4(f). In such case, unless otherwise agreed or due to the Hedging Banks not being willing to enter into such replacement Hedging Transactions following the procedures set out in clause 30.1(b), should the Borrower fail to execute replacement Hedging Transactions sufficient to comply with clause 30.1(a) within such thirty (30) day period, this shall constitute a breach of clause 30.1(a) but not otherwise. If execution of such replacement Hedging Transactions is unnecessary in order for the Borrower to comply with clause 30.1(a) above, the Borrower may execute replacement Hedging Transactions in accordance with the provisions of clause 30.1(b) and 32.4(f) but failure to do so shall not constitute a breach of clause 30.1(a).

(k)	If an Event of Default (as defined in a Hedging Contract) occurs in respect of a Hedging Bank the Borrower shall, if requested by the Facility Agent, promptly exercise its rights to terminate the Hedging Transactions with the Hedging Bank in respect of which such event applies.

(l)

The Borrower may if any Termination Event or Event of Default (as such terms are defined in a Hedging Contract) occurs in respect of a Hedging Bank, subject to the consent of the Facility Agent if such termination, unwinding or close out would or is reasonably likely to result in a net amount payable by the Borrower in respect of such termination, unwinding or close out (such consent not to be unreasonably withheld or delayed where the Borrower can demonstrate that, taking into account such payment, it would still be in compliance with clause 21.1 (Borrower Financial Covenants) in respect of the Relevant Period in which such payment would be payable or that such payment will be met from funds in the Distribution

Account or advanced pursuant to a Subordinated Loan or Promissory Note) or if an Event of Default is continuing, exercise its rights to terminate any of the Hedging Transactions with the Hedging Bank in respect of whom the event applies, subject to compliance with clause 30.1(a).

(m)	The Borrower may at any time, subject to the consent of the Facility Agent if such termination, unwinding or close out would or is reasonably likely to result in a net amount payable by the Borrower in respect of such termination, unwinding or close out (such consent not to be unreasonably withheld or delayed where the Borrower can demonstrate that, taking into account such payment, it would still be in compliance with clause 21.1 (Borrower Financial Covenants) in respect of the Relevant Period in which such payment would be payable or that such payment will be met from funds in the Distribution Account or advanced pursuant to a Subordinated Loan or Promissory Note) or if an Event of Default is continuing and provided that following such action it will be in compliance with clause 30.1(a), exercise its rights to terminate, unwind or close out any Hedging Transactions provided that, except in the circumstances provided for in clauses 30.1(j), 30.1(k), 30.1(l) and 32.4(f), such action is taken in respect of each of the existing Hedging Transactions pro rata.

(n)	The Borrower may enter into any further Hedging Transactions provided that such Hedging Transactions are entered into in compliance with clause 30.1(a) and in accordance with clause 30.1(b) and 32.4(f) and unless such Hedging Transactions are otherwise expressly permitted or provided for under any other provision of clause 30 or 32 or they are entered into with the prior written consent of the Facility Agent.

30.2	Variations

Except with the approval of the Facility Agent (or as required under clause 30.6 (Unwinding of Hedging Contracts), or to align the payment dates with actual Repayment Dates for which no such approval shall be required) no Hedging Master Agreement or Hedging Contract shall be varied provided that, to the extent that any adjustment is made under clause 8.3 (Adjustment of scheduled repayments) or after such variation the Borrower will be in compliance with clause 30.1(a), no such approval shall be required to vary the profile of any Hedging Transaction to match such adjustment and for this purpose vary includes terminating or closing out any Hedging Transaction and provided that the Borrower may terminate, unwind or close out any Hedging Transaction subject to compliance with clause 30.1. Furthermore, no such approval is required if the variation is minor or of an administrative nature or corrects a manifest or proven error.

30.3	Releases and waivers

Except with the approval of the Facility Agent (subject to clause 30.7 (Assignment of Hedging Contracts by Hedging Banks)), the Borrower shall not release any obligation of any Hedging Bank under the Hedging Contracts (including by way of novation), nor waive of any breach of any such obligation nor consent to anything which would otherwise be such a breach.

30.4	Assignment by Borrower

Except pursuant to the Hedging Security or as permitted or required under this Agreement, the Borrower shall not assign or otherwise dispose of its rights under any Hedging Contract.

30.5	Termination of Hedging Contracts by Borrower

Except with the approval of the Facility Agent or as permitted under this Agreement and subject to clause 32.4(f), the Borrower shall not terminate or rescind any Hedging Contract or close out or unwind any Hedging Transaction for any reason whatsoever.

30.6	Unwinding of Hedging Contracts

(a)	Subject to clause 30.6(b) below, if, the 20 Business Day period referred to in clause 30.1(a) has lapsed, and whether as a result of any prepayment (in whole or in part) of the Loans or any cancellation (in whole or in part) of the Commitment or otherwise, the aggregate notional principal amount under all Hedging Transactions entered into by the Borrower exceeds or will exceed the aggregate amount of Loans in respect of the K-sure Facility and the FSRU Tranche of the Commercial Facility outstanding at that time after such prepayment or cancellation, then each of the Hedging Banks shall promptly after the expiry of such period close out and terminate a sufficient portion of each Hedging Transaction (on a pro rata basis) as is necessary to ensure that the aggregate notional principal amount under the remaining continuing Hedging Transactions is not greater than one hundred per cent (100%) of the aggregate of the Loans outstanding in respect of the K-sure Facility and the FSRU Tranche of the Commercial Facility at that time and as scheduled to be repaid from time to time thereafter pursuant to clause 8 (Repayment).

(b)	Where the prepayment of a Loan (or any part thereof) arises as a result of the circumstances described in clause 9.1 (Illegality) in relation to a single Lender (and such circumstances also affect such person (or its respective Affiliate) acting in its capacity as Hedging Bank, as a result of which such Hedging Bank is entitled to designate an Early Termination Date (as defined in the relevant Hedging Master Agreement) with respect to the whole of the relevant Hedging Transaction), then such Hedging Bank shall (on the instruction of the Facility Agent) immediately close out and terminate such Hedging Transaction.

30.7	Assignment of Hedging Contracts by Hedging Banks

(a)	A Hedging Bank (the Existing Hedging Bank) shall assign its rights or transfer by novation its rights and obligations under this Agreement (in its capacity as a Hedging Bank and not, if applicable, as a Lender) to another bank or financial institution (or, following an Event of Default that is continuing, to a trust, fund or other entity) which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and entering into ISDA derivative documentation and interest rate swaps (including an Affiliate of such Hedging Bank) (the New Hedging Bank) to the extent that such Hedging Bank has assigned or transferred its rights to such New Hedging Bank under, and in accordance with the terms of, the relevant Hedging Contract and shall ensure each New Hedging Bank becomes a Party in capacity or, a hedging Bank by executing a Succession Deed. The consent of the Borrower is required for an assignment by a Hedging Bank, unless the assignment is to another Lender or an Affiliate of a Lender or an Event of Default is continuing or such assignment or transfer is made after the Final Acceptance Date to an Approved Transferee and the relevant Existing Hedging Bank has notified the Borrower of the proposed assignment or transfer and New Hedging Bank at least five (5) Business Days prior to, and consulted with the Borrower on, the proposed assignment or transfer. The Facility Agent will immediately advise the Borrower and the Agents of the assignment.

(b)	The Borrower’s consent to an assignment may not be unreasonably withheld or delayed and will be deemed to have been given ten (10) Business Days after it has received the Existing Hedging Bank’s request for consent unless consent is expressly refused within that time

(c)	Except in the case of a transfer that meets the criteria specified in clause 30.7(a) above or when an Event of Default which is continuing, no Hedging Bank is entitled to transfer its Hedging Contract other than to an Alternative Financial Institution (as defined in clause 32.4(f)).

(d)	Neither the Borrower nor the other Obligors shall be liable for any costs (including break costs) arising from the termination of any Hedging Contracts and/or entering into new hedging arrangements on less favourable rates than the existing Hedging Contracts which are incurred as a result of voluntary transfers by Lenders or Hedging Banks.

(e)	If such assignment or transfer would at the date of such assignment or transfer subject the Borrower to any greater withholding tax liability hereunder to the New Hedging Bank than it would have had to the Existing Hedging Bank on such date then unless such assignment or transfer was made at the request or with the consent of the Borrower in order to mitigate or avoid the requirement for payment of additional amounts or increased costs or to mitigate or avoid an illegality, the Borrower shall not be obliged to pay any such additional withholding tax or increased costs under this Agreement in excess of that it would have been obliged to pay had no such assignment or transfer then taken place.

30.8	Information concerning Hedging Contracts

The Hedging Banks shall provide the Facility Agent with any information it may request concerning any Hedging Contract, including all reasonable information, accounts and records that may be necessary or of assistance to enable the Facility Agent to verify the amounts of all payments and any other amounts payable under the Hedging Contracts or to enable any Finance Party to comply with any reporting obligation under the laws or regulations of any jurisdiction in respect of any Hedging Contract.

31	Events of Default

Each of the events or circumstances set out in clauses 31.1 to 31.29 is an Event of Default.

31.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable and such failure to pay is not remedied within five (5) Business Days of its due date.

31.2	Financial covenants

The Borrower does not comply with clauses 21.1 (Borrower Financial Covenants) or 21.2 (Guarantor Financial Covenants) or the Guarantor does not comply with clause 21 (Financial covenants) of a Guarantee.

31.3	Insurance

(a)	The Insurances and, if applicable, the Reinsurances of the Vessel are not in place and in force in the manner (except for any requirement other than at the time of such insurance or reinsurance being taken, as to credit rating of any insurer or reinsurer) required by clause 27 (Insurance).

(b)	Any insurer or reinsurer disclaims liability under the Insurances or, if applicable, the Reinsurances of the Vessel by reason of any mis-statement or failure or default by any Obligor.

31.4	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in clauses 31.1 (Non-payment), 31.2 (Financial covenants) and 31.3 (Insurance)).

(b)	No Event of Default under clause 31.4(a) above will occur if the failure to comply is capable of remedy and the failure is remedied within fifteen (15) Business Days of the Facility Agent giving notice to the Borrower.

31.5	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default will occur under this clause 31.5 (Misrepresentation) if the misrepresentation and/or mis-statement and/or underlying event or circumstance giving rise to it is capable of remedy and is remedied within fifteen (15) Business Days of the Facility Agent giving notice to the Borrower.

(c)	No Event of Default will occur under this clause 31.5 (Misrepresentation) in the case of a representation, statement or document made or delivered by, or in respect of, a Shareholder, O&M Contractor or Supervisor if the misrepresentation and/or mis-statement and/or underlying event or circumstance giving rise to it is capable of remedy by replacing such Shareholder, O&M Contractor or Supervisor and in the case of a Shareholder such Shareholder is replaced as a shareholder in the Borrower with a New Shareholder pursuant to and in accordance with clause 29.16 (Replacement and/or additional shareholder), or in the case of an O&M Contractor if a replacement operator which is an Approved Operator is appointed pursuant to and in accordance with clause 24.4 (Operation and Maintenance), or in the case of a Supervisor such Supervisor is replaced with a new Supervisor, in each case within thirty (30) Business Days of the Facility Agent giving notice to the Borrower.

31.6	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor, a Shareholder or the Charterer to perform any of its obligations under the Finance Documents.

(b)	Any obligation or obligations of any Obligor, a Shareholder or the Charterer under any Finance Documents are not (subject to the Legal Reservations) or cease to be, legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document or any Security Interest created or expressed to be created or evidenced by the Security Documents (other than a Reinsurance Fiduciary Assignment) ceases (subject to the Legal Reservations) to be in full force and effect (other than by a termination permitted under the Finance Documents) or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

(d)	No Event of Default will occur under this clause 31.6 (Unlawfulness and invalidity) in the case of a Finance Document entered into by, or an obligation of or in respect of, a Shareholder, O&M Contractor or Supervisor if it is capable of remedy by replacing such Shareholder, O&M Contractor or Supervisor and the entry if applicable into replacement Finance Documents and in the case of a Shareholder such Shareholder is replaced as a shareholder in the Borrower with a New Shareholder pursuant to and in accordance with clause 29.16 (Replacement and/or additional shareholder), or in the case of an O&M Contractor if a replacement operator which is an Approved Operator is appointed pursuant to and in accordance with clause 24.4 (Operation and Maintenance), or in the case of a Supervisor such Supervisor is replaced with a new Supervisor, in each case together with the entry into of the applicable Finance Documents and within thirty (30) Business Days of the Facility Agent giving notice to the Borrower.

31.7	Cross default

(a)	Any Financial Indebtedness of any Facility Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(b)	Any commitment for any Financial Indebtedness of any Facility Obligor is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described).

(c)	Any creditor of any Facility Obligor becomes entitled to declare any Financial Indebtedness of that Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(d)	No Event of Default will occur under this clause 31.7 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 31.7(a) to 31.7(c) above is, in the case of the Guarantor, less than $10,000,000 (or its equivalent in any other currency or currencies) or occurs after the Guarantee Release Date.

31.8	Insolvency

(a)	Any Obligor or the Charterer or the Charter Guarantor or the Builder or the Mooring EPC Contractor or the Mooring Installation Contractor or the EPCIC Contractor or the Refund Guarantor or Modec is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any Obligor or the Charterer or the Builder. If a moratorium occurs, the ending of the moratorium will not, subject to paragraph (c) below, remedy any Event of Default caused by that moratorium.

(c)	No Event of Default will occur under this clause 31.8 (Insolvency) if any of the events described in paragraphs (a) and (b) above occurs:

(i)	in respect of the Builder, the Refund Guarantor or the Supervisor after Delivery or in respect of the EPCIC Contractor, the Mooring EPC Contractor or the Mooring Installation Contractor or Modec after Final Acceptance; or

(ii)	in respect of the Refund Guarantor, if a replacement refund guarantee in the form of the existing Refund Guarantee or another approved form is issued by a bank or financial institution approved by the Facility Agent and K-sure within sixty (60) days of any event described within paragraphs (a) or (b) above having taken place; or

(iii)	in respect of the Charterer, the Charter Guarantor, the Builder, the EPCIC Contractor, the Mooring EPC Contractor, Modec or the Mooring Installation Contractor and it might reasonably be expected that such event would not have a material adverse effect on the delivery of the Lampung FSRU in accordance with the Building Contract or the Charterer’s obligation to pay Charter Hire in accordance with the Charter.

(d)	No Event of Default will occur under this clause 31.8 (Insolvency) in the case a Shareholder, O&M Contractor or Supervisor if in the case of a Shareholder such Shareholder is replaced as a shareholder in the Borrower with a New Shareholder pursuant to and in accordance with clause 29.16 (Replacement and/or additional shareholder), or in the case of an O&M Contractor if a replacement operator which is an Approved Operator is appointed pursuant to and in accordance with clause 24.4 (Operation and Maintenance), or in the case of a Supervisor such Supervisor is replaced with a new Supervisor, in each case within thirty (30) Business Days of any event described within clauses 31.8(a) and (b) above having taken place (provided that none of the events described within clauses 31.8(a) and (b) above has occurred in respect of such New Shareholder or replacement O&M Contractor or Supervisor).

31.9	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement,

scheme of arrangement or otherwise) of any Obligor or the Charterer or the Charter Guarantor or the Builder or Modec or the Refund Guarantor or the Mooring EPC Contractor or the Mooring Installation Contractor or the EPCIC Contractor;

(ii)	if by reason of actual or anticipated financial difficulties, a composition, compromise, assignment or arrangement with any creditor of any Obligor or the Charterer or the Charter Guarantor or the Builder or Modec or the Refund Guarantor or the Mooring EPC Contractor or the Mooring Installation Contractor or the EPCIC Contractor;

(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or the Charterer or the Builder or the Mooring EPC Contractor or the Mooring Installation Contractor or the EPCIC Contractor or any of its assets (including the directors of any person requesting a person to appoint any such officer in relation to it or any of its assets); or

(iv)	enforcement of any Security Interest over any assets of any Obligor or the Charterer or the Builder or the Mooring EPC Contractor or the Mooring Installation Contractor or the EPCIC Contractor,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Clause 31.9(a) shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and (i) is discharged, stayed or dismissed within fourteen (14) days of commencement (or, if earlier, the date on which it is advertised) or (ii) if the Facility Agent is satisfied (acting upon the advice of its legal counsel) that there is no reasonable prospect of success.

(c)	No Event of Default will occur under this clause 31.9 (Insolvency proceedings) if any of the events described in paragraphs 31.9(a)(i) to (iv) above occurs:

(i)	in respect of the Builder or the Refund Guarantor after Delivery or in respect of the EPCIC Contractor, the Mooring EPC Contractor or the Mooring Installation Contractor or Modec after Final Acceptance; or

(ii)	in respect of the Refund Guarantor, if a replacement refund guarantee in the form of the existing Refund Guarantee or another approved form is issued by a bank or financial institution approved by the Facility Agent and K-sure within sixty (60) days of any event described within paragraphs (a) or (b) above having taken place; or

(iii)	in respect of the Charterer, the Builder, the EPCIC Contractor, the Mooring EPC Contractor, Modec or the Mooring Installation Contractor and it might reasonably be expected that such event would not have a material adverse effect on the delivery of the Lampung FSRU in accordance with the Building Contract or the Charterer’s obligation to pay Charter Hire in accordance with the Charter.

(d)	No Event of Default will occur under this clause 31.9 (Insolvency proceedings) in the case a Shareholder, O&M Contractor or Supervisor if in the case of a Shareholder such Shareholder is replaced as a shareholder in the Borrower with a New Shareholder pursuant to and in accordance with clause 29.16 (Replacement and/or additional shareholder), or in the case of an O&M Contractor if a replacement operator which is an Approved Operator is appointed pursuant to and in accordance with clause 24.4 (Operation and Maintenance), or in the case of a Supervisor such Supervisor is replaced with a new Supervisor, in each case within thirty (30) Business Days of any event described within clauses 31.9(a)(i) to (iv) above having taken place (provided that none of the events described within clauses 31.9(a)(i) to (iv) above has occurred in respect of such New Shareholder or replacement O&M Contractor or Supervisor).

31.10	DSRA L/C Issuer credit rating

(a)	At any time, the credit rating of any DSRA L/C Issuer who is the issuer of an outstanding DSRA Letter of Credit falls below the Approved Credit Rating.

(b)	No Event of Default will occur under this clause 31.10 if within twenty (20) Business Days (or if earlier, prior to expiry of the relevant DSRA Letter of Credit) of the Facility Agent giving notice to the Borrower either (a) a replacement DSRA Letter of Credit issued by a bank or financial institution having an Approved Credit Rating is provided to the Facility Agent or (b) the balance on the Debt Service Reserve Account is fully reinstated by the Guarantor or any of its Affiliates (other than the Borrower) to be equal to the applicable Debt Service Reserve.

31.11	Creditors’ process

(a)	Other than pursuant to a Security Document or a Total Loss, any expropriation, attachment, sequestration, distress, execution or analogous process affects any asset or assets of any Facility Obligor with an aggregate value in excess of US$10,000,000 in respect of the Guarantor only and is not discharged within fourteen (14) days.

(b)	Any final judgment or order with an aggregate value in excess of US$10,000,000 in respect of the Guarantor only is made against any Facility Obligor and is not stayed or complied with within seven (7) days or, in respect of the Guarantor only, such later period as is required to be complied with under applicable law.

31.12	Cessation of business

The Borrower or the Guarantor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its current business except, in the case of the Guarantor, for any FLNG Transaction.

31.13	Expropriation

The authority or ability of any Facility Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any government, regulatory or other authority or other person in relation to the Borrower or any of its assets.

31.14	Repudiation and rescission of Finance Documents

(a)	An Obligor or a Shareholder repudiates or purports to repudiate a Finance Document or evidences an intention to rescind a Finance Document.

(b)	No Event of Default will occur under this clause 31.14 (Repudiation and rescission of Finance Documents) in the case of an Indonesian Shareholder if such Shareholder is replaced as a shareholder in the Borrower with a New Shareholder pursuant to and in accordance with clause 29.16 (Replacement and/or additional shareholder) within thirty (30) Business Days of any event described within paragraph (a) above having taken place (provided that none of the events described within paragraph (a) above has occurred in respect of such New Shareholder).

31.15	Litigation

Any material litigation, alternative dispute resolution, arbitration or administrative proceeding related to the Project is taking place, or threatened or a claim in respect of any such proceedings is brought against any Facility Obligor or any of their respective assets, rights or revenues which, in the opinion of the Majority Lenders (acting reasonably), has or is reasonably likely to have a Material Adverse Effect or a material adverse effect on any Facility Obligor’s ability to perform its obligations under the Project Agreements.

31.16	Material Adverse Effect

(a)	Any event or circumstance or series of events (including but not limited to any change of law or hostilities or civil war in the Flag State or any Relevant Jurisdiction or there is a seizure of power in the Flag State) occurs which, in the opinion of the Majority Lenders (acting reasonably), has or is reasonably likely to have a Material Adverse Effect.

(b)	No Event of Default will occur under this clause 31.16 (Material Adverse Effect) if the relevant event or circumstance or series of events relates to a Shareholder, O&M Contractor or Supervisor if in the case of a Shareholder such Shareholder is replaced as a shareholder in the Borrower with a New Shareholder pursuant to and in accordance with clause 29.16 (Replacement and/or additional shareholder), or in the case of an O&M Contractor if a replacement operator which is an Approved Operator is appointed pursuant to and in accordance with clause 24.4 (Operation and Maintenance), or in the case of a Supervisor such Supervisor is replaced with a new Supervisor, in each case within thirty (30) Business Days of the Facility Agent giving notice to the Borrower

31.17	Arrest of Vessel / Mooring

The Vessel or, prior to any sale or transfer permitted under this Agreement, the Mooring is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Borrower fails to procure the release of the Vessel or the Mooring within a period of thirty (30) days thereafter (or such longer period as may be approved).

31.18	Vessel registration

Except with approval the Vessel is not registered or the Mortgage is not executed in accordance with and within the time specified in clause 23.6 (Vessel’s registration and mortgage) or after the start of the Mortgage Period, the registration of the Lampung FSRU under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed.

31.19	Hedging Contracts

(a)	An Event of Default (as defined in any Hedging Contract or such other equivalent definition(s) in any Hedging Contract) has occurred with respect to the Borrower and is continuing under any Hedging Contract; or

(b)	An Early Termination Date (as defined in any Hedging Contract or such other equivalent definition in any Hedging Contract) has occurred (except with the approval of the Facility Agent or in accordance with clause 30.1(k), (I) or (m) or clause 32.4 (Close out of Hedging Contracts)).

(c)	No Event of Default under clause 31.19(b) shall occur if the applicable Early Termination Date is a date designated by a terminating Hedging Bank in breach of its obligations under clause 32.4(b), (e) or (f).

31.20	Breach of obligations in relation to the Project Accounts

(a)	The Borrower commits any breach of or omits to observe any of the covenants, obligations and undertakings expressed to be assumed by it under clause 28 (Project Accounts, Receivables and Insurance Proceeds) of this Agreement; or

(b)	or any moneys standing to the credit of any Project Account are or become subject to any attachment or similar type of order and is not discharged within fourteen (14) days.

(c)	No Event of Default under clause 31.20 above will occur if the breach (other than a deliberate breach) or omission (other than a deliberate omission) is capable of remedy and is remedied within seven (7) Business Days of the Facility Agent giving notice to the Borrower.

31.21	O&M Contract

(a)	Subject to (b) below, failure of an O&M Contractor to perform or observe any material covenant or obligation to be performed or observed by it under an O&M Contract where such failure to perform or observe any such covenant or obligation by it is not remedied in accordance with the requirements of the applicable O&M Contract.

(b)	No Event of Default will occur under this clause 31.21 if the Borrower notifies the Facility Agent of the event described in this clause 31.21 having taken place and a replacement operator which is an Approved Operator is appointed pursuant to clause 24.4 (Operation and Maintenance) within thirty (30) days of notice from the Facility Agent.

31.22	Qualification of accounts

The Auditors of any Facility Obligor qualify their report on the audited financial statements of any Facility Obligor in any way whatsoever which is reasonably likely to have a Material Adverse Effect.

31.23	Charter termination and breach

Except with the approval of the Facility Agent:

(a)	(except as a result of the Vessel becoming a Total Loss or in the circumstances contemplated in clause 9.8 (Charter and Charter Guarantee)) the Charter is terminated, cancelled, rescinded, repudiated or frustrated as a result of an Owner’s Event of Default (as defined in the Charter); or

(b)	an Event of Company’s Default (as defined in the Charter) occurs under clause 26.2 of the Charter and the non-payment is not rectified and any shortfall not paid by the Charterer or recovered under the PGN L/C within thirty (30) Business Days of the Facility Agent giving notice to the Borrower or, if earlier within thirty (30) Business Days of the Borrower giving notice to the Charterer provided that no Event of Default shall occur under this paragraph (c) if such payment is the subject to a dispute with the Charterer and the Borrower is in good faith in the process of resolving such dispute and the Borrower is not in default under any payment obligation under a Finance Document and the credit balance of the Debt Service Reserve Account is not less than a sum equal to three (3) months’ Debt Service obligations of the Borrower under this Agreement at that time; or

(c)	the Charterer is otherwise in breach of its obligations under the Charter which has or is reasonably likely to have a Material Adverse Effect.

31.24	Project Agreements

(a)	Any event of default or any other breach occurs under any of the Material Project Agreements, the Shareholders Agreement or the EPCIC Contract which entitles the Builder (prior to the Delivery Date) and/or the Charterer to terminate the Building Contract and/or the Charter (other than in the circumstances contemplated in clause 9.8 (Charter and Charter Guarantee) or is reasonably likely to have a Material Adverse Effect.

(b)	any Material Project Agreement or the Shareholders Agreement or the EPCIC Contract becomes unlawful or unenforceable for any reason (other than in the case of the Shareholders Agreement to the extent that any such unenforceability is in respect of the rights or obligations of any of the Shareholders in relation to a transfer of shares that may be required by any Shareholder) and the Borrower fails to make alternative arrangements satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)) within thirty (30) Business Days of notice from the Facility Agent; or

(c)	any Obligor, the EPCIC Contractor or the Charterer repudiates a Material Project Agreement (other than the Charter) or any such Material Project Agreement is cancelled, terminated or suspended or varied or amended in breach of this Agreement.

(d)	No Event of Default will occur under this clause 31.24 (Project Agreements) if any of the events or circumstances described in paragraphs (a) to (c) above occurs:

(i)	in respect of the Building Contract or the Refund Guarantee after Delivery; or

(ii)	in respect of the Supervision Agreement after the later of (A) Delivery and (B) the completion Works under the Mooring Installation Contract; or

(iii)	in respect of the EPCIC Contractor or EPCIC Contract and it might reasonably be expected not to: (A) delay Final Acceptance beyond the earlier of (x) Cancellation Date and (y) 18 March 2015 or (B) have a material adverse effect on the Charterer’s obligation to pay Charter Hire; or

(iv)	in respect of the Mooring EPC Contract, the Mooring Installation Contract, the Modec Guarantee, the Umbrella Agreement, the Consortium Agreement or the EPCIC Contract after Final Acceptance.

31.25	Environmental

There occurs an Environmental Incident unless within thirty (30) days of such Environmental Incident occurring it is determined that all Environmental Claims in respect of such Environmental Incident (excluding any deductibles) are payable in full by the Borrower’s Insurances and the Facility Agent (acting reasonably) is satisfied that there is sufficient cash and cash flow to pay all deductibles which are payable and, if applicable, all claims for an amount less than the deductible(s).

31.26	Abandonment of the Vessel

The Project or, after Delivery, the Vessel or, after Delivery and prior to transfer to the Charterer in accordance with the Charter, the Mooring is abandoned by the Borrower.

31.27	Ownership of the Vessel

The Borrower ceases to be the owner of the Lampung FSRU, unless it has been sold in accordance with clauses 9.7 (Sale of Vessel) and/or 25.2 (Sale or other disposal of the Vessel) or pursuant to a Security Document.

31.28	Redeployment of the Vessel

After the Final Acceptance Date, there is a redeployment of the Lampung FSRU or the Mooring or a relocation from the Permitted Location (other than for the normal operation of the Vessel at the Permitted Location or for maintenance or repairs or a short-term relocation (in each case of no more than thirty (30) days) required in the case of an emergency or security reason where the prior written consent of the Facility Agent cannot be obtained in sufficient time or when required under the Charter for laying up of the Lampung FSRU in accordance with clause 28.1 of the Charter) without the prior written consent of the Facility Agent (acting on the instructions of the Lenders), such consent not to be unreasonably withheld.

31.29	Final Acceptance

Final Acceptance is not achieved on or before 18 March 2015.

31.30	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled; and/or

(b)	declare that all or part of the Loans, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, at which time it shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(d)	declare that all outstanding Hedging Transactions entered into under the Hedging Contracts shall be terminated or closed out by the Hedging Banks;

(e)	declare that no withdrawals be made from any Project Account (other than the Distribution Account); and/or

(f)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents including but not limited to making a demand under any Guarantee and/or enforcing any Security Interest created by the Security Documents.

31.31	Remedies in relation to the K-sure Policy

(a)	The remedies stated in clause 31.30 (Acceleration) shall be without prejudice to the rights of the K-sure Agent and K-sure Lenders to make claims under and enforce the K-sure Policy.

(b)	Notwithstanding any other provision of this Agreement and the other Finance Documents, the Facility Agent (or K-sure Agent as the case may be) shall only make written demand to K-sure under the K-sure Policy after the Facility Agent has first made a written demand for payment of the relevant amount of the Secured Obligations under the applicable Guarantee to the extent such Guarantee guarantees the payment of such amount of Secured Obligations.

31.32	K-sure subrogation

Notwithstanding any other provision of this Agreement and, in addition to, and without prejudice to, any right of indemnification or subrogation K-sure may have at law, in equity or otherwise, the Borrower and the Finance Parties unconditionally agrees that following payments by K-sure under the K-sure Policy in accordance with the terms of the K-sure Policy:

(a)	K-sure shall to the extent of such payments be subrogated to the relevant Lenders’ rights under the Finance Documents in accordance with the K-sure Policy and, furthermore, the Borrower consents to any assignment by the relevant Lenders of any or all of their rights under the Finance Documents to K-sure as may be required by the provisions of the K-sure Policy.

(b)	To the extent required to do so by K-sure pursuant to the terms of the K-sure Policy, the K-sure Lenders shall cause a transfer to K-sure in respect of such party of its Commitment in respect of the K-sure Facility or (as the case may be) its portion of the K-sure Loans as is equal to the amount simultaneously paid to it by K-sure under the K-sure Policy.

31.33	The Borrower agrees to cooperate with the Agents and the Lenders, as the case may be, in giving effect to any subrogation or assignment referred to in clause 31.31 above, and to take all actions requested by an Agent, any Lender or K-sure, in each case to the extent capable of being done by it, to implement or give effect to such subrogation or assignment.

31.34	On the date of any subrogation to, or (as applicable) assignment of, rights referred to in clauses 31.32 to 31.36 (K-sure subrogation):

(a)	all further rights and benefits (including the right to receive commission in respect thereof but not any duty or other obligations) whatsoever of the relevant Lender in relation to the portion of the Loans or the rights and benefits to which such assignment or rights of subrogation relate under or arising out of this Agreement shall, to the extent of such assignment or rights of subrogation, be vested in and be for the benefit of K-sure; and

(b)	references in this Agreement to the Lenders shall, where relevant in the context thereafter be construed so as to include K-sure in relation to such rights and benefits as are assigned to, or to which K-sure has rights of subrogation.

31.35	All agreements, representations and warranties made in this Agreement in favour of the relevant Lender shall survive any assignment or transfer made pursuant to clauses 31.32 to 31.36 (K-sure subrogation) and shall also inure to the benefit of K-sure.

31.36	The K-sure Agent, the Facility Agent and the Security Agent each agree that they will consult with K-sure prior to issuing a notice pursuant to clause 31.30 (although the consent of K-sure shall not be required in order for the Facility Agent and the Security Agent to issue such notice).

32	Position of Hedging Banks

32.1	Rights of Hedging Bank

Each Hedging Bank is a Finance Party and as such, will be entitled to share in the security constituted by the Security Documents in respect of any liabilities of the Borrower under the Hedging Contracts with such Hedging Bank in the manner and to the extent contemplated by the Finance Documents.

32.2	No voting rights

Subject to clause 46.2 (Exceptions), no Hedging Bank shall be entitled to vote on any matter where a decision of the Lenders alone is required under this Agreement, whether before or after the termination or close out of the Hedging Contracts with such Hedging Bank, provided that each Hedging Bank shall be entitled to vote on any matter where a decision of all the Finance Parties is expressly required.

32.3	Acceleration and enforcement of security

Subject to clause 46.2 (Exceptions), neither the Agents nor the Security Agent or any other beneficiary of the Security Documents shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to clause 31 (Events of Default) or pursuant to the other Finance Documents, to have any regard to the requirements of any Hedging Bank except to the extent that the relevant Hedging Bank is also a Lender.

32.4	Close out of Hedging Contracts

(a)	The parties to this Agreement agree that at any time when an Event of Default is continuing the Facility Agent (acting on the instructions of the Majority Lenders) shall be entitled, by notice in writing to a Hedging Bank, to instruct such Hedging Bank to terminate and close out any Hedging Transactions (or parts thereof) with the Borrower (on the basis that the Hedging Transactions shall be closed out pro rata and pari passu). The relevant Hedging Bank will terminate and close out the relevant Hedging Transactions (or parts thereof) and/or the relevant Hedging Contracts in accordance with such notice immediately upon receipt of such notice.

(b)	No Hedging Bank shall be entitled to terminate or close out any Hedging Contract or any Hedging Transaction under it prior to its stated maturity except:

(i)	in accordance with a notice served by the Facility Agent under clause 32.4(a); or

(ii)	in accordance with clause 30.6 (Unwinding of Hedging Contracts) (or, for the avoidance of doubt, as a result of a termination or dose out by the Borrower in accordance with clause 30 (Hedging)); or

(iii)	if the Borrower has not paid amounts due under the relevant Hedging Contract and such amounts remain unpaid for a period of five (5) days after the due date for payment; or

(iv)	if the Facility Agent takes any action under clause 31.30 (Acceleration); or

(v)	if the Loans and other amounts outstanding under the Finance Documents (other than amounts outstanding under the Hedging Contracts) have been repaid by the Borrower in full; or

(vi)	if, following the occurrence of any Illegality, Bankruptcy, Tax Event, Tax Event Upon Merger, Force Majeure Event or Additional Termination Event (as each such expression is defined in the Hedging Master Agreements), the relevant Hedging Bank is entitled to terminate or close out the relevant Hedging Transaction pursuant to the relevant Hedging Contract.

(c)	If there is a net amount payable to the Borrower under a Hedging Transaction or a Hedging Contract upon its termination and close out as a result of a notice pursuant to clause 32.4(a), the relevant Hedging Bank shall forthwith pay that net amount (together with interest earned on such amount) to the Security Agent for application in accordance with clause 37.23 (Order of application).

(d)	No Hedging Bank shall set-off any such net amount against or exercise any right of combination in respect of any other claim it has against the Borrower.

(e)	If, as a result of any termination or close-out of any Hedging Transaction pursuant to any Illegality, Tax Event or Force Majeure Event as referred to in clause 32.4(b)(vi), the Borrower would fail to comply with the requirements set out in clause 30.1(a), the relevant Hedging Bank shall, as a condition of its right to designate an Early Termination Date, use all reasonable efforts (which will not require such Hedging Bank to incur a loss, other than immaterial, incidental expenses (as determined by such Hedging Bank in its reasonable discretion)) to transfer within thirty (30) days (in the case of Tax Event or Force Majeure Event) or seven (7) Business Days (in the case of Illegality) after it gives notice of its intention to terminate or close out the relevant Hedging Transaction(s) all its rights and obligations under the relevant Hedging Contract to another of its Offices (as defined in the Hedging Master Agreements) or Affiliates (and any such transferee shall be required to accede to this Agreement as a Hedging Bank) so that the relevant Termination Event (as defined in the Hedging Master Agreements) ceases to exist. The Borrower hereby consents to any such transfer. Such time period shall run concurrently with any time period relating to any transfer requirement or Waiting Period (as defined in the Hedging Master Agreements) under the relevant Hedging Contract.

(f)

(i)	If the relevant Hedging Bank is unable to effect the transfer referred to in clause 32.4(e) within the relevant time period it will give notice to the Borrower (copied to the Facility Agent) to that effect following expiry of the relevant period, whereupon the Hedging Bank may then designate an Early Termination Date with respect to the relevant Hedging Transaction(s).

(ii)	Following designation of an Early Termination Date in relation to any Hedging Transaction by (1) a Hedging Bank pursuant to clause 32.4(f)(i) or following the occurrence of a Tax Event Upon Merger or (2) the Borrower in accordance with the terms of the relevant Hedging Contract and with the consent of the Facility Agent, the Borrower shall follow the process set out in clause 30.1(b) to the extent required in order to prevent any breach of clause 30.1(a) from arising as a result of the relevant termination or close-out pursuant such designation upon the expiry of the period referred to in clause 30.1(j).

(iii)	In the event that no Lender is willing to take up the additional notional amount requested by the Borrower in accordance with clause 30.1(b), the Borrower may enter into one or more Hedging Contracts (on terms substantially the same as the Hedging Master Agreements entered into by the Original Hedging Banks on or about the date of this Agreement), with one or more Alternative Financial Institutions.

For the purpose of this clause 32.4(f) and clause 30.7(c) above, Alternative Financial Institution shall mean a financial institution, with an Approved Credit Rating, which is regularly engaged in or established for the purpose of investing in loans, securities or other financial assets and entering into ISDA derivative documentation and interest rate swaps and which, simultaneously with entering into a Hedging Contract with the Borrower, accedes to this Agreement as a Hedging Bank.

32.5	No Enforcement Action

Other than the steps permitted by clause 32.4, no Hedging Bank will take any Enforcement Action without the prior written consent of the Security Agent.

SECTION 8 - CHANGES TO PARTIES

33	Changes to the Lenders

33.1	Assignments and transfers by the Lenders

(a)	Subject to this clause 33, a Lender (the Existing Lender) may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

to another bank or financial institution, or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

(b)	In addition to the other rights provided to Lenders under this clause 33, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign by way of security or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(i)	any charge, assignment by way of security or other Security Interest to secure obligations to a federal reserve or central bank; and

(ii)	in the case of any Lender which is a fund, any charge, assignment by way of security or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or other Security Interest shall:

(A)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(B)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

33.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is required for an assignment or transfer by a Lender, unless the assignment is to another Lender or an Affiliate of a Lender or an Event of Default is continuing or such assignment or transfer is made after the Final Acceptance Date to an Approved Transferee and the relevant Existing Lender has notified the Borrower of the proposed assignment or transfer and New Lender at least five (5) Business Days prior to, and consulted with the Borrower on, the proposed assignment or transfer. The Facility Agent will immediately advise the Borrower and the Agents of the assignment or transfer.

(b)	The Borrower’s consent to an assignment or transfer may not be unreasonably withheld or delayed and will be deemed to have been given ten (10) Business Days after the Lender has delivered its request for consent to the Borrower unless consent is expressly refused within that time.

(c)	K-sure’s consent is required for an assignment or transfer by a Lender in respect of any part of the K-sure Facility.

(d)	The consent of the Issuing Bank is required for an assignment or transfer by an LC Lender unless the assignment is to another Lender or an Affiliate of a Lender or to another bank or financial institutional with an Approved Credit Rating.

(e)	An Existing Lender shall provide the Borrower with at least two (2) Business Days’ prior written notice prior to an assignment or transfer in accordance with clause 33.1, unless the assignment or transfer is:

(i)	by a K-sure Lender to K-sure; or

(ii)	to another Lender or an Affiliate of a Lender; and/or

(iii)	made at a time when an Event of Default is continuing.

(f)	An assignment or transfer will only be effective:

(i)	in the case of an assignment, on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Finance Parties as it would have been under if it was an Original Lender or, in the case of a transfer, if the procedure set out in clause 33.5 (Procedure for transfer) is complied with;

(ii)	on the New Lender entering into any documentation required for it to accede as a party to the Intercreditor Deed and any Security Document to which the Original Lender is a party in its capacity as a Lender;

(iii)	on the Facility Agent (or, if appropriate, the Existing Lender) obtaining all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment or transfer to a New Lender, the completion of which the Facility Agent (or, if appropriate, the Existing Lender) shall promptly notify to the Existing Lender (or, as appropriate, the Facility Agent) and the New Lender;

(iv)	if, other than on an Approved Refinancing, that Existing Lender assigns or transfers equal fractions of its Commitment and participation in the Utilisations (if any) under the Facilities;

(v)	other than where a Finance Party has granted security pursuant to clause 33.1(b), if the New Lender enters into a non-disclosure agreement with the Existing Lender on similar terms to that which the Borrower previously entered into with the Existing Lender; and

(vi)	if at the time when an assignment or transfer takes effect more than one Utilisation is outstanding, the assignment of an Existing Lender’s participation in the Utilisations (if any) under the Facilities shall take effect in respect of the same fraction of each such Utilisation.

(g)	If: (i) a Lender or Hedging Bank assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and (ii) as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office or new Hedging Bank under clause 14 (Tax gross-up and indemnities) or clause 15 (Increased Costs), then the New Lender or Lender acting through its new Facility Office or new Hedging Bank is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office or Hedging Bank would have been if the assignment, transfer or change had not occurred.

33.3	Fee

Except for any assignment or transfer from a K-sure Lender to K-sure or on an Approved Refinancing, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of $2,500.

33.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;

(iv)	the application of any Basel 2 Regulation to the transactions contemplated by the Finance Documents; or

(v)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties and the Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-assignment or re-transfer from a New Lender of any of the rights assigned and obligations transferred under this clause 33 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or by reason of the application of any Basel 2 Regulation to the transactions contemplated by the Finance Documents or otherwise.

33.5	Procedure for transfer

(a)

Subject to the conditions set out in clause 33.2 (Conditions of assignment or transfer) an assignment or transfer is effected in accordance with clause 33.5(b) below when (a) the Facility Agent executes an otherwise duly completed Transfer Certificate and (b) the Facility Agent executes any document required under clause 33.2(f) which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document. The Borrower and the other Finance Parties irrevocably authorise the Facility Agent to execute any Transfer Certificate on their behalf without any consultations with them.

(b)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to assign its rights and be released from its obligations under any Finance Document, the Existing Lender shall assign such rights absolutely to the New Lender and shall be released from further obligations towards the Borrower and the other Finance Parties under such Finance Documents (being the Discharged Rights Obligations) (but the obligations owed by the Borrower under the Finance Documents shall not be released);

(ii)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under this Agreement the Borrower and the Existing Lender shall be released from further obligations towards one another under this Agreement and their respective rights against one another under this Agreement shall be cancelled (being the Discharged Rights and Obligations);

(iii)	in the case of an assignment pursuant to paragraph (i) above, the New Lender shall assume obligations towards the Borrower and the other Finance Parties and the Borrower and the other Finance Parties shall acquire rights against the New Lender which differ from the Discharged Rights Obligations only insofar as the New Lender has assumed and/or the Borrower and the other Finance Parties acquired the same in place of the Existing Lender and the New Lender shall be bound by the Discharged Rights Obligations;

(iv)	in the case of a transfer pursuant to paragraph (ii) above, the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that the Borrower and the New Lender have assumed and/or acquired the same in place of that the Borrower and the Existing Lender;

(v)	the other Finance Parties and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Security Agent, Existing Lender and the other Finance Parties shall each be released from further obligations to each other under the Finance Documents; and

(vi)	the New Lender shall become a Party as a “Lender’.

33.6	Copy of Transfer Certificate to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under clause 33.2(f), send a copy of that Transfer Certificate and such documents to the Borrower.

33.7	Universal Succession (Assignments and Transfers)

(a)	If a Lender is to be merged with any other person by universal succession, such Lender shall, at its own cost within 45 days of that merger furnish to the Facility Agent:

(i)	an original or certified true copy of a legal opinion issued by a qualified legal counsel practising law in its jurisdiction of incorporation confirming that all such Lender’s assets, rights and obligations generally have been duly vested in the succeeding entity who has succeeded to all relationships as if those assets, rights and obligations had been originally acquired, incurred or entered into by the succeeding entity; and

(ii)	an original or certified true copy of a written confirmation by either the Lender’s legal counsel or such other legal counsel acceptable to the Facility Agent and for the benefit of the Facility Agent (in its capacity as agent of the Lenders) that the laws of England and of the jurisdiction in which the Facility Office of such Lender is located recognise such merger by universal succession under the relevant foreign laws, whereupon a transfer and novation of all such Lender’s assets, rights and obligations to its succeeding entity shall have been, or be deemed to have been, duly effected as at the date of the said merger.

(b)	If such Lender, in a universal succession, does not comply with the requirements under paragraph (a) above, the Facility Agent has the right to decline to recognise the succeeding entity and demand such Lender and the succeeding entity to either sign and deliver a Transfer Certificate to the Facility Agent evidencing the disposal of all rights and obligations of such Lender to that succeeding entity, or provide or enter into such documents, or make such arrangements acceptable to the Facility Agent (acting on the advice of the Lender’s legal counsel (any legal costs so incurred shall be borne by the relevant Lender)) in order to establish that all rights and obligations of the relevant Lender under this Agreement have been transferred to and assumed by the succeeding entity.

(c)	This clause 33.7 shall be subject to clause 33.2(f).

34	Changes to the Obligors

None of the Obligors may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

35	Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Finance Parties and their respective successors in title and transferees and the Borrower and its successors in title.

36	Confidentiality

36.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 36.2 (Disclosure of Confidential Information) and clauses 36.3(a) to 36.3(c) (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

36.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners, insurers and insurance brokers and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 36.2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom clauses 36.2(a) or 36.2(b)(i) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under clause 37.14 (Relationship with the Lenders and the Hedging Banks));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in clauses 36.2(a) or 36.2(b)(i) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party; or

(viii)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to clauses 36.2(b)(i) and 36.2(b)(ii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to clause 32.4(b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to clauses 32.4(b)(iv), 32.4(b)(v) and 32.4(b)(vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)	to any person appointed by that Finance Party or by a person to whom clauses 36.2(b)(i) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)	to any rating agency (including any professional advisers) such Confidential information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

36.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	clause 48 (Governing law);

(vi)	the names of the Facility Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of Total Commitments;

(ix)	currency of the Facility;

(x)	type of Facility;

(xi)	ranking of Facility;

(xii)	the term of the Facility;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in clauses 36.3(a)(i) to 36.3(a)(xiii) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Facility Agent shall notify the Borrowers and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

36.4	Entire agreement

This clause 36 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

36.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

36.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to clause 36.2(b)(iv) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 36 (Confidentiality).

36.7	Continuing obligations

The obligations in this clause 36 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

SECTION 9 - THE FINANCE PARTIES

37	Roles of Facility Agent, Security Agent and K-sure Agent

37.1	Appointment of the Facility Agent

(a)	Each other Finance Party (other than the Security Agent) appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each such other Finance Party authorises the Facility Agent:

(i)	to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)	to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.

37.2	Instructions to Facility Agent

(a)	The Facility Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with clause 37.2(a)(i) above.

(b)	The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Facility Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties (other than the Security Agent).

(d)	The Facility Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of, or while awaiting, instructions from the Majority Lenders (or, if appropriate, the Lenders), the Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Finance Parties.

(f)	The Facility Agent is not authorised to act on behalf of a Lender or any Hedging Provider (without first obtaining that Lender’s or any Hedging Provider’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

(g)	Neither the Facility Agent nor the Co-ordinating Bank shall be obliged to request any certificate, opinion or other information under clause 20 (Information undertakings) unless so required in writing by a Lender or any Hedging Bank, in which case the Facility Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.

37.3	Duties of the Facility Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Security Agent for their own account) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

37.4	No fiduciary duties

(a)	Nothing in this Agreement or any other Finance Document constitutes the Facility Agent as a trustee or fiduciary of any other person.

(b)	None of the Facility Agent, the Security Agent shall be bound to account to any Lender or any Hedging Bank for any sum or the profit element of any sum received by it for its own account or have any obligations to the other Finance Parties beyond those expressly stated in the Finance Documents.

37.5	Business with the Group

The Facility Agent and the Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or other member of the Group or their Affiliates as if it were not performing the duties specified herein or any other Finance Document.

37.6	Rights and discretions of the Facility Agent

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as facility agent for the other Finance Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under clause 31.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts in the conduct of its obligations and responsibilities under the Finance Documents, subject to clause 18 (Costs and expenses).

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as facility agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Facility Agent:

(i)	may disclose; and

(ii)	upon the written request of the Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the other Finance Parties and the Borrower.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. The Facility Agent may do anything which in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

37.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document (including, but not limited to, clause 46.2 (Exceptions)), the Facility Agent shall:

(i)	exercise any right, power, authority or discretion vested in it as Facility Agent (including giving instructions to the Security Agent) in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document (including, but not limited to, clause 46.2 (Exceptions)), any instructions given by the Majority Lenders to the Facility Agent (in relation to any right, power, authority or discretion vested in it as Facility Agent) shall be binding on all the Finance Parties (other than the Security Agent).

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)	In the absence of, or while awaiting, instructions from the Majority Lenders (or, if appropriate, the Lenders), the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

(e)	The Facility Agent is not authorised to act on behalf of a Lender or any Hedging Bank (without first obtaining that Lender’s or that Hedging Bank’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause 37.7(e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

(f)	The Facility Agent shall not be obliged to request any certificate, opinion or other information under clause 20 (Information undertakings) unless so required in writing by a Lender or any Hedging Bank, in which case the Facility Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.

37.8	Responsibility for documentation and other matters

The Facility Agent:

(a)	is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or of any representations in any Finance Document or of any copy of any document delivered under any Finance Document;

(b)	is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any Project Agreement or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or any Project Agreement;

(c)	is not responsible for the application of any Basel 2 Regulation to the transactions contemplated by the Finance Documents;

(d)	is not responsible for any loss to the Trust Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)	is not obliged to account to any person for any sum or the profit element of any sum received by it for its own account;

(f)	is not responsible for the failure of any Obligor or any other party to perform its obligations under any Finance Document, Project Agreement or the financial condition of any such person;

(g)	is not responsible to ascertain whether all deeds and documents which should have been deposited with it (or the Security Agent) under or pursuant to any of the Security Documents have been so deposited;

(h)	is not responsible to investigate or make any enquiry into the title of any Obligor or any other party to any of the Charged Property or any of its other property or assets;

(i)	is not responsible for the failure to register any of the Security Documents with the Registrar of Companies or any other public office;

(j)	is not responsible for the failure to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor or any other party to any of the Charged Property;

(k)	is not responsible for the failure to take or require any Obligor or any other party to take any steps to render any of the Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned; or

(l)	is not (unless it is the same entity as the Security Agent) responsible on account of the failure of the Security Agent to perform or discharge any of its duties or obligations under the Security Documents.

37.9	Exclusion of liability

(a)	Without limiting clause 37.9(b) (and without prejudice to the provisions of clause 40.10 (Disruption to Payment Systems etc.)), the Facility Agent will not be liable for any action or omission taken or committed by it under or in connection with any Finance Document or any insurance policy, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any insurance policy and any officer, employee or agent of the Facility Agent may rely on this clause subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent to carry out any “Know Your Customer” or other checks in relation to any person on behalf of any Lender or any Hedging Bank and each Lender and each Hedging Bank confirms to the Facility Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent.

37.10	Lenders’ indemnity to the Facility Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero):

(i)	indemnify the Facility Agent, promptly on demand, against:

(A)	any Losses for negligence or any other category of liability whatsoever incurred by such Lenders’ Representative in the circumstances contemplated pursuant to clause 40.10 (Disruption to Payment Systems etc) notwithstanding the Facility Agent’s negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent); and

(B)	any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) including the costs of any person engaged in accordance with clause 37.6 (Rights and discretions of the Facility Agent) and any Receiver in acting as its agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document or out of the Trust Property); and

(ii)	reimburse the Facility Agent for any out of pocket expenses (including reasonable legal fees and expenses) incurred by it in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Finance Documents, to the extent that the Facility Agent is not reimbursed for such expenses by the Borrower pursuant to and in accordance with clause 18.1 (Transaction expenses).

(b)	Subject to clause 37.10(c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Facility Agent pursuant to paragraph (a) above.

(c)	Clause 37.10(b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Facility Agent to an Obligor.

(d)	The provisions of this clause 37.10 shall survive the termination or expiry of this Agreement.

37.11	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates as successor by giving thirty (30) days prior written notice to the Lenders, the Hedging Banks, the Security Agent, the K-sure Agent and the Borrower.

(b)	Alternatively the Facility Agent may resign by giving thirty (30) days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with clause 37.11(b) above within thirty (30) days after notice of resignation was given, the Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent.

(d)	If the Facility Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Facility Agent is entitled to appoint a successor Facility Agent under clause 37.11(c) above, the Facility Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent to become a party to this Agreement as Facility Agent) agree with the proposed successor Facility Agent amendments to this clause 37 and any other term of this Agreement dealing with the rights or obligations of the Facility Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Facility Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(f)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent. As of this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of clause 16.3 (Indemnity to the Agents and the Security Agent) and this clause 37 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with clause 37.11(b). in this event, the Facility Agent shall resign in accordance with clause 37.11(b).

37.12	Replacement of the Facility Agent

(a)	After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent by appointing a successor Facility Agent.

(b)	The retiring Facility Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 37.12(a)) but shall remain entitled to the benefit of clause 16.3 (Indemnity to the Agents and the Security Agent) and this clause 37 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(e)	The Facility Agent shall resign in accordance with clause 37.12 (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent) if, on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)	the Facility Agent fails to respond to a request under clause 14.8 (FATCA Information) and a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Facility Agent pursuant to clause 14.8 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Borrower and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(iv)	and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and that Lender, by notice to the Facility Agent, requires it to resign.

37.13	Confidentiality

(a)	In acting as facility agent for the Finance Parties, the Facility Agent shall be regarded as acting through its department, division or team directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions, departments or teams.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

37.14	Relationship with the Lenders and the Hedging Banks

(a)	The Facility Agent may treat each Lender and each Hedging Bank as a Lender or (as the case may be) a Hedging Bank, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender or that Hedging Bank to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender and each Hedging Bank shall supply the Facility Agent with any information that the Facility Agent may reasonably specify as being necessary or desirable to enable the Facility Agent or the Security Agent to perform its functions as Facility Agent or Security Agent. Each Lender and each Hedging Bank shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.

(c)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 6 (Mandatory Cost Formulae).

37.15	Credit appraisal by the Lenders and the Hedging Banks

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and each Hedging Bank confirms to each other Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor and the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

(c)	the application of any Basel 2 Regulation or Basel 3 Regulation to the transactions contemplated by the Finance Documents;

(d)	whether any Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(e)	the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Transaction Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(f)	the right of title of any person to, or the value or sufficiency of, any part of the Charged Property, the priority of the Security Documents or the existence of any Security Interest affecting the Charged Property.

37.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

37.17	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

37.18	Reliance and engagement letters

Each Finance Party confirms that each of the Security Agent and the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Security Agent or the Facility Agent) the terms of any reliance letter or engagement letters relating to any reports, opinions or letters provided by accountants or other professional advisers in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports, opinions or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

37.19	Common parties

Although the Facility Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as facility agent for the Finance Parties and (as appropriate) security agent and trustee for the Finance Parties. Where any Finance Document provides for the Facility Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

37.20	Security Agent

(a)	Each other Finance Party appoints the Security Agent to act as its agent and (to the extent permitted under any applicable law) trustee under and in connection with the Security Documents and confirms that the Security Agent shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to the beneficiaries of those Security Documents.

(b)	Each other Finance Party authorises the Security Agent:

(i)	to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)	to execute each of the Security Documents and all other documents that may be approved by the Facility Agent and/or the Majority Lenders for execution by it.

(c)	The Security Agent accepts its appointment under clause 37.20 (Security Agent) as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself, the other Finance Parties (for so long as they are Finance Parties) and such other persons entitled under the lntercreditor Deed on and subject to the terms set out in clauses 37.20 to 37.28 (inclusive), the lntercreditor Deed and the Security Documents to which it is a party.

37.21	Application of certain clauses to Security Agent

(a)	Clauses 37.6 (Rights and discretions of the Facility Agent), 37.8 (Responsibility for documentation and other matters), 37.9 (Exclusion of liability), 37.10 (Lenders’ indemnity to the Facility Agent), 37.11 (Resignation of the Facility Agent), 37.12 (Replacement of the Facility Agent), 37.13 (Confidentiality), 37.14 (Relationship with the Lenders and the Hedging Banks), 37.15 (Credit appraisal by the Lenders and the Hedging Banks) and 37.17 (Deduction from amounts payable by the Facility Agent) shall each extend so as to apply to the Security Agent in its capacity as such and for that purpose each reference to the “Facility Agent” in these clauses shall extend to include in addition a reference to the “Security Agent” in its capacity as such.

(b)	In addition, clause 37.11 (Resignation of the Facility Agent) shall, for the purposes of its application to the Security Agent pursuant to clause 37.21(a), have the following additional sub-clause:

At any time after the appointment of a successor, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the retiring Security Agent (except where the Security Agent is retiring under clause 37.11(h) as extended to it by clause 37.21(a), in which case such costs shall be borne by the Lenders (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero)).

37.22	Instructions to Security Agent

(a)	Unless a contrary indication appears in a Finance Document, the Security Agent shall:

(i)	exercise any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Facility Agent (or, if so instructed by the Facility Agent, refrain from exercising any right, power, authority or discretion vested in it as Security Agent); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Facility Agent (the Facility Agent in each case acting on the instructions of the Majority Lenders or, if appropriate pursuant to clause 46.2 (Exceptions), the Lenders).

(b)	The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Facility Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Unless a contrary indication appears in a Finance Document, any instructions given by the Facility Agent to the Security Agent in accordance with clause 37.22(a) shall override any conflicting instructions given by any other Parties and will be binding on the Finance Parties.

(d)	The Security Agent may refrain from acting in accordance with the instructions of the Facility Agent until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(e)	In the absence of, or while awaiting, instructions from the Facility Agent, (including in exceptional circumstances where time does not permit the Facility Agent obtaining instructions from the Lenders and urgent action is required) the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

(f)	The Security Agent is not authorised to act on behalf of another Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document but this is without prejudice to clauses 37.22(a) and 37.22(e), including the right to enforce the Security Documents in accordance with these clauses.

37.23	Order of application

(a)	Except as otherwise provided in this Agreement and subject to the terms of the Intercreditor Agreement, the Security Agent agrees to apply the Trust Property in accordance with the following respective claims:

(i)	first, as to a sum equivalent to the amounts payable to K-sure under clause 16.4, the Facility Agent and/or the K-sure Agent and/or the Security Agent under the Finance Documents (excluding any amounts received by the Facility Agent and/or the Security Agent pursuant to clause 37.10 (Lenders’ indemnity to the Facility Agent) as extended to the Security Agent pursuant to clause 37.21 (Application of certain clauses to Security Agent) or by the K-sure Agent pursuant to clause 37.22(f)), for the Facility Agent and/or the K-sure Agent and/or the Security Agent absolutely, and/or K-sure;

(ii)	secondly, as to a sum equivalent to any other unpaid fees, costs (including, without limitation, Break Costs) and expenses of the Facility Agent, the Security Agent, the Account Bank, the Mandated Lead Arrangers and any Receiver under the Finance Documents;

(iii)	thirdly, in or towards payment, on a pari passu basis, to (i) the Lenders pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents and (ii) the Hedging Banks pro rata of any sums (other than swap termination / close-out payments sums under the Hedging Contracts) owing to them under any of the Finance Documents;

(iv)	fourthly, in or towards payment, on a pari passu basis, to:

(A)	the Lenders pro rata of any principal which is due (or overdue) but unpaid under the Finance Documents; and

(B)	the Hedging Banks pro rata of any termination sums / close-out payments owing to them under the Hedging Contracts;

(v)	fifthly, only when an Event of Default is continuing, until such time as the Security Agent is satisfied that all obligations owed to the Finance Parties have been irrevocably and unconditionally discharged in full or no Event of Default is continuing, held by the Security Agent on a suspense account for payment of any further amounts owing to the Finance Parties under the Finance Documents and further application in accordance with this clause 37.23(a) as and when any such amounts later fall due, to the extent there remains a risk of an insolvency (as described in clause 31.8 (Insolvency)) and/or insolvency proceedings (as described in clause 31.9 (Insolvency proceedings)) affecting the Borrower;

(vi)	sixthly, to such other persons (if any) as are entitled thereto in accordance with the Intercreditor Agreement;

(vii)	seventhly, to such other persons (if any) as are legally entitled thereto in priority to the Obligors; and

(viii)	eighthly, as to the balance (if any), for the Obligors by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.

(b)	The Security Agent shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Agent (acting on the instructions of the Facility Agent) or any receiver or administrator may, when an Event of Default is continuing, credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrower or any other person liable provided that: (1) when such amounts taken together with other amounts that are held on similar suspense or nominal accounts in accordance with the Finance Documents are sufficient to discharge the Borrower’s obligations under the Finance Documents they must be so applied; and (ii) such amount shall be treated as having been paid when due for all purposes under the Finance Documents, including the determination of interest accruing on amounts, whether at the default rate or otherwise.

(c)	The Security Agent shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in this clause 37.23 by paying such amounts to the Facility Agent for distribution in accordance with clause 40 (Payment mechanics).

37.24	Perpetuities

The perpetuity period to the extent applicable to this Agreement and the other Finance Documents shall be 125 years from the date of this Agreement.

37.25	Powers and duties of the Security Agent as trustee of the security

In its capacity as trustee in relation to the Security Documents, the Security Agent:

(a)	shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Security Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement;

(b)	shall (subject to clause 37.23 (Order of application)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by any Finance Document which, in the reasonable opinion of the Security Agent, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Agent’s gross negligence or wilful misconduct;

(c)

may, subject to the consent of the Borrower unless an Event of Default is continuing, in the conduct of its obligations under and in respect of the Security Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) and on the basis that (i) any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his or her in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Agent shall have exercised reasonable care in the selection of such agent; and

(d)	may place all deeds and other documents relating to the Trust Property which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Agent exercising reasonable care or with any firm of solicitors or company whose business includes undertaking the safe custody of documents selected by the Security Agent exercising reasonable care and may make any such arrangements as it thinks fit for allowing Obligors access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors or company (save that it shall take reasonable steps to pursue any person who may be liable to it in connection with such loss).

37.26	All enforcement action through the Security Agent

None of the other Finance Parties shall have any independent power to enforce any of the Security Documents or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to any of the Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by any of the Security Documents except through the Security Agent. If any Lender is a party to any Security Document it shall promptly upon being requested by the Facility Agent to do so grant power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to exercise any rights, discretions or powers or to grant any consents or releases under such Security Document.

37.27	Co-operation to achieve agreed priorities of application

The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or administrator under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 37.23 (Order of application).

37.28	Indemnity from Trust Property

(a)	In respect of all liabilities, costs or expenses for which the Obligors are liable under this Agreement, the Security Agent and each Affiliate of the Security Agent and each officer or employee of the Security Agent or its Affiliate (each an Indemnified Person) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by such Indemnified Person in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Finance Documents.

(b)	The rights conferred by this clause 37.28 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents. Nothing contained in this clause 37.28 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person’s own gross negligence or wilful misconduct.

37.29	Finance Parties to provide information

The other Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the

Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to make the calculations and applications contemplated by clause 37.23 (Order of application) above and to apply amounts received under, and the proceeds of realisation of, the Security Documents as contemplated by the Security Documents, clause 40.6 (Partial payments) and clause 37.23 (Order of application).

37.30	Release to facilitate enforcement and realisation

Each Finance Party acknowledges that pursuant to any enforcement action by the Security Agent (or a Receiver) carried out on the instructions of the Facility Agent it may be desirable for the purpose of such enforcement and/or maximising the realisation of the Charged Property being enforced against, that any rights or claims of or by the Security Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Obligor and/or any Security Interest over any assets of any Obligor (in each case) as contained in or created by any Finance Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realisation and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Facility Agent) to grant any such releases to the extent necessary to fay effect such enforcement action and realisation including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties. Where the relevant enforcement is by way of disposal of shares in the Borrower, the requisite release shall include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against the Borrower and of all Security Interests over the assets of the Borrower.

37.31	Undertaking to pay

The Borrower undertakes with the Security Agent on behalf of the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent all money from time to time owing, and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents provided that any payment under this undertaking shall discharge its obligation to pay such amount to the relevant Finance Party entitled to such payment.

37.32	Additional trustees

The Security Agent shall have power by notice in writing to the other Finance Parties and the Borrower to appoint any person approved by the Borrower (such approval not to be unreasonably withheld or delayed) either to act as separate trustee or as co-trustee jointly with the Security Agent:

(a)	if the Security Agent reasonably considers such appointment to be in the best interests of the Finance Parties;

(b)	for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or

(c)	for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained,

and any person so appointed shall (subject to the provisions of this Agreement) have such rights (including as to reasonable remuneration), powers, duties and obligations as shall be conferred or imposed by the instrument of appointment approved by the Borrower. The Security Agent shall have power to remove any person so appointed. At the request of the Security Agent, the other parties to this Agreement shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each Finance Party irrevocably authorises the Security Agent in its name and on its behalf to do the same. Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent and (subject always to the provisions of this Agreement) have such trusts, powers, authorities, liabilities and discretions (not exceeding those conferred on the Security Agent by this Agreement and the other Finance Documents) and such duties and obligations as shall be conferred or imposed by the instrument of appointment (being no less onerous than would have applied to the Security Agent but for the appointment). The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

37.33	Non-recognition of trust

It is agreed by all the parties to this Agreement that:

(a)	in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this clause 37, the relationship of the Security Agent and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement; and

(b)	the provisions of this clause 37 insofar as they relate to the Security Agent in its capacity as trustee for the Finance Parties and the relationship between themselves and the Security Agent as their trustee may be amended by agreement between the other Finance Parties and the Security Agent.

37.34	K-sure Agent

(a)	Each K-sure Lender hereby appoints and authorises the K-sure Agent to act as its agent in connection herewith and for all purposes under the K-sure Policy, with power to take all such actions as are specified for the K-sure Agent to take on behalf of the K-sure Lenders insured under the K-sure Policy, together with such other powers as are specifically delegated to the K-sure Agent by the terms of the K-sure Policy or are reasonably incidental thereto, and each K-sure Lender hereby authorises and instructs the K-sure Agent to execute and deliver, if required, on its behalf the K-sure Policy and agrees severally to be bound by the terms and conditions of the K-sure Policy as if it had executed and delivered such agreement for and in its own name.

(b)	Each K-sure Lender represents and warrants to the K-sure Agent that (i) it has reviewed the K-sure Policy and is aware of the provisions thereof, (ii) the representations and warranties made by the K-sure Agent on behalf of each K-sure Lender under the K-sure Policy are true and correct with respect to such Lender in all respects, and (iii) no information provided by such K-sure Lender in writing to the K-sure Agent or to K-sure prior to the date hereof was incomplete, untrue or incorrect in any respect except to the extent that such Lender, in the exercise of reasonable care and due diligence prior to the giving of the information, could not have discovered the error or omission. Each K-sure Lender represents and warrants that it has not taken (or failed to take), and agrees that it shall not take (or fail to take), any action that would result in the K-sure Agent being in breach of any of its obligations in its capacity as K-sure Agent under the K-sure Policy or the other Transaction Documents, or result in the K-sure Lenders being in breach of any of their respective obligations as insured parties, under the K-sure Policy, or which would otherwise prejudice the K-sure Agent’s ability to make a claim on behalf of the K-sure Lenders under the K-sure Policy.

(c)	The K-sure Agent agrees to furnish promptly to each K-sure Lender, a copy of each written communication received by it from, or sent by it to, K-sure expressly relating to the K-sure Policy. The K-sure Agent agrees not to take any action under the K-sure Policy without the consent of the Lenders (which consent shall not be unreasonably withheld), unless the K-sure Agent has reasonably determined that such action would not be material to the coverage provided to the K-sure Lender thereunder.

(d)	Each Lender acknowledges and agrees that it shall have no entitlement to make any claim or to take any action whatsoever under or in connection with the K-sure Policy except through the K-sure Agent and that all of the rights of the K-sure Lenders under the K-sure Policy shall only be exercised by the K-sure Agent.

(e)	The K-sure Agent agrees to take such actions under the K-sure Policy (including with respect to any amendment, modification or supplement to the K-sure Policy) as may be directed by the Lenders from time to time; provided that, anything herein or in the K-sure Policy to the contrary notwithstanding, the K-sure Agent shall not be obliged to take any such action or to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties or the exercise of any of its rights or powers hereunder or thereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it or if such action would be contrary to applicable law.

(f)	Each K-sure Lender severally agrees to indemnify the K-sure Agent and its affiliates, and its and their respective officers, directors, employees and agents for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by, or asserted against the K-sure Agent or any of its affiliates or its or their respective officers, directors, employees or agents arising out of or by reason of any action taken by the K-sure Agent or any of its affiliates or its or their respective officers, directors, employees or agents or as a result of any misrepresentations and/or other breaches under paragraph (b) above, provided that no K-sure Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or wilful misconduct of the K-sure Agent. Each Lender expressly confirms and agrees that the K-sure Agent shall not be liable for any loss caused as a result of the breach by any Lender of its obligations under paragraph (b) above. The provisions of paragraphs (a) and (b) above, pertaining to the procedures to be followed in connection with the appointment of successor Facility Agent and Security Agent shall constitute, mutatis mutandis, the procedures to be followed in connection with the appointment of a successor K-sure Agent.

(g)	Each K-sure Lender severally agrees to reimburse the K-sure Agent in respect of the K-sure Premium (or any part thereof) if such premium (or any part thereof) is paid by the K-sure Agent and the K-sure Agent is not fully reimbursed in accordance with the terms of this Agreement.

(h)	If the K-sure Agent receives any K-sure Insurance Proceeds, the K-sure Agent shall pay the amount actually received by it to the Facility Agent for application in accordance with the provisions of clauses 37.23 (Order of application). The K-sure Insurance Proceeds are for the benefit of the Finance Parties and not for the benefit of the Borrowers. K-sure Insurance Proceeds received by the K-sure Agent or applied by the Facility Agent pursuant to this Agreement shall not be deemed to satisfy the obligations of the Borrower under any Security Document which obligations shall remain due and payable notwithstanding the receipt or application of those K-sure Insurance Proceeds.

37.35	Application of certain clauses to K-sure Agent

Clauses 37.11 (Resignation of the Facility Agent), 37.12 (Replacement of the Facility Agent), 37.13 (Confidentiality) shall each extend so as to apply to the K-Sure Agent in its capacity as such and for that purpose each reference to the “Facility Agent” in these clauses shall extend to include in addition a reference to the “K-sure Agent” in its capacity as such.

37.36	Application of certain clauses to Issuing Bank

Clauses 37.11 (Resignation of the Facility Agent), 37.12 (Replacement of the Facility Agent), 37.13 (Confidentiality) shall each extend so as to apply to the Issuing Bank in its capacity as such and for that purpose each reference to the “Facility Agent in these clauses shall extend to include in addition a reference to the “Issuing Bank” in its capacity as such.

38	Conduct of business by the Finance Parties

38.1	Finance Parties tax affairs

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

38.2	Finance Parties acting together

Notwithstanding clause 2.10 (Finance Parties’ rights and obligations), if the Facility Agent makes a declaration under clause 31.30 (Acceleration) the Facility Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrower and other Obligors and generally administer the Facility in accordance with the wishes of the Majority Lenders. All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against any Obligor or any of their respective assets without the prior consent of the Majority Lenders.

This clause shall not override clause 37 (Roles of Facility Agent, Security Agent and K-sure Agent) as it applies to the Security Agent.

38.3	Majority Lenders

(a)	Where any Finance Document provides for any matter to be determined by reference to the opinion of, or to be subject to the consent, approval or request of, the Majority Lenders or for any action to be taken on the instructions of the Majority Lenders (a majority decision), such majority decision shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such majority decision is required and the relevant majority of Lenders shall have given or issued such majority decision subject to paragraph (b) below. However (as between any Obligor and the Finance Parties) the relevant Obligor shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Lenders when notified to this effect by the Facility Agent whether or not this is the case.

(b)	If, within the relevant decision period provided for under the relevant provision of the Finance Documents (or if there is no such period, fifteen (15) Business Days after the Facility Agent despatching to each Lender a notice requesting instructions (or confirmation of instructions) from the Lenders or the agreement of the Lenders to any amendment, modification, waiver, variation or excuse of performance for the purposes of, or in relation to, any of the Finance Documents), the Facility Agent has not received a reply specifically giving or confirming or refusing to give or confirm the relevant instructions or, as the case may be, approving or refusing to approve the proposed amendment, modification, waiver, variation or excuse of performance, then (irrespective of whether such Lender responds at a later date) the Facility Agent shall treat any Lender which has not so responded as having indicated a desire to be bound by the wishes of 662/3 per cent. of those Lenders (measured in terms of the total Commitments of those Lenders) which have so responded and their Commitment shall be disregarded for the purposes of determining whether a relevant percentage of the Total Commitments has been obtained.

(c)	For the purposes of clause 38.3(b), any Lender which notifies the Facility Agent of a wish or intention to abstain on any particular issue shall be treated as if it had not responded.

(d)	Clauses 38.3(b) and 38.3(c) shall not apply in relation to those matters referred to in, or the subject of, clause 46.2 (Exceptions).

38.4	Conflicts

(a)	The Borrower acknowledges that any Mandated Lead Arranger and its parent undertaking, subsidiary undertakings and fellow subsidiary undertakings (together an Arranger Group) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrower may have conflicting interests in respect of the Facility or otherwise.

(b)	No member of an Arranger Group shall use confidential information gained from any Obligor by virtue of the Facility or its relationships with any Obligor in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of an Arranger Group has as Facility Agent in respect of the Finance Documents. The Borrower also acknowledges that no member of an Arranger Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.

(c)	The terms parent undertaking, subsidiary undertaking and fellow subsidiary undertaking when used in this clause have the meaning given to them in sections 1161 and 1162 of the Companies Act 2006.

39	Sharing among the Finance Parties

39.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 40 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with clause 40 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, promptly on demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 40.6 (Partial payments).

39.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 40.6 (Partial payments).

39.3	Recovering Finance Party’s rights

(a)	On a distribution by the Facility Agent under clause 39.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under clause 39.3(a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

39.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 39.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Lender for the amount so reimbursed.

39.5	Exceptions

(a)	This clause 39 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings in accordance with the terms of this Agreement, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings;

(ii)	the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and

(iii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

39.6	Application of proceeds under K-sure Policy

The foregoing provisions of this clause 39 shall not apply to any proceeds under the K-sure Policy and instead:

(a)	if any Finance Party receives any proceeds under the K-sure Policy, it shall pay such moneys to the Facility Agent;

(b)	notwithstanding the provisions of clause 40.6 (Partial payments), any such moneys shall be applied by the Facility Agent only in favour of the K-sure Lenders, and, for the avoidance of doubt, no such proceeds shall be available in any circumstances to the Obligors;

(c)	no such proceeds (whether before or after application in accordance with the provisions of clause 39.6(b) above) shall be deemed to satisfy the obligations of the Obligors, shall be ignored in calculating the amount owing to the Finance Parties and any of them in respect of the K-sure Policy and, for the avoidance of doubt, the obligations of each Obligor under each Finance Document to which it is a party shall remain in full force and effect unaffected by the receipt of any such insurance proceeds; and

(d)	any unpaid K-sure Premium shall constitute amounts then due and payable in respect of the K-sure Facility under the Finance Documents (and any of them) for the purposes of the amounts then due and payable in respect of clause 18.1 (Transaction expenses).

SECTION 10 - ADMINISTRATION

40	Payment mechanics

40.1	Payments to the Facility Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

40.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to clause 40.3 (Distributions to an Obligor) and clause 40.4 (Clawback and pre-funding) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

40.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with clause 41 (Setoff)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

40.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(c)	If the Facility Agent is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)	the Facility Agent may notify the Borrower of that Lender’s identity and the Borrower shall on demand refund it to the Facility Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

40.5	Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, the Borrower or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with clauses 40.1 (Payments to the Facility Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay the relevant part of that amount to an interest-bearing account held with an Approved Transferee and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower or the Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with paragraphs (a) and (b) above shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Facility Agent in accordance with this Agreement, each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with clause 40.2 (Distributions by the Facility Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

40.6	Partial payments

(a)	If the Facility Agent receives a payment for application against amounts due under the Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs (including Break Costs) and expenses (ignoring any fees payable under clause 13 (Fees)) of the Agents, the Security Agent or the Mandated Lead Arrangers under those Finance Documents;

(ii)	secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 37.10 (Lenders’ indemnity to the Facility Agent) including any amount resulting from the indemnity to the Security Agent under clause 37.21(a) (Application of certain clauses to Security Agent);

(iii)	thirdly, in or towards payment, on a pari passu basis, to (i) the Lenders pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents and (ii) the Hedging Banks pro rata of any sums owing to them under any of those Finance Documents (other than any swap termination sums / closeout payments owing to them under the Hedging Contracts);

(iv)	fourthly, in or towards payment, on a pari passu basis, to:

(A)	the Lenders pro rata of any principal which is due but unpaid under those Finance Documents; and

(B)	the Hedging Banks pro rata of any termination sums owing to them under the Hedging Contracts; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by all the Lenders and the Hedging Banks, vary the order set out in paragraphs (i) to (v) of clause 40.6(a).

(c)	Clauses 40.6(a) and 40.6(b) above will override any appropriation made by an Obligor.

40.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

40.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

40.9	Currency of account

(a)	Subject to clauses 40.9(b) to 40.9(c), dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of all or part of any Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

(c)	Each payment in respect of the amount of any costs, expenses or Tax or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

(d)	All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

40.10	Disruption to Payment Systems etc.

If the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 46 (Amendments and grant of waivers);

(e)	the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 40.10; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to clause 40.10(d) above.

41	Set-off

A Finance Party may set off any matured obligation due from an Obligor under any Finance Document against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

42	Notices

42.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, email or letter.

42.2	Addresses

The address, email address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or any Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of any Obligor which is a Party, that identified with its name in Schedule 1 (The original parties);

(b)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;

(c)	in the case of any Original Lender, the Security Agent, the Facility Agent, the K-sure Agent and any other original Finance Party that identified with its name in Schedule 1 (The original parties); and

(d)	in the case of each other Lender or Finance Party, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party in the relevant capacity,

or, in each case, any substitute address, email address, fax number, or department or officer as an Obligor or Finance Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days’ notice.

42.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax or, in the case of a Party other than an Account Bank, email, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 42.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent, the Account Banks or the Security Agent will be effective only when actually received by the Facility Agent, the Account Banks or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Facility Agent or the Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor to or from a Finance Party shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

(e)	Any electronic communication which becomes effective, in accordance with paragraph (a) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

42.4	Notification of address, email address and fax number

Promptly upon receipt (from an Obligor) of notification of an address, email address and fax number or change of address, email address or fax number pursuant to clause 42.2 (Addresses) or changing its own address, email address or fax number, the Facility Agent shall notify the other Parties.

42.5	Communication when Agent is Impaired Agent

If the Facility Agent is. an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed

42.6	English language

(a)	Any notice given under or in connection with any Finance Document shall be in English.

(b)	All other documents provided under or in connection with any Finance Document shall be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

43	Calculations and certificates

43.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

43.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is in the absence of manifest error, conclusive evidence of the matters to which it relates.

43.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.

44	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

45	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

46	Amendments and grant of waivers

46.1	Required consents

(a)	Subject to clause 46.2 (Exceptions), any term of the Finance Documents may be amended or waived with the consent of the Facility Agent (acting on the instructions of the Majority Lenders and, if it affects the rights and obligations of the Security Agent or either Agent, the consent of the Facility Agent or the Security Agent and, if it affects the rights and obligations of the Hedging Banks, the consent of the Hedging Banks) and any such amendment or waiver agreed, given or effected by the Facility Agent will be binding on the other Parties.

(b)	The Facility Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment, waiver, discharge or release permitted by this clause.

(c)	Without prejudice to the generality of clause 37.6 (Rights and discretion of the Facility Agent), the Facility Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver, discharge, release or consent under this Agreement.

46.2	Exceptions

(a)	An amendment, waiver, discharge or release or a consent of, or in relation to, the terms of any Finance Document that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in clause 1.1 (Definitions);

(ii)	the definition of “Last Availability Date” in clause 1.1 (Definitions);

(iii)	the definition of “Final Maturity Date” in clause 1.1 (Definitions);

(iv)	an extension to the date of payment of any amount under the Finance Documents (other than the FSRU Tranche in the case of an Approved Refinancing in accordance with clause 22.15 (Balloon Refinancing);

(v)	a reduction in the Margin (other than, in the case of the FSRU Tranche, any reduction agreed as part of the terms of an Approved Refinancing) or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate (other than, in the case of the FSRU Tranche, any reduction agreed as part of the terms of an Approved Refinancing) at which they are calculated;

(vi)	an increase in, or an extension of, any Commitment or the Total Commitments, an extension of any period within which the Facility is available for Utilisation or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(vii)	a change to the Borrower or any other Obligor (other than Supervisor and the appointment of a replacement O&M Contractor which is an Approved Operator pursuant to clause 24.4 (Operation and Maintenance)) or the Charterer];

(viii)	any provision which expressly requires the consent or approval of all the Lenders;

(ix)	clauses 20.1 (Financial statements), 20.2 (Provisions and contents of Compliance Certificate) or 20.3 (Requirements as to financial statements) or clause 21 (Financial covenants);

(x)	clause 2.10 (Finance Parties’ rights and obligations), clause 33 (Changes to the Lenders), clause 39.1 (Payments to Finance Parties) or this clause 46;

(xi)	the order of distribution under clauses 37.23 (Order of application) or 40.6 (Partial payments);

(xii)	the currency in which any amount is payable under any Finance Document;

(xiii)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Security Documents are distributed; or

(xiv)	the circumstances in which the security constituted by the Security Documents are permitted or required to be released under any of the Finance Documents,

shall not be made without the prior consent of the Lenders and K-sure.

(b)	Amendments to or waivers in respect of the Hedging Contracts may only be agreed by the Hedging Banks.

(c)	An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Security Agent, the Hedging Banks or the Mandated Lead Arrangers in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agents, Security Agent, the Hedging Banks and the Mandated Lead Arrangers (as the case may be).

(d)	Notwithstanding clauses 46.1 and 46.2(a) to (c) (inclusive), the Facility Agent may with the consent of the Borrower make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

(e)	Notwithstanding the provisions of this clause 46.2, any waiver of an Event of Default and enforcement of remedies related thereto shall require the consent of K-sure.

(f)	The K-sure Agent shall provide a copy of any amendment or waiver to K-sure within ten (10) days of such amendment or waiver becoming effective.

46.3	Releases

Except with the approval of the Lenders or as is expressly permitted or required by the Finance Documents, the Facility Agent shall not have authority to authorise the Security Agent to release:

(a)	any Charged Property from the security constituted by any Security Document; or

(b)	any Obligor from any of its guarantee or other obligations under any Finance Document.

47	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11 - GOVERNING LAW AND ENFORCEMENT

48	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

49	Enforcement

49.1	Arbitration

(a)	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of Singapore International Arbitration Centre (SIAC Rules) for the time being in force which rules are deemed to be incorporated by reference to this clause.

(b)	The tribunal shall consist of a panel of three arbitrators (the Tribunal) appointed in accordance with the SIAC Rules.

(c)	The language of the arbitration shall be English.

(d)	The Parties undertake to keep confidential the existence of, and all awards in, any arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain - save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.

(e)	By agreeing to arbitration in accordance with this clause, the Parties do not intend to deprive any competent court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings or the enforcement of any award. Any interim or provisional relief ordered by any competent court may subsequently be vacated, continued or modified by the arbitral tribunal on the application of either Party.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The original parties

Borrower

Name:	PT HOEGH LNG LAMPUNG

Jurisdiction of incorporation	Indonesia

Registration number (or equivalent, if any)	TDP 09.05.1.5.78984

Registered office	JI Jenderal Sudirman Kay 1, Jakarta 10220, Indonesia

Address for service of notices	PT Hoegh LNG Lampung JI Jenderal Sudirman Kay 1, Jakarta 10220, Indonesia

	Fax No:	+62 21 574 2180

	Tel No:	+62 21 574 2181

	Attention:	Director

	E-mail:	Parthsarthi.jindal@hoeghling.com

With copy to:

Hoegh LNG Lampung Pte Ltd 72 Anson Road, #07-03 Anson House, Singapore 079911

	Fax No:	+65 6438 6493

	Tel No:	+65 6511 1950

	Attention:	Parthsarthi Jindal / Yin Ying Guay

	E-mail:	Parthsarthi.jindal@hoeghIng.com / yin-ying.guay@hoeghlng.com

Guarantor

Name of Guarantor	HÖEGH LNG HOLDINGS LTD

Jurisdiction of incorporation	Bermuda

Registration number (or equivalent, if any)	39152

Registered office	Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda

Address for service of notices	Drammensveien 134, P.O. Box 4 Skoyen, NO-0212 Oslo, Norway

	Fax No:	+47 975 67 401

	Tel No:	+47 975 57 400

	Attention:	Lars Mardalen

	E-mail:	lars.mardalen@hoeghIng.com

Shareholders

Name of Singapore Shareholder	HOEGH LNG LAMPUNG PTE LTD

Jurisdiction of incorporation	Singapore

Registration number (or equivalent, if any)	201230099W

Registered office	4 Robinson Road, House of Eden #05-01, Singapore 048543

Address for service of notices	72 Anson Road, #07-03 Anson House, Singapore 079911

	Fax No:	+65 6438 6493

	Tel No:	+65 6511 1950

	Attention:	Parthsarthi Jindal / Yin Ying Guay

	E-mail:	Parthsarthi.jindal@hoeqhlnq.com / yin-vinp.guay@hoeghlng.com

Name of Indonesian Shareholder	PT BAHTERA DAYA UTAMA

Jurisdiction of incorporation	Indonesia

Registration number (or equivalent, if any)	TDP 09.03.1.46.82799

Registered office	Jalan Ampera Raya No. 9-10, Jakarta Selatan 12550, Indonesia

Address for service of notices	Jalan Ampere Raya No. 9-10, Jakarta Selatan 12550, Indonesia

	Fax No:	7808055

	Tel No:	7808044

	Attention:	Director

	E-mail:	nbasuki@imeco.co.id

The Original Lenders and their Commitments

(i)	Commercial Lenders

Name	Facility Office, address, fax number and attention details for notices and account details for payments	Account details for payments	FSRU Tranche Commitment $	Mooring Tranche Commitment $
The Bank of Tokyo Mitsubishi, UFJ

Administrative / Credit Contacts

The Bank Of Tokyo-Mitsubishi UFJ, Ltd. Jakarta Branch

Address: MidPlaza 1 Building 1-3F

JI. Jend Sudirman Kav. 10-11

Jakarta 10220

Attn: Irma Nofiana / Alvian V. Langitan /

Nurhayani Purwitasari / Cecilia S. Rachmani / Devi Mariana Afandy

Tel: (62-21) 3004 8265 / (62-21) 2553 8364 /

(62-21) 2553 8369 / (62-21) 3004 8214 /

(62-21) 3004 8241

Fax: (62-21) 573 5724 / (62-21) 570 6184

Email:

Irma_Nofiana@id.mufg.jp

Alvian_Vernon_Langitan@id.mufg.jp

Nurhayani_Purwitasari@id.mufg.jp

Cecilia_Sri_Rachmani@id.mufg.jp

Devi_Mariana_Afandy@id.mufg.jp

Credit Contacts

The Bank of Tokyo Mitsubishi, UFJ, Ltd. Singapore Branch

Address: 9 Raffles Place, #01-01

Republic Plaza, Singapore 048619

Attn: Lam Sze Yin / Arthur Tay

Tel: +65 6231 1890 / +65 6231 1875

Fax: 6231 1873

Email:

lamsy@sg.mufg.jp

arthur_tay@sg.mufg.jp

		USD Payment Details Beneficiary Bank: The Bank of Tokyo — Mitsubishi UFJ Ltd New York Branch Swift No.: BOTKUS33 Country Payable: Indonesia Beneficiary Details: The Bank of Tokyo — Mitsubishi UFJ Ltd Jakarta Branch Account number: USD acc.: 536 - 390317 IDR acc.: 516 - 390303 Payment Details: Fee / Interest / Principal Payments of PT Hoegh LNG Lampung	11,693,124.80	12,380,000.00

Name	Facility Office, address, fax number and attention details for notices and account details for payments	Account details for payments	FSRU Tranche Commitment $	Mooring Tranche Commitment $
DBS Bank Ltd

DBS Bank

Credit Correspondences

Address: 12 Marina Boulevard Level 45,

DBS Asia Central @ Marina Bay Financial Centre Tower 3, Singapore 018982

Attn: Berna Okten

Tel: + (65) 6878 2073

Fax: + (65) 6224 7044

Email: bernaokten@dbs.com

Admin Correspondences

Address: 12 Marina Boulevard Level 45

DBS Asia Central @ Marina Bay

Financial Centre Tower 3,

Singapore 018982

Attn: Tham Choi Ling / John Lim

Tel: + (65) 6878 8634 / 4707

Fax: + (65) 6224 7044

Email:

choiling@dbs.com

johnl@dbs.com

USD Payment Details:

Beneficiary Bank: The Bank of New York Mellon, New York

Swift Code: IRVTUS3N

Beneficiary Details: DBS Bank Ltd

SWIFT address: DBSSSGSG

A/C No. 8900298189

Payment Details: Fee / Interest / Principal Payments of PT Hoegh LNG Lampung

Name	Facility Office, address, fax number and attention details for notices and account details for payments	Account details for payments	FSRU Tranche Commitment $	Mooring Tranche Commitment $
Korea Development Bank	Korea Development Bank Project Finance Department II Credit Correspondences Korea Development Bank Address: 14, Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea Attn: Energy & Natural Resources Team Se-Hee HWANG / Dae-Kwon Chung Tel: +82-2-787-5668 / +82-2-787-5666 Fax: +82-2-787-5693 Email: seheehwang@kdb.co.kr gooddk@kdb.co.kr Admin Correspondences Address: 14, Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea Attn: Operations Department Hyeong-Seop SHIM / Se-Young CHUN Tel: +82-2-787-7358 / +82 -2-787-7357 Fax: +82-2-787-5299 Email: hshim@kdb.co.kr csy226@(kdb.co.kr	Bank name: JP Morgan Chase Bank, New York Address: 4 New York Plaza Floor 15, New York, United States (ZIP Code: 10004) Swift code: CHASUS33 Beneficiary Bank: The Korea Development Bank (Swift code: KODBKRSE) Reference: Principal (or Interest or Fee) Payment for PT HOEGH LNG LAMPUNG Account number: 544-7-71671	11,693,124.80	12,380,000.00

Name	Facility Office, address, fax number and attention details for notices and account details for payments	Account details for payments	FSRU Tranche Commitment $	Mooring Tranche Commitment $
Oversea-Chinese Banking Corporation Limited

Oversea-Chinese Banking Corporation Limited

Credit Correspondences

Oversea-Chinese Banking Corporation Limited

Address: 65 Chulia Street OCBC

Centre #10-00 Singapore 049513

Attn: Fu Xiaofei / Jenny Chu / Diong Chea Ming

Tel: +65 67222391 / +65 65304118 / +65 65302925

Fax: +65 65366449

Email:

XiaofeiFu@ocbc.com

JennyChuKH@ocbc.com

DiongCM@ocbc.com

Admin Correspondences

Address: 65 Chulia Street OCBC Centre #10-00 Singapore 049513

Attn: Evelyn Kum / Fu Xiaofei / Jenny Chu

Tel: +65 65306189 / +65 67222391 / +65 65304118

Fax: +65 65366449

Email:

KumEvelyn@ocbc.com

XiaofeiFu@ocbc.com

JennyChuKH@ocbc.com

		Name of Currency: USD Account Holding Bank: JP Morgan Chase Bank, NY City: New York, USA SWIFT Address: CHASUS33 Beneficiary: OCBC Singapore Reference: WCM — PT Hoegh LNG Lampung (Attention: Evelyn Kum / FU Xiaofei)	11,693,124.80	12,380,000.00

Name	Facility Office, address, fax number and attention details for notices and account details for payments	Account details for payments	FSRU Tranche Commitment $	Mooring Tranche Commitment $
Standard Chartered Bank	Standard Chartered Bank Credit Correspondences Standard Chartered Bank Address: 8 Marina Boulevard, Marina Bay Financial Centre, 26F Singapore 018981 Attn: Ross Bennett Tel: +65 65964015 Fax: +65 66349568 Email: ross.bennett@sc.com Admin Correspondences Address: 8 Marina Boulevard, Marina Bay Financial Centre, 26F Singapore 018981 Attn: Ross Bennett Tel: +65 65964015 Fax: +65 66349568 Email: ross.bennett@sc.com	Standard Chartered Bank, New York Swift: SCBLUS33 Account No.: 3582-088503-001 (CHIPS UID 057220) Account Name: Standard Chartered Bank, Singapore SWIFT Address: SWBSGSG Reference: Hoegh LNG Lampung (Attn: Ross Bennett)	11,693,124.80	12,380,000.00

TOTAL			58,465,624.00	61,900,000.00

(ii)	K-sure Lenders

Name	Facility Office, address, fax number and attention details for notices and account details for payments	Account details for payments	Commitment $
The Bank of Tokyo Mitsubishi, UFJ

Administrative / Credit Contacts

The Bank Of Tokyo-Mitsubishi UFJ, Ltd. Jakarta Branch

Address: MidPlaza 1 Building 1-3F JI. Jend Sudirman Kav. 10-11 Jakarta 10220

Attn: Irma Nofiana / Alvian V. Langitan /

Nurhayani Purwitasari / Cecilia S. Rachmani /

Devi Mariana Afandy

Tel: (62-21) 3004 8265 / (62-21) 2553 8364 /

(62-21) 2553 8369 / (62-21) 3004 8214 /

(62-21) 3004 8241

Fax: (62-21) 573 5724 / (62-21) 570 6184

Email:

Irma_Nofiana@id.mufg.jp

Alvian_Vernon_Langitan@id.mufg.jp

Nurhayani_Purwitasari@id.mufg.jp

Cecilia_Sri_Rachmani@id.mufg.jp

Devi_Mariana_Afandy@id.mufg.jp

Credit Contacts

The Bank of Tokyo Mitsubishi, UFJ, Ltd.

Singapore Branch

Address: 9 Raffles Place, #01-01 Republic Plaza,

Singapore 048619

Attn: Lam Sze Yin / Arthur Tay

Tel: +65 6231 1890 / +65 6231 1875

Fax: 6231 1873

Email:

lamsy@sg.mufg.jp

arthur_tay@sg.mufg.jp

		USD Payment Details Beneficiary Bank: The Bank of Tokyo — Mitsubishi UFJ Ltd New York Branch Swift No.: BOTKUS33 Country Payable: Indonesia Beneficiary Details: The Bank of Tokyo — Mitsubishi UFJ Ltd Jakarta Branch Account number: USD acc.: 536 - 390317 IDR acc.: 516 - 390303 Payment Details: Fee / Interest / Principal Payments of PT Hoegh LNG Lampung	35,726,875.20

Name	Facility Office, address, fax number and attention details for notices and account details for payments	Account details for payments	Commitment $
DBS Bank Ltd	DBS Bank Credit Correspondences Address: 12 Marina Boulevard Level 45, DBS Asia Central @ Marina Bay Financial Centre Tower 3 Singapore 018982 Attn: Berna Okten Tel: + (65) 6878 2073 Fax: + (65) 6224 7044 Email: bernaokten@dbs.com Admin Correspondences Address: 12 Marina Boulevard Level 45, DBS Asia Central @ Marina Bay Financial Centre Tower 3 Singapore 018982 Attn: Tham Choi Ling / John Lim Tel: + (65) 6878 8634 / 4707 Fax: + (65) 6224 7044 Email: choiling@dbs.com johnl@dbs.com	USD Payment Details: Beneficiary Bank: The Bank of New York Mellon, New York Swift Code: IRVTUS3N Beneficiary Details: DBS Bank Ltd SWIFT address: DBSSSGSG A/C No. 8900298189 Payment Details: Fee / Interest / Principal Payments of PT Hoegh LNG Lampung	35,726,875.20

Name	Facility Office, address, fax number and attention details for notices and account details for payments	Account details for payments	Commitment $
Korea Development Bank	Korea Development Bank Project Finance Department II Credit Correspondences Korea Development Bank Address: 14, Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea Attn: Energy & Natural Resources Team Se-Hee HWANG / Dae-Kwon Chung Tel: +82-2-787-5668 / +82-2-787-5666 Fax: +82-2-787-5693 Email: seheehwang@kdb.co.kr gooddk@kdb.co.kr Admin Correspondences Address: 14, Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea Attn: Operations Department Hyeong-Seop SHIM / Se-Young CHUN Tel: +82-2-787-7358 / +82 -2-787-7357 Fax: +82-2-787-5299 Email: hshim@kdb.co.kr csy226@kdb.co.kr	Bank name: JP Morgan Chase Bank, New York Address: 4 New York Plaza Floor 15, New York, United States (ZIP Code: 10004) Swift code: CHASUS33 Beneficiary Bank: The Korea Development Bank (Swift code: KODBKRSE) Reference: Principal (or Interest or Fee) Payment for PT HOEGH LNG LAMPUNG Account number: 544-7-71671	35,726,875.20

Name	Facility Office, address, fax number and attention details for notices and account details for payments	Account details for payments	Commitment $
Oversea-Chinese Banking Corporation Limited

Oversea-Chinese Banking Corporation Limited

Credit Correspondences

Oversea-Chinese Banking Corporation Limited

Address: 65 Chulia Street OCBC Centre #10-00 Singapore 049513

Attn: Fu Xiaofei / Jenny Chu / Diong Chea Ming

Tel: +65 67222391 / +65 65304118 / +65 65302925

Fax: +65 65366449

Email:

XiaofeiFu@ocbc.com

JennyChuKH@ocbc.com

DiongCM@ocbc.com

Admin Correspondences

Address: 65 Chulia Street OCBC Centre #10-00 Singapore 049513

Attn: Evelyn Kum / Fu Xiaofei / Jenny Chu

Tel: +65 65306189 / +65 67222391 / +65 65304118

Fax: +65 65366449

Email:

KumEvelyn@ocbc.com

XiaofeiFu@ocbc.com

JennyChuKH@ocbc.com

		Name of Currency: USD Account Holding Bank: JP Morgan Chase Bank, NY City: New York, USA SWIFT Address: CHASUS33 Beneficiary: OCBC Singapore Reference: WCM — PT Hoegh LNG Lampung (Attention: Evelyn Kum / FU Xiaofei)	35,726,875.20

Name	Facility Office, address, fax number and attention details for notices and account details for payments	Account details for payments	Commitment $
Standard Chartered Bank	Standard Chartered Bank Credit Correspondences Standard Chartered Bank Address: 8 Marina Boulevard, Marina Bay Financial Centre, 26F Singapore 018981 Attn: Ross Bennett Tel: +65 65964015 Fax: +65 66349568 Email: ross.bennett@sc.com Admin Correspondences Address: 8 Marina Boulevard, Marina Bay Financial Centre, 26F Singapore 018981 Attn: Ross Bennett Tel: +65 65964015 Fax: +65 66349568 Email: ross.bennett@sc.com	Standard Chartered Bank, New York Swift: SCBLUS33 Account No.: 3582-088503-001 (CHIPS UID 057220) Account Name: Standard Chartered Bank, Singapore SWIFT Address: SWBSGSG Reference: Hoegh LNG Lampung (Attn: Ross Bennett)	35,726,875.20

TOTAL			178,634,376.00

(iii)	L/C Lenders

Name	Facility Office, address, fax number and attention details for notices and account details for payments	Account details for payments	Commitment $
The Bank of Tokyo Mitsubishi, UFJ

Administrative / Credit Contacts

The Bank Of Tokyo-Mitsubishi UFJ, Ltd. Jakarta Branch

Address: MidPlaza 1 Building 1-3F JI. Jend Sudirman Kav. 10-11 Jakarta 10220

Attn: Irma Nofiana / Alvian V. Langitan /

Nurhayani Purwitasari / Cecilia S. Rachmani /

Devi Mariana Afandy

Tel: (62-21) 3004 8265 / (62-21) 2553 8364 /

(62-21) 2553 8369 / (62-21) 3004 8214 /

(62-21) 3004 8241

Fax: (62-21) 573 5724 / (62-21) 570 6184

Email:

Irma_Nofiana@id.mufg.jp

Alvian_Vernon_Langitan@id.mufg.jp

Nurhayani_Purwitasari@id.mufg.jp

Cecilia_Sri_Rachmani@id.mufg.jp

Devi_Mariana_Afandy@id.mufg.jp

Credit Contacts

The Bank of Tokyo Mitsubishi, UFJ, Ltd.

Singapore Branch

Address: 9 Raffles Place, #01-01 Republic Plaza, Singapore 048619

Attn: Lam Sze Yin / Arthur Tay

Tel: +65 6231 1890 / +65 6231 1875

Fax: 6231 1873

Email:

lamsy@sg.mufg.jp

Arthur_tay@sg.mufg.jp

		USD Payment Details Beneficiary Bank: The Bank of Tokyo — Mitsubishi UFJ Ltd New York Branch Swift No.: BOTKUS33 Country Payable: Indonesia Beneficiary Details: The Bank of Tokyo — Mitsubishi UFJ Ltd Jakarta Branch Account number: USD acc.: 536 - 390317 IDR acc.: 516 - 390303 Payment Details: Fee / Interest / Principal Payments of PT Hoegh LNG Lampung	2,140,000.00

Name	Facility Office, address, fax number and attention details for notices and account details for payments	Account details for payments	Commitment $
DBS Bank Ltd	DBS Bank Credit Correspondences Address: 12 Marina Boulevard Level 45, DBS Asia Central @ Marina Bay Financial Centre Tower 3 Singapore 018982 Attn: Berna Okten Tel: + (65) 6878 2073 Fax: + (65) 6224 7044 Email: bernaokten@dbs.com Admin Correspondences Address: 12 Marina Boulevard Level 45, DBS Asia Central @ Marina Bay Financial Centre Tower 3 Singapore 018982 Attn: Tham Choi Ling / John Lim Tel: + (65) 6878 8634 / 4707 Fax: + (65) 6224 7044 Email: choiling@dbs.com johnl@dbs.com	USD Payment Details: Beneficiary Bank: The Bank of New York Mellon, New York Swift Code: IRVTUS3N Beneficiary Details: DBS Bank Ltd SWIFT address: DBSSSGSG A/C No. 8900298189 Payment Details: Fee / Interest / Principal Payments of PT Hoegh LNG Lampung	2,140,000.00

Name	Facility Office, address, fax number and attention details for notices and account details for payments	Account details for payments	Commitment $
Korea Development Bank	Korea Development Bank Project Finance Department II Credit Correspondences Korea Development Bank Address: 14, Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea Attn: Energy & Natural Resources Team Se-Hee HWANG / Dae-Kwon Chung Tel: +82-2-787-5668 / +82-2-787-5666 Fax: +82-2-787-5693 Email: seheehwang@kdb.co.kr gooddk@kdb.co.kr Admin Correspondences Address: 14, Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea Attn: Operations Department Hyeong-Seop SHIM / Se-Young CHUN Tel: +82-2-787-7358 / +82 -2-787-7357 Fax: +82-2-787-5299 Email: hshim@kdb.co.kr csy226@(kdb.co.kr	Bank name: JP Morgan Chase Bank, New York Address: 4 New York Plaza Floor 15, New York, United States (ZIP Code: 10004) Swift code: CHASUS33 Beneficiary Bank: The Korea Development Bank (Swift code: KODBKRSE) Reference: Principal (or Interest or Fee) Payment for PT HOEGH LNG LAMPUNG Account number: 544-7-71671	2,140,000.00

Name	Facility Office, address, fax number and attention details for notices and account details for payments	Account details for payments	Commitment $
Oversea-Chinese Banking Corporation Limited

Oversea-Chinese Banking Corporation Limited

Credit Correspondences

Oversea-Chinese Banking Corporation Limited

Address: 65 Chulia Street OCBC Centre #10-00 Singapore 049513

Attn: Fu Xiaofei / Jenny Chu / Diong Chea Ming

Tel: +65 67222391 / +65 65304118 / +65 65302925

Fax: +65 65366449

Email:

XiaofeiFu@ocbc.com

JennyChuKH@ocbc.com

DiongCM@ocbc.com

Admin Correspondences

Address: 65 Chulia Street OCBC Centre #10-00 Singapore 049513

Attn: Evelyn Kum / Fu Xiaofei / Jenny Chu

Tel: +65 65306189 / +65 67222391 / +65 65304118

Fax: +65 65366449

Email:

KumEvelyn@ocbc.com

XiaofeiFu@ocbc.com

JennyChuKH@ocbc.com

		Name of Currency: USD Account Holding Bank: JP Morgan Chase Bank, NY City: New York, USA SWIFT Address: CHASUS33 Beneficiary: OCBC Singapore Reference: WCM — PT Hoegh LNG Lampung (Attention: Evelyn Kum / FU Xiaofei)	2,140,000.00

Name	Facility Office, address, fax number and attention details for notices and account details for payments	Account details for payments	Commitment $
Standard Chartered Bank	Standard Chartered Bank Credit Correspondences Standard Chartered Bank Address: 8 Marina Boulevard, Marina Bay Financial Centre, 26F Singapore 018981 Attn: Ross Bennett Tel: +65 65964015 Fax: +65 66349568 Email: ross.bennett@sc.com Admin Correspondences Address: 8 Marina Boulevard, Marina Bay Financial Centre, 26F Singapore 018981 Attn: Ross Bennett Tel: +65 65964015 Fax: +65 66349568 Email: ross.bennett@sc.com	Standard Chartered Bank, New York Swift: SCBLUS33 Account No.: 3582-088503-001 (CHIPS UID 057220) Account Name: Standard Chartered Bank, Singapore SWIFT Address: SWBSGSG Reference: Hoegh LNG Lampung (Attn: Ross Bennett)	2,140,000.00

TOTAL			178,634,376.00

The Hedging Banks

Name	Facility Office, address, fax number and attention details for notices and account details for payments
The Bank of Tokyo Mitsubishi, UFJ

Administrative / Credit Contacts

The Bank Of Tokyo-Mitsubishi UFJ, Ltd. Jakarta Branch

Address: MidPlaza 1 Building 1-3F JI. Jend Sudirman Kav. 10-11 Jakarta 10220

Attn: Irma Nofiana / Alvian V. Langitan / Nurhayani Purwitasari / Cecilia S. Rachmani /

Devi Mariana Afandy

Tel: (62-21) 3004 8265 / (62-21) 2553 8364 / (62-21) 2553 8369 / (62-21) 3004 8214 /

(62-21) 3004 8241

Fax: (62-21) 573 5724 / (62-21) 570 6184

Email:

Irma_Nofiana@id.mufg.jp

Alvian_Vernon_Langitan@id.mufg.jp

Nurhayani_Purwitasari@id.mufg.jp

Cecilia_Sri_Rachmani@id.mufg.jp

Devi_Mariana_Afandy@id.mufg.jp

Credit Contacts

The Bank of Tokyo Mitsubishi, UFJ, Ltd. Singapore Branch

Address: 9 Raffles Place, #01-01 Republic Plaza, Singapore 048619

Attn: Lam Sze Yin / Arthur Tay

Email:

lamsy@sg.mufg.jp

arthur_tay@sg.mufg.jp

Tel: +65 6231 1890 / +65 6231 1875

Fax: 6231 1873

Account Payment Details

Beneficiary Bank: The Bank of Tokyo — Mitsubishi UFJ Ltd New York Branch

Swift No.: BOTKUS33

Country Payable: Indonesia

Beneficiary Details: The Bank of Tokyo — Mitsubishi UFJ Ltd Jakarta Branch

Account number:

USD acc.: 536 - 390317

IDR acc.: 516 - 390303

Payment Details: Fee / Interest / Principal Payments of PT Hoegh LNG Lampung

Name	Facility Office, address, fax number and attention details for notices and account details for payments
Korea Development Bank

Korea Development Bank Trading Center

Address: 14, Eunhaeng-ro, Youngdeungpo-gu, Seoul 150-973, Korea

Attn: Han-June JO / KI-Hoon KIM

Tel: +82-2-787-6983 / +82-2-787-7302

Fax: +82-2-787-7397

Email:

giuni@kdb.co.kr

kim_kihoon@kdb.co.kr

Standard Chartered Bank	Standard Chartered Bank Address: 8 Marina Boulevard, #27-01 Marina Bay Financial Centre Singapore 018981 Attn: Alok Raturi Tel: +65 65578162 Fax: +65 66349531 Email: Alok.Raturi@sc.com

DBS Bank Ltd

DBS Bank

Credit Correspondences

Address: 12 Marina Boulevard Level 45

DBS Asia Central @ Marina Bay Financial Centre Tower 3,

Singapore 018982

Attn: Berna Okten

Tel: + (65) 6878 2073

Fax: + (65) 6224 7044

Email: bernaokten@dbs.com

Admin Correspondences

Address: 12 Marina Boulevard Level 45

DBS Asia Central @ Marina Bay Financial Centre Tower 3,

Singapore 018982

Attn: Tham Choi Ling / John Lim

Tel: + (65) 6878 8634 / 4707

Fax: + (65) 6224 7044

Email:

choiling@dbs.com

johnl@dbs.com

Name	Facility Office, address, fax number and attention details for notices and account details for payments
Oversea-Chinese Banking Corporation Limited

Oversea-Chinese Banking Corporation Limited

Credit Correspondences

Oversea-Chinese Banking Corporation Limited

Address: 65 Chulia Street OCBC Centre #10-00 Singapore 049513

Attn: Fu Xiaofei / Jenny Chu / Diong Chea Ming

Tel: +65 67222391 / +65 65304118 / +65 65302925

Fax: +65 65366449

Email:

XiaofeiFu@ocbc.com

JennyChuKH@ocbc.com

DiongCM@ocbc.com

Admin Correspondences

Address: 65 Chulia Street OCBC Centre #10-00 Singapore 049513

Attn: Evelyn Kum / Fu Xiaofei / Jenny Chu

Tel: +65 65306189 / +65 67222391 / +65 65304118

Fax: +65 65366449

Email:

KumEvelyn@ocbc.com

XiaofeiFu@ocbc.com

JennyChuKH@ocbc.com

The Facility Agent

Name	Standard Chartered Bank

Address	5th Floor, 1 Basinghall Avenue, London. EC2V 5DD

Fax Number	+44 2078 853 632

Attention	Matthew Breadon

Telephone number	+44 2078 858 632

Email address	loansagencyuk@sc.com

Account Details (USD)	A/C with Bank: Standard Chartered Bank, New York (SCBLUS33) Beneficiary: Standard Chartered Bank, London (SCBLGB2L) Account No: 3582-088442-001 Ref: Loans Agency / PT Hoegh / [Payment Reference]

The Security Agent

Name	Standard Chartered Bank

Address	5th Floor, 1 Basinghall Avenue, London. EC2V 5DD

Fax Number	+44 2078 853 632

Attention	Matthew Breadon

Telephone number	+44 2078 858 632

Email address	loansagencyuk@sc.com

Account Details (USD)	A/C with Bank: Standard Chartered Bank, New York (SCBLUS33) Beneficiary: Standard Chartered Bank, London (SCBLGB2L) Account No: 3582-088442-001 Ref: Loans Agency / PT Hoegh / [Payment Reference]

The K-Sure Agent

Name	Standard Chartered Bank

Address	5th Floor, 1 Basinghall Avenue, London. EC2V 5DD

Fax Number	+44 2078 853 632

Attention	Matthew Breadon

Telephone number	+44 2078 858 632

Email address	loansagencyuk@sc.com

Account Details (USD)	A/C with Bank: Standard Chartered Bank, New York (SCBLUS33) Beneficiary: Standard Chartered Bank, London (SCBLGB2L) Account No: 3582-088442-001 Ref: Loans Agency / PT Hoegh / [Payment Reference]

The Issuing Bank

Name	Standard Chartered Bank

Address	7 Changi Business Park Crescent, Level 1, Trade Services Centre, Singapore 486028

Fax Number	+65 64467823

Attention	Banker’s Guarantee Department Quoting Ref: PT Hoegh LNG Lampung, SBLC Issuance

Email address	Niluka.Ratnavake@sc.com / Jai.Gurtoo@sc.com / Adeel-Mahdi.Rizvi@sc.com / Straight2bank.SG@sc.com / Premier.sg@sc.com

Account Details (USD)	FED WIRE/CHIPS/SWIFT TO STANDARD CHARTERED BANK NEW YORK ABA NO. 0260-0256-1, (CHIPS ABA 256) FOR A/C STANDARD CHARTERED BANK SINGAPORE A/C NO. 3582-088511

The Offshore Account Bank

Name	Standard Chartered Bank

Address	Addressed to: Securities Services Manager 7 Changi Business Crecent, Level 3, Singapore 486028

Fax Number	+65 63051760

Attention	Steven Truong / Murad Abdul

Telephone number	+65 65962549, +65 65961164

Email address	-

Account Details (USD)

Pay to: Standard Chartered Bank

Account Number: 3582-088503-001

Account Bank / Account name: Standard Chartered Bank, New York (SWIFT Code: SCBLUS33)

Favouring: Standard Chartered Bank, Singapore (SWIFT Code: SCBLSGSG)

Quoting Ref: (in respect of the Offshore Account Bank Fee PT Hoegh LNG Lampung)

Attn: SEC SVS — Steven Truong/Murad Abdul

The Onshore Account Bank

Name	Standard Chartered Bank, Jakarta Branch

Address	Securities Services, Menara Standard Chartered Bank, JI. Prof. DR. Satrio, No. 164 Jakarta 12930

Fax Number	+62 21 571 9671

Attention	Muhammad Rizki Samhudi — Head of Corporate Action Securities Services Operation

Telephone number	+62 21 255 50205

Email address	M.Rizki.Sarnhudisc.com

Account Details (USD)	Pay to: Standard Chartered Bank Account Number: 3582-088517-001 Account Bank / Account name: Standard Chartered Bank, New York (SWIFT Code: SCBLUS33)

Favouring: Standard Chartered Bank, Jakarta (Securities Services) Quoting Ref: (in respect of the Onshore Account Bank Fee PT Hoegh LNG Lampung) Attn: SEC SVS — Reni Astuti

Schedule 2

Vessel information

Part 1

Description of the Vessel

Name	Hull No. 2548 (to be named “PGN FSRU Lampung”)

Gross Tons	110,300 (Preliminary)

Net Tons	81,500 (Preliminary)

Type	Ship Type 2G (-163oC, 500kg/rni, 70kPa)

Length overall	294 M

Breadth moulded	46 M

Depth moulded	26 M

Storage capacity	170,000 CBM

Part 2

Information

Vessel

Builder:	Hyundai Heavy Industries Co, Ltd

Builder’s registered office:	1. Jeonha-Dong, Gong-Gu, Ulsan, Korea

Date and description of Building Contract:	Building contract dated 10 June 2011 between the Builder and the Sponsor as novated to the Borrower pursuant to a novation agreement dated 22 July 2013

Flag State	Indonesia

Charter description:	Charter contract dated 25 January 2012 between the Charterer and the Sponsor as amended and restated by an amendment and restatement agreement dated 17 October 2012, to be novated to the Borrower

Charterer:	PT Perusahaan Gas Negara (Persero) Tbk

Classification:	+1A1, Tanker for Liquefied Gas, Ship type 2G (-163oC, 500kg/m3,70kPa, NAUTICUS (Newbui[ding), REGAS-2, E0, NAUT-OC, CLEAN, BIS, CSA-FLS2, PLUS, COAT-PSPC (B), Recyclable, GAS FUELLED, TMON

Classification Society:	Det Norske Veritas

Refund Guarantor	Kookmin Bank Republic of Korea

Refund Guarantor’s registered office	9-1 2-Ga, Namdaemun-Ro, Jung-Gu Seoul, 100-703, Korea

Refund Guarantee	Refund guarantee dated 26 July 2013 with number M07601307XD00071 issued by the Refund Guarantor in favour of the Borrower in respect of the Builder’s obligations under the Building Contract

Part 3

Information

Mooring

Mooring EPC Contractor:	SOFEC, Inc.

Mooring EPC Contractor’s registered office:	14741 Yorktown Plaza Drive, Houston, Texas, 77040

Date and description of Mooring EPC Contract:	Contract dated 16 November 2012 made between the Mooring EPC Contractor and the Sponsor to establish the minimum technical requirements to be met during the operation, as well as to supply data for the contractual requirements towards design, purchasing of equipment, construction/fabrication and installation of the tower yoke mooring system for the safe mooring and operation of FSRU and feeder vessel LNGC, to be installed offshore Labuhan Maringgai, Indonesia for the full Design Service Life of 20 years, to be novated to the Borrower

Schedule 3

Conditions precedent

Part 1

Initial Conditions Precedent

1.	Constitutional Documents and corporate authorities

In respect of each Obligor and the Sponsor which is, or is to be by the date of the first Utilisation, a party to a Finance Document and each Indonesian Shareholder (each a Relevant Party):

(a)	a copy certified by (i) a duly authorised officer and/or the company secretary of the relevant person or (ii) in the case of the Borrower and each Indonesian Shareholder, an authorised director of the Borrower and the relevant Indonesian Shareholder in accordance with its articles of association respectively to be a true, complete and up-to-date copy, of the Constitutional Documents of that person or equivalent documents in respect of that person;

(b)	a copy, certified by (i) a duly authorised officer and/or the company secretary of the relevant person or (ii) in the case of the Borrower and each Indonesian Shareholder, an authorised director of the Borrower and the relevant Indonesian Shareholder in accordance with its articles of association respectively to be a true copy, and as being in full force and effect and not amended or rescinded, of resolutions of the board of directors or governors (or of a committee of the board of directors or governors or an analogous management body) of that person:

(i)	approving the entering into by the Relevant Party of the Transaction Documents to which that person is (or is to be by the date of the first Utilisation) party (the “Relevant Transaction Documents”);

(ii)	authorising the execution by that Relevant Party of such of the Relevant Transaction Documents; and

(iii)	authorising an individual or individuals to sign and deliver on behalf of that person such of the Relevant Transaction Documents;

(c)	if required by that Relevant Party’s Constitutional Documents or applicable law, a copy of a resolution signed by all (or requisite number of) the holders of the issued shares in that Relevant Party, approving the terms of, and the transactions contemplated by, the Relevant Transaction Documents;

(d)	a copy certified by (i) a duly authorised officer and/or the company secretary of that person or (ii) in the case of the Borrower and each Indonesian Shareholder, an authorised director of the Borrower and each Indonesian Shareholder in accordance with its articles of association respectively to be a true copy, and as being in full force and effect and not revoked or withdrawn, of any power of attorney issued by that person pursuant to the said resolutions;

(e)	a certificate of incumbency with a list of those signatories of the applicable party that have executed or will execute (and who are authorised) the Relevant Transaction Documents together with specimen signatures or attaching copies of documents with specimen signatures; and

2.	Consents

A certificate from the Borrower listing all material Consents necessary for ownership and operation of the FSRU in Indonesia in accordance with the Charter and, in relation to each such Consent, specifying whether that Consent is required to be in place by Delivery or by Final Acceptance.

3.	Finance Documents

(a)	An original counterpart of this Agreement and each Fee Letter duly executed and delivered by the Borrower.

(b)	Each Subordination Deed required under this Agreement to have been entered into by the date of the first Utilisation and all documents required to be delivered pursuant thereto duly executed by the Obligors who are party thereto.

(c)	An original of the following Original Security Documents:

(i)	the Guarantees;

(ii)	the Guarantor’s Letter of Undertaking;

(iii)	the Security Assignment;

(iv)	the Project Agreements Assignment;

(v)	the Account Security;

(vi)	the Sponsor’s Assignment

(vii)	the Supervisor Undertaking;

(viii)	the Shares Security;

(ix)	the Letter of Quiet Enjoyment;

(x)	the Hedging Security;

(xi)	the Fiduciary Assignment of Tangible Assets; and

(xii)	the Fiduciary Assignment of Receivables, and an original of each notice of assignment and acknowledgement required thereunder each duly executed by each of the relevant parties thereto.

(d)	Agreed forms of each of the other Finance Documents, executed copies of which are to be provided under Parts 2 and 3 of this Schedule 3.

(e)	Documentary evidence that the Shares Security in respect of each Indonesian Shareholder, the Fiduciary Assignment of Tangible Assets and the Fiduciary Assignment of Receivables has been duly registered with the Fiduciary Registration Registry (as evidenced by the receipt from the Fiduciary Registration Office accepting the registration thereof).

(f)	Documentary evidence that the acknowledgments required under the Fiduciary Assignment of Receivables have been obtained from relevant counterparties.

(g)	Documentary evidence that all filings and registrations in relation to the Finance Documents that have been entered into the date of the first Utilisation and that are required and capable to be made under applicable laws by the Obligors to have been made by the date of the first Utilisation, including the reports of: (i) the Borrower’s offshore loan plan that covers the offshore loan Facilities under this Agreement; and (ii) the execution of this Agreement to Bank Indonesia as required under Bank Indonesia Regulation No. 14/21 /PBI/2012 have been made.

(h)	Documentary evidence that the report of the Borrower’s offshore loan under this Agreement at the latest on the 10th day following the date of the execution of this

Agreement to the Team for Coordination of Management of Offshore Commercial Loans (Tim Koordinasi Pengelolaan Pinjaman Komersial Luar Negeri) and the Ministry of Finance has been made.

(i)	The original shares certificate(s) evidencing each Shareholder’s percentage share ownership in the Borrower.

(j)	The certified true copy of the share register of the Borrower that provides the registration of the Shareholders’ share ownership in the Borrower and the Shares Security in respect of the Singapore Shareholder.

4.	Project Agreements

(a)	A copy, certified as a true copy by a duly authorised signatory of the Borrower, of:

(i)	the Charter (including the Charter Novation Agreement);

(ii)	the Umbrella Agreement;

(iii)	the Consortium Agreement;

(iv)	any Charter Guarantee;

(v)	the Building Contract (including the Building Contract Novation Agreement);

(vi)	Refund Guarantee;

(vii)	the Mooring EPC Contract (including the Mooring EPC Contract Novation Agreement);

(viii)	the Modec Guarantee;

(ix)	the EPCIC Agreement;

(x)	the Shareholders Agreement;

(xi)	the Equity Loan Agreements;

(xii)	any Subordinated Loan Agreements;

(xiii)	the Promissory Notes,

in each case duly executed by the parties thereto and, if copies have not been, or if not substantially in the form of a draft, delivered to the Mandated Lead Arrangers prior to the date of this Agreement, in form and substance satisfactory to the Lenders;

(b)	A certificate from the Borrower confirming that each of the Project Agreements delivered to the Facility Agent pursuant to paragraph (a) above are true, complete and accurate copies of such documents and all amendments and supplements to them as at the date of the relevant Utilisation Request have been delivered to the Facility Agent and all such documents remain in full force and effect on such date.

(c)	Evidence as to the due incorporation of each of the Obligors to the Material Project Agreements delivered pursuant to paragraph (a) above, its power and authority to enter into and perform the Material Project Agreement to which it is a party and all other documents and instruments to give effect to the same, and evidence of the authority of the signatories of the other parties to such Material Project Agreements.

(d)	A legal due diligence report of the applicable Material Project Agreements in the form provided to the Mandated Lead Arrangers prior to the date of this Agreement.

5.	Legal opinions

Legal opinions from:

(a)	Susandarini & Partners, Indonesian counsel to the Lenders in respect of the Borrower and each Indonesian Shareholder, the execution of the Finance Documents to which that person is a party and the validity and enforceability of such Finance Documents as a matter of Indonesian law;

(b)	Norton Rose Fulbright (Asia) LLP, English counsel to the Lenders in respect of the validity and enforceability of the Finance Documents as a matter of English law;

(c)	Norton Rose Fulbright (Asia) LLP, Singapore counsel to the Lenders in respect of the Singapore Shareholder, the execution of the Finance Documents to which that person is a party and the validity and enforceability of the Finance Documents as a matter of Singapore law;

(d)	Lee & Ko, Korean counsel to the Lenders in respect of the validity and enforceability of the K-sure Policy and the Refund Guarantee as a matter of Korean law; and

(e)	Conyers Dill & Pearman, Bermuda counsel to the Lenders in respect of the Guarantor and the Sponsor and the execution of the Finance Documents to which that person is a party and the validity and enforceability of such Finance Documents as a matter of Bermuda law;

in each case addressed to the Security Agent and the Facility Agent and substantially in the form provided to the Mandated Lead Arrangers prior to the date of this Agreement).

6.	Accounts and financial information

(a)	The Original Financial Statements.

(b)	Evidence that each of the Project Accounts have been opened and that all necessary bank mandates and signature forms have been delivered to the relevant Account Bank.

(c)	A certificate from a duly authorised signatory of the Borrower confirming details of the total Project Costs incurred.

(a)	An updated copy of the Financial Model, confirming, inter alia:

(i)	the Project Cost incurred and forecast to be incurred to achieve Final Acceptance; and

(ii)	that there is no forecast Cost Overrun or shortfall in funding to achieve Final Acceptance by the earlier of (i) the Cancellation Date and (ii) 18 March 2015.

7.	Technical Adviser

Receipt by the Facility Agent of the Due Diligence Report and the Gap Analysis Report in the form approved by the Mandated Lead Arrangers prior to the date of this Agreement.

8.	“Know Your Customer Requirements”

Documentation and/or evidence satisfying the Lenders ‘know your customers’ requirements which have been notified to the Borrower.

9.	K-sure Policy

(a)	Evidence acceptable to the Agents that the K-sure Policy:

(iii)	has been issued;

(iv)	is in full force and effect; and

(v)	that the K-sure Premium has been or will, on the first Utilisation Date, be paid in full either by way of Sponsor Funding or from the proceeds of the first FSRU Tranche Loan to be advanced to the Borrower and the K-sure Agent has not received notice or, following request, any confirmation from K-sure that the K-sure Policy:

(A)	has been terminated;

(B)	has been breached; or

(C)	is the subject of any arbitration or legal proceedings.

10.	Fees

Evidence acceptable to the Facility Agent that all fees and expenses due to the Finance Parties from the Borrower (including the fees of the Insurance Advisor and the Facility Agent’s legal counsel) and any applicable commitment commission payable on the first Utilisation Date have been, or will, on the first Utilisation Date, be paid in full.

11.	Project Information

(a)	A copy of all invoices received by the Borrower or the Sponsor from the Builder under the Building Contract and evidence that such invoices have been fully paid to the Builder pursuant to the terms of the Building Contract;

(b)	Where applicable, a copy of the certificates from the relevant classification society confirming the facts set out in the Builder’s invoices referred to in paragraph (a) above; and

(c)	if the Facility Agent so requires, in respect of any of the documents referred to above in this paragraph 12 that are not in English, a certified English translation prepared by a translator approved by the Facility Agent.

12.	Insurance/Reinsurance

A final opinion in form and content satisfactory to the Lenders from the Insurance Advisor, as to the adequacy of the Builder’s Risk Insurances and the planned Insurances and Reinsurances in respect of the Vessel.

13.	Environment and social

A copy of the “Environmental Impact Assessment” prepared by the Charterer in the form provided to the Mandated Lead Arrangers prior to the date of this Agreement.

14.	Further conditions

Such further opinions or evidence as may be reasonably required by the Facility Agent in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document and notified in writing to the Borrower in advance of being required.

Part 2A

Conditions Precedent to the Utilisation on Delivery

1.	Constitutional Documents and corporate authorities

Confirmation from a duly authorised officer and/or the company secretary of each Obligor that there has been no change in the Constitutional Documents of the relevant person since the date on which a certified copy thereof was provided to the Facility Agent or, as the case may be, a copy certified by (i) a duly authorised officer and/or the company secretary of the relevant person or (ii) in the case of the Borrower, an authorized director of the Borrower in accordance with its articles of association of any amendments thereto and in respect of the Finance Documents to be entered into by that Obligor which are specified in Parts 2 and 3 of this Schedule either a confirmation that the board resolutions, powers of attorney and other corporate authorisations referred to in paragraph 1 part 1 of this Schedule 3 remain unchanged and in full force and effect in relation to those Finance Documents or to the extent applicable new board resolutions, powers of attorney and other corporate authorisations in relation to Finance Documents equivalent to those required to be provided pursuant to paragraph 1 part 1 of this Schedule 3 or required for issuance of any legal opinion referred to in this Part 2.

2.	Finance Documents

(a)	An original of:

(i)	the Fiduciary Assignment of Insurances;

(ii)	the insurance Assignment;

(iii)	the Reinsurance Fiduciary Assignment;

(iv)	the O&M Contractor Undertakings;

(v)	the Powers of Attorney (attested, notarised, legalised and delivered to the Lenders’ Indonesian legal counsel for the purpose of registration, as necessary) duly executed by the Borrower in favour of the Security Agent.

(vi)	to the extent required 22.14 (Subordinated Loans) and not already entered into, a Subordination Deed in respect of any Indebtedness owed by the Borrower under any Subordinated Loan or Promissory Note.

(b)	Documentary evidence that the Fiduciary Assignment of Insurances and the Reinsurance Fiduciary Assignment have been duly registered with the Fiduciary Registration Office (as evidenced by the receipt from the Fiduciary Registration Office accepting the registration thereof).

3.	Project Agreements

(a)	A copy, certified as a true copy by a duly authorised signatory of the Borrower, of:

(i)	any Builder’s Performance L/C issued to the Borrower;

(ii)	the O&M Contracts;

(iii)	the Consortium Agreement Novation Agreement; and

(iv)	the Umbrella Novation Agreement.

(b)	A certificate from the Borrower confirming that each of the Material Project Agreements delivered to the Facility Agent pursuant to Part 1 of this Schedule and paragraph (a) above are true, complete and accurate copies of such documents and all amendments and supplements to them as at the date of the relevant Utilisation Request have been delivered to the Facility Agent and all such documents remain in full force and effect on such date.

(c)	Evidence as to the due incorporation of each of the Obligors to the Material Project Agreements delivered pursuant to paragraph (a) above, its power and authority to enter into and perform the Material Project Agreement to which it is a party and all other documents and instruments to give effect to the same, and evidence of the authority of the signatories of the other parties to such Material Project Agreements.

(d)	To the extent not already provided to the Facility Agent, a certified copy of any Sponsor Loan Agreement and/or any Promissory Note which will be in existence on the Utilisation Date.

4.	Legal Opinions

(a)	Legal opinions from:

(i)	Susandarini & Partners, Indonesian counsel to the Lenders in respect of the Borrower and any Insurer, the execution of the Finance Documents specified in Part 2 of this Schedule to which that person is a party and the validity and enforceability of such Finance Documents as a matter of Indonesian law; and

(ii)	Norton Rose Fulbright (Asia) LLP, English counsel to the Lenders in respect of the validity and enforceability of the Finance Documents specified in Part 2 of this Schedule as a matter of English law; and

(iii)	any other legal advisers to the Lenders in any applicable jurisdiction in respect of each Obligor which is or will be a party to a Finance Document on the relevant Utilisation Date,

and in each case addressed to the Security Agent and the Facility Agent and substantially in the form provided to the Mandated Lead Arrangers prior to the date of the Utilisation Request.

(b)	Evidence satisfactory to the Lenders that the terms and conditions of the legal opinions received under paragraph 5 of part ‘I of Schedule 3 need not be altered or modified in any way which is material in the opinion of the Facility Agent or, to the extent they do and the Facility Agent so requires, have been modified and updated as the case may be.

5.	Construction Matters

A certificate from the Borrower confirming that:

(a)	neither the Sponsor nor the Builder have, nor will have from the relevant Utilisation Date following payment of the Delivery Instalment to the Builder, any lien or other right to detain and/or possess the Vessel; and

(b)	all costs, fees and expenses payable by the Borrower in connection with the Building Contract Documents have been paid in full or will be paid in full on the relevant Utilisation Date on terms acceptable to the Lenders (and that there are no monies outstanding in respect of the Building Contract Documents).

6.	Insurances/Reinsurances

(a)	Evidence that the insurance and reinsurance obligations of the Obligors under the Finance Documents and under the Charter have been complied with and that the Vessel will be on the Delivery Date insured in accordance with the terms of the Finance Documents and the Charter.

(b)	Receipt by the Facility Agent of, in respect of the Vessel, letters of undertaking from the insurers/reinsurers and the mutual association or club with which the protection and liability insurances are placed in respect of the Vessel or evidence satisfactory to the Facility Agent that these documents will be provided promptly after the Delivery Date upon the insurers receiving the relevant notices.

(c)	Receipt by the Facility Agent of certified true copies of the insurance and reinsurance policies in respect of the insurance and reinsurance cover for the Vessel required to be in place under this Agreement on Delivery and list of insurers and reinsurers of the Vessel under such policies.

(d)	Evidence that all premia and calls in respect of Insurances and Reinsurances in respect of the Vessel required to be in place under this Agreement on Delivery which have fallen due have been paid or will be paid on the Delivery Date.

(e)	Evidence that the insurers of the Hull and Machinery and marine risks in respect of the Vessel under the relevant policy(s) referred to above have agreed that they have no right of subrogation against the Charterer.

(f)	Evidence that all fees and expenses required to be paid by the Borrower pursuant to clause 27.5 (Mortgagee’s insurance) has been paid in full.

(g)	A report from the Insurance Consultant, as to the compliance of the Insurances and Reinsurances in respect of the Vessel and the Mooring with the requirements under this Agreement and the Charter.

(h)	Such evidence as the Facility Agent may reasonably require as to the due incorporation of the Insurer, its power and authority to enter into and perform the Reinsurance Fiduciary Assignment and the authorisation of its entry into the Reinsurance Fiduciary Assignment.

7.	Technical Adviser

A report in form and content satisfactory to the Lenders from the Technical Adviser, as to the adequacy of construction of the Vessel in accordance with the Agreed Scope of Work.

8.	Vessel conditions and construction matters

(a)	Vessel conditions

(i)	A copy of the Environmental Management Plan.

(ii)	Evidence that the Vessel is classed with the relevant Classification free of all overdue conditions of the relevant Classification Society which have not expired (in the form of a copy of the provisional Classification Certificate for the Vessel issued by the Classification Society upon (or just prior to) Delivery).

(b)	In respect of the Vessel, copies of (if so requested by the Facility Agent) any certificates issued under the ISM Code and the ISPS Code required to be observed by the Vessel.

9.	Fees and expenses

Evidence that all fees and expenses due to the Finance Parties (including the fees of the Insurance Consultant and the Facility Agent’s legal advisers) and any applicable commitment commission payable on the Utilisation Date for Delivery have been paid in full or will be paid on the Utilisation Date for Delivery.

10.	K-sure Policy

(a)	Evidence acceptable to the Agents that the K-sure Policy:

(i)	has been issued;

(ii)	is in full force and effect; and

(iii)	that the K-sure Premium has been or will, on the first Utilisation Date, be paid in full either by way of Sponsor Funding or from the proceeds of the first FSRU Tranche Loan to be advanced to the Borrower and the K-sure Agent has not received notice or, following request, any confirmation from K-sure that the K-sure Policy:

(A)	has been terminated;

(B)	has been breached; or

(C)	is the subject of any arbitration or legal proceedings.

11.	Further conditions

Such further opinions or evidence as may be reasonably required by the Facility Agent in connection with the entry into and performance of the transactions contemplated by any Finance Document referred to in Part 2 of this Schedule or for the validity and enforceability of any such Finance Document and notified in writing to the Borrower in advance of being required.

Part 2B

Conditions Precedent to Release of Delivery Instalment

1.	Protocol of Delivery and Acceptance

A certified copy of the Protocol of Delivery and Acceptance of the Vessel (as defined in the Building Contract) signed by the Builder and the Borrower.

2.	Project Information

A certificate from the Borrower confirming that:

(a)	all material Consents required to be obtained by Delivery (as referred to in the list provided to the Facility Agent pursuant to paragraph 2 of Part 1 of this Schedule has been given, issued, made or acquired and remain in full force and effect or, as the case may be, that such Consents obtained prior to the Utilisation Date on Delivery are unamended and remain in full force and effect; and

(b)	the Charterer has not exercised the Charterer’s Purchase Option.

3.	Fees and expenses

Evidence that all fees and expenses due to the Finance Parties (including the fees of the Insurance Consultant and the Facility Agent’s legal advisers) and any applicable commitment commission payable on the Delivery Date have been paid in full.

Part 3

Conditions subsequent

1.	Registration of the Vessel and Mortgage

(a)	An original of the Grosse Akte Pendaftaran Kapal to be provided no later than ten (10) Business Days after the Delivery Date.

(b)	No later than one (1) Business Days after the later of (1) the Delivery Date and (ii) the date of issuance of the Grosse Akte Pendaftaran Kapal evidence that the Borrower has submitted an application for registration of the Mortgage with the officials of the Directorate General of Sea Communication of the Department of Communication of the Republic of Indonesia.

(c)	No later than five (5) Business Days after the later of (i) the Delivery Date and (ii) the date of issuance of the Grosse Akte Pendaftaran Kapal evidence that the Mortgage has been executed in the presence of officials of the Directorate General of Sea Communication of the Department of Communication of the Republic of Indonesia and submitted for registration against the Vessel as a first priority Indonesian ship mortgage.

(d)	An original of the Gross Akta Hipotek to be provided no later than thirty (30) days after the date of execution of the Mortgage evidencing that the Mortgage has been duly registered against the Vessel as a valid first priority Indonesian ship mortgage with the Directorate General of Sea Communication of the Department of Communication of the Republic of Indonesia in accordance with the laws of Indonesia as evidenced by the issuance of Gross Akta Hipotek Pertama.

(e)	Documentary evidence to be provided no later than the earlier of (i) twenty (20) Business Days after the later of (A) the Delivery Date and (B) the date of issuance of the Grosse Akte Pendaftaran Kapal and (ii) the issuance of Notice of Readiness (as defined in the Charter) that the Borrower possesses a SIUPAL or other relevant license required under Indonesian laws/regulations for the purpose of owning the Vessel.

(f)	No later than five (5) Business Days after the Delivery Date an original of the Protocol of Delivery and Acceptance of the Vessel (as defined in the Building Contract) signed by the Builder and the Borrower.

2.	Project Agreements

(a)	No later than 31 December 2013, a copy, certified as a true copy by a duly authorised signatory of the Borrower, of the Mooring Installation Contract.

(b)	Promptly upon receipt by the Borrower and no later than seven Business Days after Final Acceptance, a copy, certified as a true copy by a duly authorised signatory of the Borrower, of the PGN L/C

(c)	Evidence as to the due incorporation of each of the Obligors to the Material Project Agreements delivered pursuant to paragraphs (a) and (b) above, its power and authority to enter into and perform the Material Project Agreement to which it is a party and all other documents and instruments to give effect to the same, and evidence of the authority of the signatories of the other parties to such Material Project Agreements.

3.	Fiduciary Assignments

No later than twenty (20) days after the Delivery Date:

(a)	The original certificates of each of the Insurance Fiduciary Assignment, the Reinsurance Fiduciary Assignment of Tangible Assets and the Fiduciary Assignment of Receivables, duly issued by the Fiduciary Registration Office;

(b)	the notices required under the Insurance Fiduciary Assignment and the Reinsurance Fiduciary Assignment have been sent to relevant counterparties; and

(c)	any acknowledgments required under the Insurance Fiduciary Assignment and the Reinsurance Fiduciary Assignment have been obtained from relevant counterparties.

(d)	The certified true copy of the share register of the Borrower that provides the registration of the Shareholders’ share ownership in the Borrower and the Shares Security in respect of each Indonesian Shareholder

4.	Sponsor

No later than three (3) Business Days following the first Utilisation, a certificate signed by an authorised signatory of the Sponsor and the Borrower that the Sponsor has no liabilities whatsoever outstanding from the Borrower in respect of any Promissory Note or evidence that the Sponsor has entered into or acceded to a Subordination Deed.

5.	Classification

No later than the Final Acceptance Date, the form of a copy of the Classification Certificate for the Vessel evidencing that the Vessel is classed with the relevant Classification Society free of all overdue conditions of the relevant Classification Society which have not expired.

6.	Execution of Bahasa versions

The documents referred to in clause 22.10 (Translations) by the date referred to such clause.

7.	Hedging

No later than three (3) months after the date of this Agreement, a copy of the duly executed Hedging Master Agreements required to have been entered into by such date in accordance with clause 30.1(a).

Schedule 4

Utilisation Requests

Part 1

Utilisation Request for a Loan

From:	PT HOEGH LNG LAMPUNG

To:	[—]

Dated:	[—] 2013

Dear Sirs

$299,000,000 Term Loan Facility and $10,700,000 Standby Letter of Credit Facility Agreement dated [—] 2013 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to utilise the [Commercial] [K-Sure] Facility on the following terms:

Facility:	[Commercial] [K-Sure]

[Tranche:	[FSRU] [Mooring] Tranche]

Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)

Loan amount:	$[—]

3.	We confirm that:

(a)	each condition specified in clause 4.5 (Further conditions precedent) is satisfied on the date of this Utilisation Request and hereby make the certification referred to therein.

(b)	at the date of this Utilisation Request and following the proposed Utilisation the ratio of the aggregate Loans outstanding as at the Utilisation Date to Sponsor Funding does not exceed 75:25.

(c)	there is no forecast shortfall in funding in excess of $5,000,000 to achieve Delivery by the Last Availability Date and Final Acceptance by the earlier of (i) the Cancellation Date and (ii) 18 March 2015;

(d)	there is no forecast delay in achieving Delivery and/or Final Acceptance on or prior to such dates, respectively; and

(e)	[insert details of the extent of any Cost Overrun or confirmation that there is no Cost Overrun].

4.	The purpose of this Loan is [specify purpose complying with clause 3 of the Agreement] and its proceeds should be credited to the following account(s) in the following amounts:

(a)	an amount of $[—] shall be paid to [—] [specify relevant account of the Borrower]; and

(b)	an amount of $[—] shall be paid to [—].

5.	We request that the first Interest Period for the Loan be [—] months.

6.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

PT HOEGH LNG LAMPUNG

Part 2

Utilisation Request for a Letter of Credit

From:	PT HOEGH LNG LAMPUNG

To:	[—]

Dated:	[—] 2013

Dear Sirs

$299,000,000 Term Loan Facility and $10,700,000 Standby Letter of Credit Facility Agreement dated [—] 2013 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to utilise the LC Facility on the following terms:

Facility:	LC

Proposed Utilisation Date:	[—] (or, if that is not a Business Day, the next Business Day)

Letter of Credit amount:	$[—]

3.	We confirm that each condition specified in clause 4.5 (Further conditions precedent) is satisfied on the date of this Utilisation Request and make the certification referred to therein.

4.	The original Letter of Credit should be issued in the approved form to the LC Beneficiary at the following address:

[insert address/delivery details]

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

PT HOEGH LNG LAMPUNG

Schedule 5

Selection Notice

From:	PT HOEGH LNG LAMPUNG

To:	[—]

Dated:	[—] 2013

Dear Sirs

$299,000,000 Term Loan Facility and $10,700,000 Standby Letter of Credit Facility Agreement dated [—] 2013 (the “Agreement”)

PT HOEGH LNG LAMPUNG (the “Borrower”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We request that the next Interest Period for the Loan be [—] months.

3.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

PT HOEGH LNG LAMPUNG

Schedule 6

Mandatory Cost Formulae

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)	in relation to a sterling Loan:

AB+C (B–D) +E x 0.01	per cent. per annum
100 - (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost) and, if the Loan is an Unpaid Sum, the additional rate of interest specified in clause 10.3(a) (Default interest) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	Fees Rules means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	Fee Tariffs means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Facility Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 7

Form of Transfer Certificate

To:	[—]

From: [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated: [—] 2013

$[—] Facility Agreement dated [—] 2013 (the “Agreement”)

PT HOEGH LNG LAMPUNG

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to clause 33.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender assigning to the New Lender all or part of the Existing Lender’s Commitment rights and assuming the Existing Lender’s obligations referred to in the Schedule in accordance with clause 33.5 (Procedure for transfer) and the Existing Lender assigns and agrees to assign such rights to the New Lender with effect from the Transfer Date.

(b)	The proposed Transfer Date is [—].

(c)	The Facility Office and address, email address, fax number and attention details for notices of the New Lender for the purposes of clause 42.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the [limitations on the Existing Lender’s obligations set out in clause 33.4(c).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

This	Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

The Schedule

Commitment/rights to be assigned and obligations to be assumed

[insert relevant details]

Facility Office address, fax number, email address and attention details for notices and account details for payments

[insert relevant details]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed to be as stated above.

[—]

By:

Schedule 8

Form of Compliance Certificate

To:	Standard Chartered Bank as Facility Agent

From:	[PT Hoegh LNG Lampung][Hoegh LNG Holdings Ltd]

Dated:	[—]

Dear Sirs

$299,000,000 Term Loan Facility and $10,700,000 Standby Letter of Credit Facility Agreement dated [a] 2013 (the “Agreement”)

PT HOEGH LNG LAMPUNG (the “Borrower”)

1.	I/We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	I/We confirm that:

[Note: insert required financial covenant confirmations.]

3.	[1][l/We confirm that we are not aware that any Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that the Borrower is aware is continuing and the steps, if any, the Borrower is aware being taken to remedy it.]

Signed by:

[Finance Director]	[Chief Financial Officer]

[—]

1	To be included in the Borrower’s Compliance Certificate only

Schedule 9

Form of Market Disruption Notification

To: Standard Chartered Bank as Facility Agent

From: [Lender]

Dated: [—]2013

Dear Sirs

$299,000,000 Term Loan Facility and $10,700,000 Standby Letter of Credit Facility Agreement dated [—] 2013 (the “Agreement”)

PT HOEGH LNG LAMPUNG

1.	We refer to the Agreement. This is a Market Disruption Notification. Terms defined in the Agreement have the same meaning when used in this Market Disruption Notification unless given a different meaning in this Market Disruption Notification.

2.	We hereby notify you that, in relation to our participation in the Loan referred to below and the Interest Period referred to below, the cost to us of obtaining a matching deposit (or matching deposits) in the Interbank Market would be in excess of LIBOR:

Loan (currency and amount):	$[—]

Interest Period:	[—] months commencing on [—]

Cost of funds:	[—]

3.	We request that, as soon as practicable, you inform the other Lenders that you have received a Market Disruption Notification in respect of the Loan and Interest Period referred to in paragraph 2 above, without stating our name or the amount or percentage of our participation. However, we acknowledge that you shall be under no liability for any act or omission in this respect.

Yours faithfully

authorised signatory for

[name of relevant Lender]

Schedule 10

Form of Project Budget Statement

FSRU “[    ]”

PROJECT BUDGET

STATEMENT

XXX

Projected Annual

Availability: [    ]

YEAR
			Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	TOTAL

Revenue
	1	Capital Element
	2	Operating Cost Element
	3	Tax Element

TOTAL REVENUE

Operating Expenses:
Technical Services Agreement Expenses
Master Maintenance Agreement Expenses
Master Parts Agreement Expenses
Other 3rd party O&M expenses(1)

	1	Total O&M Expenses
	2	Insurance – MII
	3	Admin
	4	Agency
	5	Tax Element Tax ÷ Tax Gross Up Withholding Tax – Interest
	6	Special Event Tax ÷ Tax Gross Up

TOTAL EXPENSES

Excess Cash

(1)	includes

Manning Costs

Maintenance and

Repair Cost

Consumables and

Stores Cost

Insurance Cost

Miscellaneous

Costs

Management and

Operational Costs

Schedule 11

Repayment Schedules

Repayment Date	Month	K-Sure Facility Repayment Schedule	FSRU Tranche Repayment Schedule
Start Date	0	—	—
1st Repayment Date	3	3,721,549.50	1,044,029.00
2nd Repayment Date	6	3,721,549.50	1,044,029.00
3rd Repayment Date	9	3,721,549.50	1,044,029.00
4th Repayment Date	12	3,721,549.50	1,044,029.00
5th Repayment Date	15	3,721,549.50	1,044,029.00
6th Repayment Date	18	3,721,549.50	1,044,029.00
7th Repayment Date	21	3,721,549.50	1,044,029.00
8th Repayment Date	24	3,721,549.50	1,044,029.00
9th Repayment Date	27	3,721,549.50	1,044,029.00
10th Repayment Date	30	3,721,549.50	1,044,029.00
11th Repayment Date	33	3,721,549.50	1,044,029.00
12th Repayment Date	36	3,721,549.50	1,044,029.00
13th Repayment Date	39	3,721,549.50	1,044,029.00
14th Repayment Date	42	3,721,549.50	1,044,029.00
15th Repayment Date	45	3,721,549.50	1,044,029.00
16th Repayment Date	48	3,721,549.50	1,044,029.00
17th Repayment Date	51	3,721,549.50	1,044,029.00
18th Repayment Date	54	3,721,549.50	1,044,029.00
19th Repayment Date	57	3,721,549.50	1,044,029.00
20th Repayment Date	60	3,721,549.50	1,044,029.00
21st Repayment Date	63	3,721,549.50	1,044,029.00
22nd Repayment Date	66	3,721,549.50	1,044,029.00
23rd Repayment Date	69	3,721,549.50	1,044,029.00
24th Repayment Date	72	3,721,549.50	1,044,029.00
25th Repayment Date	75	3,721,549.50	1,044,029.00
26th Repayment Date	78	3,721,549.50	1,044,029.00
27th Repayment Date	81	3,721,549.50	1,044,029.00
28th Repayment Date	84	3,721,549.50	1,044,029.00
29th Repayment Date	87	3,721,549.50	—
30th Repayment Date	90	3,721,549.50	—
31st Repayment Date	93	3,721,549.50	—
32nd Repayment Date	96	3,721,549.50	—
33rd Repayment Date	99	3,721,549.50	—
34th Repayment Date	102	3,721,549.50	—
35th Repayment Date	105	3,721,549.50	—
36th Repayment Date	108	3,721,549.50	—
37th Repayment Date	111	3,721,549.50	—
38th Repayment Date	114	3,721,549.50	—
39th Repayment Date	117	3,721,549.50	—
40th Repayment Date	120	3,721,549.50	—
41st Repayment Date	123	3,721,549.50	—
42nd Repayment Date	126	3,721,549.50	—
43rd Repayment Date	129	3,721,549.50	—
44th Repayment Date	132	3,721,549.50	—
45th Repayment Date	135	3,721,549.50	—
46th Repayment Date	138	3,721,549.50	—
47th Repayment Date	141	3,721,549.50	—
48th Repayment Date	144	3,721,549.50	—

Schedule 12

Form of Standby Letter of Credit

PT Perusahaan Gas Negara (Persero) Tbk,

Jl.K.H. Zainul Arifin No. 20,

Jakarta 1140, Indonesia

[Date]

REF: IRREVOCABLE STANDBY LETTER OF CREDIT NO. (REF. NO. [Insert reference number])

Dear Sirs,

1.	By order and for the account of PT Hoegh LNG Lampung (the “Owner”), we hereby establish in your favour an irrevocable and unconditional standby letter of credit (this “Letter of Credit”) in support of Owner’s obligations under the Amended and Restated Lease, Operation and Maintenance Agreement dated 17 October 2012 and authorise you to draw on [Name and address of bank], up to an aggregate amount of US$10,700,000, (the “Maximum Amount”).

2.	Funds under this Letter of Credit will be paid to you in accordance with the terms of this Letter of Credit against your presentation to us at our offices located in Jakarta of a drawing certificate substantially in the form of Annex A hereto (each a “Draft”) not later than the close of business in Jakarta on the Expiry Date.

3.	If a Draft is presented by you in accordance with the terms of this Letter of Credit, payment shall be made to you, without proof or condition, of the amount specified therein in immediately available funds without right of set-off or counterclaim on the fourth succeeding Business Day after such presentation (where “Business Day” shall mean any day other than a Saturday or Sunday on which banks are open for business in Singapore) free and clear of, and without deduction for or on account of, any present or future taxes, duties, charges, fees, deductions or withholdings of any nature and by whomsoever imposed.

4.	This Letter of Credit is effective from [the date hereof] and will remain valid and in full effect until the earlier of:

(i)	[insert longstop expiry date]

(ii)	the time the Letter of Credit is returned to us for cancellation; and

(iii)	the time that the amounts paid to you under paragraph 3 of this Letter of Credit in aggregate are equivalent to the Maximum Amount,

(the “Expiry Date”). No Draft may be presented later than the close of our business in [Jakarta] on the Expiry Date.

5.	Except as otherwise expressly stated herein, this Letter of Credit is subject to the International Standby Practices (“ISP98”), International Chamber of Commerce Publication No. 590, and as to matters not governed by ISP98, shall be governed by and construed in accordance with the laws of England.

6.	Any dispute arising out of or in connection with this Letter of Credit, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration (LCIA) Rules, which Rules are deemed to be incorporated by reference into this Letter of Credit. The number of arbitrators shall be three. The seat, or legal place, of arbitration shall be Hong Kong. The language to be used in the arbitral proceedings shall be English.

Yours faithfully,

(Name and Location of Bank & Authorised Signature(s))

ANNEX A to IRREVOCABLE STANDBY LETTER OF CREDIT NO. [Insert reference number]

DRAWING CERTIFICATE

[Date]

[Name of Issuing Bank]

[Address]

Re:	Irrevocable Standby Letter of Credit No. [Insert reference number] (the “Letter of Credit”)

1.	We hereby certify that an event has occurred as a result of which, under the agreement pursuant to which the Letter of Credit was provided, we are entitled to make this demand, and we hereby demand payment in the amount of [insert amount] under the Letter of Credit.

2.	Payment of the amount demanded hereby shall be made by [wire transfer to the following account: ] [issuance of a cheque to the order of ].

Signed by

on behalf of PT Perusahaan Gas Negara (Persero) Tbk

Schedule 13 Conditions Precedent to Completion Guarantee Release Date

1.	The date falling 180 days after the Final Acceptance Date has occurred.

2.	The Facility Agent has received the Completion Guarantee Release Report;

3.	No Default or Event of Default has occurred and is continuing.

4.	All Original Security Documents required to be delivered pursuant to Schedule 3 (Conditions precedent) of the Facility Agreement have been permanently filed or registered in the applicable jurisdiction to the extent required by applicable laws.

5.	The Facility Agent has received a Compliance Certificate signed by an authorised signatory of the Borrower that the Debt Service Coverage Ratio (determined for this purpose by reference to the 3 month period ending on the most recent Repayment Date) is at least 1.10:1 by reference to unaudited management accounts of the Borrower for such period.

6.	The principal repayment instalments of the K-Sure Loans and Commercial Loans payable by the Borrower under the Facility Agreement on the First Repayment Date and the Mooring Tranche Loans have been paid in full.

Schedule 14 List of Translated Documents

1)	This Agreement;

2)	Fee Letters;

3)	Security Assignment;

4)	Account Security;

5)	Insurance Assignment;

6)	Hedging Security;

7)	O&M Contractor Undertaking (if issued by a party incorporated in Indonesia)

8)	Supervisor Undertaking (if issued by a party incorporated in Indonesia)

9)	Letter of Quiet Enjoyment;

10)	Powers of Attorney;

11)	Project Agreements Assignment;

12)	Subordination Deed;

13)	Intercreditor Deed;

14)	Subordinated Loan Agreement;

15)	Promissory Notes;

16)	Utilisation Request;

17)	Charter

18)	Charter Novation Agreement;

19)	any Charter Guarantee

20)	Building Contract Novation Agreement;

21)	Mooring EPC Contract Novation Agreement;

22)	Umbrella Agreement;

23)	Umbrella Novation Agreement;

24)	Consortium Agreement;

25)	Consortium Agreement Novation Agreement;

26)	Mooring Installation Contract;

27)	Supervision Agreement;

28)	Master Maintenance Agreement;

29)	Master Parts Agreement; and

30)	Technical Services Agreement.

Schedule 15 Form of Accession Deed

THIS ACCESSION DEED is dated [    ] and made BETWEEN:

(1)	The parties currently party to the facility agreement referred to below (the Existing Parties); [and]

(2)	[ [ ] (the Accession Party); [and]]

(3)	[ [[ ] (the Transferor).]

IT IS AGREED that:

1.	This Accession Deed relates to a facility agreement deed dated [date] (as amended and in force from time to time, the Facility Agreement) made between [specify parties]. Words and expressions defined in, or to be construed in accordance with, the Facility Agreement shall have the same meanings and construction when used in this Accession Deed.

2.	[The Accession Party [has entered into a Hedging Agreement] [or] [become a Lender] [specify other relevant action] full particulars of which are set out in the schedule to this Accession Deed and confirms that it has supplied the Facility Agent with a copy of [specify all relevant agreements or documents].

OR

[The Transferor has transferred to the Accession Party [all] [part] of [specify property or rights being transferred] (the Transferred Interests) details of which are set out in the schedule to this Accession Deed].

3.	The parties to this Accession Deed agree and acknowledge that the rights and obligations of the Accession Party in relation to the Transferred Interests are subject to the terms and conditions of the Facility Agreement.

4.	[The Transferor transfers the Transferred Interests to the Accession Party by signature of this Accession Deed and the Facility Agent and the K-sure Agent accepts such transfer on behalf of the Existing Parties for the purposes of clause [—] of the Facility Agreement.]

5.	The Accession Party undertakes with effect from the date of this Accession Deed to observe and perform the terms and obligations set out in the Facility Agreement relative to [specify relevant capacity] all of which shall be binding on the Accession Party as if it were originally included in the term[s] [specify relevant definition(s) relating to capacity of Accession Party].

6.	The Existing Parties undertake to the Accession Party that they will observe and perform the terms and conditions set out in the Facility Agreement all of which shall remain binding on the Existing Parties relative to the [specify relevant capacity] as if it were originally included in the term[s] [specify definition related to capacity of [Accession Party]].

7.	This Accession Deed and the rights and obligations of the parties under this Accession Deed are governed by and shall be construed in accordance with English law.

8.	The provisions of clauses [—] in the Facility Agreement shall be incorporated in this Accession Deed.

Schedule 16 Form of Increase Confirmation

To:	Standard Chartered Bank as Facility Agent

and

PT Hoegh LNG Lampung as Borrower

From:	[the Increase Lender] (the Increase Lender)

Dated:	[—]

$299,000,000 Term Loan Facility and $10,700,000 Standby Letter of Credit Facility

Facility Agreement dated [—] 2013 (the Agreement)

1.	We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to clause 2.2 (Increase).

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Lender under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [—].

5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of clause 42.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in clause 2.9.

8.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

9.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

The Schedule

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Facility Agent and the Increase Date is confirmed as [—].

Agent (on behalf of itself, the Obligors and the other Finance Parties)

By:

Schedule 17 Technical Adviser’s Scope of Work

Gap Analysis Report

(1) Review on the Lease Operation and Maintenance Agreement, Mooring EPC contract, shipbuilding contract, EPCIC and other material equipment supply contracts and/or Purchase Orders.

(2) Perform a high level review of previous technical advisor’s technical evaluation findings to identify any gaps or residual risks that still need to be considered by the project.

(3) Detailed evaluation of each phase of the Project from construction, Owners Acceptance Testing, Hook-up/Commissioning, Charter Acceptance Testing and subsequent operations and maintenance. The evaluation shall include:

A) Review Project schedule, based on current progress of the project and identify the critical path(s) and adequacy of delivery dates to meet the Project schedule. To the extent information is available, comment on the construction and completion schedule of the undersea pipeline that will connect the mooring to shore being undertaken by PT Rekayasa Industri;

B) Review of interfaces between the Project and other components of the LNG Terminal;

C) Review of key risks in each phase to successful completion and potential mitigants to deal with identified issues;

D) (Note - review of operating and maintenance arrangements is excluded from this CTR.);

E) Perform a high level assessment of previous technical advisor’s review the Health, Safety and Environmental policies established for the Project to identify any gaps or residual risks that still need to be considered by the project.

F) Recommendations on suitable mitigants to the identified risks, to reduce the risk to an as low as reasonably practicable basis.

(4) Review of the project management organization, project management tools, controls, duties and responsibilities as organised by Hoegh LNG for the Project.

(5) Review the Project budget & contingencies including the basis for establishing the budget and the feasibility of the budget.

(6) Perform a high level assessment of previous technical advisor’s technical review to identify any residual technology risks to this project; providing, where necessary, commentary on the level of risks, mitigants in place and the sufficiency of the mitigants to reduce identified risks to an as low as reasonably practical basis.

(7) Perform a high level assessment of previous technical advisor’s review and provide any supplementary comments on performance guarantees, liquidated damages and warranties provided under the project agreements. This will be reviewed and the impact on the overall risk profile of the project and contract assessed.

(8) Working together with Lenders’ Legal Counsel to ensure that the technical and operating covenants in the facility documents are aligned with construction, delivery and operating requirements under the Lease Operation and Maintenance Agreement.

(9) Advise on other technical related matters, reasonably requested by Lenders

(10) Attend clarification meetings with lenders as required

(11) Prepare a Technical Due Diligence Draft Report prior to signing of facility agreement. This report will consolidate the supplemental ITA scope of work (“Gap Analysis”) and additional analysis results and findings; where relevant, reference will be made to the previous technical advisor’s Interim Report.2

Construction Monitoring Report

(1) Perform monthly (for highlighting to the Lenders any red flag issues) and quarterly (for the purposes of preparing a report “Quarterly Report”) reviews of the Project Progress Reports (construction of the FSRU, Mooring and pipeline (to the extent information is made available by PGN)) until sailaway and acceptance of the FSRU. These reviews will consider any key risks or issues identified in the Technical Due Diligence, as well as identifying any impacts to achieving the planned project schedule, budgeted project cost and comment on any technical issues arising on the Project.

(2) At the request of lenders (subject to the provisions of the Facility Agreement), to conduct site inspections at the shipyard and/or the Project site in Indonesia.

(3) Each Quarterly Report shall include the following sections

•	Commentary on individual project area (including HHI, SOFEC, pipeline, installation and DNV) and overall progress achieved versus planned - focus on overall progress status and key milestones/ activities, including interface issues

•	Budget status review including contingency allocation and variation status

•	Schedule forecast commentary/ observations

•	Project organisation - by exception reporting on planned recruitment and additional resource requirements

•	Specific observations on key risk areas and period specific LTA monitoring topics

•	Update of LTA risk register/ matrix and LTA monitoring action list

•	Recommendations and observations on additional risk mitigation or progress recovery measures

Delivery and Acceptance Review

Review of the Borrower’s reports on Owners Acceptance Tests conducted for Sailaway of the FSRU from the shipyard and review on the commissioning and acceptance of the FSRU (or if applicable an assessment of the other items referred to in the definition of Completion Guarantee Release Report) on behalf of Lenders to prepare a Completion Guarantee Release Report, when requested by the Borrower. Technical Advisor can be required to prepare more than one such report, subject to Borrower and Technical Advisor agreeing costs of such report.

“Completion Guarantee Release Report” means a report from the Technical Advisor confirming that any of the following applies:

(a)	in the event of Final Acceptance following satisfaction of the NoR Conditions and the Final Acceptance Test under the Charter, the FSRU has continued to meet the Operational Minimum Requirements (as defined in the Charter) and continued to comply with the Warranty Performance Requirement (as defined in the Charter), in each case to a sufficient extent to permit the Borrower to maintain the Debt Service Coverage Ratio as required by Clause 21.1 (Borrower financial covenants) throughout any continuous period of 90 days after the Final Acceptance Date; or

(b)	in the case of Deemed Acceptance, the FSRU has continued to meet the Operational Minimum Requirements (as defined in the Charter) and continued to comply with the Warranty Performance Requirement (as defined in the Charter), in each case, to a sufficient extent to permit the Borrower to maintain the Debt Service Coverage Ratio as required by Clause 21.1 (Borrower financial covenants) throughout any continuous period of 90 days after Deemed Acceptance; and at any time after Deemed Acceptance:

(i)	the FSRU satisfied all the AMR Requirements; or

2	For the avoidance of doubt Interim Report, Gap Analysis Report and Due Diligence Report have been completed prior to signing.

(ii)	in the event that an AMR Requirement was not satisfied, and there was not a reasonable opportunity (including by the supply of LNG and the nomination of regasified LNG by the Charterer) or it was agreed in consultation with the Technical Advisor that it was not reasonably practicable to determine whether the FSRU could satisfy that AMR Requirement, then as a minimum requirement the FSRU has demonstrated that:

A.	for LNG transfer, storage and cargo handling systems:

(1)	the FSRU is capable of ship to ship transfer of LNG in accordance with the Charter; and

(2)	the LNG cargo storage and handling systems have been fully tested and accepted under the Building Contract;

B.	for regasification and export systems:

(1)	each of the 3 LNG trains is capable of achieving its name plate capacity at 120MMscf per day, together with evidence that it is capable of ramping down to a minimum send-out rate of 45MMscf per day; or

(2)	if the system testing is limited (e.g. by LNG supply or gas export limitations) by the Charterer preventing the running of the trains to full capacity, each of the 3 LNG trains is capable of regasifying LNG at a rate of at least 45MMscf per day; or

(c)	in the case of Deemed Acceptance, to the extent that the requirements of paragraph (b) have not been satisfied, the Technical Advisor has assessed the performance of any untested or partially tested part of the FSRU, and is of the opinion that the FSRU is likely to be capable of satisfying the applicable Warranty Performance Requirements (as defined in the Charter) based on the results of operations and testing of the FSRU, including during vendor factory acceptance testing, sea trials and gas trials performed under the Building Contract and acceptance testing performed under the Charter.

For the purposes of this definition, an “AMR Requirement” means any of paragraphs 1(b), 1(c), 1(d), 1(f), 1(g), 1(h) and 1(i) of the Part A of Schedule 2 of the Charter.

“Project Progress Reports” means the monthly report prepared by the Borrower until Final Acceptance, within 3 weeks of the end of each month, on the progress of all elements of the FSRU and Mooring and (to the extent information is made available by PGN) pipeline construction. The report should include sufficient details on

•	Progress summary narrative on all areas of project

•	Progress/ schedule status analysis (including S curves)

•	Budget expenditure versus budget (including S curves)

•	Any concerns regarding Class status

•	Main interface actions, activities, milestones and key activity progress tracking/ forecasting (e.g. TSS release to HHI)

•	Main milestones planned and achieved for period

•	Any main areas of concern

•	Key risk management activities against risk register

Schedule 18

Form of instruction to Account Banks

Part 1: Borrower Withdrawal Instruction

To:	Standard Chartered Bank as Account Bank

cc:	Standard Chartered Bank as Facility Agent

From:	PT Hoegh LNG Lampung as Borrower

Dear Sirs	Dated: [—] Time: [—]

$299,000,000 Term Loan Facility and $10,700,000 Standby Letter of Credit Facility Agreement dated [—] 2013 (the “Agreement”)

1.	We refer to the Agreement. This is a Borrower Withdrawal Request.

2.	We confirm that [insert details of purpose of required withdrawals].

3.	In accordance with clause [—] of the Facility Agreement, we instruct you to withdraw monies from the [specify relevant Project Account (account no. [—]) and apply such monies in the order as set out below:

S.No.	Currency	Amount	Payee	Payee account details: account holder’s name:	Account No	Bank Name	Bank Address	SWIFT Code:	Reference:

4.	This withdrawal instruction is irrevocable.

5.	We hereby represent and warrant that this withdrawal instruction is in compliance with clause 28 (Project Accounts, Receivables and Insurance Proceeds) of the Facility Agreement.

Yours faithfully

for and on behalf of.

PT Hoegh LNG Lampung as Borrower

[3][
for and on behalf of Standard Chartered Bank as Issuing Bank]

3	COUNTERSIGNATURE OF ISSUING BANK REQUIRED FOR WITHDRAWAL FROM LC CASH COLLATERAL ACCOUNT

Part 2: Facility Agent Withdrawal Instruction

To:	Standard Chartered Bank as Account Bank

From:	Standard Chartered Bank as Facility Agent

and:	PT Hoegh LNG Lampung as Borrower

Dated: [—]

Time: [—]

Dear Sirs

$299,000,000 Term Loan Facility and $10,700,000 Standby Letter of Credit Facility Agreement dated [—] 2013 (the “Agreement”)

6.	We refer to the Agreement. This is a Facility Agent Withdrawal Request.

7.	We confirm that [insert details of purpose of required withdrawals].

8.	In accordance with clause [—] of the Facility Agreement, we instruct you to withdraw monies from the [specify relevant Project Account (account no. [—]) and apply such monies in the order as set out below:

S.No.	Currency	Amount	Payee	Payee account details: account holders name:	Account No	Bank Name	Bank Address	SWIFT Code:	Reference:

9.	This withdrawal instruction is irrevocable.

10.	We hereby represent and warrant that this withdrawal instruction is in compliance with clause 28 (Project Accounts, Receivables and Insurance Proceeds) of the Facility Agreement.

Yours faithfully

for and on behalf of PT Hoegh LNG Lampung as Borrower

COUNTERSIGNATURE OF FACILITY AGENT REQUIRED

for and on behalf of Standard Chartered Bank as Facility Agent

Schedule 19

Account Banks provisions

1	Operation of the Project Accounts

1.1	Instructions to Account Banks and compliance with directions

The Facility Agent, the Borrower and the Issuing Bank agree to give to the Account Banks all directions necessary to enable each Account Bank to operate the relevant Projects Accounts in accordance with the terms of the Finance Documents. The Account Banks shall comply with any instruction delivered to the Account Bank in accordance with clause 28 (Project Accounts) to debit the Project Accounts but only if the relevant instruction (i) is in respect of a specified sum of money; (ii) is in writing or, in the case of a transfer of funds by electronic transmission, is evidenced in accordance with the relevant Account Bank’s normal banking practice for such transfers; and (iii) complies with the form of instruction to Account Bank set out in Schedule 18.

1.2	Payments to be made out of Singapore (for the Offshore Account Bank) and Indonesia (for the Onshore Account Bank) only

All payments out of the Accounts shall be made by the Account Banks in Singapore (for the Offshore Account Bank) and Indonesia (for the Onshore Account Bank) only and the Account Banks are not permitted to make any payments out of the Accounts in any other jurisdiction for any reason whatsoever.

1.3	Conflicting instructions

In the case of any conflict between any instructions given to an Account Bank by the Facility Agent and any other person the instructions of the Facility Agent will prevail.

1.4	No overdraft, insufficient moneys

Amounts shall only be withdrawn from the Project Accounts to the extent such withdrawal does not cause the Project Accounts to have a negative balance and the Account Banks shall not have any obligation to monitor the Project Accounts for this purpose or incur any liability whatsoever from any non-distribution in such circumstances.

1.5	Authorised signatories, call-back contacts

Each of the Facility Agent and the Borrower shall provide a list of authorised signatories and call-back contacts to each Account Bank on or prior to the first Utilisation. Each of the Facility Agent and the Borrower undertakes to give each Account Bank five (5) clear Business Days’ notice in writing of any amendment to their authorised signatories or call-back contacts.

2	Reliance and Assumptions by Account Banks

2.1	Right to rely on communications

Each of the Account Banks may rely on:

(a)	any communication or document reasonably believed by it to be genuine (even if such communication or document is later reversed, modified, set aside or vacated); and/or

(b)	any document of any kind prima facie properly executed and submitted by any person whom the relevant Account Bank has reasonable grounds to believe is entitled to execute and submit such document in relation to any matter arising under or in connection with this Agreement (even if such document is later reversed, modified, set aside or vacated).

2.2	Right to consult and rely on professional advisers

Each of the Account Banks may, at the reasonable expense of the Borrower, consult legal counsel or professional advisers over any question as to the provisions of this Agreement, its rights, obligations and/or its duties. Each of the Account Banks may rely on and act pursuant to the advice of its counsel or other professional advisers with respect to any matter (whether or not contentious) relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

2.3	Right to assume no breach of obligations under the Account Agreement

Each of the Account Banks can assume that no other party to this Agreement is in breach of its obligations hereunder unless the relevant Account Bank has actual notice to the contrary in its capacity as account bank.

2.4	Right to assume all conditions to payment met

Each of the Account Banks may assume that all conditions for the making of any payment out of the amounts standing to the credit of the Project Accounts held with it which are specified in any instruction from the Borrower, the Issuing Bank or the Facility Agent have been satisfied, unless the relevant Account Bank has actual notice to the contrary in its capacity as account bank.

3	Expenses

3.1	Account Banks’ right of lien

The Borrower is liable for payment of any fees, expenses and other sums payable to the Account Banks pursuant to this Agreement. The Account Banks may debit any amounts due to it in respect of the operation of the relevant Project Accounts and shall be entitled to retain that proportion of the amounts standing to the credit of the Revenue Accounts (or either of them) equal to any unpaid fees and other charges due to the Account Banks (or either of them) under this Agreement (in respect of any Project Account) until all such fees and charges have been paid in full.

4	No Duty or Obligation

4.1	No implied duties or obligations

The Account Banks shall be obliged to perform only such duties as are set out in the Finance Documents and no implied duties or obligations shall be read into this Agreement against either of the Account Banks.

4.2	No duty or obligation greater than that owed to general banking customers

Neither of the Account Banks shall be under any duty or obligation to give the amounts held by it hereunder any greater degree of care than it gives to amounts held for its general banking customers.

4.3	No duty or obligation to make payments

Neither of the Account Banks shall be obliged to make any payment or otherwise to act on any request or instruction notified to it under this Agreement if:

(a)	it is unable to verify any signature pursuant to any request or instruction against the specimen signature provided for the relevant authorised signatory; or

(b)	it is unable to validate the authenticity of the request by telephoning a call-back contact as provided to it pursuant to paragraph 1.4 above; or

(c)	if, in the relevant Account Bank’s reasonable opinion, it conflicts with any provision of this Agreement or otherwise does not comply with the requirements of this Agreement.

4.4	No duty or obligation to ensure accuracy of any communication

Neither of the Account Banks is under no duty or obligation to ensure that any certificate, consent, notice, instruction or other communication which is or appears to be given by the Facility Agent in accordance with this Agreement is accurate, correct or duly authorised and shall be entitled to act in reliance without further enquiry upon any such certificate, consent, notice, instruction or other communication and shall not be under any duty or obligation to verify the accuracy or correctness of any statements made therein (even if such certificate, consent, notice, instruction or other communication is later reversed, modified, set aside or vacated).

4.5	No duty or obligation to take any action which may be illegal

Notwithstanding any other provision of any Finance Document to the contrary, neither of the Account Banks is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law and neither of the Account Banks shall be liable for any failure to carry out any or all of its obligations under this Agreement where performance of any such duty or obligation would be in breach of any law or other regulation.

4.6	No duty to be bound by terms of settlement without consent

In the event that the terms of a settlement of any dispute involving the Borrower results in an increase, extension, modification or other variation of the duties, obligations or liabilities of either Account Bank contemplated by this Agreement, then such variation shall only be effective where, and to the extent, the relevant Account Bank has given its written consent to be bound thereby.

4.7	No duty or obligation to ensure that funds used for proper purpose

Neither of the Account Banks is under a duty or obligation to ensure that any funds withdrawn from the Project Accounts are actually applied for the purpose for which they are withdrawn.

5	Limitation of Liability

5.1	General exclusion of liability

Neither of the Account Banks shall be liable to any person or entity for any loss, liability, claim, action, damages or expenses arising out of or in connection with anything done or omitted to be done by it pursuant to and in accordance with the provisions of this Agreement save as are caused by its own gross negligence or wilful misconduct.

5.2	No liability where withdrawal wrongly made in good faith

Neither of the Account Banks is responsible or liable to the Borrower or the Contractors for any withdrawal wrongly made, if the relevant Account Bank acted in good faith in relation to that withdrawal.

5.3	No liability for consequential loss, etc.

Notwithstanding the foregoing, under no circumstances will either of the Account Banks be liable to any party whether in contract, tort or otherwise, for any consequential loss (including, but not limited to, loss of business, goodwill, opportunity or profit) even if advised of the possibility of such loss or damage.

5.4	No liability for events of force majeure

In no event shall either of the Account Banks be liable for any Losses suffered due to a Force Majeure event (as each such expression is defined below).

Losses means any losses, damages, demands, claims, liabilities, costs (including legal costs) and expenses of any kind (including any direct, indirect or consequential losses, loss of profit, loss of goodwill and loss of reputation) whether or not they were foreseeable or likely to occur.

Force Majeure means any:

(a)	flood, storm, earthquake or other natural event;

(b)	war, hostilities, terrorism, revolution, riot or civil disorder;

(c)	strike, lockout or other industrial action;

(d)	change in any law or any change in the interpretation or enforcement of any law;

(e)	act or order of any Authority;

(f)	order of any court or other judicial body;

(g)	restriction or impending restriction on the availability, convertibility, credit or transferability of any currency;

(h)	computer system malfunction or failure (regardless of cause) or any third party interference with a computer system;

(i)	error, failure, interruption, delay or non-availability of any goods or services supplied to the Borrower or the relevant Account Bank by a third party; or

(j)	other circumstance beyond the reasonable control of the relevant Account Bank.

6	Indemnity

The Borrower (and, to the extent that the relevant Account Bank has not been reimbursed by the Borrower pursuant to a Finance Document, the Lenders) shall indemnify and keep indemnified each of the Account Banks and its directors, officers, agents and employees (each an Indemnified Party) and hold each of them harmless from and against any and all losses, liabilities, claims, charges, actions, demands, damages, fees, costs and expenses (including, without limitation, fees and disbursements of the Indemnified Party’s counsel) arising out of or in connection with (a) its appointment as an Account Bank under, and its performance of, the Finance Documents including, but not limited to, the reliance by such Account Bank on any instruction, and (b) the exercise of its rights and powers as an Account Bank under, or the enforcement of any provision of, the Finance Documents, save as are caused by its (or their) own gross negligence or wilful misconduct. The indemnities in this paragraph 7 shall survive the termination of this Agreement, or the resignation or removal of the relevant Account Bank.

7	Disclosure and Publicity

7.1	Publicity

No material in any language which mentions either of the Account Bank’s names or the rights, powers or duties of the Account Banks may be issued by either of the other Parties or on their behalf without the prior written consent of the relevant Account Bank.

8	Resignation of Account Banks

8.1	Account Banks’ right of resignation

An Account Bank may resign and be discharged from its duties or obligations under this Agreement at any time by giving sixty (60) Business Days’ notice in writing of such resignation.

8.2	Procedure for nominating replacement Account Bank

The Borrower and the Facility Agent will within 15 Business Days of receipt of the relevant Account Bank’s resignation notice, jointly nominate and inform the relevant Account Bank in writing of a replacement Account Bank (together with details of the accounts into which the funds standing to the credit of the Project Accounts will be transferred). If the relevant Account Bank does not receive any nomination notice within such period, such Account Bank will nominate another bank or financial institution of international standing and repute before resigning and being discharged from its duties and obligations under this Agreement and any such nomination and resulting appointment of a replacement Account Bank will be binding upon the Parties. The Parties will forthwith take all necessary steps to novate this Agreement to the replacement Account Bank, discharge the relevant Account Bank from its obligations under this Agreement and make such other changes to this Agreement and the other Finance Documents (including entering into replacement Account Security) as shall be required to reflect the replacement of the relevant Account Bank.

8.3	Fees and expenses relating to replacement of Account Banks

The Borrower will pay to the relevant Account Bank any fees due and owing to such Account Bank, plus any costs and expenses such Account Bank and the other Finance Parties will reasonably incur in connection with the transfer of the Project Accounts to the replacement account bank and the novation of, and amendments to, the Finance Documents referred to in paragraph 8.2 above. No compensation or fees paid to the relevant Account Bank hereunder will be refundable notwithstanding the resignation, replacement or other termination of the appointment of such Account Bank for any reason whatsoever.

9	Termination

No later than thirty (30) days after the expiry of the Facility Period, the agreement contained in this Schedule 19 (Account Bank provisions) will automatically terminate and the Project Accounts will automatically be closed, provided that the Account Banks shall first transfer any balance standing to the credit of the Project Accounts to the order of the Borrower.

10	Governing Law

Notwithstanding that this Agreement is governed by English law, any deposits standing to the credit of the Project Accounts from time to time and all payments out of the Project Accounts are governed by the prevailing laws in effect in Singapore in the case of the Project Accounts with the Offshore Account Bank and Indonesia in the case of the Project Accounts with the Onshore Account Bank.

11	Miscellaneous

11.1	Monies held as banker; no trust

It is hereby acknowledged that all monies held by each Account Bank under the Finance Documents are held by it as banker. Nothing, whether by reason of any matter or thing contained in this Agreement or otherwise, constitutes either Account Bank or any of its officers, employees, partners, servants or agents as a trustee or fiduciary of any other person.

11.2	Succession and merger

Any legal entity into which either Account Bank is merged or converted or any legal entity resulting from any merger or conversion to which either Account Bank is a party shall, to the extent permitted by applicable law, be the successor to the relevant Account Bank without any further formality.

11.3	Ability to engage in other business; waiver of conflict

Each of the Borrower, the Facility Agent and the Security Agent acknowledges and agrees that (without objection), (1) each Account Bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking or other business and provide a broad range of financial services (including without limitation funding or advisory services and trading in debt and equity securities, both for its own account and the account of any client of the relevant Account Bank or of its Affiliates), (ii) each Account Bank may act in different capacities in relation to the transactions contemplated by the Finance Documents or otherwise, including as Facility Agent, Security Agent, Mandated Lead Arranger, Lender and Hedging Bank; and (iii) may, during the course of the contemplated transactions hereof or otherwise, be engaged in transactions and services with clients who may have conflicting interests to the Borrower, the Facility Agent and the Security Agent and/or other parties involved in the transactions contemplated in the Finance Documents.

11.4	Not required to risk own funds

Neither of the Account Banks shall be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or the exercise of any right, power or authority hereunder

SIGNATURES

THE BORROWER

PT HOEGH LNG LAMPUNG

By:	ILLEGIBLE SIGNATURE

THE FACILITY AGENT
Standard Chartered Bank

By:	/s/ PAUL THOMPSON

Paul Thompson
Director, Agency UK/Europe
Standard Chartered Bank

THE SECURITY AGENT
Standard Chartered Bank

By:	/s/ PAUL THOMPSON

Paul Thompson
Director, Agency UK/Europe
Standard Chartered Bank

THE K-SURE AGENT
Standard Chartered Bank

By:	/s/ PAUL THOMPSON

Paul Thompson
Director, Agency UK/Europe
Standard Chartered Bank

THE OFFSHORE ACCOUNT BANK Standard Chartered Bank

By:	/s/ SUMIT AGGARWAL	SUMIT AGGARWAL
Managing Director
Regional Head of Transaction Banking South East Asia

THE ONSHORE ACCOUNT BANK

Standard Chartered Bank, Jakarta Branch

By:	/s/ ADJI WIBOWO

Adji Wibowo

Country Head, Transaction Banking

THE ORIGINAL ISSUING BANK Standard Chartered Bank

SUMIT AGGARWAL
By:	/s/ SUMIT AGGARWAL	Managing Director
Regional Head of Transaction Banking South East Asia

THE HEDGING BANKS

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:	/s/ YASUO MATSUYAMA

Yasuo Matsuyama

Deputy General Manager

Standard Chartered Bank

By:	/s/ CONOR MCCOOLE

Conor McCoole
Managing Director, Head of Project Finance, Asia

DBS Bank Ltd

By:	/s/ SUNITA DANANI

Sunita Danani
Senior Vice President

Korea Development Bank

By:	Kim, Chang Kyun
Head F/X Derivatives Products Unit
Trading Center

/s/ KIM, CHANG KYUN

The Oversea-Chinese Banking Corporation Limited
By:

/s/ GEORGE LEE

GEORGE LEE
HEAD
GLOBAL CORPORATE BANKING

THE COMMERCIAL LENDERS

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:	/s/ YASUO MATSUYAMA

Yasuo Matsuyama

Deputy General Manager

Standard Chartered Bank

By:	/s/ CONOR MCCOOLE

Conor McCoole
Managing Director, Head of Project Finance, Asia

DBS Bank Ltd

By:	/s/ SUNITA DANANI

Sunita Danani
Senior Vice President

Korea Development Bank

Mr. Jeongeun Lee
By:	General Manager
Project Finance Department II

/s/ JEONGEUN LEE

The Oversea-Chinese Banking Corporation Limited
By:

/s/ GEORGE LEE

GEORGE LEE
HEAD
GLOBAL CORPORATE BANKING

THE K-SURE LENDERS

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:	/s/ YASUO MATSUYAMA

Yasuo Matsuyama

Deputy General Manager

Standard Chartered Bank

By:	/s/ CONOR MCCOOLE

Conor McCoole
Managing Director, Head of Project Finance, Asia

DBS Bank Ltd

By:	/s/ SUNITA DANANI

Sunita Danani
Senior Vice President

Korea Development Bank

Mr. Jeongeun Lee
By:	General Manager
Project Finance Department II

/s/ JEONGEUN LEE

The Oversea-Chinese Banking Corporation Limited
By:

/s/ GEORGE LEE

GEORGE LEE
HEAD
GLOBAL CORPORATE BANKING

THE LC LENDERS

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:	/s/ YASUO MATSUYAMA

Yasuo Matsuyama

Deputy General Manager

Standard Chartered Bank

By:	/s/ SUMIT AGGARWAL

SUMIT AGGARWAL
Managing Director
Regional Head of Transaction Banking
South East Asia

DBS Bank Ltd

By:	/s/ SUNITA DANANI

Sunita Danani
Senior Vice President

Korea Development Bank

Mr. Jeongeun Lee
By:	General Manager
Project Finance Department II

/s/ JEONGEUN LEE

The Oversea-Chinese Banking Corporation Limited
By:

/s/ GEORGE LEE

GEORGE LEE
HEAD
GLOBAL CORPORATE BANKING

THE MANDATED LEAD ARRANGERS

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:	/s/ YASUO MATSUYAMA

Yasuo Matsuyama

Deputy General Manager

Standard Chartered Bank

By:	/s/ CONOR MCCOOLE

Conor McCoole
Managing Director, Head of Project Finance, Asia

DBS Bank Ltd

By:	/s/ SUNITA DANANI

Sunita Danani
Senior Vice President

Korea Development Bank

Mr. Jeongeun Lee
By:	General Manager
Project Finance Department II

/s/ JEONGEUN LEE

The Oversea-Chinese Banking Corporation Limited
By:

/s/ GEORGE LEE

GEORGE LEE
HEAD
GLOBAL CORPORATE BANKING